EXHIBIT 4.3.2

          AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT,
        amending and restating Participation Agreement,
                   dated as of March 1, 1994
                             among

               SMITH'S FOOD & DRUG CENTERS, INC.,
                           as Lessee,

                   PMCC LEASING CORPORATION,
                      as Owner Participant

               PHILIP MORRIS CAPITAL CORPORATION,
                  as Owner Participant Parent,

      STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT,
                     NATIONAL ASSOCIATION,
 a national banking association, not in its individual capacity except as expressly stated herein, but solely as Connecticut Trustee,

       STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA,
                     NATIONAL ASSOCIATION,
 a national banking association, not in its individual capacity except as expressly stated herein, but solely as Owner Trustee,

             CALIFORNIA-RELCO LIMITED PARTNERSHIP,
                  as Remainderman Participant,

          CALIFORNIA-RELCO LIMITED PARTNERSHIP TRUST,
                   a Delaware business trust,
                        as Remainderman,

                   WILMINGTON TRUST COMPANY,
a Delaware banking corporation, not in its individual capacity except as expressly stated herein, but solely as Remainderman Trustee, Indenture Trustee and Pass Through Trustee,

                              and

          BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                     as Initial Noteholder
                   _________________________

               SMITH'S FOOD & DRUG CENTERS, INC.
                  Leveraged Lease of Eight (8)
                    Food and Drug Stores and
                  One (1) Distribution Center
           AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT


          AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT, amending and restating that certain Participation Agreement dated as of March 1, 1994, (this "Agreement") among Smith's Food & Drug Centers, Inc., a Delaware corporation, as Lessee; PMCC Leasing Corporation, a Delaware corporation, as Owner Participant; Philip Morris Capital Corporation, a Delaware corporation, as Owner Participant Parent; State Street Bank and Trust Company of Connecticut, National Association, a national banking association, not in its individual capacity except as expressly stated herein, but solely as Connecticut Trustee; State Street Bank and Trust Company of California, National Association, a national banking association, not in its individual capacity except as expressly stated herein, but solely as Owner Trustee; California-Relco Limited Partnership, as the Remainderman Participant; California-Relco Limited Partnership Trust, a Delaware business trust, as the Remainderman; Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity except as expressly stated herein, but solely as the Remainderman Trustee; Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity except as expressly stated herein, but solely as Indenture Trustee; Bank of America National Trust and Savings Association, a national banking association, as the Initial Noteholder; and Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity except as expressly stated herein, but solely as Pass Through Trustee.

          WHEREAS, the parties hereto, other than the Connecticut trustee have entered into the Participation Agreement dated as of December 21, 1993 (the "Original Participation Agreement");

          WHEREAS, concurrently with the execution and delivery of the Original Participation Agreement, the Owner Participant and the Owner Trustee have entered into the Trust Agreement for the purpose of creating the Trust, and pursuant to which the Owner Trustee, acting as trustee for the benefit of the Owner Participant, is authorized, among other things, on the terms and subject to the conditions set forth herein and in the Trust Agreement, to (i) acquire and hold the Trust Estate under the Trust Agreement for the use and benefit of the Owner Participant; (ii) accept as a contribution from the Owner Participant a portion of the Lessor Purchase Price for the Improvements on, and the Estate for Years in, the respective Properties; (iii) execute, issue and deliver on the Closing Date the Series J Notes to the Initial Noteholder in order to finance the balance of the Lessor Purchase Price; (iv) purchase the Improvements on, and the Estates for Years in, the respective Properties from the Lessee by paying on the Closing Date the Lessor Purchase Price for such Improvements and Estates for Years; (v) acquire the Option from the Remainderman pursuant to the Option Agreement by paying the Option Amount; (vi) enter into the Out Parcel Agreement with the Lessee, the Remainderman and the Indenture Trustee providing for the reconveyance of certain out parcels to the Lessee; and (vii) on the Debt Refinancing Date, subject to Section 2.6, execute, issue and deliver the Refinancing Notes to the Pass Through Trustee in order to refinance the Series J Notes;

          WHEREAS, concurrently with the execution and delivery of the Original Participation Agreement, the Remainderman Participant and the Remainderman Trustee have entered into the Remainderman Trust Agreement for the purpose of creating the Remainderman Trust and pursuant to which the Remainderman Trustee, acting for the benefit of the Remainderman Participant, is authorized, among other things, on the terms and subject to the conditions set forth herein and in the Remainderman Trust Agreement, to
(i) acquire and hold the Remainderman Trust Estate under the Remainderman Trust Agreement for the use and benefit of the Remainderman Participant;
(ii) accept as a contribution from the Remainderman Participant the Remainderman Purchase Price for the remainder interest in the respective Properties subject to the Estate for Years held by the Owner Trustee (each, a "Remainderman Interest" and collectively, the "Remainderman Interests");
(iii) purchase the Remainderman Interests from the Lessee by paying on the Closing Date the Remainderman Purchase Price for the Remainderman Interests; (iv) enter into the Option Agreement with the Owner Trustee and grant the Owner Trustee the Option; and (v) enter into the Out Parcel Agreement with the Lessee, the Owner Trustee and the Indenture Trustee providing for the reconveyance of certain out parcels to the Lessee;

          WHEREAS, on the Closing Date, the Lessee has sold (i) the Improvements and Estates for Years to the Owner Trustee against the receipt of the Lessor Purchase Price and (ii) the Remainderman Interests to the Remainderman against receipt of the Remainderman Purchase Price;

          WHEREAS, on the Closing Date, the Lessee has leased the Improvements and Estates for Years from the Owner Trustee on the terms and subject to the conditions set forth in the Related Leases;

          WHEREAS, on the Closing Date, the Owner Trustee and the Indenture Trustee have entered into the Indenture and the First Supplemental Indentures pursuant to which the Owner Trustee has authorized and issued the Series J Notes to the Initial Noteholder, with interest at the rates provided therein, the proceeds of which have been used on the Closing Date to finance a portion of the Lessor Purchase Price of the Improvements and Estates for Years and has granted security to the Indenture Trustee for the benefit of the Noteholders and the Indenture Trustee has authenticated the Series J Notes on the terms and subject to the conditions set forth in this Agreement, the Indenture and the First Supplemental Indentures;

          WHEREAS, on the Closing Date, the Lessee and the Pass Through Trustee have entered into the Pass Through Trust Agreement and, on the Debt Refinancing Date, will enter into separate Pass Through Trust Supplements, whereby separate Pass Through Trusts shall be created pursuant to which the Pass Through Trustee will issue Pass Through Certificates to investors in a public offering thereof registered under the Securities Act (the "Pass Through Investors") and shall use the funds received pursuant to the sale of such Pass Through Certificates to purchase the Refinancing Notes from the Owner Trustee;

          WHEREAS, on the Closing Date, the Owner Participant Parent has entered into the Owner Participant Parent Guaranty whereby the Owner Participant Parent will guarantee the obligations of the Owner Participant hereunder and under the other Transaction Documents to which it is a party;

          WHEREAS, the Lessee, the Owner Trustee and the Remainderman have entered into the Tripartite Agreement;

          WHEREAS, the Lessee and the Owner Participant will enter into a Tax Indemnification Agreement whereby the Lessee has agreed to indemnify the Owner Participant against certain tax liabilities;

          WHEREAS, concurrently with the execution and delivery of this Owner Participant and the Connecticut Trustee have entered into the Connecticut Trust Agreement for the purpose of creating the Connecticut Trust, and pursuant to which the Connecticut Trustee, acting as trustee for the benefit of the Owner Participant, is authorized, among other things, on the terms and subject to the conditions set forth herein and in the Connecticut Trust Agreement, to (i) acquire and hold the Connecticut Trust Estate under the Connecticut Trust Agreement for the use and benefit of the Owner Participant; (ii) enter into the Beneficial Interest Transfer Agreement and the Amendment No. 1 to Trust Agreement; and (iii) accept a contribution from the Owner Participant which it shall further contribute to the Owner Trustee as a portion of the Lessor Purchase Price for the Improvements on, and the Estate for Years in, the Property H and Property I;

          WHEREAS, concurrently with the execution of this Agreement, the Owner Participant and the Connecticut Trustee are entering into the Beneficial Interest Transfer Agreement, pursuant to which the Owner Participant will transfer its beneficial interest in and to the Trust Agreement with the Owner Trustee and the Trust created thereby to the Connecticut Trustee in order to satisfy certain conditions necessary to effect the Debt Refinancing;

          WHEREAS, concurrently with the execution of this Agreement, the Connecticut Trustee and the Owner Trustee are entering into the Amendment No. 1 to the Trust Agreement;

          WHEREAS, pursuant to the Trust Agreement, the Owner Trustee, acting as trustee for the benefit of the Connecticut Trustee, is authorized, among other things, on the terms and subject to the conditions set forth herein and in the Trust Agreement, on the Debt Refinancing Date, to (i) accept as a contribution from the Connecticut Trustee a portion of the Lessor Purchase Price for the Improvements on and the Estate for Years in Property H and any Property I; (ii) execute, issue and deliver the Notes in respect of Property H and Property I to the Pass Through Trustee in order to finance the balance of the Lessor Purchase Price for the Related Lessor Interest; (iii) purchase the Improvements and the Estate for Years in respect of Property H and Property I from the Lessee by paying on the Debt Refinancing Date the Lessor Purchase Price for the Related Lessor Interest; and (iv) acquire the [Subsequent] Option from the Remainderman pursuant to the [Subsequent] Option Agreement;

          WHEREAS, pursuant to the Remainderman Trust Agreement, the Remainderman Trustee, acting as trustee for the benefit of the Remainderman Participant, is authorized, among other things, on the terms and subject to the conditions set forth herein and in the Remainderman Trust Agreement, on the Debt Refinancing Date, to (i) accept as a contribution from the Remainderman Participant the Remainderman Purchase Price for the Remainderman Interest in Property H and Property I; (ii) purchase the Remainderman Interest in respect of Property H and any Property I from the Lessee by paying on the Debt Refinancing Date the Remainderman Purchase Price for the Related Remainderman Interest; and (iii) enter into the [Subsequent] Option Agreement with the Owner Trustee granting the Owner Trustee the Related [Subsequent] Option;

          WHEREAS, the Lessee desires to sell on the Debt Refinancing Date
(i) the Improvements and Estate for Years in respect of Property H and any Property I to the Owner Trustee against the receipt of the Related Lessor Purchase Price and (ii) the Related Remainderman Interest to the Remainderman against receipt of the Related Remainderman Purchase Price;

          WHEREAS, the Lessee desires to lease on the Debt Refinancing Date the Improvements and Estate for Years in respect of Property H and any Property I from the Owner Trustee on the terms and subject to the conditions set forth in the Related Lease;

          WHEREAS, on the Debt Refinancing Date, the Owner Trustee and the Indenture Trustee shall, subject to the conditions set forth herein, enter into Supplemental Indentures pursuant to which the Owner Trustee will authorize and issue the Notes in respect of Property H and Property I to the Pass Through Trustee, with interest at the rates provided therein, the proceeds of which shall be used on the Debt Refinancing Date to finance a portion of the Lessor Purchase Price of the Improvements and Estate for Years in respect of Property H and Property I and grant security to the Indenture Trustee for the benefit of the Noteholders and the Indenture Trustee will authenticate the Notes in respect of Property H and Property I on the terms and subject to the conditions set forth in this Agreement, the Indenture and the Related Supplemental Indentures;

          WHEREAS, on the Debt Refinancing Date, the Owner Trustee and the Indenture Trustee will enter into Supplemental Indentures pursuant to which the Owner Trustee will authorize and issue the Refinancing Notes to the Pass Through Trustee for the benefit of the Pass Through Trusts, with interest at the rates provided therein, the proceeds of which shall be used to refinance the Series J Notes and the Indenture Trustee will authenticate such Refinancing Notes on the terms and subject to the conditions set forth in this Agreement, the Indenture and the Related Supplemental Indentures;

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto covenant and agree that the Original Participation Agreement (including Appendix A thereto) shall be amended and restated in its entirety to read as follows:


                           ARTICLE I

                          DEFINITIONS

          For purposes of this Agreement, capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in Appendix A hereto, and the rules of usage set forth in Appendix A shall apply thereto. As used herein, the term "parties" means, collectively, the Lessee, the Owner Participant, the Owner Participant Parent, the Connecticut Trustee, the Owner Trustee, the Remainderman Trustee, the Remainderman, the Remainderman Participant, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee.


                           ARTICLE II

     PARTICIPATION IN THE SALE AND LEASE OF THE PROPERTIES

          Section 2.1 Participation and Funding on the Closing Date.

               (a) Participation by the Owner Participant and the Remainderman Participant. Subject to the satisfaction or waiver of the conditions set forth in Section 3.1 of this Agreement, on the Closing Date,
(1) the Owner Participant shall participate in the payment of (A) the Lessor Purchase Price for the Improvements and the Estates for Years by making an equity investment (the "Investment") in the beneficial ownership of such Improvements and Estates for Years in an amount equal to the product of the Owner Participant's Percentage and the Lessor Purchase Price and (B) the Option Amount (the "Investment Amount"), and (2) the Remainderman Participant shall participate in the payment of the Remainderman Purchase Price of the Remainderman Interests by making an equity investment (the "Remainderman Investment") in the beneficial ownership of the Remainderman Interests in an amount equal to the Remainderman Purchase Price for the Remainderman Interests (the "Remainderman Investment Amount").

               (b) Participation by the Initial Noteholder. Subject to the satisfaction or waiver of the conditions set forth in Section 3.1 of this Agreement, on the Closing Date, the Initial Noteholder shall purchase from the Owner Trustee, and the Owner Trustee shall issue to the Initial Noteholder, the Series J Notes having the maturity, principal amount and interest rate set forth in the First Supplemental Indentures (the "Debt Financing") for a purchase price equal to the product of the Debt Percentage and the Lessor Purchase Price for the Improvements and Estates for Years (the "Debt Financing Amount"), which Debt Financing Amount shall be set forth in the First Supplemental Indentures.

               (c) Funding to the Owner Trustee. Subject to the satisfaction or waiver of the conditions set forth in Section 3.1 of this Agreement, at or before 10:00 a.m., New York City time, on the Closing Date, (i) the Owner Participant shall pay the Investment Amount and (ii) the Initial Noteholder shall pay the Debt Financing Amount, each in immediately available funds, by wire transfer to the Owner Trustee's account at State Street Bank and Trust Company, Boston, MA, ABA #011000028 Account #99003147, Atten: Hartford Group, Reference: Smith's Food, or to such other account of the Owner Trustee as the Owner Trustee may specify in writing to the parties hereto at least one Business Day prior to the Closing Date, to be held in trust by the Owner Trustee for the benefit of each of the Owner Participant and the Initial Noteholder, respectively (and not as a part of the Trust Estate) or, with the agreement of the Lessee, certified or official bank check or checks payable to the order of the Lessee.

               (d) Funding to the Lessee and the Remainderman. (1) Upon receipt by the Owner Trustee of (i) the Investment Amount and (ii) the Debt Financing Amount, at or before 10:00 a.m. New York City time on the Closing Date, (x) the Owner Trustee shall pay (by wire transfer) to the Lessee at its account as specified by the Lessee in the Notice of Closing an amount equal to 100% of the Lessor Purchase Price for the Improvements and Estates for Years in immediately available funds and, (y) simultaneously therewith and pursuant to the respective Deeds, the Lessee shall transfer title to all of its right, title and interest in and to the Improvements and Estates for Years to the Owner Trustee and the Owner Trustee shall take title to, and accept delivery of, the Related Improvements and Estates for Years.

                   (2) (A) The Owner Trustee shall pay the Option Amount to the Remainderman and the Remainderman Participant shall pay the Remainderman Investment Amount to the Remainderman and (B) upon receipt by the Remainderman of the Option Amount and the Remainderman Investment Amount at or before 10:00 a.m. New York City time of the Closing Date,
(i) the Remainderman shall pay (by wire transfer) to the Lessee at its account specified by the Lessee in the Notice of Closing an amount equal to 100% of the Remainderman Purchase Price for the Remainderman Interests in immediately available funds, (ii) simultaneously therewith and pursuant to the Related Remainderman Interest Deeds, the Lessee shall transfer all of its right, title and interest in and to the Remainderman Interests to the Remainderman and the Remainderman shall take title to, and accept delivery of, the Related Remainderman Interests and (iii) the Remainderman shall grant the Option to the Owner Trustee pursuant to the Option Agreement.

          Section 2.2 Time and Place of Closing. The Closing Date shall be December 29, 1993, or such other Business Day on or prior to December 31, 1993 as the Lessee may select. At least two Business Days prior to the Closing Date, the Lessee shall deliver the Notice of Closing to the Owner Participant, the Owner Trustee, the Remainderman, the Remainderman Participant, the Indenture Trustee and the Initial Noteholder specifying, among other things, the Closing Date. The Closing shall commence at 10:00 am., New York City time, on the Closing Date, at the offices of Kelley Drye & Warren, 101 Park Avenue, New York, New York 10178 or at such other place as the parties may agree upon in writing.

          Section 2.3 Instructions to the Owner Trustee and the Remainderman. (a) The Owner Participant agrees that the payment by the Owner Participant of its Investment Amount for the Improvements and Estates for Years in accordance with the terms of Section 2.1(a)(1) hereof shall constitute, without further act, the authorization and direction by the Owner Participant to the Owner Trustee to take the actions specified in
Section 4.1 of the Trust Agreement upon the terms and conditions set forth in the Trust Agreement; and (b) the Remainderman Participant agrees that the payment by the Remainderman Participant of its Remainderman Investment Amount for the Remainderman Interests in accordance with the terms of
Section 2.1(a)(2) hereof shall constitute, without further act, the authorization and direction by the Remainderman Participant to the Remainderman Trustee to take the actions specified in Section 4.1 of the Remainderman Trust Agreement upon the terms and conditions set forth in the Remainderman Trust Agreement.

          Section 2.4 Transactions to Occur on the Closing. Subject to the provisions of Section 2.13 of the Indenture and Article III hereof, on the Closing Date,

               (a) the Lessee (i) by executing and delivering the Deeds and Remainderman Interest Deeds, shall grant, convey, assign, set over, sell and deliver to the Owner Trustee and the Remainderman all its right, title and interest in and to the Improvements and the Estates for Years and the Remainderman Interests, respectively; (ii) by executing and delivering the Leases, shall lease each of the Improvements and the Estates for Years;
(iii) by executing and delivering the Tax Indemnification Agreement, shall agree to indemnify the Owner Participant against certain tax liabilities; and (iv) by executing and delivering the Pass Through Trust Agreement shall facilitate the issuance of the Pass Through Certificates to be issued on the Debt Refinancing Date;

               (b) the Owner Trustee by (i) executing and delivering the Indenture and the First Supplemental Indentures shall grant security for the Series J Notes, (ii) shall create, issue and, after authentication thereof by the Indenture Trustee, sell and deliver the Series J Notes to the Initial Noteholder, against payment of a purchase price equal to the Debt Financing Amount, and (iii) with the proceeds of the sale of the Series J Notes and of the Investment shall purchase all right, title and interest of the Lessee in and to the Improvements and the Estates for Years against delivery by the Lessee of the Deeds and the Option against delivery by the Remainderman of an executed original of the Option Agreement;

               (c) the Indenture Trustee shall execute and deliver the Indenture and the First Supplemental Indentures and shall authenticate the Series J Notes;

               (d) the Lessee and the Pass Through Trustee shall enter into the Pass Through Trust Agreement;

               (e) the Owner Participant shall make the Investment, authorize and direct the Owner Trustee to take the actions specified in clause (b) above and shall execute and deliver the Tax Indemnification Agreement;

               (f) the Owner Participant Parent shall execute and deliver the Owner Participant Parent Guaranty;

               (g) (i) the Remainderman Participant shall make the Remainderman Investment and authorize and direct the Remainderman Trustee to purchase the Remainderman Interests and grant the Option and (ii) the Remainderman shall purchase all right, title and interest of the Lessee in and to the Remainderman Interests against delivery by the Lessee of the Remainderman Interest Deeds and shall grant the Option pursuant to the Option Agreement;

               (h) the Owner Trustee, the Remainderman and the Lessee shall execute and deliver the Tripartite Agreement;

               (i) the Owner Trustee, by executing and delivering each Lease, shall lease the Improvements and Estates for Years to the Lessee; and

               (j) the Lessee, the Owner Trustee, the Remainderman and the Indenture Trustee shall execute and deliver the Out Parcel Agreement.

          Section 2.5  Refunding.

               (a) Refunding of Notes. The Owner Participant, the Owner Trustee and the Lessee each acknowledge that, so long as the Owner Participant's Net Economic Return is preserved, it is in their best interests to effect a reduction in the amounts of the installments of Basic Rent payable by the Lessee during the Basic Term. Subject to Article VI of the Indenture, if a Qualified Investment Banking Firm delivers a written report to the Owner Participant and the Lessee stating that in its reasonable judgment, based upon the Lessee's credit quality, the prevailing interest rates for long-term debt, market conditions and prepayment penalties or Premium, if any, of the Notes, the redemption of either (1) all of the Outstanding Notes related to a Property or (2) all of the Notes held in a particular Pass Through Trust and the issuance of Refunding Notes in replacement therefor will be cost effective, then the Owner Participant may, or if the Lessee shall have so requested, shall, cause the Owner Trustee to effect a refunding of all the Outstanding Notes (or any particular series or subseries thereof) with the proceeds of Refunding Notes; provided that such refunding shall be subject to the fulfillment, on or before the Refunding Date, of the conditions set forth below and in
Section 2.5(e), and that no refunding pursuant to this Section 2.5(a) shall occur if two refundings pursuant to this Section 2.5(a) shall have occurred (unless the Owner Participant shall have otherwise consented in writing). Prior to the commencement of any refunding pursuant to this Section 2.5(a), the Owner Participant must have received a written consent from the Lessee stating that it approves of all of the terms and conditions of the proposed refunding. The Debt Refinancing and the alternate refinancing pursuant to
Section 2.7 shall not constitute a refunding of Notes under this
Section 2.5.

               (b) Refunding Proceeds. On the Refunding Date, if the provisions of this Section have been satisfied or waived by the party for whose benefit such provisions are included, then, subject to the terms and conditions of the Indenture, the Refunding Notes shall be issued in one or more series or subseries by the Owner Trustee and authenticated by the Indenture Trustee under and pursuant to the Indenture, shall be in an aggregate principal amount (subject to Section 2.5(e)(16)) equal to the current principal amount of Notes to be refunded as of the date of such refunding plus all accrued and unpaid interest thereon plus the Transaction Expenses incurred in connection with the issuance of such Refunding Notes, shall have a weighted average life-to-maturity and final maturities meeting the requirements of the first paragraph of Section 2.5(c), shall bear interest at a fixed rate or fixed rates per annum and shall be payable as set forth in or determined under the Indenture and the Related Supplemental Indentures. The proceeds of the sale of such Refunding Notes shall be paid directly to the Indenture Trustee at the Indenture Trustee's Office in immediately available funds and applied to the redemption of the Outstanding Notes (or a particular series or subseries thereof).

               (c) Adjustments Under the Leases. In connection with any refunding of any Outstanding Notes (or a particular series or subseries thereof), a Qualified Investment Banking Firm referred to in Section 2.5(a) shall determine the number of series of Refunding Notes to be issued and the interest rate or rates applicable thereto (which shall reflect actual market conditions). Based upon such determination, such Qualified Investment Banking Firm shall determine the principal amount (in an aggregate principal amount as determined in accordance with Section 2.5(b)), the amortization schedule and the maturities of all series of Refunding Notes (provided that the Owner Trustee shall have no obligation to proceed with any such refunding if, in addition to the conditions set forth in Section 2.5(e), the aggregate weighted average life-to-maturity of the Refunding Notes immediately following the refunding varies from the remaining aggregate weighted average life-to-maturity reflected in the debt amortization schedule for the Notes to be refunded by more than six months or the final maturity of any Refunding Note is later than the original final maturity of any Note to be refunded) so as to minimize the amounts of the installments of Basic Rent payable by the Lessee during the Basic Term, while preserving the Owner Participant's Net Economic Return.

          In the case of any refunding of Outstanding Notes, the adjustment of the percentages for Basic Rent payable in respect of the period from and after the Refunding Date and amounts payable in respect of Casualty Value and Termination Value from and after the Refunding Date pursuant to Section 3 of each Lease shall be effected in such a manner as to provide to the Lessee, consistent with the requirements of Section 3 of each Lease, the net savings in interest expense accruing as a result of, and the full economic benefit of, such refunding.

               (d) Cooperation. Each of the Lessee, the Owner Trustee, the Connecticut Trustee, the Remainderman, the Indenture Trustee, the Initial Noteholder or the Pass Through Trustee, as the case may be, the Owner Participant Parent and the Owner Participant agrees that it will cooperate in connection with any refunding of Outstanding Notes and, if applicable, the Pass Through Certificates and the issuance of any Refunding Notes (which may include a public offering of pass through trust certificates or other similar securities) and that it will enter into such additional agreements and such supplements or amendments to or consents, if any, under each of the Transaction Documents as reasonably may be requested by the Owner Participant to effectuate the same; provided, however, that neither the Indenture Trustee nor the Pass Through Trustee shall be obligated to enter into any additional agreements, supplements, amendments or consents that would be contrary to the Indenture, the Pass Through Trust Agreement or the Pass Through Trust Supplements or that would adversely affect the Noteholders.

               (e) Conditions to Refunding. In addition to the limitations set forth in Sections 2.5(a) and 2.5(c), (i) the Owner Trustee shall have no obligation to proceed with any refunding or refinancing transaction as contemplated by this Section 2.5 if such transaction would adversely affect the Owner Participant's rights under the Transaction Documents or result in any augmentation of its obligations thereunder or if the documentation is not reasonably satisfactory to the Owner Participant and (ii) the obligations of the Indenture Trustee, the Owner Trustee, and the Owner Participant to participate in a refunding of any Outstanding Notes shall be subject to the fulfillment, on or before the applicable Refunding Date, of the following conditions precedent (with each instrument, document, evidence, certificate, opinion or other writing to be in form and substance reasonably satisfactory to the Indenture Trustee, the Owner Trustee and the Owner Participant):

               (1) Authentication Request, etc. The Owner Trustee shall have delivered to the Indenture Trustee an Owner Trustee Request, dated the applicable Refunding Date, authorizing and requesting the Indenture Trustee to authenticate and deliver any Refunding Notes to be issued on such date pursuant to Section 2.13 of the Indenture.

               (2) Redemption; Refunding of Notes. (A) The Outstanding Notes to be refunded shall have been called for redemption and shall be redeemable on the Refunding Date, (B) on or before the Refunding Date, the Lessee shall have paid to the Owner Trustee an amount, which amount shall be deemed to be Supplemental Rent, equal to accrued interest on the Notes to be refunded from and including the later of the date thereof and the date to which interest thereon shall have been paid to but excluding the applicable Refunding Date and Premium, if any, which amount shall have been turned over by the Owner Trustee to the Indenture Trustee to redeem the Notes to be refunded, and (C) the Owner Trustee shall have executed, and the Indenture Trustee shall have authenticated and delivered, the Refunding Notes.

               (3) No Event of Default. No Special Default, Event of Default, Indenture Default as described in Sections 8.1(a), (c) or (d) of the Indenture or Indenture Event of Default shall have occurred and be continuing, and no Event of Loss shall have occurred.

               (4) Governmental Action. The Lessee shall have obtained or caused to have been obtained and shall have delivered to the Owner Participant and the Owner Trustee copies of documents or other evidence of all Governmental Action required in connection with the issuance, authentication and sale of any Refunding Notes or any other related securities such as pass through trust certificates.

               (5) No Adverse Accounting Treatment. The Refunding Notes shall not cause the transaction effected pursuant to the respective Leases to be classified (x) by the Owner Participant as other than a leveraged lease, as defined under then current GAAP for leveraged leases and (y) by the Lessee as other than an operating lease in conformity with GAAP.

               (6) Documents. The Lessee, the Owner Participant, the Connecticut Trustee, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee each shall have received executed counterparts of such agreements, instruments and documents as are contemplated or required by this Agreement to be delivered in connection with the issuance of any Refunding Notes.

               (7) Litigation. The Owner Participant, the Indenture Trustee, the Connecticut Trustee and the Owner Trustee each shall have received an Officers' Certificate of the Lessee, dated as of the Refunding Date, to the effect that there is no action, suit or proceeding pending or, to the knowledge of the Lessee, threatened, that questions the validity or enforceability of any Refunding Notes or of any obligation of the Lessee under any of the Transaction Documents to be executed and delivered or to be amended in connection with the issuance of any Refunding Notes.

               (8) No Violation of Applicable Law. The transactions to be consummated in connection with the refunding shall not violate any Applicable Law binding upon the Lessee or any other parties hereto or relevant to the respective Properties.

               (9) Tax Consequences. In the opinion of the Owner Participant's Tax Counsel, such refunding shall not cause any adverse Federal, state or local tax consequences to the Owner Participant (other than consequences for which the Owner Participant would be indemnified by the Lessee pursuant to the terms of the Tax Indemnification Agreement, this Agreement or another written undertaking by the Lessee, if any, to indemnify the Owner Participant if the Lessee is then Investment Grade (and if the Lessee is not Investment Grade, in an amount and in a manner satisfactory to the Owner Participant in its sole discretion)).

               (10) Consents and Approvals. All consents and approvals related to the Lessee or the Properties or any party hereto required to effect the issuance of the Refunding Notes shall have been obtained.

               (11) Absence of Liens. After giving effect to the refunding, if such refunding involves less than all of the Outstanding Notes, no Lien (other than Permitted Liens) shall exist upon any of the Properties and the Owner Participant, the Indenture Trustee and the Pass Through Trustee shall have received a supplemental title insurance policy or an endorsement to the then- existing policy, in either case, insuring that the Liens of the Related Supplemental Indentures continue to constitute valid, first priority liens on the Related Indenture Estates, and Officers' Certificate of the Lessee stating that, the condition of the first clause of this Section 2.5(e)(11) has been met, which title insurance policy or endorsement and Officers' Certificate shall be sufficient for purposes of this
          Section 2.5(e)(11) to satisfy the condition set forth in this
          Section 2.5(e)(11).

               (12) Refunding Fee. With respect to any second refunding, but not to the first refunding hereunder, the Lessee shall pay to the Owner Participant $20,000 as a refunding fee.

               (13) Opinions. The Owner Participant, the Owner Trustee, the Connecticut Trustee, the Indenture Trustee and the Pass Through Trustee shall have received favorable opinions of Owner Participant's Special Counsel, Owner Trustee's Counsel, Owner Participant's Special Local Counsel, Indenture Trustee's Counsel, Lessees' Special Counsel and Pass Through Trustee's Counsel each dated the applicable Refunding Date and addressed to the Owner Participant, the Connecticut Trustee, the Owner Trustee and the Indenture Trustee, addressing such matters relating to the refunding as the Owner Participant, the Connecticut Trustee, the Owner Trustee or the Indenture Trustee may reasonably request. The Pass Through Trustee shall have received a favorable opinion of counsel reasonably satisfactory to the Pass Through Trustee to the effect that the proposed refunding does not, and cannot reasonably be expected to, make the Pass Through Trust an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               (14) Representations and Warranties. The representations and warranties of the Lessee set forth in Section 5.1(a) and, to the extent they pertain to the issuance of the Refunding Notes or to documents required to be executed or prepared (including amendments to the Transaction Documents) in connection with the Refunding Notes, the representations and warranties set forth in Sections 5.1(b), (c), (d), (e), (h), (k),
          (l), (m), (n), (p) and (q) shall be true and correct in all material respects on and as of the Refunding Date with the same effect as though made on and as of the Refunding Date, and each of the Owner Trustee, the Connecticut Trustee, the Indenture Trustee and the Owner Participant shall have received an Officers' Certificate of the Lessee, dated as of the Refunding Date, to such effect and to the effect that no Event of Default or Event of Loss is in existence, or will exist after taking into account the refunding.

               (15)     Information.  The Owner Participant, the
          Connecticut Trustee, the Owner Trustee and the Indenture Trustee shall have received such information and copies of such other documents as any of them may reasonably request in connection with the refunding.

               (16)     Maximum Principal Amount.    Notwithstanding any
          provision contained in this Section 2.5, the aggregate principal amount of such Refunding Notes as determined in accordance with applicable tax principles immediately after giving effect to such funding shall not exceed the lesser of (A) 105% of the aggregate original principal amount of the Outstanding Notes to be refunded and (B) 88% of the aggregate Lessor Purchase Price.

               (f) Notwithstanding any of the other provisions of this
Section 2.5, if any proposed refunding pursuant to this Section 2.5 is not completed (including the Owner Participant's election under Section 2.5(a)), then the Pass Through Trustee, the Indenture Trustee, the Owner Participant Parent, the Remainderman, the Remainderman Participant, the Owner Participant and the Owner Trustee shall not be liable in any manner to the Lessee as a result of the provisions of this Section 2.5, except for such liabilities arising out of or in connection with the bad faith of such party or failure of such party to cooperate and comply with the provisions of this Section 2.5.

          Section 2.6 Transfer and Refinancing of Series J Notes on the Debt Refinancing Date.

               (a) Transfer of Owner Participant's Beneficial Interest. Subject to the satisfaction or waiver of the conditions set forth in
Section 3.2 of this Agreement, on the Debt Refinancing Date, the Owner Participant and the Connecticut Trustee shall (i) execute and deliver the Beneficial Interest Transfer Agreement, pursuant to which the Owner Participant shall transfer to the Connecticut Trustee all its right, title and interest in and to the Trust Agreement and the Trust created by the Trust Agreement and (ii) execute and deliver the Connecticut Trust Agreement, pursuant to which the Connecticut Trust shall be formed.

               (b) Amendment of Trust Agreement. Subject to the satisfaction or waiver of the conditions set forth in Section 3.2 of this Agreement, on the Debt Refinancing Date, the Owner Trustee and the Connecticut Trustee shall execute and deliver the Amendment No. 1 to the Trust Agreement, pursuant to which the Connecticut Trustee shall succeed the Owner Participant as the beneficial owner of the Trust.

               (c) Debt Refinancing. Subject to the conditions set forth in Section 2.6(f), on the Debt Refinancing Date, the Refinancing Notes shall be duly issued and authenticated in accordance with Section 2.6(c)(1) and the Related Supplemental Indentures and the Pass Through Certificates shall be duly issued and authenticated in accordance with the Pass Through Trust Agreement and the Pass Through Trust Supplements and sold pursuant to the Underwriting Agreement in principal amounts and having the maturities and bearing the interest rates equal to those of the Refinancing Notes.
The Pass Through Trustee shall have received, concurrently with the payment to the Indenture Trustee by the Pass Through Trustee of an amount equal to the Debt Refinancing Amount (defined below), the Refinancing Notes. In order to consummate the foregoing, on the Debt Refinancing Date, each of the Lessee, the Owner Trustee, the Connecticut Trustee, the Owner Participant the Remainderman, the Initial Noteholder, the Indenture Trustee and the Pass Through Trustee agrees to take all such actions as may be reasonably necessary, and the Lessee agrees to use its best efforts, to effect the refinancing in full of the Series J Notes, including, but not limited to, the following actions as may be applicable to it.

               (1) Subject to the provisions of Section 2.13 and Article 7 of the Indenture, on the Debt Refinancing Date, the Owner Trustee
          (i) by executing and delivering each of the Supplemental Indentures in respect of each series or subseries of Refinancing Notes shall grant security to the Indenture Trustee for the benefit of the Noteholders, (ii) shall create, issue and, after authentication thereof by the Indenture Trustee, sell and deliver the Refinancing Notes in such series and subseries and having the maturities, principal amounts and interest rates set forth in the Related Supplemental Indentures to the Pass Through Trustee, against payment of a purchase price equal to the Debt Refinancing Amount, and (iii) with the proceeds of the sale of the Refinancing Notes shall refund in full all amounts of outstanding principal and accrued interest on the Series J Notes together with Premium, if any, and shall pay all Transaction Expenses incurred in connection with the Debt Refinancing;

               (2) the Owner Trustee shall execute and deliver to the Indenture Trustee an Owner Trustee Request, dated as of the Debt Refinancing Date, authorizing and requesting the Indenture Trustee to authenticate and deliver, and the Indenture Trustee shall thereupon authenticate and deliver, the Refinancing Notes in an aggregate principal amount equal to the Debt Refinancing Amount;

               (3) the Indenture Trustee shall execute and deliver the Supplemental Indentures in respect of the Refinancing Notes;

               (4) the Lessee shall request that the Pass Through Trustee execute, authenticate and deliver the Pass Through Certificates, in an aggregate principal amount equal to the Debt Refinancing Amount, in accordance with Section 2.01 of the Pass Through Trust Agreement and the Pass Through Trust Supplements;

               (5) the Pass Through Trustee shall execute and deliver each Pass Through Trust Supplement in respect of the Pass Through Certificates, shall execute, authenticate and deliver the Pass Through Certificates to the Pass Through Investors as contemplated by the Underwriting Agreement, and shall purchase from the Owner Trustee the Refinancing Notes for a purchase price equal to the Debt Refinancing Amount; and

               (6) the Lessee shall deliver to the parties a certificate representing and warranting that on the Debt Refinancing Date,
          (A) the Registration Statement at the time it becomes effective and at the time each post-effective amendment thereto becomes effective does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and the final Prospectus either contained in the Registration Statement or a post-effective amendment thereto filed pursuant to Rule 424(b) of the Securities Act in connection with the sale of the Pass Through Certificates will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that these representations and warranties do not apply to statements or omissions contained in the Registration Statement, such final Prospectus or any Prospectus supplement based upon information furnished to the Lessee in writing by the Underwriters expressly for the use therein or to statements or omissions in the statement of eligibility on Form T-1 of the Pass Through Trustee; (B) the Registration Statement and each post-effective amendment thereto filed with the SEC will have become effective prior to any issuance, sale or delivery of the Pass Through Certificates, and no stop order suspending the effectiveness of such Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or, to the knowledge of the Lessee, threatened by the SEC; and (C) the Pass Through Trust Agreement shall have been qualified under the Trust Indenture Act.

               (d) Cooperation. Each of the Lessee, the Owner Trustee, the Connecticut Trustee, the Remainderman, the Indenture Trustee, the Initial Noteholder, the Pass Through Trustee, the Owner Participant Parent and the Owner Participant agrees that it will cooperate in connection with the Debt Refinancing and that it will enter into such additional agreements and such supplements or amendments to or consents, if any, under each of the Transaction Documents as reasonably may be requested by the Lessee to effectuate the same; provided, however, that neither the Indenture Trustee nor the Pass Through Trustee shall be obligated to enter into any additional agreements, supplements, amendments or consents that would be contrary to the Indenture, the Pass Through Trust Agreement or any Pass Through Trust Supplement, or that would adversely affect the Noteholders.

               (e) Adjustments Under the Leases. In connection with the Debt Refinancing, a Qualified Investment Banking Firm shall determine the aggregate principal amount and the interest rate or rates applicable to the Refinancing Notes (which shall reflect actual market conditions), the amortization schedule and the maturities of all series of Refinancing Notes (provided that the Owner Trustee shall have no obligation to proceed with any such refinancing if, in addition to the conditions set forth in Section 2.6(f), the aggregate weighted average life-to-maturity reflected in the debt amortization schedule for the Notes to be refinanced by more than six months or the final maturity of any Refinancing Note is more than six months later than the original final maturity of any Note to be refunded) so as to minimize the amounts of the installments of Basic Rent payable by the Lessee during the Basic Term, while preserving the Owner Participant's Net Economic Return. The adjustment of the percentages for Basic Rent payable in respect of the period from and after the Debt Refinancing Date and amounts payable in respect of Casualty Value and Termination Value from and after the Debt Refinancing Date pursuant to Section 3 of each Lease shall be effected in a manner consistent with the requirements of Section 3 of each Lease, the net savings in interest expense accruing as a result of, and the full economic benefit of, such refinancing.

               (e) Conditions to Debt Refinancing. The Debt Refinancing shall be subject to the fulfillment or waiver of the following conditions:

               (1) Authentication Request, etc. The Owner Trustee shall have delivered to the Indenture Trustee an Owner Trustee Request, dated the applicable Debt Refinancing Date, authorizing and requesting the Indenture Trustee to authenticate and deliver the Refinancing Notes to be issued on such date pursuant to Section
          2.13 of the Indenture.

               (2) Execution and Authentication. The Owner Trustee shall have executed, and the Indenture Trustee shall have authenticated and delivered, the Refinancing Notes.

               (3) No Event of Default. No Special Default, Event of Default, Indenture Default as described in Sections 8.1(a), (c) or (d) of the Indenture or Indenture Event of Default shall have occurred and be continuing.

               (4) Documents. The Lessee, the Owner Participant, the Connecticut Trustee, the Indenture Trustee, the Pass Through Trustee and the Owner Trustee each shall have received executed counterparts of such agreements, instruments and documents as are contemplated or required by this Agreement to be delivered, in connection with the issuance of any Refinancing Notes.

               (5) No Violation of Applicable Law. The transactions to be consummated in connection with the refunding shall not violate any Applicable Law binding upon the Lessee or any other parties hereto or relevant to the Properties.

               (6) Consents and Approvals. All consents and approvals related to the Lessee or the Properties or any party hereto required to effect the issuance of the Refinancing Notes shall have been obtained.

               (7) Opinions. The opinions described on Schedule 1 shall have been received by the parties, as appropriate, substantially in the forms attached as Schedule 1, and dated as of the Debt Refinancing Date. Each of the parties hereto agrees to instruct its counsel to address each such opinion to the Underwriters in addition to the other addressees.

               (8) Representations and Warranties. (i) The representations and warranties of the Lessee set forth in Section 5.1(a) and, to the extent they pertain to the issuance of the Refinancing Notes or to documents required to be executed or prepared (including amendments to the Transaction Documents) in connection with the Refinancing Notes, the representations and warranties set forth in Sections 5.1(b), (c), (d), (e), (h), (k), (l), (m), (n), (p)
          and (q) shall be true and correct in all material respects on and as of the Debt Refinancing Date with the same effect as though made on and as of the Debt Refinancing Date, and each of the Owner Trustee, the Connecticut Trustee, the Indenture Trustee, the Pass Through Trustee and the Owner Participant shall have received an Officers' Certificate of the Lessee, dated as of the Debt Refinancing Date, to such effect and to the effect that no Event of Default or Event of Loss is in existence, or will exist after taking into account the Debt Refinancing, and (ii) each of the representations and warranties of the parties (other than the Initial Noteholder) set forth in Article V shall be true and correct in all material respects on and as of the Debt Refinancing Date with the same effect as though made on and as of the Debt Refinancing Date.

               (9) Maximum Principal Amount. Notwithstanding any provision contained in this Section 2.6, the aggregate principal amount of such Refinancing Notes (other than Subsequent Notes) as determined in accordance with applicable tax principles immediately after giving effect to the Debt Refinancing shall not exceed the lesser of (A) 105% of the aggregate original principal amount of the Outstanding Series J Notes to be refinanced and (B) 88% of the Lessor Purchase Price.

               (10) Debt Refinancing Date. The Debt Refinancing Date shall be January 20, 1994 or such other date as may be agreed by the Lessee, the Owner Participant, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee and the Underwriters, provided, that the Debt Refinancing Date shall be no later than the Outside Date.

               (11) Governmental Action. The Lessee shall have obtained or caused to have been obtained and shall have delivered to the Owner Participant, the Connecticut Trustee, and the Owner Trustee copies of documents or other evidence of all Governmental Action required in connection with the issuance, authentication and sale of any Refinancing Notes or any other related securities such as pass through trust certificates.

               (12) No Adverse Accounting Treatment. The Refinancing Notes shall not cause the transaction effected pursuant to the Related Leases to be classified (x) by the Owner Participant as other than a leveraged lease, as defined under then current GAAP for leveraged leases and (y) by the Lessee as other than an operating lease in conformity with GAAP.

               (13) Tax Consequences. In the opinion of the Owner Participant's Tax Counsel, the Debt Refinancing shall not cause any adverse Federal, state or local tax consequences to the Owner Participant (other than consequences for which the Owner Participant would be indemnified by the Lessee pursuant to the terms of the Tax Indemnification Agreement, this Agreement or another written undertaking by the Lessee, if any, to indemnify the Owner Participant if the Lessee is then Investment Grade (and if the Lessee is not Investment Grade, in an amount and in a manner satisfactory to the Owner Participant in its sole discretion)).

               (14) Absence of Liens. After giving effect to the Debt Refinancing, no Lien (other than Permitted Liens) shall exist upon the Properties, and the Owner Participant, the Connecticut Trustee, the Indenture Trustee and the Pass Through Trustee shall have received a supplemental title insurance policy or an endorsement to the then-existing policy, in either case, insuring that the Liens of the Related Supplemental Indentures constitute valid, first priority liens on the Related Indenture Estates and an Officers' Certificate of the Lessee stating that the condition of the first clause of this Section 2.6(f)(14) has been met, which title insurance policy or endorsement and Officers' Certificate shall be sufficient for purposes of this Section 2.6(f)(14) to satisfy the condition set forth in this Section 2.6(f)(14).

               (15)     Information.  The Owner Participant, the
          Connecticut Trustee, the Owner Trustee and the Indenture Trustee shall have received such information and copies of such other documents as any of them may reasonably request in connection with the Debt Refinancing.


          Section 2.7 Failure to Consummate Debt. (a) Series J Notes Remain Outstanding. If for any reason the Debt Refinancing shall not occur prior to the Outside Date, the Series J Notes (or any Refunding Notes as shall have been issued in accordance with Section 2.5 in respect of the Series J Notes) shall remain Outstanding in accordance with the terms thereof and the Related First Supplemental Indentures. After the Outside Date, the Lessee shall use its best efforts to refinance the Outstanding Series J Notes (or any Refunding Notes as shall have been issued in accordance with Section 2.5 in respect of the Series J Notes) on the earliest possible date and on terms reasonably satisfactory to the Lessee and the Owner Participant through the issuance of Optional Refinancing Notes. Any such refinancing shall be concluded as if such refinancing were being made in accordance with, and subject to, the provisions of Section 2.6(a). The Initial Noteholder or any Affiliate thereof may provide the refinancing debt on terms reasonably acceptable to it, but shall not be obligated to provide such refinancing debt.

          (b) Cooperation. The Lessee and each of the Owner Participant, the Owner Participant Parent, the Owner Trustee, the Connecticut Trustee, the Remainderman, the Initial Noteholder and the Indenture Trustee agrees to cooperate to effect the refinancing as contemplated by Section 2.7(a) and to negotiate in good faith to conclude such additional agreements, documents, or instruments and such supplements, amendments, consents or waivers in respect of the Transaction Documents as may be reasonably requested by the Lessee to effect such refinancing, including, without limitation, any amendment or supplement to this Agreement and the Indenture. It is agreed that such refinancing debt may take the form of public, private, institutional or commercial bank debt and the terms of such refinancing shall reflect then current market terms of public or private debt, as applicable, in leveraged leases, to borrowers similarly situated to the Lessee.

          (c) Adjustments. If a Trigger Event shall have occurred, the Lessee and the Owner Trustee shall adjust the Basic Rent, Casualty Value and Termination Value payable under each Lease as set forth in Annex I attached hereto; provided, however, in no event shall any adjustment pursuant to Annex I result in any adverse tax consequences to the Owner Participant (other than consequences for which the Owner Participant would be indemnified by the Lessee pursuant to the terms of the Tax Indemnification Agreement, this Agreement or another written undertaking by the Lessee, if any, to indemnify the Owner Participant if the Lessee is then Investment Grade (and, if the Lease is not Investment Grade, in an amount and in a manner satisfactory to the Owner Participant in its sole discretion)).

          (d) Additional Lessee Covenants. If a Trigger Event shall have occurred, each of the Lessee covenants and agreements contained in Annex II attached hereto (the "Additional Lessee Covenants") shall automatically and without further action be incorporated into and become part of this Agreement. Each of the parties agrees that references in any other Transaction Document to the covenants and agreements of the Lessee contained in Section 6.1 hereof or in this Agreement generally shall be deemed to include the Lessee covenants and agreements contained in Annex
II. Each of the parties hereby acknowledges and agrees that (i) from the period commencing on the Closing Date and ending on the Outside Date, the Lessee shall have no duties or obligations whatsoever to observe or perform, or take any other actions whatsoever in respect of the Additional Lessee Covenants and such Additional Lessee Covenants shall not form a part of this Agreement, (ii) the Lessee shall become obligated to observe and perform the Additional Lessee Covenants if, and only if, the Trigger Event shall have occurred, and (iii) upon the occurrence of the Debt Refinancing or any other refinancing contemplated by this Section 2.7, the Lessee shall have no duties or obligations whatsoever to observe or perform, or take any other action whatsoever (contingent or otherwise) in respect of, the Additional Lessee Covenants and such Additional Lessee Covenants shall cease to be in force and effect (if then in effect) and shall automatically and without further action be deleted from this Agreement (if then in effect), at which time, in any event, this Agreement shall be read as if this Section 2.7(d) and Annex II had never existed.

          (e) Initial Noteholder. The Initial Noteholder shall not assign any Series J Notes or part thereof or offer any participation in any Series J Notes, it being the intent that the Initial Noteholder shall be the sole holder of each Series J Note and all interests therein; provided, however, that if a Trigger Event shall have occurred, (i) the Initial Noteholder may assign all of the Series J Notes with the prior written consent of the Lessee and the Owner Participant, which consent shall not be unreasonably withheld, and, other than the reissuance of the Series J Notes to reflect such assignment pursuant to the terms of the Indenture and the First Supplemental Indentures, no other amendment or modification shall be made to the Transaction Documents (except as provided below), and (ii) the Initial Noteholder may offer participation in the Series J Notes, with the prior written consent of the Lessee and the Owner Participant, which consent shall not be unreasonably withheld, so long as any such participation (A) shall not require the reissuance of any Series J Notes,
(B) the Initial Noteholder shall remain the sole Holder of record of each Series J Note, and (C) none of the parties hereto other than the Initial Noteholder shall have any duty, obligation or liability whatsoever to any participant, it being agreed the Initial Noteholder shall remain solely obligated with respect to any obligations or liabilities of the Initial Noteholder and shall be the sole person entitled to any of the direct rights, interests or benefits of the Initial Noteholder in and to the Transaction Documents. It is agreed that any indemnity available to the Initial Noteholder shall be available to any permitted assignee of the Initial Noteholder, provided, that (i) such assignee is a citizen of any state or commonwealth of the United States or the District of Columbia and
(ii) unless expressly agreed by the Lessee in any required consent, the Lessee shall only be required to indemnify such assignee only to the extent it would have had to indemnify the Initial Noteholder.

          Section 2.8   Subsequent Leases.

               (a) Property H and Property I. The participation, fundings, transactions and other actions contemplated by Sections 2.1 through 2.4 shall not include any participation, fundings, transactions and other actions in respect of (i) Property H and Property I, (ii) the Lessor Interest, the Improvements, Estate for Years, the Remainderman Interest, the Option, the Lessor Purchase Price, the Remainderman Purchase Price, the Option Amount, any Series J Notes, or any Supplemental Indenture, in each case, in respect of Property H and Property I, and (iii) Deed H, Remainderman Interest Deed H, or Lease H and Deed I, Remainderman Interest Deed I or Lease I.

               (b) Participation, Funding, Instructions to the Owner Trustee and the Remainderman, and Certain Transactions on the Debt Refinancing Date. On or prior to the Debt Refinancing Date, each of the Lessee, the Owner Participant, the Remainderman Participant and the Indenture Trustee, as applicable, shall use good faith efforts to agree on the Lessor Purchase Price, Remainderman Purchase Price, Option Amount, Basic Rent, Casualty Value, Termination Value and Debt Refinancing Amount with respect to Property H and with respect to any proposed Subsequent Property. If each such party (acting in its sole discretion) shall agree to such values and amounts, subject to the satisfaction of the conditions precedent set forth in Sections 3.3 and 3.4, the provisions of Sections 2.9, 2.10, 2.11 and 2.12 relating to participations, fundings, transactions and any other actions contemplated thereby shall apply.

          Section 2.9 Participation and in respect of Property H and I on Debt Refinancing Date.

               (a) Participation by the Connecticut Trustee and the Remainderman Participant and the Owner Participant. Subject to the satisfaction or waiver of the conditions set forth in Section 3.3 of this Agreement, on the Debt Refinancing Date, (1) the Connecticut Trustee through the Contribution (as described in clause (3) below) by the Owner Participant shall participate in the payment of (A) the Lessor Purchase Price for the Improvements and the Estates for Years in respect of Property H and Property I by making an equity investment (the "Subsequent Investment") in the beneficial ownership of such Improvements and Estates for Years in an amount equal to the product of the Owner Participant's Percentage and the Related Lessor Purchase Price and (B) the [Subsequent] Option Amount (the "Subsequent Investment Amount"), (2) the Remainderman Participant shall participate in the payment of the Remainderman Purchase Price of the Remainderman Interests in respect of Property H and Property I by making an equity investment (the "Subsequent Remainderman Investment") in the beneficial ownership of such Remainderman Interests in an amount equal to the Remainderman Purchase Price for the Related Remainderman Interests (the "Subsequent Remainderman Investment Amount"); and, (3) the Owner Participant shall participate in the payment of (A) the Lessor Purchase Price for the Improvements and Estates for Years in respect of Property H and Property I by making an equity investment in the beneficial ownership of the Connecticut Trust, through which it is making an indirect equity investment in the beneficial ownership of such Improvements and Estates for Years, and (B) the participation by the Connecticut Trustee of the [Subsequent] Option Amount (the "Contribution").

               (b) Participation by the Pass Through Trustee. Subject to the satisfaction or waiver of the conditions set forth in Section 3.3 of this Agreement, on the Debt Refinancing Date, the Pass Through Trustee shall purchase from the Owner Trustee, and the Owner Trustee shall issue to the Pass Through Trustee, the Notes in respect of Property H and Property I having the maturity, principal amount and interest rate set forth in the Related Supplemental Indentures (the "Subsequent Debt Financing") for a purchase price equal to the product of the Debt Percentage and the Lessor Purchase Price for the Improvements and Estates for Years in respect of Property H and Property I (the "Subsequent Debt Financing Amount"), which Subsequent Debt Financing Amount shall be set forth in the Related Supplemental Indentures.

               (c) Funding to the Owner Trustee. Subject to the satisfaction or waiver of the conditions set forth in Section 3.3 of this Agreement, at or before 10:00 a.m., New York City time, on the Debt Refinancing Date, (i) the Connecticut Trustee through the Contribution by the Owner Participant shall pay the Subsequent Investment Amount and (ii) the Pass Through Trustee shall pay the Subsequent Debt Financing Amount, each in immediately available funds, by wire transfer to the Owner Trustee's account at State Street Bank and Trust Company, Boston, MA, ABA #011000028 Account #99003147, Atten: Hartford Group, Reference: Smith's Food, or to such other account of the Owner Trustee as the Owner Trustee may specify in writing to the parties hereto at least one Business Day prior to the Closing Date, to be held in trust by the Owner Trustee for the benefit of each of the Connecticut Trustee and the Pass Through Trustee, respectively (and not as a part of the Trust Estate) or, with the agreement of the Lessee, certified or official bank check or checks payable to the order of the Lessee.

               (d) Funding to the Lessee and the Remainderman. (1) Upon receipt by the Owner Trustee of (i) the Subsequent Investment Amount and
(ii) the Subsequent Debt Financing Amount, at or before 10:00 a.m. New York City time on the Debt Refinancing Date, (x) the Owner Trustee shall pay (by wire transfer) to the Lessee at its account as specified by the Lessee in the Notice of Closing an amount equal to 100% of the Lessor Purchase Price for the Improvements and Estates for Years in respect of Property H and Property I in immediately available funds and, (y) simultaneously therewith and pursuant to the respective Deeds, the Lessee shall transfer title to all of its right, title and interest in and to the Improvements and Estates for Years in respect of Property H and Property I to the Owner Trustee and the Owner Trustee shall take title to, and accept delivery of, such Improvements and Estates for Years.

                   (2) (A) The Owner Trustee shall pay the [Subsequent] Option Amount to the Remainderman and the Remainderman Participant shall pay the Remainderman Investment Amount to the Remainderman and (B) upon receipt by the Remainderman of the [Subsequent] Option Amount and the Subsequent Remainderman Investment Amount at or before 10:00 a.m. New York City time of the Closing Date, (i) the Remainderman shall pay (by wire transfer) to the Lessee at its account specified by the Lessee in the Notice of Closing an amount equal to 100% of the Remainderman Purchase Price for the Remainderman Interests in respect of Property H and Property I in immediately available funds, (ii) simultaneously therewith and pursuant to the Related Remainderman Interest Deeds, the Lessee shall transfer all of its right, title and interest in and to the Remainderman Interests in respect of Property H and Property I to the Remainderman and the Remainderman shall take title to, and accept delivery of, such Remainderman Interests and (iii) the Remainderman shall grant the [Subsequent] Option to the Owner Trustee pursuant to the Option Agreement.

          Section 2.10 Time and Place of Closing.  The Debt Refinancing
Date shall be March   , 1994, or such other Business Day on or prior to the
Outside Date, as the Lessee may select. At least two Business Days prior to the Debt Refinancing Date, the Lessee shall deliver the Notice of Closing to the Owner Participant, the Owner Trustee, the Remainderman, the Remainderman Participant, the Indenture Trustee and the Initial Noteholder specifying, among other things, the Closing Date. The Closing shall commence at 10:00 am., New York City time, on the Closing Date, at the offices of Kelley Drye & Warren, 101 Park Avenue, New York, New York 10178 or at such other place as the parties may agree upon in writing.

          Section 2.11 Instructions to the Owner Trustee and the Remainderman. (a) The Owner Participant agrees that Contribution to the Connecticut Trustee of an amount equal to the Subsequent Investment Amount in accordance with the terms of Section 2.9(a)(3) hereof shall constitute, without further act, the authorization and direction by the Owner Participant to the Connecticut Trustee to take the actions specified in Section [4.1] of the Connecticut Trust Agreement upon the terms and conditions set forth in the Connecticut Trust Agreement; (b) The Connecticut Trustee agrees that the payment by the Owner Participant of its Subsequent Investment Amount for the Improvements and Estates for Years in respect of Property H and Property I in accordance with the terms of
Section 2.9(a)(1) hereof shall constitute, without further act, the authorization and direction by the Connecticut Trustee to the Owner Trustee to take the actions specified in Section 4.1 of the Trust Agreement upon the terms and conditions set forth in the Trust Agreement; and (c) the Remainderman Participant agrees that the payment by the Remainderman Participant of its Subsequent Remainderman Investment Amount for the Remainderman Interests in respect of Property H and Property I in accordance with the terms of Section 2.9(a)(2) hereof shall constitute, without further act, the authorization and direction by the Remainderman Participant to the Remainderman Trustee to take the actions specified in
Section 4.1 of the Remainderman Trust Agreement upon the terms and conditions set forth in the Remainderman Trust Agreement.

          Section 2.12 Transactions to Occur on the Debt Refinancing Date. Subject to the provisions of Section 2.13 of the Indenture and Article III hereof, on the Debt Refinancing Date,

               (a) the Lessee (i) by executing and delivering the Deed H and Deed I and Remainderman Interest Deed H and Remainderman Interest Deed I, shall grant, convey, assign, set over, sell and deliver to the Owner Trustee and the Remainderman all its right, title and interest in and to the Improvements and the Estates for Years and the Remainderman Interests in respect of Property H and Property I, respectively; (ii) by executing and delivering the Lease H and Lease I, shall lease each such Improvement and the Estate for Years; and (iii) by executing and delivering the Pass Through Trust Agreement Supplements shall provide for the issuance of the Pass Through Certificates to be issued on the Debt Refinancing Date;

               (b) the Owner Trustee by (i) executing and delivering the Related Supplemental Indentures shall grant security for the Notes in respect of Property H and Property I, (ii) shall create, issue and, after authentication thereof by the Indenture Trustee, sell and deliver the Notes to the Pass Through Trustee, against payment of a purchase price equal to the Subsequent Debt Financing Amount, and (iii) with the proceeds of the sale of such Notes and of the Subsequent Investment shall purchase all right, title and interest of the Lessee in and to the Improvements and the Estates for Years in respect of Property H and Property I against delivery by the Lessee of the Deeds and the [Subsequent] Option against delivery by the Remainderman of an executed original of the [Subsequent] Option Agreement;

               (c) the Indenture Trustee shall execute and deliver the Indenture and the Related Supplemental Indentures and shall authenticate the Notes in respect of Property H and Property I;

               (d) the Lessee and the Pass Through Trustee shall enter into the Pass Through Trust Agreement Supplements;

               (e) (i) the Owner Participant shall make the Contribution and (ii) the Connecticut Trustee shall make the Subsequent Investment, authorize and direct the Owner Trustee to take the actions specified in clause (b) above;

               (f) [INTENTIONALLY OMITTED]

               (g) (i) the Remainderman Participant shall make the Subsequent Remainderman Investment and authorize and direct the Remainderman Trustee to purchase the Remainderman Interests in respect of Property H and Property I and grant the [Subsequent] Option and (ii) the Remainderman shall purchase all right, title and interest of the Lessee in and to the Remainderman Interests in respect of Property H and Property I against delivery by the Lessee of the Related Remainderman Interest Deeds and shall grant the [Subsequent] Option pursuant to the [Subsequent] Option Agreement;

               (h) the Owner Trustee, the Remainderman and the Lessee shall execute and deliver the [Subsequent] Tripartite Agreement;

               (i) the Owner Trustee, by executing and delivering Lease H and Lease I, shall lease the Improvements and Estates for Years to the Lessee; and

               (j) the Lessee, the Owner Trustee, the Remainderman and the Indenture Trustee shall execute and deliver the Out Parcel Agreement.


                          ARTICLE III

                      CONDITIONS PRECEDENT

          Section 3.1 Conditions Precedent to Obligations of the Owner Participant, the Owner Trustee, the Remainderman, the Remainderman Participant, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee on the Closing Date. The obligations of the Owner Trustee, the Remainderman, the Indenture Trustee, the Owner Participant, the Initial Noteholder or the Pass Through Trustee to consummate the transactions contemplated hereby on the Closing Date and the obligations of each of the Owner Participant, the Remainderman Participant and the Initial Noteholder to participate in the payment of the Lessor Purchase Price for the Lessor Interests and the Remainderman Purchase Price for the Remainder Interests, respectively, on the Closing Date and to make available on the Closing Date the Investment Amount, the Remainderman Purchase Price, and the Debt Financing Amount, respectively, shall be subject to the Initial Noteholder, the Remainderman Participant, or the Owner Participant, as the case may be, having made such Debt Financing Amount, the Remainderman Purchase Price, or Investment Amount, available pursuant to Section 2.1(b), (d) or (a), as the case may be, and the fulfillment to the satisfaction of, or waiver by, each such party (acting directly or by authorization of its special counsel) on or prior to the Closing Date of the conditions precedent set forth below. Notwithstanding the foregoing, (i) the obligations of any party shall not be subject to such party's own performance or compliance to the extent that such performance or compliance is reasonably within the control of such party, (ii) the conditions specified in paragraphs (m), (s), (u) and (x) need be fulfilled to the reasonable satisfaction of, or waived by, only the Owner Participant and, solely with respect to (s) and (u), the Indenture Trustee, (iii) the condition specified in paragraph (j) need be fulfilled to the reasonable satisfaction of, or waived by, only the Owner Trustee, the Remainderman, the Initial Noteholder, the Indenture Trustee, and the Pass Through Trustee, (iv) the condition specified in paragraph (k) need be fulfilled to the reasonable satisfaction of, or waived by, only the Owner Participant, the Owner Trustee, the Remainderman, the Initial Noteholder and the Pass Through Trustee, (v) the condition specified in paragraphs (l) and (r) need be fulfilled to the reasonable satisfaction of, or waived by, only the Owner Participant, the Owner Trustee and the Indenture Trustee and
(vi) the conditions specified in paragraph (t) need be fulfilled to the reasonable satisfaction of only the parties to which the opinions specified will be addressed.

               (a) Notice of Closing; Transaction Documents and Other Documents. The Owner Participant, the Owner Trustee, the Remainderman, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee shall have received executed counterparts of the Notice of Closing in accordance with Section 2.2. Each Transaction Document and other agreement, instrument and document as is contemplated therein to be delivered on the Closing Date, including the Series J Notes, shall have been executed and delivered to each of the Owner Participant, the Owner Trustee, the Remainderman, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee, or their respective counsel, each in form and substance reasonably satisfactory to each of the Owner Participant, the Owner Trustee, the Remainderman, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee; provided that only the Owner Participant will receive originals or copies of the Tax Indemnification Agreement and the Tax Opinion, and only the Initial Noteholder shall receive executed Series J Notes.

               (b) Due Authorization, Execution and Delivery. All of the documents described in Section 3.1(a) shall have been duly authorized, executed and delivered by the respective parties thereto and shall be in full force and effect on the Closing Date, and the Owner Participant, the Owner Trustee, the Remainderman, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee shall have received reasonably satisfactory evidence as to such authorization, execution and delivery.

               (c) Issuance, Sale and Delivery of Series J Notes. Each subseries of the Series J Notes shall have been duly issued and authenticated in accordance with Section 2.1(b) and the Related First Supplemental Indentures.

               (d) Authentication Requests, etc. The Owner Trustee shall have delivered to the Indenture Trustee an Owner Trustee Request, dated as of the Closing Date, authorizing and requesting the Indenture Trustee to authenticate and, upon further instructions of the Owner Trustee (which may be oral instructions), to deliver the Series J Notes in a principal amount equal to the Debt Financing Amount.

               (e) No Violation of Applicable Law. The execution, delivery and performance of the Transaction Documents and the Underwriting Agreement and the consummation of the transactions contemplated hereby and thereby shall not violate or conflict with any Applicable Law.

               (f) No Default, etc. No Default, Event of Default, Indenture Default or Indenture Event of Default shall have occurred and be continuing, and no Event of Loss shall have occurred. No event or condition shall have occurred which would, with the passage of time or the giving of notice, or both, constitute an Event of Loss.

               (g) Recording and Filing. All recordations or filings enumerated and described in Schedule 2 shall have been made in the respective places or offices set forth in such Schedule, and any other recordations or filings reasonably requested by the Owner Participant shall have been made in the requested places or offices, and all recording and filing fees and taxes with respect thereto shall have been paid, and reasonably satisfactory evidence thereof shall have been delivered to the Owner Participant, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee.

               (h) Representations and Warranties of the Lessee; No
Default.

                   (i) The representations and warranties of the Lessee set forth in Section 5.1 and in the other Transaction Documents shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and each of the Owner Participant, the Owner Trustee, the Remainderman, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee shall have received Officers' Certificates of the Lessee, dated as of the Closing Date, to such effect and to the effect that no Default, Event of Default or Event of Loss shall have occurred, that no event or condition shall have occurred which would, with the passage of time or the giving of notice, or both, constitute an Event of Loss and that the Lessee has satisfied in all materials respects each of the conditions required of it prior to the Closing Date under this Agreement and each other Transaction Document; and

                   (ii) each of the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee shall have received Officers' Certificates from each of the Owner Trustee, in its individual and trust capacities, and the Owner Participant to the effect that no Indenture Default or Indenture Event of Default attributable to the Owner Trustee, in either its individual and trust capacities, or the Owner Participant, respectively, has occurred and is continuing.

               (i) Representations and Warranties of the Owner Trustee.
The representations and warranties of the Owner Trustee, individually and as the Owner Trustee, set forth in Section 5.3 and in the other Transaction Documents shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and each of the Owner Participant, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee shall have received an Officers' Certificate of the Owner Trustee, individually and as the Owner Trustee, dated as of the Closing Date, to such effect and that the Owner Trustee has performed in all material respects the covenants required to be performed by it prior to the Closing Date under this Agreement and each other Transaction Document.

               (j) Representations and Warranties of the Owner Participant and the Owner Participant Parent.

                   (i) The representations and warranties of the Owner Participant set forth in Section 5.2 and in the other Transaction Documents shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and each of the Indenture Trustee, the Remainderman, the Owner Trustee, the Initial Noteholder and the Pass Through Trustee shall have received an Officers' Certificate of the Owner Participant, dated as of the Closing Date, to such effect and that the Owner Participant has satisfied in all material respects each of the conditions required of it prior to the Closing Date under this Agreement and each other Transaction Document; and

                   (ii) the representations and warranties of the Owner Participant Parent set forth in Section 5.6 and in the other Transaction Documents shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and each of the Indenture Trustee, the Owner Trustee, the Remainderman, the Initial Noteholder and the Pass Through Trustee shall have received an Officers' Certificate of the Owner Participant Parent, dated as of the Closing Date, to such effect and that the Owner Participant Parent has satisfied in all material respects each of the conditions required of it prior to the Closing Date under this Agreement and each other Transaction Document.

               (k) Representations and Warranties of the Indenture Trustee. The representations and warranties of the Indenture Trustee, individually and as the Indenture Trustee, set forth in Section 5.4 and in the other Transaction Documents shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and each of the Owner Participant, the Owner Trustee, the Remainderman, the Initial Noteholder and the Pass Through Trustee shall have received an Officers' Certificate of the Indenture Trustee, individually and as the Indenture Trustee, dated as of the Closing Date, to such effect and that the Indenture Trustee has complied in all material respects with each of the conditions required of it prior to the Closing Date under this Agreement and each other Transaction Document.

               (l) Representations and Warranties of the Pass Through Trustee. The representations and warranties of the Pass Through Trustee, individually and as the Pass Through Trustee, set forth in Section 5.5 and in any Transaction Document shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and the Owner Participant, the Owner Trustee, the Remainderman and the Indenture Trustee shall have received an Officers' Certificate of the Pass Through Trustee, individually and as the Pass Through Trustee, dated as of the Closing Date, to such effect and that the Pass Through Trustee has complied in all material respects with each of the conditions required of it prior to the Closing Date under this Agreement and each other Transaction Document.

               (m) Appraisal. On the Closing Date, the Owner Participant shall have received a written report from the Appraiser, addressed to the Owner Participant and in form and substance reasonably satisfactory to the Owner Participant and its counsel, containing an appraisal of each of the Properties, which written report shall reflect the Appraiser's conclusion that: (i) the estimated economic useful life of the Improvement on each of the Properties is at least 133 percent of the period that includes the sum of the Basic Term and the maximum number of permitted Fixed-Rate Renewal Terms under Section 12(a) of each Lease; (ii) at the expiration of the Basic Term and all of the Fixed-Rate Renewal Terms, the Improvement on each of the Properties will have an estimated residual value in the hands of the Owner Trustee or another Person, unrelated to the Lessee within the meaning of Revenue Procedure 75-21, who could lease or purchase such Improvement from the Owner Trustee for commercial use, equal to at least 20 percent of the Lessor Purchase Price allocable thereto determined without regard to inflation or deflation during the period from the Closing Date through the expiration of the Basic Term and all permitted Fixed-Rate Renewal Terms;
(iii) on the Closing Date, the Fair Market Sales Value of the Lessor Interest in each of the Properties in the hands of the Owner Trustee is equal to the Lessor Purchase Price of the Lessor Interests allocable thereto; (iv) at the expiration of the Basic Term and all of the Fixed-Rate Renewal Terms, the use of the Properties by the Owner Trustee or by another Person, unrelated to the Lessee within the meaning of Revenue Procedure 75-21 will be commercially feasible; (v) the rent holiday is commercially reasonable for the geographic location in which each of the Improvements is located; and (vi) such other matters as the Owner Participant shall have reasonably requested prior to the execution of this Agreement. The written report of the Appraiser shall also contain a cost segregation analysis stipulating the relative proportions of Fair Market Sales Value allocated to land, buildings, site improvements and personal property and the necessary valuations needed to support the pricing assumptions made by the Owner Participant in relation to the use of an Estate for Years. The Appraiser shall also determine the maximum economic useful life of each of the Properties and shall provide a certificate to the Indenture Trustee to the effect set forth in clause (iii) above.

               (n) Governmental Action. The Remainderman, the Owner Trustee, Owner Participant, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee shall have received copies of documents or other evidence of all Governmental Action set forth in Schedule 3 or any additional Governmental Action relating to the Lessee and each of the Properties required for the consummation by the Lessee of the transactions contemplated by the Transaction Documents on the Closing Date and for the use and occupancy of each of the Properties on or prior to the Closing Date, in form and substance reasonably satisfactory to the Remainderman, the Owner Trustee, Owner Participant, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee.

               (o) Consents and Approvals. All approvals or consents set forth on Schedule 4 or any additional approvals relating to the Lessee and each of the Properties required for the consummation of the transactions contemplated hereby and by the other Transaction Documents and the Underwriting Agreement on the Closing Date shall have been obtained and shall be in form and substance reasonably satisfactory to the Owner Participant, the Owner Trustee, the Remainderman, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee.

               (p) Title and Title Insurance. On the Closing Date, the Owner Trustee and the Remainderman shall have received from the Title Underwriter its ALTA Form B-1970, revised 1984, Extended Coverage Owner's Policy of Title Insurance (the "Owner's Policy"), insuring that (A) the Owner Trustee owns each of the following interests and estates: good and marketable fee simple title to each of the Improvements and good and marketable title to the Estate for Years, subject only to Permitted Exceptions, in the principal amount of the Lessor Purchase Price, and (B) the Remainderman owns good and marketable fee simple title to each of the Remainderman Interests, subject only to Permitted Exceptions, in the principal amount of the Remainderman Purchase Price, in each case, together with complete, legible copies of all encumbrances, plats, maps and surveys of record. The Indenture Trustee shall have received from the Title Underwriter its ALTA Form B-1970, revised 1984, of Extended Coverage Lender's Policy of Title Insurance (the "Lender's Policy", which together with the Owner's Policy shall hereinafter be referred to as the "Title Policies"), insuring the creation under the Indenture in favor of the Indenture Trustee of a valid first priority deed of trust against the Indenture Estate, subject only to Permitted Exceptions in an amount equal to the Debt Financing Amount, together with complete, legible copies of all encumbrances and plats of record. The Title Policies shall have an effective date as of the Closing Date and shall contain the endorsements listed on Schedule 5. The Owner Trustee, the Remainderman and the Indenture Trustee also shall have received facultative reinsurance agreements with direct access agreements in accordance with the 1990 ALTA Facultative Tertiary Reinsurance Agreement form from such licensed title insurance companies and in such amounts as are set forth in Schedule 6.

               (q) Representations and Warranties of the Remainderman, the Remainderman Participant and the Remainderman Trustee. The representations and warranties of each of the Remainderman Participant, the Remainderman and the Remainderman Trustee set forth in Sections 5.7, 5.8 and 5.9, respectively, and in the other Transaction Documents shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on the Closing Date, and each of the Owner Participant, the Owner Trustee, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee shall have received an Officer's Certificate of each of the Remainderman Participant, Remainderman and the Remainderman Trustee dated as of the Closing Date, to such effect and that each of the Remainderman Participant, Remainderman and the Remainderman Trustee has satisfied in all material respects each of the conditions required of it prior to the Closing Date under this Agreement and each other Transaction Document.

               (r) Insurance.  Insurance complying with the provisions of
Section 10 of each Lease shall be in full force and effect with respect to the Properties, and the Owner Participant and the Indenture Trustee shall have received an Officers' Certificate of the Lessee dated the Closing Date and setting forth the insurance obtained by the Lessee in accordance with such Section 10 and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and, in the opinion of the officer signing such certificate, such insurance complies with the provisions of the Lease. The Owner Participant, the Remainderman and the Indenture Trustee shall have received certificates evidencing insurance signed by the insurer or an agent authorized to bind the insurer at least two Business Days prior to the Closing Date.

               (s) Certificates of Occupancy. The Owner Participant shall have received satisfactory evidence of the issuance of valid temporary or permanent Certificates of Occupancy for each Property that the Lessee occupies as of the Closing Date, as well as any other licenses or permits required to be obtained from the applicable Governmental Authorities with respect to each Property used and occupied by the Lessee as of the Closing Date.

               (t) Opinions of Counsel. The opinions described on Schedule 7 shall have been received by the parties, as appropriate, substantially in the forms attached as Schedule 7, and dated as of the Closing Date. In addition, the Owner Participant shall have received favorable opinions of Owner Participant's Tax Counsel and Owner Participant's Special Local Counsel, dated the Closing Date and addressed to the Owner Participant, as to such federal income tax matters and state tax matters, respectively, relating to the transactions to be consummated on the Closing Date as the Owner Participant may reasonably request. Each of the parties hereto agrees to instruct its counsel to address each such opinion (other than the tax matters opinions referred to in the preceding sentence) to the Underwriters in addition to the other addressees.

               (u) Environmental Report. Prior to the execution of this Agreement, the Owner Participant, the Owner Trustee and the Remainderman shall have received copies of Phase I environmental assessments of each of the Properties.

               (v) Payment of Taxes, etc. All Taxes, charges, fees and costs, if any, payable on or prior to the Closing Date in connection with the execution, delivery, recording, filing and performance through the Closing Date of the Transaction Documents and the documents and instruments enumerated and described in Schedule 2, or in connection with the issuance and sale of the Series J Notes or use and occupancy of each of the Properties and the making by the Owner Participant of the Investment and the payment by the Remainderman of the Remainderman Purchase Price, shall have been paid in full.

               (w) Closing Date. The Closing Date shall be no later than December 31, 1993.

               (x) No Adverse Accounting Treatment. The transaction to be effected pursuant to each respective Lease shall be classifiable by the Owner Participant as a leveraged lease under GAAP for leveraged leases in effect on the Closing Date.

               (y) Investment Grade.  The Lessee shall be Investment Grade.

               (z) Survey. The Lessee shall have delivered, or shall have caused to be delivered, to the Owner Trustee, the Remainderman and the Indenture Trustee an accurate as built "ALTA/ASCM Land Title Survey" of the Total Parcel (the "Survey") meeting the accuracy requirements of a Class "A" Survey, as defined by the guidelines of the ALTA/ASCM and certified by the applicable surveyor to the Lessee, the Owner Trustee, the Owner Participant, the Indenture Trustee, the Remainderman and the Title Underwriter, which survey (1) shall include all minimum standard detail requirements for Class "A" ALTA/ASCM Land Title Surveys and items 1-15 listed on Table 3 thereof, except items 6 and 14 regarding topography and governmental agency requirements, respectively, and (2) shall be satisfactory to the Title Underwriter. The Lessee shall also have delivered, or shall have caused to be delivered, to the Owner Participant, the Remainderman Participant and the Indenture Trustee a metes and bounds description of the Properties.

               (aa) Other Information. The Owner Participant, the Remainderman, the Indenture Trustee and the Pass Through Trustee shall have received such information and copies of such other documents as any of them may reasonably request.

               (bb) Evidence of Authority. The Owner Participant, the Remainderman, the Indenture Trustee and the Pass Through Trustee shall have received the following, in each case in form and substance reasonably satisfactory to it:

                   (i) A copy of the Certificate of incorporation of the Lessee certified by the Secretary of State of Delaware, and copies of the By-Laws of the Lessee and of resolutions of the board of directors or appropriate committee of the board of the Lessee, certified by the Secretary of the Lessee, duly authorizing: (x) the execution, delivery and performance by the Lessee of this Agreement, the other Transaction Documents and each other document or instrument required to be executed and delivered by the Lessee in connection herewith and (y) the transactions contemplated herein and by the other Transaction Documents (including the sale of the Lessor Interests to the Owner Trustee, the sale of the Remainderman Interest to the Remaindermen and the lease by the Lessee of the Lessor Interests under the respective Leases).

                   (ii) Such other documents and evidence with respect to the Lessee, the Owner Trustee, the Indenture Trustee, the Pass Through Trustee, or the Owner Participant as the Owner Participant, the Remainderman, the Indenture Trustee and the Pass Through Trustee or their respective counsel may reasonably request in order to establish the authority of such parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which each such respective Person is a party and the taking of all corporate proceedings in connection herewith or therewith.

               (cc) Equity Offering. Each of the Owner Participant, the Indenture Trustee and the Pass Through Trustee shall have received on or prior to the Closing Date a certificate in the form of Exhibit L from Morgan Stanley & Co. with respect to offerees as of the equity investment of the Owner Participant and the manner of offering thereof.

               (dd) No Litigation. No action, suit or proceeding shall be pending or, to the knowledge of a Responsible Officer of the Lessee, threatened before or by any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority, in each case at the time of the Closing Date, that questions the validity or enforceability of this Agreement or any other Transaction Document to which the Lessee is or is to become a party or that would, if adversely determined, have a material adverse effect on the ability of the Lessee to perform its respective obligations under the Transaction Documents to which such Lessee is or is to become a party.

               (ee) Change in Tax Law. There shall not have been enacted, promulgated, issued or proposed during the period commencing on the date of this Agreement and ending on the Closing Date any change in the Code, any statute, any regulations, any administrative ruling, procedure, announcement, guidelines or other official guidance or any judicial decision that could adversely affect the Owner Participant.

               (ff)     [INTENTIONALLY OMITTED]

               (gg) Owner Participant Parent Guaranty. The Indenture Trustee shall have received the Owner Participant Parent Guaranty in the form attached as Exhibit N, duly authorized, executed and delivered by the Owner Participant Parent, and the Indenture Trustee shall have received reasonably satisfactory evidence as to such authorization, execution and delivery as of the Closing Date.

          Section 3.2 Conditions Precedent to Obligations of the Lessee on the Closing Date. The obligations of the Lessee to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment to the reasonable satisfaction of, or waiver by, the Lessee, prior to or on the Closing Date, of the conditions precedent set forth below. Notwithstanding the foregoing, the respective obligations of the Lessee shall not be subject to the Lessee's own performance or compliance to the extent that such performance or compliance is reasonably within the control of the Lessee.

               (a) Authority; Transaction Documents, Closing Documents; Opinions; and Appraisal. (i) The transactions contemplated by, and the execution and delivery of, this Agreement and the other Transaction Documents shall have been approved be the Lessee's executive committee and duly authorized by the Lessee's board of directors; (ii) the Lessee shall have received an executed counterpart of each Transaction Document and each other agreement referred to in Section 3.1(a), and shall have received an original or copy of each instrument, Officers' Certificate, certificate, opinion, document or other evidence of Governmental Action, report and other document referred to in Section 3.1 (other than the opinion of the Owner Participant's Tax Counsel referred to in Section 3.1(t)), each to be in form and substance reasonably satisfactory to the Lessee; and (iii) the Lessee also shall have received a written report from the Appraiser, addressed to the Lessee, in form and substance reasonably satisfactory to the Lessee, which report shall reflect the Appraiser's reasonable conclusion as to the estimated Fair Market Rental Value of the Lessor Interests in the hands of the Owner Trustee or another Person, unrelated to the Lessee within the meaning of Revenue Procedure 75-21, who could lease (or purchase) the Lessor Interests from the Owner Trustee for commercial use at the expiration of the Basic Term determined without regard to inflation or deflation during the period from the Closing Date through the expiration of all permitted Fixed-Rate Renewal Terms.

               (b) Due Authorization, Execution and Delivery. All of the documents described in Section 3.1(a) shall have been duly authorized, executed and delivered by the respective parties thereto and shall be in full force and effect on the Closing Date, and the Lessee shall have received reasonably satisfactory evidence as to such authorization, execution and delivery.

               (c) Representations and Warranties. The representations and warranties of the Owner Participant set forth in Section 5.2 and in the other Transaction Documents, of the Owner Trustee, individually and as Owner Trustee, set forth in Section 5.3 and in the other Transaction Documents, of the Indenture Trustee, individually and as Indenture Trustee, set forth in Section 5.4 and in the other Transaction Documents, of the Pass Through Trustee, individually and as Pass Through Trustee, set forth in Section 5.5 and in the other Transaction Documents, of the Owner Participant Parent set forth in Section 5.6 and in the other Transaction Documents, and of the Remainderman set forth in Section 5.7 and in the other Transaction Documents shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of Closing Date and the Lessee shall have received appropriate Officers' Certificates of the Owner Participant, the Owner Participant Parent, the Owner Trustee, the Remainderman, the Indenture Trustee, and the Pass Through Trustee, both individually and in their roles as trustees, dated as of the Closing Date, to such effect and that they have performed in all material respects the covenants required to be performed by them, respectively, prior to the Closing Date under this Agreement and each other Transaction Document;

               (d) No Violation of Applicable Law. The execution, delivery and performance of the Transaction Documents and the Underwriting Agreement and the consummation of the transactions contemplated hereby and thereby shall not violate any Applicable Law.

               (e) Governmental Action. The Lessee shall have received copies of documents or other evidence of all Governmental Action set forth in Schedule 3 or any additional Governmental Action required for the consummation by the Owner Participant and the Owner Participant Parent of the transactions contemplated hereby and by the other Transaction Documents.

               (f) Accounting Treatment. The Lessee shall have been advised by its independent public accountants on or before the Closing Date that, as of the Closing Date, the transactions effected pursuant to each respective Lease would be classified as an operating lease in conformity with GAAP.

               (g) Consents and Approvals. All approvals and consents set forth on Schedule 4 or any additional approvals or consents relating to the Lessee or any of the Properties that are required for the consummation of the transactions contemplated by the other Transaction Documents shall have been obtained and shall be in form and substance reasonably satisfactory to the Lessee.

               (h) Opinions of Counsel.  The opinions identified on
Schedule 7 shall have been received by the Lessee, substantially in the forms attached to Schedule 7, and dated as of the Closing Date.

               (i) No Default, etc. No Event of Loss shall have occurred and no event or condition shall have occurred and be continuing that would, with the passage of time or the giving of notice, or both, constitute an Event of Loss. To the extent not caused by the action or inaction of the Lessee, other than that which is beyond the reasonable control of the Lessee, no Default, Event of Default, Indenture Default or Indenture Event of Default shall have occurred and be continuing. The Lessee shall have received Officers' Certificates from each of the Owner Trustee, in its individual and trust capacities, and the Owner Participant, to the effect that no Indenture Default or Indenture Event of Default attributable to the Owner Trustee, in either its individual or trust capacities, or the Owner Participant, has occurred and is continuing.

               (j) Certificates of Occupancy. The Lessee shall have received valid temporary or permanent Certificates of Occupancy for each of the Properties that the Lessee occupies as of the Closing Date, as well as any other licenses or permits required to be obtained from the applicable Governmental Authorities with respect to the Properties used and occupied by the Lessee as of the Closing Date.

               (k) Closing Date. The Closing Date shall be no later than December 31, 1993.

               (l) Offeree Certificates. The Lessee shall also have received on or prior to the Closing Date a certificate in the form of Exhibit L hereto from Morgan Stanley & Co. with respect to the offerees of the equity investment of the Owner Participant and the manner of offering thereof.

               (m) Other Information. The Lessee shall have received such other information and copies of such other documents relating to the transactions to be effected on the Closing Date as the Lessee reasonably may request (including but not limited to evidence as to the due authorization, execution and delivery of the Transaction Documents and any other instruments and agreements contemplated hereby).

               (n) Owner Participant Parent Guaranty. The Lessee shall have received the Owner Participant Parent Guaranty in the form attached as Exhibit N, duly authorized, executed and delivered by the Owner Participant Parent, and the Lessee shall have received reasonably satisfactory evidence as to such authorization, execution and delivery as of the Closing Date.

          If (i) the foregoing conditions precedent shall not have been fulfilled on or prior to the Closing Date (or waived by the Lessee) as provided above or (ii) the Owner Participant shall not have delivered the Investment Amount to the Owner Trustee on the Closing Date notwithstanding the satisfaction of the conditions (other than those within the control of the Owner Participant) set forth in Section 3.1, the Lessee may, if it so elects, terminate this Agreement, and this Agreement shall thereupon terminate and be of no further force and effect except as expressly provided herein without affecting any parties' obligations, if any. Promptly following any such termination of this Agreement, the Lessee shall notify the other parties hereto in writing of such termination.

          Error! Bookmark not defined.Section 3.3 Conditions Precedent to Obligations of the Owner Participant, the Connecticut Trustee, the Owner Trustee, the Remainderman, the Remainderman Participant, the Indenture Trustee and the Pass Through Trustee on the Debt Refinancing Date. The obligations of the Owner Trustee, the Connecticut Trustee, the Remainderman, the Indenture Trustee, the Owner Participant or the Pass Through Trustee to consummate the transactions contemplated hereby on the Debt Refinancing Date and the obligations of each of the Owner Participant, the Connecticut Trustee, the Remainderman Participant and the Pass Through Trustee participate in the payment of the Lessor Purchase Price for the Lessor Interests in respect of Property H and Property I and the Remainderman Purchase Price for the Remainder Interests in respect of Property H and Property I, respectively, on the Debt Refinancing Date and to make available on the Debt Refinancing Date the Subsequent Investment Amount the Contribution, the Remainderman Purchase Price, and the Subsequent Debt Financing Amount, respectively, shall be subject to the Pass Through Trustee, the Remainderman Participant, the Connecticut Trustee, or the Owner Participant, as the case may be, having made such Subsequent Debt Financing Amount, the Remainderman Purchase Price, or Subsequent Investment Amount, available pursuant to Section 2.1(b), (d) or
(a), as the case may be, and the fulfillment to the satisfaction of, or waiver by, each such party (acting directly or by authorization of its special counsel) on or prior to the Debt Refinancing Date of the conditions precedent set forth below. Notwithstanding the foregoing, (i) the obligations of any party shall not be subject to such party's own performance or compliance to the extent that such performance or compliance is reasonably within the control of such party, (ii) the conditions specified in paragraphs (m), (s), (u) and (x) need be fulfilled to the reasonable satisfaction of, or waived by, only the Owner Participant and, solely with respect to (s) and (u), the Indenture Trustee, (iii) the condition specified in paragraph (j) need be fulfilled to the reasonable satisfaction of, or waived by, only the Owner Trustee, the Remainderman, the Indenture Trustee, and the Pass Through Trustee, (iv) the condition specified in paragraph (k) need be fulfilled to the reasonable satisfaction of, or waived by, only the Owner Participant, the Connecticut Trustee, the Owner Trustee, the Remainderman and the Pass Through Trustee, (v) the condition specified in paragraphs (l) and (r) need be fulfilled to the reasonable satisfaction of, or waived by, only the Owner Participant, the Connecticut Trustee, the Owner Trustee and the Indenture Trustee and (vi) the conditions specified in paragraph (t) need be fulfilled to the reasonable satisfaction of only the parties to which the opinions specified will be addressed. The conditions precedent contained in this Section 3.3 shall apply only to the extent the transactions on the Debt Refinancing Date relate to Property H and Property I.

               (a) Notice of Closing; Transaction Documents and Other Documents. The Owner Participant, the Connecticut Trustee, the Owner Trustee, the Remainderman, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee shall have received executed counterparts of the Notice of Closing in accordance with Section 2.10. Each Transaction Document and other agreement, instrument and document as is contemplated therein to be delivered on the Debt Refinancing Date, including the Notes, shall have been executed and delivered to each of the Owner Participant, the Connecticut Trustee the Owner Trustee, the Remainderman, the Indenture Trustee and the Pass Through Trustee, or their respective counsel, each in form and substance reasonably satisfactory to each of the Owner Participant, the Connecticut Trustee the Owner Trustee, the Remainderman, the Indenture Trustee and the Pass Through Trustee; provided that only the Pass Through Trustee shall receive executed Refinancing Notes.

               (b) Due Authorization, Execution and Delivery. All of the documents described in Section 3.3(a) shall have been duly authorized, executed and delivered by the respective parties thereto and shall be in full force and effect on the Debt Refinancing Date, and the Owner Participant, the Connecticut Trustee, the Owner Trustee, the Remainderman, the Indenture Trustee and the Pass Through Trustee shall have received reasonably satisfactory evidence as to such authorization, execution and delivery.

               (c) Issuance, Sale and Delivery of Notes. Each subseries of the Notes shall have been duly issued and authenticated in accordance with
Section 2.9(b) and the Related Supplemental Indentures.

               (d) Authentication Requests, etc. The Owner Trustee shall have delivered to the Indenture Trustee an Owner Trustee Request, dated as of the Debt Refinancing Date, authorizing and requesting the Indenture Trustee to authenticate and, upon further instructions of the Owner Trustee (which may be oral instructions), to deliver the Refinancing Notes in a principal amount equal to the Subsequent Debt Financing Amount.

               (e) No Violation of Applicable Law. The execution, delivery and performance of the Transaction Documents and the Underwriting Agreement and the consummation of the transactions contemplated hereby and thereby shall not violate or conflict with any Applicable Law.

               (f) No Default, etc. No Default, Event of Default, Indenture Default or Indenture Event of Default shall have occurred and be continuing, and no Event of Loss shall have occurred. No event or condition shall have occurred which would, with the passage of time or the giving of notice, or both, constitute an Event of Loss.

               (g) Recording and Filing. All recordations or filings enumerated and described in Schedule 2 shall have been made in the respective places or offices set forth in such Schedule, and any other recordations or filings reasonably requested by the Owner Participant shall have been made in the requested places or offices, and all recording and filing fees and taxes with respect thereto shall have been paid, and reasonably satisfactory evidence thereof shall have been delivered to the Owner Participant, the Connecticut Trustee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee.

               (h) Representations and Warranties of the Lessee; No
Default.

                   (i) The representations and warranties of the Lessee set forth in Section 5.1 and in the other Transaction Documents shall be true and correct in all material respects on and as of the Debt Refinancing Date with the same force and effect as though made on and as of the Debt Refinancing Date, and each of the Owner Participant, the Connecticut Trustee, the Owner Debt Refinancing Trustee, the Remainderman, the Indenture Trustee and the Pass Through Trustee shall have received Officers' Certificates of the Lessee, dated as of the Debt Refinancing Date, to such effect and to the effect that no Default, Event of Default or Event of Loss shall have occurred, that no event or condition shall have occurred which would, with the passage of time or the giving of notice, or both, constitute an Event of Loss and that the Lessee has satisfied in all materials respects each of the conditions required of it prior to the Debt Refinancing Date under this Agreement and each other Transaction Document; and

                   (ii) each of the Indenture Trustee and the Pass Through Trustee shall have received Officers' Certificates from each of the Owner Trustee and the Connecticut Trustee, in each case, in its individual and trust capacities, and the Owner Participant to the effect that no Indenture Default or Indenture Event of Default attributable to the Owner Trustee, in either its individual and trust capacities, or the Owner Participant, respectively, has occurred and is continuing.

               (i) Representations and Warranties of the Owner Trustee and the Connecticut Trustee.

                        (i) The representations and warranties of the Owner Trustee, individually and as the Owner Trustee, set forth in Section 5.3 and in the other Transaction Documents shall be true and correct in all material respects on and as of the Debt Refinancing Date with the same force and effect as though made on and as of the Debt Refinancing Date, and each of the Owner Participant, the Connecticut Trustee, the Indenture Trustee, and the Pass Through Trustee shall have received an Officers' Certificate of the Owner Trustee, individually and as the Owner Trustee, dated as of the Debt Refinancing Date, to such effect and that the Owner Trustee has performed in all material respects the covenants required to be performed by it prior to the Debt Refinancing Date under this Agreement and each other Transaction Document.

                        (ii) The representations and warranties of the Connecticut Trustee, individually and as the Connecticut Trustee, set forth in Section 5.3 and in the other Transaction Documents shall be true and correct in all material respects on and as of the Debt Refinancing Date with the same force and effect as though made on and as of the Debt Refinancing Date, and each of the Connecticut Participant, the Connecticut Trustee, the Indenture Trustee, and the Pass Through Trustee shall have received an Officers' Certificate of the Connecticut Trustee, individually and as the Connecticut Trustee, dated as of the Debt Refinancing Date, to such effect and that the Connecticut Trustee has performed in all material respects the covenants required to be performed by it prior to the Debt Refinancing Date under this Agreement and each other Transaction Document.

               (j) Representations and Warranties of the Owner Participant and the Owner Participant Parent.

                   (i) The representations and warranties of the Owner Participant set forth in Section 5.2 and in the other Transaction Documents shall be true and correct in all material respects on and as of the Debt Refinancing Date with the same force and effect as though made on and as of the Debt Refinancing Date, and each of the Indenture Trustee, the Remainderman, the Owner Trustee, the Connecticut Trustee and the Pass Through Trustee shall have received an Officers' Certificate of the Owner Participant, dated as of the Debt Refinancing Date, to such effect and that the Owner Participant has satisfied in all material respects each of the conditions required of it prior to the Debt Refinancing Date under this Agreement and each other Transaction Document; and

                   (ii) the representations and warranties of the Owner Participant Parent set forth in Section 5.6 and in the other Transaction Documents shall be true and correct in all material respects on and as of the Debt Refinancing Date with the same force and effect as though made on and as of the Debt Refinancing Date, and each of the Indenture Trustee, the Owner Trustee, the Connecticut Trustee, the Remainderman and the Pass Through Trustee shall have received an Officers' Certificate of the Owner Participant Parent, dated as of the Debt Refinancing Date, to such effect and that the Owner Participant Parent has satisfied in all material respects each of the conditions required of it prior to the Debt Refinancing Date under this Agreement and each other Transaction Document.

               (k) Representations and Warranties of the Indenture Trustee. The representations and warranties of the Indenture Trustee, individually and as the Indenture Trustee, set forth in Section 5.4 and in the other Transaction Documents shall be true and correct in all material respects on and as of the Debt Refinancing Date with the same force and effect as though made on and as of the Debt Refinancing Date, and each of the Owner Participant, the Owner Trustee, the Connecticut Trustee, the Remainderman and the Pass Through Trustee shall have received an Officers' Certificate of the Indenture Trustee, individually and as the Indenture Trustee, dated as of the Debt Refinancing Date, to such effect and that the Indenture Trustee has complied in all material respects with each of the conditions required of it prior to the Debt Refinancing Date under this Agreement and each other Transaction Document.

               (l) Representations and Warranties of the Pass Through Trustee. The representations and warranties of the Pass Through Trustee, individually and as the Pass Through Trustee, set forth in Section 5.5 and in any Transaction Document shall be true and correct in all material respects on and as of the Debt Refinancing Date with the same force and effect as though made on and as of the Debt Refinancing Date, and the Owner Participant, the Owner Trustee, the Connecticut Trustee, the Remainderman and the Indenture Trustee shall have received an Officers' Certificate of the Pass Through Trustee, individually and as the Pass Through Trustee, dated as of the Debt Refinancing Date, to such effect and that the Pass Through Trustee has complied in all material respects with each of the conditions required of it prior to the Debt Refinancing Date under this Agreement and each other Transaction Document.

               (m) Appraisal. On the Debt Refinancing Date, the Owner Participant shall have received a written report from the Appraiser, addressed to the Owner Participant and in form and substance reasonably satisfactory to the Owner Participant and its counsel, containing an appraisal of each of Property H and Property I, which written report shall reflect the Appraiser's conclusion that: (i) the estimated economic useful life of the Improvement on each of Property H and Property I is at least 133 percent of the period that includes the sum of the Basic Term and the maximum number of permitted Fixed-Rate Renewal Terms under Section 12(a) of each Related Lease; (ii) at the expiration of the Basic Term and all of the Fixed-Rate Renewal Terms, the Improvement on each of Property H and Property I will have an estimated residual value in the hands of the Owner Trustee or another Person, unrelated to the Lessee within the meaning of Revenue Procedure 75-21, who could lease or purchase such Improvement from the Owner Trustee for commercial use, equal to at least 20 percent of the Related Lessor Purchase Price determined without regard to inflation or deflation during the period from the Debt Refinancing Date through the expiration of the Basic Term and all permitted Fixed-Rate Renewal Terms;
(iii) on the Debt Refinancing Date, the Fair Market Sales Value of the Related Lessor Interest in each of Property H and Property I in the hands of the Owner Trustee is equal to the Related Lessor Purchase Price of the Related Lessor Interests; (iv) at the expiration of the Basic Term and all of the Fixed-Rate Renewal Terms, the use of Property H and Property I by the Owner Trustee or by another Person, unrelated to the Lessee within the meaning of Revenue Procedure 75-21 will be commercially feasible; (v) the rent holiday is commercially reasonable for the geographic location in which each of the Improvements is located; and (vi) such other matters as the Owner Participant shall have reasonably requested prior to the execution of this Agreement. The written report of the Appraiser shall also contain a cost segregation analysis stipulating the relative proportions of Fair Market Sales Value allocated to land, buildings, site improvements and personal property and the necessary valuations needed to support the pricing assumptions made by the Owner Participant in relation to the use of an Estate for Years. The Appraiser shall also determine the maximum economic useful life of each of Property H and Property I and shall provide a certificate to the Indenture Trustee to the effect set forth in clause (iii) above.

               (n) Governmental Action. The Remainderman, the Owner Trustee, the Connecticut Trustee, Owner Participant, the Indenture Trustee, and the Pass Through Trustee shall have received copies of documents or other evidence of all Governmental Action set forth in Schedule 3 or any additional Governmental Action relating to the Lessee and each of Property H and Property I required for the consummation by the Lessee of the transactions contemplated by the Transaction Documents on the Debt Refinancing Date and for the use and occupancy of each of Property H and Property I on or prior to the Debt Refinancing Date, in form and substance reasonably satisfactory to the Remainderman, the Owner Trustee, the Connecticut Trustee, Owner Participant, the Indenture Trustee and the Pass Through Trustee.

               (o) Consents and Approvals. All approvals or consents set forth on Schedule 4 or any additional approvals relating to the Lessee and each of Property H and Property I required for the consummation of the transactions contemplated hereby and by the other Transaction Documents and the Underwriting Agreement on the Debt Refinancing Date shall have been obtained and shall be in form and substance reasonably satisfactory to the Owner Participant, the Connecticut Trustee, the Owner Trustee, the Remainderman, the Indenture Trustee and the Pass Through Trustee.

               (p) Title and Title Insurance. On the Debt Refinancing Date, the Owner Trustee and the Remainderman shall have received from the Title Underwriter its ALTA Form B-1970, revised 1984, Extended Coverage Owner's Policy of Title Insurance (the "Owner's Policy"), insuring that (A) the Owner Trustee owns each of the following interests and estates: good and marketable fee simple title to each of the Improvements and good and marketable title to the Estate for Years in respect of Property H and Property I, subject only to Permitted Exceptions, in the principal amount of the Related Lessor Purchase Price, and (B) the Remainderman owns good and marketable fee simple title to each of the Remainderman Interests in respect of Property H and Property I, subject only to Permitted Exceptions, in the principal amount of the Related Remainderman Purchase Price, in each case, together with complete, legible copies of all encumbrances, plats, maps and surveys of record. The Indenture Trustee shall have received from the Title Underwriter its ALTA Form B-1970, revised 1984, of Extended Coverage Lender's Policy of Title Insurance (the "Lender's Policy", which together with the Owner's Policy shall hereinafter be referred to as the "Title Policies"), insuring the creation under the Indenture in favor of the Indenture Trustee of a valid first priority deed of trust against the Indenture Estate, subject only to Permitted Exceptions in an amount equal to the Subsequent Debt Financing Amount, together with complete, legible copies of all encumbrances and plats of record. The Title Policies shall have an effective date as of the Closing Date and shall contain the endorsements listed on Schedule 5. The Owner Trustee, the Remainderman and the Indenture Trustee also shall have received facultative reinsurance agreements with direct access agreements in accordance with the 1990 ALTA Facultative Tertiary Reinsurance Agreement form from such licensed title insurance companies and in such amounts as are set forth in Schedule 6.

               (q) Representations and Warranties of the Remainderman, the Remainderman Participant and the Remainderman Trustee. The representations and warranties of each of the Remainderman Participant, the Remainderman and the Remainderman Trustee set forth in Sections 5.7, 5.8 and 5.9, respectively, and in the other Transaction Documents shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on the Debt Refinancing Date, and each of the Owner Participant, the Connecticut Trustee, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee shall have received an Officer's Certificate of each of the Remainderman Participant, Remainderman and the Remainderman Trustee dated as of the Closing Date, to such effect and that each of the Remainderman Participant, Remainderman and the Remainderman Trustee has satisfied in all material respects each of the conditions required of it prior to the Debt Refinancing Date under this Agreement and each other Transaction Document.

               (r) Insurance.  Insurance complying with the provisions of
Section 10 of each Related Lease shall be in full force and effect in respect of Property H and Property I, and the Owner Participant and the Indenture Trustee shall have received an Officers' Certificate of the Lessee dated the Debt Refinancing Date and setting forth the insurance obtained by the Lessee in accordance with such Section 10 and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and, in the opinion of the officer signing such certificate, such insurance complies with the provisions of the Related Lease. The Owner Participant, the Remainderman and the Indenture Trustee shall have received certificates evidencing insurance signed by the insurer or an agent authorized to bind the insurer at least two Business Days prior to the Debt Refinancing Date.

               (s) Certificates of Occupancy. The Owner Participant shall have received satisfactory evidence of the issuance of valid temporary or permanent Certificates of Occupancy for Property H and Property I, as well as any other licenses or permits required to be obtained from the applicable Governmental Authorities with respect to Property H and Property I used and occupied by the Lessee as of the Debt Refinancing Date.

               (t) Opinions of Counsel. The opinions described on Schedule 7 shall have been received by the parties, as appropriate, substantially in the forms attached as Schedule 7, and dated as of the Debt Refinancing Date. In addition, the Owner Participant shall have received favorable opinions of Owner Participant's Tax Counsel and Owner Participant's Special Local Counsel, dated the Debt Refinancing Date and addressed to the Owner Participant, as to such federal income tax matters and state tax matters, respectively, relating to the transactions to be consummated on the Debt Refinancing Date as the Owner Participant may reasonably request. Each of the parties hereto agrees to instruct its counsel to address each such opinion (other than the tax matters opinions referred to in the preceding sentence) to the Underwriters in addition to the other addressees.

               (u) Environmental Report. Prior to the execution of this Agreement, the Owner Participant, the Owner Trustee and the Remainderman shall have received copies of Phase I environmental assessments of each of the Properties.

               (v) Payment of Taxes, etc. All Taxes, charges, fees and costs, if any, payable on or prior to the Closing Date in connection with the execution, delivery, recording, filing and performance through the Closing Date of the Transaction Documents and the documents and instruments enumerated and described in Schedule 2, or in connection with the issuance and sale of the Notes or use and occupancy of Property H and Property I and the making by the Owner Participant of the Subsequent Investment and the payment by the Remainderman of the Remainderman Purchase Price, shall have been paid in full.

               (w) Debt Refinancing Date. The Debt Refinancing Date shall be no later than the Outside Date.

               (x) No Adverse Accounting Treatment. The transaction to be effected pursuant to the Lease in respect of Property H and Property I shall be classifiable by the Owner Participant as a leveraged lease under GAAP for leveraged leases in effect on the Debt Refinancing Date.

               (y) Investment Grade.  The Lessee shall be Investment Grade.

               (z) Survey. The Lessee shall have delivered, or shall have caused to be delivered, to the Owner Trustee, the Remainderman and the Indenture Trustee an accurate as built "ALTA/ASCM Land Title Survey" of the Total Parcel (the "Survey") meeting the accuracy requirements of a Class "A" Survey, as defined by the guidelines of the ALTA/ASCM and certified by the applicable surveyor to the Lessee, the Owner Trustee, the Connecticut Trustee, the Owner Participant, the Indenture Trustee, the Remainderman and the Title Underwriter, which survey (1) shall include all minimum standard detail requirements for Class "A" ALTA/ASCM Land Title Surveys and items 1-15 listed on Table 3 thereof, except items 6 and 14 regarding topography and governmental agency requirements, respectively, and (2) shall be satisfactory to the Title Underwriter. The Lessee shall also have delivered, or shall have caused to be delivered, to the Owner Participant, the Remainderman Participant and the Indenture Trustee a metes and bounds description of Property H and Property I.

               (aa) Other Information. The Owner Participant, the Remainderman, the Indenture Trustee and the Pass Through Trustee shall have received such information and copies of such other documents as any of them may reasonably request.

               (bb) Evidence of Authority. The Owner Participant, the Remainderman, the Indenture Trustee and the Pass Through Trustee shall have received such other documents and evidence with respect to the Lessee, the Owner Trustee, the Connecticut Trustee, the Indenture Trustee, the Pass Through Trustee, or the Owner Participant as the Owner Participant, the Remainderman, the Indenture Trustee and the Pass Through Trustee or their respective counsel may reasonably request in order to establish the authority of such parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which each such respective Person is a party and the taking of all corporate proceedings in connection herewith or therewith.

               (cc) Equity Offering. Each of the Owner Participant, the Indenture Trustee and the Pass Through Trustee shall have received on or prior to the Debt Refinancing Date a certificate in the form of Exhibit L from Morgan Stanley & Co. with respect to offerees as of the equity investment of the Owner Participant and the manner of offering thereof.

               (dd) No Litigation. No action, suit or proceeding shall be pending or, to the knowledge of a Responsible Officer of the Lessee, threatened before or by any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority, in each case at the time of the Debt Refinancing Date, that questions the validity or enforceability of this Agreement or any other Transaction Document to which the Lessee is or is to become a party or that would, if adversely determined, have a material adverse effect on the ability of the Lessee to perform its respective obligations under the Transaction Documents to which such Lessee is or is to become a party.

               (ee) Change in Tax Law. There shall not have been enacted, promulgated, issued or proposed during the period commencing on the date of this Agreement and ending on the Debt Refinancing Date any change in the Code, any statute, any regulations, any administrative ruling, procedure, announcement, guidelines or other official guidance or any judicial decision that could adversely affect the Owner Participant.

          Section 3.4 Conditions Precedent to Obligations of the Lessee on the Debt Refinancing Date. The obligations of the Lessee to consummate the transactions contemplated by this Agreement or the Debt Refinancing Date shall be subject to the fulfillment to the reasonable satisfaction of, or waiver by, the Lessee, prior to or on the Debt Refinancing Date, of the conditions precedent set forth below. Notwithstanding the foregoing, the respective obligations of the Lessee shall not be subject to the Lessee's own performance or compliance to the extent that such performance or compliance is reasonably within the control of the Lessee. The conditions precedent contained in this Section 3.4 shall apply only to the extent the transactions on the Debt Refinancing Date relate to Property H and Property I.

               (a) Authority; Transaction Documents, Closing Documents; Opinions; and Appraisal. (i) The Lessee shall have received an executed counterpart of each Transaction Document and each other agreement referred to in Section 3.3(a), and shall have received an original or copy of each instrument, Officers' Certificate, certificate, opinion, document or other evidence of Governmental Action, report and other document referred to in
Section 3.3 (other than the opinion of the Owner Participant's Tax Counsel referred to in Section 3.3(t)), each to be in form and substance reasonably satisfactory to the Lessee; and (ii) the Lessee also shall have received a written report from the Appraiser, addressed to the Lessee, in form and substance reasonably satisfactory to the Lessee, which report shall reflect the Appraiser's reasonable conclusion as to the estimated Fair Market Rental Value of the Lessor Interests in respect of Property H and Property I in the hands of the Owner Trustee or another Person, unrelated to the Lessee within the meaning of Revenue Procedure 75-21, who could lease (or purchase) such Lessor Interests from the Owner Trustee for commercial use at the expiration of the Basic Term determined without regard to inflation or deflation during the period from the Debt Refinancing Date through the expiration of all permitted Fixed-Rate Renewal Terms.

               (b) Due Authorization, Execution and Delivery. All of the documents described in Section 3.3(a) shall have been duly authorized, executed and delivered by the respective parties thereto and shall be in full force and effect on the Debt Refinancing Date, and the Lessee shall have received reasonably satisfactory evidence as to such authorization, execution and delivery.

               (c) Representations and Warranties. The representations and warranties of the Owner Participant set forth in Section 5.2 and in the other Transaction Documents, of the Owner Trustee, individually and as Owner Trustee, set forth in Section 5.3 and in the other Transaction Documents, of the Indenture Trustee, individually and as Indenture Trustee, set forth in Section 5.4 and in the other Transaction Documents, of the Pass Through Trustee, individually and as Pass Through Trustee, set forth in Section 5.5 and in the other Transaction Documents, of the Owner Participant Parent set forth in Section 5.6 and in the other Transaction Documents, of the Remainderman set forth in Section 5.7 and in the other Transaction Documents and of the Connecticut Trustee, individually and as Connecticut Trustee, set forth in Section 5.11 and in the other Transaction Documents shall be true and correct in all material respects on and as of the Debt Refinancing Date with the same force and effect as though made on and as of Debt Refinancing Date and the Lessee shall have received appropriate Officers' Certificates of the Owner Participant, the Owner Participant Parent, the Connecticut Trustee, the Owner Trustee, the Remainderman, the Indenture Trustee, and the Pass Through Trustee, both individually and in their roles as trustees, dated as of the Debt Refinancing Date, to such effect and that they have performed in all material respects the covenants required to be performed by them, respectively, prior to the Debt Refinancing Date under this Agreement and each other Transaction Document;

               (d) No Violation of Applicable Law. The execution, delivery and performance of the Transaction Documents and the Underwriting Agreement and the consummation of the transactions contemplated hereby and thereby shall not violate any Applicable Law.

               (e) Governmental Action. The Lessee shall have received copies of documents or other evidence of all Governmental Action set forth in Schedule 3 or any additional Governmental Action required for the consummation by the Owner Participant and the Owner Participant Parent of the transactions contemplated hereby and by the other Transaction Documents.

               (f) Accounting Treatment. The Lessee shall have been advised by its independent public accountants on or before the Closing Date that, as of the Closing Date, the transactions effected pursuant to each respective Lease would be classified as an operating lease in conformity with GAAP.

               (g) Consents and Approvals. All approvals and consents set forth on Schedule 4 or any additional approvals or consents relating to the Lessee or Property H or Property I that are required for the consummation of the transactions contemplated by the other Transaction Documents shall have been obtained and shall be in form and substance reasonably satisfactory to the Lessee.

               (h) Opinions of Counsel.  The opinions identified on
Schedule 7 shall have been received by the Lessee, substantially in the forms attached to Schedule 7, and dated as of the Debt Refinancing Date.

               (i) No Default, etc. No Event of Loss in respect of Property H and Property I shall have occurred and no event or condition shall have occurred and be continuing that would, with the passage of time or the giving of notice, or both, constitute an Event of Loss. To the extent not caused by the action or inaction of the Lessee, other than that which is beyond the reasonable control of the Lessee, no Default, Event of Default, Indenture Default or Indenture Event of Default shall have occurred and be continuing. The Lessee shall have received Officers' Certificates from each of the Owner Trustee and the Connecticut, in each case, in its individual and trust capacities, and the Owner Participant, to the effect that no Indenture Default or Indenture Event of Default attributable to the Owner Trustee and the Connecticut Trustee, in each case, in either its individual or trust capacities, or the Owner Participant, has occurred and is continuing.

               (j) Certificates of Occupancy. The Lessee shall have received valid temporary or permanent Certificates of Occupancy for Property H and Property I that the Lessee occupies as of the Debt
Refinancing Date, as well as any other licenses or permits required to be obtained from the applicable Governmental Authorities with respect to the Properties used and occupied by the Lessee as of the Debt Refinancing Date.

               (k) Debt Refinancing Date. The Debt Refinancing Date shall be no later than the Outside Date.

               (l) Offeree Certificates. The Lessee shall also have received on or prior to the Closing Date a certificate in the form of Exhibit L hereto from Morgan Stanley & Co. with respect to the offerees of the equity investment of the Owner Participant and the manner of offering thereof.

               (m) Other Information. The Lessee shall have received such other information and copies of such other documents relating to the transactions to be effected on the Debt Refinancing Date as the Lessee reasonably may request (including but not limited to evidence as to the due authorization, execution and delivery of the Transaction Documents and any other instruments and agreements contemplated hereby).


                           ARTICLE IV

               EXTENT OF INTEREST OF NOTEHOLDERS

          No Noteholder shall have any further interest in, or other right with respect to, the Indenture Estate when and if the principal of, Premium, if any, and interest on all Notes held by such Noteholder and all other sums payable to such Noteholder under the Indenture and such Notes shall have been paid in full. The Pass Through Trustee and, by its acceptance of a Note, any other Noteholder agrees that they will look solely to the income and proceeds from the Indenture Estate to the extent available for distribution to such Noteholder as provided for in Article 4 of the Indenture and that none of the Owner Participant, the Owner Participant Parent or the Owner Trustee shall be directly or indirectly personally liable to the Pass Through Trustee or any other Noteholder for any amount payable under the Notes, the Indenture or hereunder, except as expressly provided in the Transaction Documents.


                           ARTICLE V

                 REPRESENTATIONS AND WARRANTIES

          Section 5.1 Representations and Warranties of the Lessee. The Lessee represents and warrants to each of the other parties hereto as follows:

               (a) Due Organization. The Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Lessee has the corporate power and authority to conduct its business as now conducted, to own or hold under lease its properties and to enter into and perform its obligations under the Transaction Documents to which it is or is to become a party. The Lessee is duly qualified to do business and is in good standing as a foreign corporation in the State of California. Lessee has not failed to qualify to do business or to be in good standing in any other jurisdiction where failure so to qualify or to be in good standing would materially and adversely affect the business or financial condition of the Lessee or the ability of the Lessee to perform its obligations under this Agreement or any other Transaction Document to which it is or is to become a party.

               (b) Due Authorization; No Conflict. Each of the Transaction Documents to which the Lessee is or is to become a party has been duly authorized by all necessary corporate action on the part of the Lessee and has been, or on the Closing Date will have been, duly executed and delivered by such Lessee, and the execution, delivery and performance thereof by the Lessee does not, and on the Closing Date will not, (i) require any approval of the stockholders of the Lessee or any approval or consent of any trustee or holder of any indebtedness or obligation of the Lessee, other than such consents and approvals as have been, or, on or prior to the Closing Date, will have been, obtained, (ii) contravene any Applicable Law binding on the Lessee or the charter or by-laws of the Lessee or (iii) contravene or result in any breach of or constitute any default under, or result in the creation of any Lien (other than pursuant to the Transaction Documents) upon any property of the Lessee under the Lessee's charter or by-laws, any material indenture, mortgage, loan agreement, lease or other agreement or instrument to which the Lessee is a party or by which the Lessee or any of its properties are bound.

               (c) Governmental Action. On or prior to the Closing Date, all Governmental Action set forth on Schedule 3 [(Part I)], together with that which is otherwise required in connection with the execution, delivery and performance by the Lessee of the Transaction Documents to which the Lessee is or is to become a party, has been or will have been obtained, given or made but for those Governmental Actions set forth on Schedule 3 (Part II) (as identified specifically and with respect to general classes of Governmental Actions), all of which are either (x) not required on the Closing Date and cannot be obtained or (y) typically not applied for prior to the time they are required (and the Lessee has no reason to believe will not be timely obtained). The sale of the Properties at the Purchase Price therefor and the payment of Rent under the Leases are consistent in all material respects with and do not contravene any Governmental Action specified in Schedule 3 (Part I).

               (d) Enforceability. Each of the Transaction Documents to which the Lessee is or is to become a party constitutes, or, when executed and delivered by the Lessee, will constitute, the legal, valid and binding obligation of the Lessee, enforceable against the Lessee in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors', mortgagees' or lessors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (e) Litigation. Except as disclosed in Schedule 8, there is no action, suit or proceeding pending or, to the knowledge of the Lessee, threatened against the Lessee before or by any Governmental Authority that questions the validity or enforceability of this Agreement or any other Transaction Document to which the Lessee is or is to become a party or that would, if adversely determined, have a material adverse effect on the ability of the Lessee to perform its obligations under the Transaction Documents to which the Lessee is or is to become a party.

               (f) Financial Statements. The consolidated balance sheets of the Lessee and its consolidated subsidiaries as of January 2, 1993 and October 2, 1993, and the related statements of income and cash flows of the Lessee and its consolidated subsidiaries for the fiscal year ended January 2, 1993 and the nine months ended October 2, 1993, contained or incorporated by reference in the Lessee's Annual Report on Form 10-K for the fiscal year ended January 2, 1993 the Lessee's Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 1993, respectively, fairly present the consolidated financial condition of the Lessee and its consolidated subsidiaries as of such dates and the result of operations of the Lessee and its consolidated subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied (subject in the case of the October 2, 1993 financial statements to normal year-end audit adjustments).

               (g) No Material Adverse Change. Since October 2, 1993, there has been no material adverse change in the financial condition of the Lessee and its subsidiaries taken as a whole.

               (h) No Defaults. No Default or Event of Default has occurred and is continuing, and no condition exists that constitutes, or with the giving of notice of lapse of time or both would constitute, an event of default by the Lessee under any material indenture, mortgage, loan agreement, lease or other agreement or instrument to which the Lessee is a party or by which it or any of its properties may be bound. No Event of Loss has occurred and no event or condition has occurred which would, with the passage of time or the giving of notice, or both, constitute an Event of Loss.

               (i) Financial Advisors. Except for Morgan Stanley & Co. Incorporated, Goldman Sachs & Co. and Salomon Brothers Inc, the Lessee has not retained any broker, finder or financial advisor in connection with the transactions contemplated by the Transaction Documents.

               (j) No Broker. There is no real estate broker or agent to whom a commission is due as a result of the sale of the Properties.

               (k) Liens. On the Closing Date, the Lessee will have transferred to the Owner Trustee and the Remainderman good and marketable fee simple title to the Lessor Interests and the Remainderman Interests, respectively, and a valid and subsisting leasehold estate, in each case free and clear of all Liens other than Permitted Liens. Upon execution, acknowledgement, delivery and recordation of the First Supplemental Indentures by the Owner Trustee and the Indenture Trustee, the First Supplemental Indentures shall create the valid and perfected first priority mortgage liens and security interests which they purport to create on, in and to the Related Indenture Estates free and clear of all Liens other than Permitted Liens.

               (l) Location of Chief Executive Offices. The Chief Executive Offices (as such term is used in Article 9 of the Uniform Commercial Code) and the principal place of business of the Lessee and the offices where it keeps its records concerning the Properties and the transactions contemplated hereby are located at 1550 South Redwood Road, Salt Lake City, Utah 84104.

               (m) Investment Company. Neither the Lessee nor any subsidiary of the Lessee is an "investment company" or a company
"controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               (n) Securities Act. Except as contemplated by the Transaction Documents, the Lessee has not offered (and on the Closing Date will not have offered) any interest in the Properties, the Series J Notes, the Trust Estate, the Indenture Estate or the Leases, or any similar securities of the Lessee or the Trust, to, or solicited any offer to acquire any of the same from, any Person, in violation of Section 5 of the Securities Act, nor has it authorized any Person to take any such action, and the Lessee has not taken any action that would subject any interest in the Properties, the Refinancing Notes, the Trust Estate, the Indenture Estate or the Leases (other than the Pass Through Certificates) to the registration requirements of Section 5 of the Securities Act.

               (o) [INTENTIONALLY OMITTED]

               (p) Environmental Matters. To the best of Lessee's knowledge, it has complied and is now complying with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to each of the Properties. There are no circumstances that may prevent or interfere with the Lessee's ability to operate and maintain each of the Properties as contemplated by the Transaction Documents in full compliance with applicable Environmental Laws. To the best of the Lessee's knowledge, except as identified in the Environmental Report, there are no past, pending or threatened Environmental Claims against the Lessee or the Properties. The Lessee has not used, and does not intend to use any portion of the Properties, or any modifications thereto, for such purposes other than (i) as necessary to operate and maintain the Properties and (ii) in compliance with all applicable Environmental Laws. To the best of the Lessee's knowledge, except as identified in the Environmental Report, Hazardous Materials have not at any time been released, deposited or disposed of on or from the Properties in any way contrary to that which is allowed or permitted under applicable Environmental Laws. There are no present or, to the knowledge of a Responsible Officer of the Lessee, past actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of Hazardous Materials, that, in the Lessee's reasonable opinion could (i) form the basis of an Environmental Claim against the Lessee or any Property that individually or in the aggregate could have a material adverse effect on the operations or financial condition of the Lessee, (ii) cause any Property to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, or (iii) interfere with the continued operation and maintenance of the Properties. To the best of the Lessee's knowledge, except as identified in the Environmental Report, there are not now and never have been any underground storage tanks located at, on or under the Properties; there is no asbestos contained in, forming part of, or contaminating any part of the Properties; and no polychlorinated biphenyls (PCBs) are used, stored, located at or contaminate any part of the Properties.

               (q) ERISA. Assuming that the Owner Participant is not acquiring its interest in the Trust with assets of any "employee benefit plan" (or its related trust) as defined in section 3(3) of ERISA or of any "plan" (or its related trust) as defined in section 4975(a)(1) of the Code, the execution, delivery and performance by the Lessee of this Participation Agreement and the other Transaction Documents to which the Lessee is or is to become a party will not involve any prohibited transaction within the meaning of section 406 of ERISA or section 4975 of the Code.

               (r) Completion. The Improvements located on each of the Properties have been substantially completed and each of the stores located on Property B, Property C, Property D, Property E, Property F, Property G, and Property H have opened for business.

               (s) Certificates of Occupancy. The Lessee has received valid temporary or permanent Certificates of Occupancy for each of the Properties that the Lessee occupies as of the Closing Date. With respect to each Property for which the Lessee has obtained only a temporary Certificate of Occupancy, the Lessee has no knowledge of any condition or state of facts that could prevent the issuance of a permanent Certificate of Occupancy in the ordinary course of business with respect to the applicable Property.

               (t) Subdivision. Each of the Properties has been subdivided in compliance with Applicable Law and constitutes a legally distinct parcel or parcels that can be independently and validly conveyed and mortgaged.

               (u) [INTENTIONALLY OMITTED]

               (v) Compliance. After giving effect to the transactions contemplated by the Transaction Documents, including without limitation, the due execution, delivery and recordation of the Deeds, the Remainderman Interest Deeds and the Leases, the ownership of the Improvements and the Estate for Years by the Owner Trustee and the Remainderman Interest by the Remainderman, and the use and occupancy of the Properties by the Lessee, in each case, in the operation of Lessee's Business, shall comply with Applicable Law, including, without limitation, all applicable zoning and similar land use laws and regulations, as of the Closing Date, except in any case where the failure to comply would not have an adverse effect on the value, utility or remaining useful life of the respective Improvements except to an insignificant extent or where Applicable Law does not require the Lessee or the Properties to be in compliance.

          EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THE TRANSACTION DOCUMENTS, THE LESSEE DOES NOT MAKE NOR SHALL THE LESSEE BE DEEMED TO HAVE MADE, AND THE LESSEE HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE VALUE, CONDITION, WORKMANSHIP, DESIGN, MERCHANTABILITY OR FITNESS FOR USE OF ANY OF THE PROPERTIES OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PROPERTIES.

          (w) Legal Effect. The Deeds are effective under applicable California law to convey all of Lessee's right, title and interest in the Improvements and the Estates for Years. The Leases constitute operating Leases under applicable California law.

          (x) Compliance with Negative Covenants. No circumstance exists that constitutes, or with the lapse of time would constitute, (i) a default or event of default under any of Lessee's material agreements relating to indebtedness for money borrowed or (ii) the covenants set forth in Annex II.

          Section 5.2 Representations and Warranties of the Owner
Participant. The Owner Participant represents and warrants to each of the other parties hereto as follows:

               (a) Due Organization. The Owner Participant is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is or is to become a party. The Owner Participant is qualified to do business in the State of California and has not failed to qualify to do business or to be in good standing in any other jurisdiction where failure so to qualify or to be in good standing would materially and adversely affect the Owner Participant's ability to perform its obligations under this Agreement or any other Transaction Document to which it is or is to become a party.

               (b) Due Authorization; No Conflict. Each of the Transaction Documents to which the Owner Participant is or is to become a party has been duly authorized by all necessary corporate action on the part of the Owner Participant and has been, or on the Closing Date will have been, duly executed and delivered by the Owner Participant, and the execution, delivery and performance thereof by the Owner Participant do not, and on the Closing Date will not, (i) require any approval of the stockholders of the Owner Participant or any approval or consent of any trustee or holder of any indebtedness or obligation of the Owner Participant other than such consents and approvals as have been obtained, (ii) contravene any Applicable Law binding on the Owner Participant (except no representation or warranty is made as to any Applicable Law to which the Owner Participant may be subject because of the activities of the Lessee) or (iii) contravene or result in any breach of or constitute any default under, or result in the creation of any Lien upon the Trust Estate under the Owner Participant's charter or by-laws or any material indenture, mortgage, loan agreement, lease or other agreement or instrument to which the Owner Participant is a party or by which the Owner Participant or any of its properties is bound.

               (c) Enforceability. Each of the Transaction Documents to which the Owner Participant is or is to become a party constitutes, or, when executed and delivered by the Owner Participant, will constitute, the legal, valid and binding obligation of the Owner Participant, enforceable against the Owner Participant in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors', mortgagees' or lessors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (d) Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Owner Participant, threatened against the Owner Participant before or by any Governmental Authority that questions the validity or enforceability of this Agreement or any other Transaction Document to which the Owner Participant is or is to become a party or that would, if adversely determined, have a material adverse effect on the ability of the Owner Participant to perform its obligations under the Transaction Documents to which the Owner Participant is or is to become a party.

               (e) ERISA. The Owner Participant is not acquiring its interest in the Trust with the assets of any "employee benefit plan" (or its related trust) as defined in Section 3(3) of ERISA or with the assets of any "plan" (or its related trust) as defined in Section 4975(e) (1) of the Code.

               (f) Securities Act. The Owner Participant is acquiring its interest in the Trust for its own account for investment and not with a view to any resale or distribution thereof, and if in the future the Owner Participant should decide to dispose of its interest in the Trust, the Owner Participant understands that it may do so only in compliance with the Securities Act and the rules and regulations of the SEC thereunder; provided, however, that, subject to the provisions of Article VIII and of the Trust Agreement, the disposition of the Owner Participant's interest in the Trust shall be at all times within the Owner Participant's control. Except as contemplated by the Transaction Documents, the Owner Participant has not offered (and, on the Closing Date, will not have offered) any interest in the Leases, the Notes, the Pass Through Certificates or any similar securities of the Lessee or the Trust, to, or solicited any offer to acquire any of the same from, any Person, nor has it authorized any Person to take any such action.

               (g) No Lessor's Liens. No Lessor's Lien on any of the Properties, any of the Leases, the Trust Estate or the Indenture Estate (other than the Lien of the Indenture) attributable to the Owner Participant is in existence. The execution, delivery and performance by the Owner Participant of the Transaction Documents to which it is or is to become a party will not subject the Trust Estate or the Indenture Estate, or any portion of either thereof, to any such Lessor's Lien.

               (h) Financial Advisors. Neither the Owner Participant nor its Affiliates have retained any broker, finder or financial advisor in connection with the transactions contemplated by the Transaction Documents other than Capstar Partners, Inc., the compensation of which shall be the sole responsibility of, and shall be paid by, the Owner Participant.

               (i) Investment Company. The Owner Participant is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          Section 5.3 Representations and Warranties of the Owner Trustee. The Owner Trustee, as Owner Trustee and, except as to the representations and warranties set forth in the second sentence of paragraph (c), in paragraph (e) and the first sentence of paragraph (f) below, in its individual capacity, represents and warrants to each of the other parties hereto as follows:

               (a) Due Organization. The Owner Trustee is a national banking association duly organized, validly existing and in good standing under the federal banking laws of the United States, and has the corporate power and authority to enter into and perform its obligations (i) under the Trust Agreement in its individual capacity and, to the extent it is a party in its individual capacity, this Agreement, each of the Leases, the Indenture and each of the First Supplemental Indentures and (ii) in its capacity as Owner Trustee, under this Agreement, each of the Leases, the Indenture, the First Supplemental Indentures and the other Transaction Documents to which the Owner Trustee is or is to become a party, and the Notes.

               (b) Due Authorization; No Conflict. The Trust Agreement and, to the extent the Owner Trustee is a party in its individual capacity, this Agreement, each of the Leases, the Indenture and each of the First Supplemental Indentures have been duly authorized by all necessary corporate action on the part of the Owner Trustee in its individual capacity and have been duly executed and delivered by the Owner Trustee in its individual capacity. Assuming the due authorization, execution and delivery of the Trust Agreement by the Owner Participant, this Agreement, each of the Leases, the Indenture, each of the First Supplemental Indentures and each of the other Transaction Documents to which the Owner Trustee is or is to become a party have been, or on the Closing Date will have been, duly authorized, executed and delivered by the Owner Trustee. The execution, delivery and performance by the Owner Trustee in its individual capacity of the Trust Agreement and, to the extent it is a party in its individual capacity, this Agreement, each of the Leases and the Indenture, and the execution, delivery and performance by the Owner Trustee of this Agreement, each of the Leases, the Indenture and the other Transaction Documents to which it is or is to become a party and the Notes, do not, and on each Closing Date will not, (i) require any approval of the stockholders of the Owner Trustee or any approval or consent of any trustee or holders of any of the indebtedness or obligations of the Owner Trustee,
(ii) contravene any Applicable Law governing the banking, trust or fiduciary powers of the Owner Trustee or any order or judgment applicable to or binding on it, or (iii) contravene or result in any breach of or constitute any default under the charter or by-laws of the Owner Trustee or any material indenture, mortgage, loan agreement, lease or other agreement or instrument to which the Owner Trustee is a party or by which the Owner Trustee or any of its properties is bound.

               (c) Enforceability. The Trust Agreement and, to the extent that the Owner Trustee is a party in its individual capacity, this Agreement, each of the Leases and the Indenture constitute the legal, valid and binding obligation of the Owner Trustee in its individual capacity, enforceable against the Owner Trustee in its individual capacity in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors', mortgagees' or lessors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). This Agreement, each of the Leases, the Indenture and each of the other Transaction Documents to which the Owner Trustee is or is to become a party constitute, or when executed and delivered by the Owner Trustee will constitute, the legal, valid and binding obligations of the Owner Trustee, enforceable against the Owner Trustee in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors', mortgagees', lessors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (d) Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Owner Trustee, threatened against the Owner Trustee (as the Owner Trustee or in its individual capacity) before or by any Governmental Authority that questions the validity or enforceability of this Agreement, each of the Leases, the Indenture, the Trust Agreement or any other Transaction Document to which the Owner Trustee (as the Owner Trustee or in its individual capacity) is or is to become a party or that would, if adversely determined, have a material adverse effect on the ability of the Owner Trustee to perform its obligations under the Transaction Documents to which the Owner Trustee (as the Owner Trustee or in its individual capacity) is or is to become a party.

               (e) Notes. Upon execution of any Note to be issued by the Owner Trustee under the Indenture, authentication thereof by the Indenture Trustee pursuant to the Indenture and delivery thereof against payment therefor in accordance with this Agreement and the Indenture, such Note will be the legal, valid and binding obligation of the Owner Trustee, enforceable against the Owner Trustee in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, receivership, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

               (f) No Lessor's Liens. No Lessor's Lien attributable to the Owner Trustee in its trust capacity is in existence. No Lessor's Lien attributable to State Street Bank and Trust Company of California, National Association, in its individual capacity is in existence. The execution, delivery and performance by the Owner Trustee of the Transaction Documents to which it is or is to become a party will not subject the Trust Estate or the Indenture Estate, or any portion of either thereof, to any Lessor's Lien.

               (g) Location of Chief Executive Office. The chief executive office and principal place of business of the Owner Trustee is located at 725 S. Figueroa Street, Los Angeles, California 90017 and the office where it keeps its records concerning the Properties and the transactions contemplated hereby is located at 750 Main Street, Hartford, Connecticut 06103.

               (h) Securities Act. Except as contemplated by the Transaction Documents, the Owner Trustee has not offered (and, on the Closing Date, will not have offered) any interest in the Leases, the Notes, the Pass Through Certificates or any similar securities of the Lessee or the Lessor Interests, to, or solicited any offer to acquire any of the same from, any Person, nor has it authorized any Person to take any such action.

          Section 5.4 Representations and Warranties of the Indenture Trustee. The Indenture Trustee, in its individual capacity (except as to (c) and (f)) and as Indenture Trustee, represents and warrants to each of the other parties hereto as follows:

               (a) Due Organization. The Indenture Trustee is a Delaware banking corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is or is to become a party.

               (b) Due Authorization; No Conflict. Each of the Transaction Documents to which the Indenture Trustee is or is to become a party (as the Indenture Trustee or in its individual capacity) has been duly authorized by all necessary corporate action on the part of the Indenture Trustee and has been, or on the Closing Date will have been, duly executed and delivered by the Indenture Trustee (as the Indenture Trustee or in its individual capacity, as the case may be), and the execution, delivery and performance thereof do not, and on the Closing Date will not, (i) require any approval of the stockholders of the Indenture Trustee or any approval or consent of any trustee or holders of any indebtedness or obligations of the Indenture Trustee, (ii) contravene any Applicable Law governing the banking, trust or fiduciary powers of the Indenture Trustee or any order or judgment applicable to or binding on it, or (iii) contravene or result in any breach of or constitute any default under the articles of association or by-laws of the Indenture Trustee, or any material indenture, mortgage, loan agreement, lease or other agreement or instrument to which the Indenture Trustee in its individual capacity is a party or by which the Indenture Trustee in its individual capacity or any of its properties is bound.

               (c) Enforceability. Each of the Transaction Documents to which the Indenture Trustee is or is to become a party constitutes, or when executed and delivered by the Indenture Trustee (as the Indenture Trustee or in its individual capacity, as the case may be) will constitute, the legal, valid and binding obligation of the Indenture Trustee (as the Indenture Trustee or in its individual capacity, as the case may be), enforceable against the Indenture Trustee (as the Indenture Trustee or in its individual capacity, as the case may be) in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors', mortgagees, or lessors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (d) Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Indenture Trustee, threatened against the Indenture Trustee (as the Indenture Trustee or in its individual capacity) before or by any Governmental Authority that questions the validity or enforceability of this Agreement or any other Transaction Document to which the Indenture Trustee is or is to become a party or that would, if adversely determined, have a material adverse effect on the ability of the Indenture Trustee to perform its obligations under the Transaction Documents to which the Indenture Trustee (as the Indenture Trustee or in its individual capacity) is or is to become a party.

               (e) No Indenture Trustee's Liens. No Indenture Trustee's Lien is in existence. The execution, delivery and performance by the Indenture Trustee of the Transaction Documents to which it is a party (as Indenture Trustee or in its individual capacity) will not subject the Indenture Estate, or any portion thereof, to any Indenture Trustee's Liens.

               (f) Securities Act. Except as contemplated by the Transaction Documents, the Indenture Trustee has not offered (and, on the Closing Date, will not have offered) any interest in the Notes, the Pass Through Certificates or any similar securities of the Indenture Estate, to, or solicited any offer to acquire any of the same from, any Person, nor has it authorized any Person to take any such action.

          Section 5.5 Representations and Warranties of the Pass Through Trustee. The Pass Through Trustee, in its individual capacity (except as to (c) and (e)) and as Pass Through Trustee, represents and warrants to each of the other parties hereto as follows:

               (a) Due Organization. The Pass Through Trustee is a Delaware banking corporation duly organized, validly existing in good standing under the laws of the State of Delaware, and has the corporate power and authority to enter into and perform its obligations under the Pass Through Trust Agreement, the Pass Through Certificates and the other Transaction Documents to which it is or is to become a party.

               (b) Due Authorization; No Conflict. The Pass Through Trust Agreement, the Pass Through Certificates, and the other Transaction Documents to which the Pass Through Trustee is or is to become a party (as the Pass Through Trustee and in its individual capacity) have been, or on the Closing Date or on the Debt Refinancing Date, as applicable, will have been, duly authorized by all necessary corporate action on the part of the Pass Through Trustee and have been, or on the Closing Date or on the Debt Refinancing Date, as applicable, will have been, duly executed and delivered by the Pass Through Trustee, and the execution, delivery and performance thereof do not, and on the Closing Date or on the Debt Refinancing Date, as the case may be, will not: (i) require any approval of the stockholders of the Pass Through Trustee or any approval or consent of any trustee or holders of any of the indebtedness or obligations of the Pass Through Trustee, (ii) contravene any Applicable Law governing the banking trust or fiduciary powers of the Pass Through Trustee or any order or judgment applicable to it, or (iii) contravene or result in any breach of or constitute any default under the charter or by-laws of the Pass Through Trustee or any material indenture, mortgage, loan agreement, lease or other agreement or instrument to which the Pass Through Trustee in its individual capacity is a party or by which the Pass Through Trustee in its individual capacity or any of its properties is bound.

               (c) Enforceability. The Pass Through Trust Agreement, the Pass Through Certificates when issued and each of the Transaction Documents to which the Pass Through Trustee (as the Pass Through Trustee or in its individual capacity) is or is to become a party constitute, or, when executed and delivered by the Pass Through Trustee (as the Pass Through Trustee or in its individual capacity) will constitute, the legal, valid and binding obligation of the Pass Through Trustee (as the Pass Through Trustee or in its individual capacity, as the case may be), enforceable against the Pass Through Trustee (as the Pass Through Trustee or in its individual capacity) in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors', mortgagees' or lessors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (d) Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Pass Through Trustee, threatened against the Pass Through Trustee (as the Pass Through Trustee or in its individual capacity) before or by any Governmental Authority that questions the validity or enforceability of this Agreement, the Pass Through Trust Agreement, the Pass Through Certificates, or any other Transaction Document to which the Pass Through Trustee is or is to become a party or that would, if adversely determined, have a material adverse effect on the ability of the Pass Through Trustee to perform its obligations under the Transaction Documents to which the Pass Through Trustee (as the Pass Through Trustee or in its individual capacity) is or is to become a party.

               (e) Securities Act. The Pass Through Trustee is acquiring the Refinancing Notes to be issued to it pursuant to the Indenture on the Debt Refinancing Date for the purposes of the Pass Through Trust and not with a view to any resale or distribution thereof, and if in the future the Pass Through Trustee should decide to dispose of the Pass Through Trust's interests in the Notes, the Pass Through Trustee understands that it may do so only in compliance with the Securities Act and the rules and regulations of the SEC thereunder. Except as contemplated by the Transaction Documents, the Pass Through Trustee has not offered (and on the Closing Date or the Debt Refinancing Date, will not have offered) any interest in the Indenture Estate, the Pass Through Certificates, the Notes or any similar securities to, or solicited any offer to acquire any of the same from, any Person, nor has it authorized any Person to take any such action.

               (f) No Pass Through Trustee's Liens. No Pass Through Trustee's Lien is in existence. The execution, delivery and performance by the Pass Through Trustee of the Transaction Documents to which it is a party (as Pass Through Trustee or in its individual capacity) will not subject any Pass Through Estate, or any portion thereof, to any Pass Through Trustee's Liens.

          Section 5.6 Representations and Warranties of the Owner Participant Parent. The Owner Participant Parent represents and warrants to each of the other parties hereto as follows:
               (a) Due Organization. The Owner Participant Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is or is to become a party. The Owner Participant Parent has not failed to qualify to do business or to be in good standing in any other jurisdiction where failure so to qualify or to be in good standing would materially and adversely affect the Owner Participant Parent's ability to perform its obligations under this Agreement and the Owner Participant Parent Guaranty.

               (b) Due Authorization; No Conflict. Each of the Transaction Documents to which the Owner Participant Parent is or is to become a party has been duly authorized by all necessary corporate action on the part of the Owner Participant Parent and has been, or on the Closing Date will have been, duly executed and delivered by the Owner Participant Parent, and the execution, delivery and performance thereof by the Owner Participant Parent do not, and on the Closing Date will not, (i) require any approval of the stockholders of the Owner Participant Parent or any approval or consent of any trustee or holder of any indebtedness or obligation of the Owner Participant Parent, (ii) contravene any Applicable Law binding on the Owner Participant Parent (except no representation or warranty is made as to any Applicable Law to which the Owner Participant Parent may be subject because of the activities of the Lessees) or (iii) contravene or result in any breach of, or constitute any default under, the Owner Participant Parent's charter or by-laws or any material indenture, mortgage, loan agreement, lease or other agreement or instrument to which the Owner Participant Parent is a party or by which the Owner Participant Parent or any of its properties is bound.

               (c) Enforceability. Each of this Agreement and the Owner Participant Parent Guaranty constitutes, or, when executed and delivered by the Owner Participant Parent, will constitute, the legal, valid and binding obligation of the Owner Participant Parent, enforceable against the Owner Participant Parent in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors', mortgagees' or lessors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (d) Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Owner Participant Parent, threatened against the Owner Participant Parent before or by any Governmental Authority that questions the validity or enforceability of this Agreement or the Owner Participant Parent Guaranty or that would, if adversely determined, have a material adverse effect on the ability of the Owner Participant Parent to perform its obligations under this Agreement or the Owner Participant Parent Guaranty.

               (e) Securities Act. The Owner Participant Parent has not offered (and, on the Closing Date, will not have offered) any interest in the Lease, the Notes, the Pass Through Certificates or similar securities of the Lessee or the Trust, to, or solicited any offer to acquire any of the same from, any Person, nor has it authorized any Person to take any such action.

               (f) Owner Participant Subsidiary. The Owner Participant is a direct, wholly-owned Subsidiary of the Owner Participant Parent.

          Section 5.7 Representations and Warranties of the Remainderman Participant. The Remainderman Participant represents and warrants to each of the other parties hereto as follows:

               (a) Due Organization. The Remainderman Participant is a limited partnership organized, validly existing and in good standing under the laws of the State of Connecticut and has the power and authority to enter into and perform its obligations under this Agreement, and the other Transaction Documents to which the Remainderman Participant is or is to become a party.

               (b) Due Authorization; No Conflict. Each of the Transaction Documents to which the Remainderman Participant is or is to become a party has been duly authorized by all necessary corporate action on the part of the Remainderman Participant and has been duly executed and delivered by the Remainderman Participant. The execution, delivery and performance by the Remainderman Participant of this Agreement, and the other Transaction Documents to which it is or is to become a party do not, and on the Closing Date will not, (i) require any approval of the partners of the Remainderman Participant or any approval or consent of any trustee or holders of any of the indebtedness or obligations of the Remainderman Participant,
(ii) contravene any Applicable Law governing the Remainderman Participant or any order or judgment applicable to or binding on it, or
(iii) contravene or result in any breach or constitute any default under the partnership agreement organizing the Remainderman Participant or any material indenture, mortgage, loan agreement, lease or other agreement or instrument to which the Remainderman Participant is a party or by which the Remainderman Participant or any of its properties is bound.

               (c) Enforceability. This Agreement and the other Transaction Documents to which the Remainderman Participant is or is to become a party constitute the legal, valid and binding obligation of the Remainderman Participant, enforceable against the Remainderman Participant in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors', mortgagees' or lessors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (d) Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Remainderman Participant, threatened against the Remainderman Participant before or by any Governmental Authority that questions the validity or enforceability of this Agreement or any other Transaction Document to which the Remainderman Participant is or is to become a party or that would, if adversely determined, have a material adverse effect on the ability of the Remainderman Participant to perform its obligations under the Transaction Documents to which the Remainderman Participant is or is to become a party.

               (e) No Remainderman's Liens. No Remainderman's Lien attributable to the Remainderman Participant is in existence. The execution, delivery and performance by the Remainderman Participant of the Transaction Documents to which it is or is to become a party will not subject the Trust Estate, the Indenture Estate, any of the Properties or any portion of either thereof to any Remainderman's Liens.

          Section 5.8 Representations and Warranties of the Remainderman. The Remainderman represents and warrants to each of the other parties hereto as follows:

               (a) Due Organization. The Remainderman has been duly formed and is validly existing in good standing as a statutory business trust under the laws of the State of Delaware and has the power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which the Remainderman is or is to become a party.

               (b) Due Authorization; No Conflict. Each of the Transaction Documents to which the Remainderman is or is to become a party has been duly authorized by the Remainderman pursuant to the provisions of the Remainderman Trust Agreement and has been duly executed and delivered by the Remainderman. The execution, delivery and performance by the Remainderman of this Agreement and the other Transaction Documents to which it is or is to become a party do not, and on the Closing Date will not,
(i) contravene any Applicable Law governing the Remainderman or any order judgment or mortgage applicable to or binding on it or violate any provision of the Remainderman Trust Agreement, and (ii) require any Governmental Action of any federal, California or Delaware Governmental Authority relating to the Remainderman.

               (c) Enforceability. This Agreement and the other Transaction Documents to which the Remainderman is or is to become a party constitute the legal, valid and binding obligation of the Remainderman, enforceable against the Remainderman in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors', mortgagees' or lessors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (d) No Remainderman's Liens. No Remainderman's Lien is in existence. The execution, delivery and performance by the Remainderman of the Transaction Documents to which it is or is to become a party will not subject the Remainderman Trust Estate, the Indenture Estate, any of the Properties or any portion of either thereof to any Remainderman's Liens.

               (e) Location of Chief Executive Office. The chief executive office and principal place of business of the Remainderman and the office where it keeps its records concerning the Remainder Trust Estate and the transactions contemplated hereby is located in Wilmington, Delaware.

          Section 5.9 Representations and Warranties of the Remainderman Trustee. The Remainderman Trustee, in its individual capacity (except as to (c)) represents and warrants to each of the other parties hereto as follows:

               (a) Due Organization. The Remainderman Trustee is a Delaware banking corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is or is to become a party.

               (b) Due Authorization; No Conflict. This Agreement and the Remainderman Trust Agreement have been duly authorized by all necessary corporate action on the part of the Remainderman Trustee and have been, or on the Closing Date will have been, duly executed and delivered by the Remainderman Trustee, and the execution, delivery and performance thereof do not, and on the Closing Date will not, (i) require any approval of the stockholders of the Remainderman Trustee or any approval or consent of any trustee or holders of any indebtedness or obligations of the Remainderman Trustee, (ii) contravene any Applicable Law governing the banking, trust or fiduciary powers of the Remainderman Trustee or any order or judgment applicable to or binding on it, or (iii) contravene or result in any breach of or constitute any default under the articles of association or by-laws of the Remainderman Trustee, or any material indenture, mortgage, loan agreement, lease or other agreement or instrument to which the Remainderman Trustee in its individual capacity is a party or by which the Remainderman Trustee in its individual capacity or any of its properties is bound.

               (c) Enforceability. This Agreement and the Remainderman Trust Agreement constitutes the legal, valid and binding obligation of the Remainderman Trustee, enforceable against the Remainderman Trustee in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors', mortgagees, or lessors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (d) No Remainderman's Liens. No Remainderman's Lien attributable to the Remainderman Trustee in its individual capacity is in existence. The execution, delivery and performance by the Remainderman Trustee of this Agreement and the Remainderman Trust Agreement will not subject the Remainderman Estate, or any portion thereof, to any Remainderman's Liens.

          Section 5.10 Representations and Warranties of the Initial Noteholder. The Initial Noteholder represents and warrants to each of the other parties hereto as follows:

               (a) Due Organization. The Initial Noteholder is a national banking association duly organized, validly existing in good standing under the federal banking laws of the United States, and has the corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or is to become a party.

               (b) Due Authorization; No Conflict. The Transaction Documents to which the Initial Noteholder is or is to become a party have been, or on the Closing Date will have been, duly authorized by all necessary corporate action on the part of the Initial Noteholder and have been, or on the Closing Date will have been, duly executed and delivered by the Initial Noteholder, and the execution, delivery and performance thereof do not, and on the Closing Date will not: (i) require any approval of the stockholders of the Initial Noteholder or any approval or consent of any trustee or holders of any of the indebtedness or obligations of the Initial Noteholder, (ii) contravene any Applicable Law or any order or judgment applicable to the Initial Noteholder, or (iii) contravene or result in any breach of or constitute any default under the charter or by-laws of the Initial Noteholder or any material indenture, mortgage, loan agreement, lease or other agreement or instrument to which the Initial Noteholder is a party or by which the Initial Noteholder or any of its properties is bound.

               (c) Enforceability. The Transaction Documents to which the Initial Noteholder is or is to become a party constitute, or, when executed and delivered by the Initial Noteholder, will constitute, the legal, valid and binding obligation of the Initial Noteholder, enforceable against the Initial Noteholder in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors', mortgagees' or lessors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (d) Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Initial Noteholder, threatened against the Initial Noteholder before or by any Governmental Authority that questions the validity or enforceability of this Agreement, or any other Transaction Document to which the Initial Noteholder is or is to become a party or that would, if adversely determined, have a material adverse effect on the ability of the Initial Noteholder to perform its obligations under the Transaction Documents to which the Initial Noteholder is or is to become a party.

               (e) Securities Act. The Initial Noteholder is not acquiring the Series J Notes to be issued to it pursuant to the Indenture and the First Supplemental Indentures on the Closing Date with a view to any resale or distribution thereof, and if in the future the Initial Noteholder should decide to dispose of the Initial Noteholder's interests in the Series J Notes, the Initial Noteholder understands that it may do so only in compliance with the Securities Act and the rules and regulations of the SEC thereunder. Except as contemplated by the Transaction Documents, the Initial Noteholder has not offered (and on the Closing Date, will not have offered) any interest in the Indenture Estate or the Series J Notes or any similar securities to, or solicited any offer to acquire any of the same from, any Person, nor has it authorized any Person to take any such action.

               (f) ERISA. The Initial Noteholder is not acquiring its interest in the Series J Notes on the Closing Date with the assets of any "employee benefit plan" (or its related trust) as defined in Section 3(3) of ERISA or with the assets of any "plan" (or its related trust) as defined in Section 4975(e) (1) of the Code.

               (g) No Initial Noteholder's Liens. No Initial Noteholder's Lien is in existence.

          Section 5.11 Representations and Warranties of the Connecticut Trustee. The Connecticut Trustee, as Connecticut Trustee and, except as to the representations and warranties set forth in the second sentence of paragraph (c), in paragraph (e) and the first sentence of paragraph (f) below, in its individual capacity, represents and warrants to each of the other parties hereto as follows:

               (a) Due Organization. The Connecticut Trustee is a national banking association duly organized, validly existing and in good standing under the federal banking laws of the United States, and has the corporate power and authority to enter into and perform its obligations (i) under the Connecticut Trust Agreement in its individual capacity and, to the extent it is a party in its individual capacity, this Agreement and the Trust Agreement, as amended by Amendment No. 1 to Trust Agreement, and (ii) in its capacity as Connecticut Trustee, under this Agreement and the Trust Agreement, as amended by Amendment No. 1 to Trust Agreement, and the other Transaction Documents to which the Connecticut Trustee is or is to become a party.

               (b) Due Authorization; No Conflict. The Connecticut Trust Agreement and, to the extent the Connecticut Trustee is a party in its individual capacity, this Agreement and the Trust Agreement, as amended by Amendment No. 1 to Trust Agreement, have been duly authorized by all necessary corporate action on the part of the Connecticut Trustee in its individual capacity and have been duly executed and delivered by the Connecticut Trustee in its individual capacity. Assuming the due authorization, execution and delivery of the Connecticut Trust Agreement by the Connecticut Participant, this Agreement and the Trust Agreement, as amended by Amendment No. 1 to Trust Agreement, and each of the other Transaction Documents to which the Connecticut Trustee is or is to become a party have been, or on the Debt Refinancing Date will have been, duly authorized, executed and delivered by the Connecticut Trustee. The execution, delivery and performance by the Connecticut Trustee in its individual capacity of the Connecticut Trust Agreement and, to the extent it is a party in its individual capacity, this Agreement and the Trust Agreement, as amended by Amendment No. 1 to Trust Agreement, and the execution, delivery and performance by the Connecticut Trustee of this Agreement and the Trust Agreement, as amended by Amendment No. 1 to Trust Agreement, and the other Transaction Documents to which it is or is to become a party do not, and on the Debt Refinancing Date will not, (i) require any approval of the stockholders of the Connecticut Trustee or any approval or consent of any trustee or holders of any of the indebtedness or obligations of the Connecticut Trustee, (ii) contravene any Applicable Law governing the banking, trust or fiduciary powers of the Connecticut Trustee or any order or judgment applicable to or binding on it, or (iii) contravene or result in any breach of or constitute any default under the charter or by-laws of the Connecticut Trustee or any material indenture, mortgage, loan agreement, lease or other agreement or instrument to which the Connecticut Trustee is a party or by which the Connecticut Trustee or any of its properties is bound.

               (c) Enforceability. The Connecticut Trust Agreement and, to the extent that the Connecticut Trustee is a party in its individual capacity, this Agreement and the Trust Agreement, as amended by Amendment No. 1 to Trust Agreement, constitute the legal, valid and binding obligation of the Connecticut Trustee in its individual capacity, enforceable against the Connecticut Trustee in its individual capacity in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors', mortgagees' or lessors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). This Agreement and each of the other Transaction Documents to which the Connecticut Trustee is or is to become a party constitute, or when executed and delivered by the Connecticut Trustee will constitute, the legal, valid and binding obligations of the Connecticut Trustee, enforceable against the Connecticut Trustee in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors', mortgagees', lessors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (d) Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Connecticut Trustee, threatened against the Connecticut Trustee (as the Connecticut Trustee or in its individual capacity) before or by any Governmental Authority that questions the validity or enforceability of this Agreement, the Connecticut Trust Agreement, the Trust Agreement, as amended by Amendment No. 1 to Trust Agreement, or any other Transaction Document to which the Connecticut Trustee (as the Connecticut Trustee or in its individual capacity) is or is to become a party or that would, if adversely determined, have a material adverse effect on the ability of the Connecticut Trustee to perform its obligations under the Transaction Documents to which the Connecticut Trustee (as the Connecticut Trustee or in its individual capacity) is or is to become a party.

               (e) No Lessor's Liens. No Lessor's Lien attributable to the Connecticut Trustee in its trust capacity is in existence. No Lessor's Lien attributable to State Street Bank and Trust Company of Connecticut, National Association, in its individual capacity is in existence. The execution, delivery and performance by the Connecticut Trustee of the Transaction Documents to which it is or is to become a party will not subject the Trust Estate or the Indenture Estate, or any portion of either thereof, to any Lessor's Lien.

               (f) Location of Chief Executive Office. The chief executive office and principal place of business of the Connecticut Trustee and the office where it keeps its records concerning the Properties and the transactions contemplated hereby is located at 750 Main Street, Hartford, Connecticut 06103.

               (g) Securities Act. Except as contemplated by the Transaction Documents, the Connecticut Trustee has not offered (and, on the Debt Refinancing Date, will not have offered) any interest in the Leases, the Notes, the Pass Through Certificates or any similar securities of the Lessee or the Lessor Interests, to, or solicited any offer to acquire any of the same from, any Person, nor has it authorized any Person to take any such action.


                           ARTICLE VI

                    COVENANTS AND AGREEMENTS

          Section 6.1 Covenants and Agreements of the Lessee. The Lessee covenants and agrees with each of the other parties hereto as follows:

               (a) Financial and Other Information. The Lessee shall deliver to the Owner Participant and the Indenture Trustee (and, in the case of Sections 6.1(a) (iv) and (vi), to the Owner Trustee) the following financial and other information:

                   (i) Within 30 days after the sending or filing thereof, copies of each Form 10-K (or any form or forms that may be substituted for the foregoing) which the Lessee files with the SEC; provided, however, that if at any time the Lessee shall no longer be required to file such report with the SEC, the Lessee shall deliver as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Lessee, a consolidated balance sheet of the Lessee and its subsidiaries as at the end of such fiscal year and the related consolidated statements of income, cash flow and retained earnings of the Lessee and its subsidiaries for such year, audited by such nationally recognized firm of independent public accountants as the Lessee may from time to time select and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly represent the financial condition and results of operations of the Lessee on a consolidated basis in accordance with GAAP;

                   (ii) Within 45 days after the sending or filing thereof, copies of each Form 10-Q (or any form or forms that may be substituted for the foregoing) which the Lessee files with the SEC; provided, however, that if at any time the Lessee shall no longer be required to file such financial statements with the SEC, the Lessee shall deliver unaudited financial statements of the type theretofore filed, within 90 days after the end of each of the first three fiscal quarters of its fiscal year;

                   (iii) Promptly after the same become publicly available, copies of all reports, filed by it with the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be, pursuant to the Securities Exchange Act;

                   (iv) Within 120 days after the end of each fiscal year of the Lessee, a certificate of the Lessee signed by any of its President, Vice Presidents, Comptroller, Treasurer, Chief Financial Officer or any other Responsible Officer, to the effect that such officer has reviewed or caused to be reviewed by individuals under his supervision, this Agreement and the other Transaction Documents to which the Lessee is a party and has made, or has caused to be made under his supervision, a review of the transactions contemplated hereby and thereby and the condition of the Lessee during such preceding fiscal year, and such review does not disclose the existence during such fiscal year nor does such officer have knowledge of the existence as at the date of such certificate, of any condition or event that constitutes a Default or an Event of Default or an Event of Loss or, if such condition or event existed or exists, specifying the nature and period of the existence thereof and any action that the Lessee has taken, is taking or proposes to take with respect thereto;

                   (v)  [INTENTIONALLY OMITTED]

                   (vi) Within 120 days after the end of each fiscal year of the Lessee, until satisfaction and discharge of the Indenture, an Officers' Certificate stating (i) whether or not any recordings, filings or UCC continuation statements are required to be filed within the next 12 months in order to maintain the Lien of the Indenture or any Supplemental Indenture and the perfection thereof, and identifying the jurisdictions in which such filings or recordings are required to be made and (ii) either that the Lessee has taken or caused to be taken such action in accordance with Section 6.1(c) with respect to the recording, filing, re-recording and refiling of the Indenture as is necessary to maintain the Lien of the Indenture and the Supplemental Indentures and the perfection thereof, and reciting the details of such action, or stating that no such action is necessary to maintain such Lien during the next 12 months;

                   (vii) If at any time financial statements of the Lessee are made generally publicly available to stockholders or lenders pursuant to the requirements of federal securities laws or are required to be provided on a regular basis to financial institutions pursuant to the terms of the Lessee's credit agreements, copies of the same, promptly thereafter, to the same extent as made available to the public; and

                   (viii) Promptly after request, such other information as to the Properties as from time to time reasonably may be requested by the Owner Participant or the Indenture Trustee; provided, that under no circumstances, shall the Lessee be required to disclose any information concerning its cost of the goods and products sold by it, the pricing of the goods and products sold by it, and otherwise in connection with the retail sales of goods and products.

               (b) Notice of Certain Events. The Lessee shall deliver to the Owner Trustee, the Remainderman, the Indenture Trustee and the Owner Participant, promptly upon the Lessee becoming aware of the existence thereof, notice specifying any condition that constitutes a Default, an Event of Default, an Event of Loss, or any occurrence that could, with the passage of time or giving of notice, or both, constitute an Event of Loss.

               (c) Further Assurances. The Lessee shall cause to be promptly and duly taken, executed, acknowledged, delivered and recorded all such further acts, documents and assurances as the Owner Participant, the Owner Trustee, the Remainderman, the Indenture Trustee or the Pass Through Trustee from time to time may reasonably request in order to carry out more effectively the intent and purposes of this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby. The Lessee shall cause the financing statements (and continuation statements with respect thereto) and the documents enumerated and described in Schedule 2, and all other documents necessary or reasonably requested in that connection, to be recorded or filed at such places and times, and in such manner, and shall take, or shall cause to be taken, all such other action as may be necessary or reasonably requested by the Owner Participant, the Owner Trustee, the Connecticut Trustee, the Remainderman or the Indenture Trustee in order to establish, preserve, protect and perfect the title of the Owner Trustee to the Lessor Interest and the title of the Remainderman to the Remainderman Interest and, so long as any Notes are Outstanding, the validity, perfection and priority of the Lien of the Indenture Trustee in the properties, rights and interests constituting the Indenture Estate.

               (d) Maintenance of Corporate Existence. etc. At all times, the Lessee shall maintain its existence as a corporation under the laws of its jurisdiction of incorporation or reincorporation, except as permitted by Section 6.1(e). At all times, the Lessee shall qualify and remain qualified to do business in each jurisdiction where the failure so to qualify would have a material adverse effect on the business or financial condition of the Lessee and its subsidiaries taken as a whole, or the ability of the Lessee to perform its obligations under the Transaction Documents to which the Lessee is a party.

               (e) Consolidation, Merger or Sale. The Lessee shall not consolidate with any Person, merge into any Person, or convey, transfer, lease or otherwise dispose of to any Person all or substantially all of its assets in any single transaction (or series of related transactions), unless:

                   (i) the Surviving Lessee shall be a corporation or organization organized under the laws of the United States of America, a state or commonwealth thereof or the District of Columbia and shall have assumed each obligation, and succeeded to each right, of the Lessee under the Transaction Documents to which the Lessee is a party;

                   (ii) the Surviving Lessee, if other than the Lessee, immediately prior to such transaction, shall execute and deliver to each of the parties hereto an agreement, in the form of Exhibit M or otherwise in form and substance reasonably satisfactory to each of the Owner Participant and the Indenture Trustee, containing the assumption by the Surviving Lessee of each obligation of the Lessee under this Agreement and each other Transaction Document to which, immediately prior to such transaction, the Lessee was a party;

                   (iii) immediately after giving effect to such transaction, the Surviving Lessee, if other than the Lessee, shall not have a consolidated net worth less than the net worth of the Lessee immediately prior to such transaction as calculated using financial statements, as soon as such become available, prepared in accordance with GAAP;

                   (iv) no Event of Default shall have occurred and be continuing before or immediately after giving effect to such transaction;

                   (v) the Surviving Lessee shall have delivered to each of the parties hereto an Officers' Certificate stating that such transaction complies with all the terms and conditions of this Section and that all Governmental Action, if any, required in connection with such transaction have been obtained;

                   (vi) the Surviving Lessee shall represent and warrant to the parties, and shall have delivered to each of the parties hereto an opinion of counsel, in form and substance reasonably satisfactory to each of the Remainderman the Owner Participant and the Indenture Trustee, that (w) the Surviving Lessee is a corporation in good standing in the state of its incorporation and is qualified to do business in the State of California; (x) all documents executed and delivered by the Surviving Lessee pursuant to this Section have been duly authorized, executed and delivered by the Surviving Lessee and constitute the valid, legal and binding obligations of the Surviving Lessee; and (y) all of the Transaction Documents to which the Lessee is a party will, upon the consummation of such transaction, be the valid, legal and binding obligations of the Surviving Lessee; and

                   (vii) such transaction shall not cause any adverse Federal, state or local tax consequences to the Owner Participant (other than consequences for which the Owner Participant would be indemnified by the Lessee pursuant to the terms of the Tax Indemnification Agreement, this Agreement or another written undertaking by the Lessee, if any, to indemnify the Owner Participant if the Lessee is then Investment Grade (and if the Lessee is not Investment Grade, in an amount and in a manner satisfactory to the Owner Participant in its sole discretion).

               Upon the consummation of such transaction, the Surviving Lessee, if other than the Lessee immediately prior thereto, shall succeed to, and be substituted for, and may exercise every right and power of, the Lessee immediately prior to such transaction under each Transaction Document to which the Lessee was a party immediately prior to such transaction, with the same effect as if the Surviving Lessee had been named herein and therein, and the Lessee shall have no further obligation under this Agreement or any other Transaction Document.

               (f) Certificates of Occupancy. The Lessee shall as promptly as practicable obtain a permanent Certificate of Occupancy for each Property for which a permanent Certificate of Occupancy has not been issued or is not in full force and effect as of the Closing Date.

               (g) Notice of Change of Chief Executive Office. The Lessee shall deliver to the Owner Trustee, the Owner Participant and the Indenture Trustee prior written notice of any change in the location of the chief executive office and the office where it keeps its records concerning its accounts.

               (h) Environmental Matters. The Lessee shall comply in all material respects with all Environmental Laws now or hereafter applicable (unless exempted or deferred by any applicable Governmental Authority) to the Lessee or the Properties, or the use, modification, maintenance or operation thereof, and shall have sole responsibility for the expenses (including legal and other professional fees and expenses and costs of investigation) associated with such compliance, except to the extent that the failure to so comply does not result in any material adverse effect on the Lessee's ability to perform and observe its obligations hereunder or of the value or utility of the Property. The Lessee will conduct any investigation, study, sampling and testing deemed necessary by the Lessee in its reasonable opinion and undertake any cleanup, removal, remedial or other action reasonably necessary to remove and clean up or remediate all Hazardous Materials at or released on or from the Properties, or any modification thereto, in accordance with all applicable Environmental laws and Governmental Actions. The Lessee shall provide to the Owner Participant and the Owner Trustee prompt written notification of (i) any condition or occurrence at, on, or arising from any Property, or any modification thereto, that results in material noncompliance with any Environmental Law or (ii) any pending or threatened material Environmental Claim against the Lessee, any Property, or any modification thereto. All such notifications shall describe in reasonable detail the nature of the claim, investigation, condition, incident or occurrence and the Lessee's response thereto. In addition, upon the request of the Owner Participant, the Lessee will provide to the Owner Participant copies of relevant written communications with any Governmental Authority or any Person relating to Environmental Claims concerning such Property or the Lessee's operations thereon.

               (i) Cooperation. Upon the request of the Owner Participant or the Owner Trustee, the Lessee shall cooperate with the Owner Participant or the Owner Trustee in obtaining the valid and effective issuance, or, as the case may be, transfer or amendment of all Governmental Action necessary or, in the reasonable opinion of the Owner Participant, desirable for the ownership, operation and possession of any Property by the Owner Participant for the period after the respective Lease Termination Date.

               (j) Attornment. In the event of (i) the foreclosure of any mortgage or deed of trust made by the Lessor covering any Leased Property (including, without limitation, the Indenture and the Related Supplemental Indenture), (ii) the giving of a deed in lieu of foreclosure by any Lessor with respect to such Leased Property, (iii) a transfer of such Leased Property resulting from the filing of a petition in bankruptcy or other similar insolvency proceeding by or against the Lessor, or (iv) any other transfer by the Lessor of title to such Leased Property permitted by the terms of the Transaction Documents, the Lessee shall, at the request of the purchaser or transferee, as the case may be, attorn to the purchaser or other transferee, including the Indenture Trustee, upon any such foreclosure, sale or transfer, and recognize such purchaser or other transferee, subject to the next succeeding sentence, as the Lessor under the Related Lease. The foregoing notwithstanding, such purchaser or other transferee (i) shall not be liable for prior acts or omissions of the Lessor (but in no event shall such purchaser or other transferee be relieved from its obligation to comply with such Lease from and after the date such purchaser or other transferee acquires its interest), (ii) shall not be subject to any claims, offsets, defenses or counterclaims, which the Lessee might have against the Lessor, (iii) shall not be bound by any prepayment of Rent not actually received by such purchaser or other transferee, and (iv) shall not be bound by any amendment, modification or termination of such Lease entered into other than in accordance with such terms of such Lease.

          (k) Operating Lease. The Lessee intends that each Lease be an operating Lease under California law and agrees that it shall not take any action inconsistent with such position.

          Section 6.2 Covenants and Agreements of the Owner Participant. The Owner Participant covenants and agrees with each of the other parties hereto as follows:

               (a) No Lessor's Lien. The Owner Participant hereby unconditionally agrees with and for the benefit of the other parties to this Agreement that the Owner Participant will not directly or indirectly create, incur, assume or suffer to exist any Lessor's Liens attributable to it or any of its Affiliates (excluding for purposes hereof the Owner Trustee in both its fiduciary and trust capacities) on or against any of the Properties, the Owner Trustee's interest in the Leases, or any part thereof or interest therein, and the Owner Participant agrees that it will, at its own cost and expense (without right to indemnity under this Agreement), take such action as may be necessary to duly discharge and satisfy in full any such Lessor's Lien, except for any Lessor's Lien attributable to the Owner Participant that is being contested by the Owner Participant in good faith and by appropriate proceedings diligently conducted, so long as such proceedings do not (i) involve any danger of the sale, forfeiture or loss of any Property or any part thereof or interest therein, (ii) interfere with the use, possession or disposition of any Property or any part thereof or interest therein, (iii) interfere with the payment of Rent, or (iv) impair the validity, perfection or priority of the Lien of the Indenture. After the Lease Termination Date, the Owner Participant may create, incur, assume or suffer to exist any Lessor's Liens attributable to it or any of its Affiliates on or against a Property or any part thereof or interest therein. The Owner Participant agrees to reimburse the Lessee, the Remainderman, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee for all legal fees and expenses that may be incurred by the Lessee, the Remainderman, the Indenture Trustee and the Pass Through Trustee as a result of the failure of the Owner Participant to discharge and satisfy any such Lessor's Lien.

               (b) Quiet Enjoyment. The Owner Participant acknowledges and agrees that, unless an Event of Default shall have occurred and be continuing and the applicable Lease shall have been declared in default pursuant to Section 16(a) of such Lease, the Lessee shall have the exclusive rights to possession, control, use and enjoyment of the Properties and the Owner Participant will not take any action that would interrupt or interfere with the Lessee's peaceable possession, control, use and enjoyment of any respective Property in any manner that is not otherwise prohibited by Section 6(a) of such Lease.

               (c) Obligations under the Leases. The Owner Participant shall pay any expenses for which it may be responsible pursuant to Section 3(f)(ii) of each Lease or the definition of Appraisal Procedure. The Owner Participant shall provide appropriate instructions to the Owner Trustee and shall cooperate with the Owner Trustee and the Lessee in connection with the financing of Modifications pursuant to Section 8(f) of any Lease and shall otherwise comply with the provisions of Section 8(f). The Owner Participant acknowledges, and agrees to be bound by, Section 19 of each Lease, and agrees that it will not specifically instruct the Owner Trustee to take or omit to take any action in violation of the Owner Participant's obligations under Sections 3(f), 8 and 19 of the Lease.

               (d) Compliance with and Amendment of Trust Agreement and
Connecticut Trust Agreement.   The Owner Participant agrees that (i) it
shall comply with all of the terms of the Connecticut Trust Agreement applicable to it and cause the Owner Trustee to comply with all the Terms of the Trust Agreement applicable to the Connecticut Trustee and (ii) prior to the Lease Termination Date, it shall not amend or supplement, or consent to any amendment of or supplement to, the Connecticut Trust Agreement and shall not permit the Connecticut Trustee to amend, supplement or consent to any amendment of or supplement to, the Trust Agreement, in each case without the prior written consent of the Lessee, unless such amendment or supplement could not adversely affect the rights or obligations of the Lessee under this Agreement, the Lease or any other Transaction Document or, so long as any of the Notes are outstanding, the validity, perfection or priority of the Lien of the Indenture and the Supplemental Indentures, or any rights of the Indenture Trustee under the Indenture or the Supplemental Indentures (in which case the prior written consent of the Indenture Trustee to such amendment or supplement also must be obtained). Except as permitted or contemplated by the Transaction Documents, the Owner Participant agrees that prior to the Lease Termination Date, without the prior written consent of the Lessee, or so long as there are any Outstanding Notes or any obligations under the Indenture remain unpaid or the Lien of the Indenture and the Supplemental Indentures has not been satisfied and discharged, it will not terminate or revoke the Connecticut Trust Agreement or permit the Connecticut Trustee to terminate or revoke the Trust Agreement or the trusts thereby created or cause, suffer or permit the Connecticut Trustee to transfer any interest in the Lessor Interests. The Owner Trustee or any successor may resign or be removed by the Owner Participant, a successor may be appointed and a successor may be qualified in accordance with Article IX of the Connecticut Trust Agreement. Notwithstanding anything herein to the contrary, Article VIII of the Connecticut Trust Agreement may not be amended so long as there are any Outstanding Notes.

               (e) Further Assurances. The Owner Participant shall cause to be promptly and duly taken, executed, acknowledged, delivered and recorded all such further acts, documents and assurances as the Lessee or Indenture Trustee from time to time may reasonably request in order to carry out more effectively the intent and purposes of this Agreement and the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, including, without limitation, any changes to the form of Ground Lease necessary to ensure such Ground Lease is enforceable under California law.

               (f) [INTENTIONALLY OMITTED]

               (g) Removal of Owner Trustee. Upon receipt of an Officers' Certificate of the Lessee to the effect that the fees of the Owner Trustee or the Connecticut Trustee, as the case may be, requested by the Owner Trustee or the Connecticut Trustee as the case may be, are materially greater than the customary and usual fees for similar services performed in the same geographic area, the Owner Participant shall pay such excess fees or, at the expense of the Lessee, remove, or cause to be removed, the Owner Trustee or the Connecticut Trustee, as the case may be, and substitute or cause to be substituted a new Owner Trustee or the Connecticut Trustee, as the case may be, that is reasonably acceptable to the Lessee in accordance with the provisions of the Trust Agreement.

               (h) Lessee's Judgments and Claims. The Owner Participant agrees that the terms of Section 4 of each Lease do not create any immunity of the assets or moneys of the Owner Participant from satisfying any judgments or claims the Lessee may have against the Owner Participant for any breach of the Owner Participant's obligations to the Lessee under any of the Transaction Documents.

          Section 6.3 Covenants and Agreement of the Owner Trustee.

          The Owner Trustee, in its individual capacity as to paragraphs
(a) (to the extent set forth therein), (b) and (d) below, and as Owner Trustee, as to paragraphs (a) (to the extent set forth therein) (c) and (e) through (k), covenants and agrees with each of the parties hereto as follows:

               (a) Lessor's Liens. The Owner Trustee, in its trust capacity with respect to any Lessor's Liens attributable to it in its trust capacity, and in its individual capacity with respect to any Lessor's Liens attributable to it, in its individual capacity, hereby unconditionally agrees with and for the benefit of the parties to this Agreement that the Owner Trustee will not directly or indirectly create, incur, assume or suffer to exist any Lessor's Liens attributable to it on or against any part of the Trust Estate the Connecticut Trust Estate, the Indenture Estate or the Properties, and the Owner Trustee, in its trust capacity with respect to any Lessor's Liens attributable to it in its trust capacity, and in its individual capacity with respect to any Lessor's Liens attributable to it, in its individual capacity, agrees that it will at its own cost and expense (without right to indemnity under this Agreement) promptly take such action as may be necessary to duly discharge and satisfy in full all such Lessor's Liens attributable to the Owner Trustee or the Connecticut Trustee. The Owner Trustee, in its trust capacity with respect to any Lessor's Liens attributable to it in its trust capacity, and in its individual capacity with respect to any Lessor's Liens attributable to it, in its individual capacity, hereby indemnifies and holds harmless the Lessee, the Remainderman, the Indenture Trustee, the Connecticut Trustee, the Initial Noteholder, the Pass Through Trustee and the Owner Participant from and against any loss, cost or expense (including reasonable legal fees and expenses) which may be suffered or incurred by any of them as the result of the failure of the Owner Trustee to discharge and satisfy any such Lessor's Lien.

               (b) Compliance with and Amendment of Trust Agreement. The Owner Trustee agrees that (i) it shall comply with all of the terms of the Trust Agreement applicable to it and (ii) prior to the Lease Termination Date, it shall not amend or supplement, or consent to any amendment of or supplement to, the Trust Agreement without the prior written consent of the Lessee unless such amendment or supplement could not adversely affect the rights or obligations of the Lessee under this Agreement, each Lease or any other Transaction Document or, so long as any of the Notes are Outstanding, the validity, perfection or priority of the Lien of the Indenture or any rights of the Indenture Trustee under the Indenture (in which case the prior written consent of the Indenture Trustee to such amendment or supplement also must be obtained).

               (c) Amendments of the Indenture. The Owner Trustee agrees that, except as otherwise provided herein and in the Indenture, it shall not amend or supplement, or consent to any amendment of or supplement to, the Indenture or any Supplemental Indenture unless an Event of Default or a Special Default has occurred and is continuing or the Owner Trustee is exercising remedies under Section 16 of each Lease and such amendment or supplement could not adversely affect the rights or obligations of the Lessee under this Agreement, the respective Leases or any other Transaction Document. The Owner Trustee may not optionally redeem any of the Notes pursuant to Section 6.1 of the Indenture or issue Additional Notes without the prior written consent of the Lessee.

               (d) Change in Chief Executive Office. The Owner Trustee shall notify the Lessee, the Owner Participant, the Remainderman, the Initial Noteholder, the Pass Through Trustee, and the Indenture Trustee promptly after any change in its chief executive office and place of business or the office where it keeps its records concerning its accounts relating to the transactions contemplated hereby.

               (e) Quiet Enjoyment. The Owner Trustee acknowledges, and agrees to be bound by, Section [6(a)] of each Lease, and in particular, that the Lessee shall have the exclusive rights to possession, control, use and enjoyment of the Properties and the Owner Trustee will not take any action that would interrupt or interfere with the Lessee's peaceable possession, control, use and enjoyment of any respective Property in any manner.

               (f) Financing of Modifications or Additions. The Owner Trustee shall cooperate with the Owner Participant and the Lessee in connection with the financing of Modifications pursuant to Section 8(f) of any Lease.

               (g) Lessee's Judgments and Claims. The Owner Trustee acknowledges and agrees that the terms of Section 4 of each Lease do not create any immunity of the assets or moneys of the Owner Trustee from satisfying any judgments or claims the Lessee may have against the Owner Trustee for any breach of the Owner Trustee's obligations to the Lessee under any of the Transaction Documents.

               (h) Further Assurances. The Owner Trustee shall cause to be promptly and duly taken, executed, acknowledged, delivered and recorded all such further acts, documents and assurances as the Lessee, the Remainderman, the Indenture Trustee or the Pass Through Trustee from time to time may reasonably request in order to carry out more effectively the intent and purposes of this Agreement, the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby.

               (i) [INTENTIONALLY OMITTED]

               (j) Indebtedness by Owner Trustee. Prior to the Lease Termination Date and the discharge of the Indenture pursuant to Section 3.1 thereof, the Owner Trustee in its capacity as Owner Trustee will not incur any indebtedness for money borrowed or enter into any business or other activity, except as contemplated hereby and by the other Transaction Documents.

               (k) ERISA. The Owner Trustee agrees that (i) it shall not permit any ERISA Plan sponsored or maintained by the Owner Trustee, any ERISA Affiliate or any PTE 90-24 Affiliate thereof to purchase or hold any Note or Pass Through Certificate, and (ii) neither the Owner Trustee nor any PTE 90-24 Affiliate thereof shall act in a fiduciary capacity with respect to the purchase or holding by any ERISA Plan of any Note or Pass Through Certificate, in either case (i) or (ii) which would constitute a non-exempt "prohibited transaction" within the meaning of ERISA Section 406 or Code Section 4975.

          6.3.1.  Covenants and Agreement of the Connecticut Trustee.

          The Connecticut Trustee, in its individual capacity as to paragraphs (a) (to the extent set forth therein), (b) and (d) below, and as Connecticut Trustee, as to paragraphs (a) (to the extent set forth therein)
(c) and (e) through (k), covenants and agrees with each of the parties hereto as follows:

               (a) Lessor's Liens. The Connecticut Trustee, in its trust capacity with respect to any Lessor's Liens attributable to it in its trust capacity, and in its individual capacity with respect to any Lessor's Liens attributable to it in its individual capacity, hereby unconditionally agrees with and for the benefit of the parties to this Agreement that the Connecticut Trustee will not directly or indirectly create, incur, assume or suffer to exist any Lessor's Liens attributable to it, on or against any part of the Trust Estate, the Trust, the Connecticut Trust Estate, the Connecticut Trust, the Indenture Estate or the Properties, and the Connecticut Trustee, in its trust capacity with respect to any Lessor's Liens attributable to it in its trust capacity and in its individual capacity, with respect to any Lessor's Liens attributable to it, in its individual capacity, agrees that it will at its own cost and expense (without right to indemnity under this Agreement) promptly take such action as may be necessary to duly discharge and satisfy in full all such Lessor's Liens attributable to the Connecticut Trustee. The Connecticut Trustee, in its trust capacity with respect to any Lessor's Liens attributable to it in its trust capacity, and in its individual capacity with respect to any Lessor's Liens attributable to it, in its individual capacity, hereby indemnifies and holds harmless the Lessee, the Remainderman, the Indenture Trustee, the Owner Trustee, the Connecticut Trustee, the Initial Noteholder, the Pass Through Trustee and the Owner Participant from and against any loss, cost or expense (including reasonable legal fees and expenses) which may be suffered or incurred by any of them as the result of the failure of the Owner Trustee to discharge and satisfy any such Lessor's Lien.

               (b) Compliance with and Amendment of the Connecticut Trust Agreement. The Connecticut Trustee agrees that (i) it shall comply with all of the terms of the Connecticut Trust Agreement applicable to it and
(ii) prior to the Lease Termination Date, it shall not amend or supplement, or consent to any amendment of or supplement to, the Connecticut Trust Agreement without the prior written consent of the Lessee unless such amendment or supplement could not adversely affect the rights or obligations of the Lessee under this Agreement, each Lease or any other Transaction Document or, so long as any of the Notes are Outstanding, the validity, perfection or priority of the Lien of the Indenture or any rights of the Indenture Trustee under the Indenture (in which case the prior written consent of the Indenture Trustee to such amendment or supplement also must be obtained).

               (c) Change in Chief Executive Office. The Connecticut Trustee shall notify the Lessee, the Owner Participant, the Remainderman, the Initial Noteholder, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee promptly after any change in its chief executive office and place of business or the office where it keeps its records concerning its accounts relating to the transactions contemplated hereby.

               (d) Quiet Enjoyment. The Connecticut Trustee acknowledges, and agrees to be bound by, Section 6(a) of each Lease, and in particular, that the Lessee shall have the exclusive rights to possession, control, use and enjoyment of the Properties and the Connecticut Trustee will not take any action that would interrupt or interfere with the Lessee's peaceable possession, control, use and enjoyment of any respective Property in any manner.

               (e) Financing of Modifications or Additions. The Connecticut Trustee shall cooperate with the Owner Participant and the Lessee in connection with the financing of Modifications pursuant to Section 8(f) of any Lease.

               (f) Lessee's Judgments and Claims. The Connecticut Trustee acknowledges and agrees that the terms of Section 4 of each Lease do not create any immunity of the assets or moneys of the Connecticut Trustee from satisfying any judgments or claims the Lessee may have against the Connecticut Trustee for any breach of the Connecticut Trustee's obligations to the Lessee under any of the Transaction Documents.
               (g) Further Assurances. The Connecticut Trustee shall cause to be promptly and duly taken, executed, acknowledged, delivered and recorded all such further acts, documents and assurances as the Lessee, the Remainderman, the Indenture Trustee, the Owner Trustee or the Pass Through Trustee from time to time may reasonably request in order to carry out more effectively the intent and purposes of this Agreement, the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby.

               (h) [INTENTIONALLY OMITTED]

               (i) Indebtedness by the Connecticut Trustee. Prior to the Lease Termination Date and the discharge of the Indenture pursuant to
Section 3.1 thereof, the Connecticut Trustee in its capacity as Connecticut Trustee will not incur any indebtedness for money borrowed or enter into any business or other activity, except as contemplated hereby and by the other Transaction Documents.

               (j) ERISA. The Connecticut Trustee agrees that (i) it shall not permit any ERISA Plan sponsored or maintained by the Connecticut Trustee, any ERISA Affiliate or any PTE 90-24 Affiliate thereof to purchase or hold any Note or Pass Through Certificate, and (ii) neither the Connecticut Trustee nor any PTE 90-24 Affiliate thereof shall act in a fiduciary capacity with respect to the purchase or holding by any ERISA Plan of any Note or Pass Through Certificate, in either case (i) or (ii) which would constitute a non-exempt "prohibited transaction" within the meaning of ERISA Section 406 or Code Section 4975.

          Section 6.4 Covenants and Agreement of the Indenture Trustee. The Indenture Trustee, as the Indenture Trustee and, solely to the extent provided in clause (a) below, in its individual capacity, covenants and agrees with each of the other parties hereto as follows:

               (a) Indenture Trustee's Liens. The Indenture Trustee hereby unconditionally agrees with and for the benefit of the parties to this Agreement that the Indenture Trustee will not directly or indirectly create, incur, assume or suffer to exist any Indenture Trustee's Lien on or against any part of the Indenture Estate, and the Indenture Trustee in its individual capacity agrees that it will at its own cost and expense (without right to indemnity under this Agreement) promptly take such action as may be necessary to duly discharge and satisfy in full all such Indenture Trustee's Liens attributable to it in its individual capacity. The Indenture Trustee hereby indemnifies and holds harmless the Lessee, the Remainderman, the Initial Noteholder, the Pass Through Trustee, the Owner Trustee, the Connecticut Trustee, and the Owner Participant from and against any loss, cost or expense (including reasonable fees and expenses) which may be suffered or incurred by any of them as the result of the failure of the Indenture Trustee to discharge and satisfy any such Indenture Trustee's Liens created or incurred as a result of any action or inaction of the Indenture Trustee in its individual capacity.

               (b) Quiet Enjoyment. Notwithstanding any other provision of the Indenture or of any other Transaction Document, the Indenture Trustee warrants, covenants and agrees that, unless an Event of Default shall have occurred and be continuing, the Indenture Trustee (i) shall not name the Lessee as a party in any action or procedures to foreclose the Lien of the Indenture, unless such joinder shall be required under Applicable Law, and in which case the Indenture Trustee shall not seek affirmative relief from the Lessee in such action nor shall any Lease be cut off or terminated nor the Lessee's possession thereunder be disturbed in any such action or proceeding, (ii) the Lessee shall have the exclusive rights to possession, control, use and enjoyment of the Properties and the Indenture Trustee will not take any other action that would interrupt or interfere with the Lessee's peaceable possession, control, use and enjoyment of any respective Property in any manner, and (iii) subject to the next succeeding sentence of this Section 6.4 (b), the Indenture Trustee will recognize each Lease and the Lessee's rights thereunder. Upon any acquisition by the Indenture Trustee or any purchaser at foreclosure or transferee pursuant to a plan of reorganization under Chapter 11 of the Bankruptcy Code (collectively, a "Successor Landlord") of the Owner Trustee's interest in any Lease, such Lease shall continue as a direct Lease between the Successor Landlord and the Lessee upon all terms, covenants and conditions set forth in such Lease, except that the Successor Landlord shall not be (A) liable for any previous act or omission of Lessor under such Lease, (B) subject to any offsets, claims, defenses or counterclaims the Lessee may have against the Owner Trustee, (C) bound by any prepayment of Rent not actually received by Successor Landlord or (D) bound by any amendment to such Lease requiring the Indenture Trustee's consent unless such consent was obtained.

               (c) Further Assurances. The Indenture Trustee shall cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Lessee from time to time may reasonably request in order to carry out more effectively the intent and purposes of this Agreement, the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby.

          Section 6.5 Covenants and Agreement of the Pass Through Trustee. The Pass Through Trustee, as the Pass Through Trustee and in its individual capacity solely to the extent provided in (a), covenants and agrees with each of the other parties hereto as follows:

               (a) Pass Through Trustee's Liens. The Pass Through Trustee hereby unconditionally agrees with and for the benefit of the parties to this Agreement that the Pass Through Trustee will not directly or indirectly create, incur, assume or suffer to exist any Pass Through Trustee's Liens on or against any part of the Indenture Estate, and the Pass Through Trustee in its individual capacity agrees that it will at its own cost and expense (without right to indemnity under this Agreement) promptly take such action as may be necessary to duly discharge and satisfy in full any Pass Through Trustee's Liens attributable to it in its individual capacity. The Pass Through Trustee hereby indemnifies and holds harmless the Lessee, the Remainderman, the Indenture Trustee, the Pass Through Trust, the Owner Trustee and the Owner Participant from and against any loss, cost or expense (including reasonable legal fees and expenses) which may be suffered or incurred by any of them as the result of the failure of the Pass Through Trustee to discharge and satisfy any such Pass Through Trustee's Lien created or incurred as a result of any action or inaction of the Indenture Trustee in its individual capacity.

               (b) Quiet Enjoyment. Notwithstanding any other provision of the Indenture or of any other Transaction Document, the Pass Through Trustee warrants, covenants and agrees that, unless an Event of Default shall have occurred and be continuing, the Pass Through Trustee shall not
(i) name the Lessee as a party in any action or procedures to foreclose the lien of the Indenture, unless such joinder shall be required under Applicable Law, and in which case the Pass Through Trustee shall not seek affirmative relief from the Lessee in such action nor shall the respective Lease be cut off or terminated nor the Lessee's possession thereunder be disturbed in any such action or proceeding, (ii) the Lessee shall have the exclusive rights to possession, control, use and enjoyment of the Properties and the Owner Participant will not take any other action that would interrupt or interfere with the Lessee's peaceable possession, control, use and enjoyment of any respective Property in any manner, and
(iii) subject to the next succeeding sentence of this Section 6.5(b), the Pass Through Trustee will recognize the Leases and the Lessee's rights thereunder. Upon any acquisition by the Pass Through Trustee or any purchaser at foreclosure or transferee pursuant to a plan of reorganization under Chapter 11 of the Bankruptcy Code (collectively, a "Successor Landlord") of the Owner Trustee's interest in any Lease, such Lease shall continue as a direct Lease between the Successor Landlord and the Lessee upon all terms, covenants and conditions set forth in such Lease, except that the Successor Landlord shall not be (A) liable for any previous act or omission of Lessor under such Lease, (B) subject to any offsets, claims, defenses or counterclaims the Lessee may have against the Owner Trustee,
(C) bound by any prepayment of Rent not actually received by Successor Landlord or (D) bound by any amendment to such Lease requiring the Pass Through Trustee's consent unless such consent was obtained.

               (c) Further Assurances. The Pass Through Trustee shall cause to be promptly and duly taken, executed, acknowledged, delivered and recorded all such further acts, documents and assurances as the Lessee from time to time may reasonably request in order to carry out more effectively the intent and purposes of this Agreement, the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby.

          Section 6.6 Covenants and Agreements of the Remainderman Participant. The Remainderman Participant covenants and agrees with each of the parties hereto as follows:

               (a) Remainderman's Activities and Liens. The Remainderman Participant hereby unconditionally agrees with and for the benefit of the parties to this Agreement that the Remainderman will not engage in any business other than holding the beneficial interest in the Remainderman or any activity related thereto or directly or indirectly create, incur, assume or suffer to exist any Remainderman's Liens attributable to it on or against any part of the Remainderman Trust Estate, the Trust Estate, the Indenture Estate or the Properties, and the Remainderman Participant agrees that it will at its own cost and expense (without right to indemnify under this Agreement) promptly take such action as may be necessary to duly discharge and satisfy in full all such Remainderman's Liens. The Remainderman Participant hereby indemnifies and holds harmless the Lessee, the Indenture Trustee, the Initial Noteholder, the Connecticut Trustee, the Pass Through Trustee and the Owner Participant from and against any loss, cost or expense (including reasonable legal fees and expenses) which may be suffered or incurred by any of them as the result of the failure of the Remainderman Participant to discharge and satisfy any such Remainderman's Lien.

               (b) Quiet Enjoyment. The Remainder Participant acknowledges and agrees that, unless an Event of Default shall have occurred and be continuing and the Leases shall have been declared in default pursuant to
Section 16(a) of such Leases and the Ground Lease shall have been entered into, the Lessee shall have the exclusive rights to possession, control, use and enjoyment of the Properties and the Remainderman Participant will not take any action that would interrupt or interfere with the Lessee's peaceable possession, control, use and enjoyment of any respective Property in any manner that is not otherwise prohibited by Section 6(a) of such Leases.

               (c) Lessee's Judgment and Claims. The Remainderman Participant acknowledges and agrees that the terms of Section 4 of each Lease do not create any immunity of the assets or moneys of the Remainderman Participant from satisfying any judgments or claims the Lessee may have against the Remainderman Participant for any breach of the Remainderman Participant's obligations to the Lessee under any of the Transaction Documents.

               (d) Further Assurances. The Remainderman Participant shall cause to be promptly and duly taken, executed, acknowledged, delivered and recorded all such further acts, documents and assurances as the Lessee, the Owner Trustee, the Connecticut Trustee, the Indenture Trustee or the Pass Through Trustee from time to time may reasonably request in order to carry out more effectively the intent and purposes of this Agreement, the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby.

               (e) Right of First Offer. If at any time during the Lease Terms or at a time when the Lessor has rights under the Ground Leases or the Option Agreements, the Remainderman Participant desires to sell or transfer its interest in the Remainderman, it shall first offer such interest to the Lessor on the same terms and conditions as are set forth in
Section 8.2, except that the Lessor must notify the Remainderman Participant of its decision to accept such offer within 10 Business Days of receipt of such offer or the Lessor's rights under this Section 6.6 will terminate.

               Section 6.7 Covenants and Agreements of the Remainderman Trustee. The Remainderman Trustee in its individual capacity covenants and agrees with each of the parties hereto as follows:

               (a) Remainderman's Liens. The Remainderman Trustee hereby unconditionally agrees with and for the benefit of the parties to this Agreement that the Remainderman Trustee will not directly or indirectly create, incur, assume or suffer to exist any Remainderman Trustee's Liens on or against any part of the Trust Estate, the Indenture Estate or the Properties, and the Remainderman Trustee agrees that it will at its own cost and expense (without right to indemnify under this Agreement) promptly take such action as may be necessary to duly discharge and satisfy in full all such Remainderman Trustee's Liens attributable to it in its individual capacity. The Remainderman Trustee hereby indemnifies and holds harmless the Lessee, the Indenture Trustee, the Connecticut Trustee, the Initial Noteholder, the Pass Through Trustee, the Owner Trustee and the Owner Participant from and against any loss, cost or expense (including reasonable legal fees and expenses) which may be suffered or incurred by any of them as the result of the failure of the Remainderman Trustee to discharge and satisfy any such Remainderman Trustee's Lien.

               (b) Change in Chief Executive Office. The Remainderman Trustee shall notify the Lessee, the Owner Participant, the Owner Trustee, the Pass Through Trustee, and the Indenture Trustee promptly after any change in its chief executive office and place of business or the office where it keeps its records concerning its accounts relating to the transactions contemplated hereby.

          Section 6.8 Covenants and Agreements of the Remainderman. The Remainderman, and the Remainderman Trustee and the Remainderman Participant with respect to clause (c) below, covenants and agrees with each of the other parties hereto as follows:

               (a) Activities of Remainderman; Existence; Remainderman's Liens. The Remainderman will engage in no activities or businesses and will not incur any indebtedness for money borrowed, other than those contemplated under the Remainderman Trust Agreement and other Transaction Documents and will maintain its existence as a Delaware business trust for so long as it shall have any obligations hereunder or under any of the other Transaction Documents. The Remainderman will keep the Remainderman Trust Estate free and clear of Remainderman's Liens and shall not, prior to the termination of any Lease sell, assign, or otherwise transfer its interest in the Related Remainderman Trust Estate except as contemplated by the Transaction Documents.

               (b) Chief Place of Business of the Remainderman Trust, etc. The Remainderman agrees that it shall not change its chief place of business, its chief executive office or the office where it keeps its records concerning the Remainderman Trust Estate, unless it shall have given the Owner Participant and the Lessee at least 30 days' prior written notice of such change.

               (c) Bankruptcy Proceedings. None of the Remainderman Participant, the Remainderman Trustee nor the Remainderman shall

                        (i) institute, take, or cause to taken, any action intended to result in the institution against the Remainderman of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law,

                        (ii) consent to, or execute any document
               specifically acquiescing in the taking by the Remainderman of, any action which would result in the commencement of any such proceedings against the Remainderman, or

                        (iii)   execute and document specifically
               acquiescing in any such proceedings commenced by others against the Remainderman.

               (d) Quiet Enjoyment. The Remainderman acknowledges and agrees that, unless an Event of Default shall have occurred and be continuing and the Leases shall have been declared in default pursuant to
Section 16(a) of such Leases and the Ground Lease shall have been entered into, the Lessee shall have the exclusive rights to possession, control, use and enjoyment of the Properties and the Remainderman will not take any action that would interrupt or interfere with the Lessee's peaceable possession, control, use and enjoyment of any respective Property in any manner that is not otherwise prohibited by Section 6(a) of such Leases.

               (e) Lessee's Judgment and Claims. The Remainderman acknowledges and agrees that the terms of Section 4 of each Lease do not create any immunity of the assets or moneys of the Remainderman from satisfying any judgments or claims the Lessee may have against the Remainderman for any breach of the Remainderman's obligations to the Lessee under any of the Transaction Documents.

               (f) Further Assurances. The Remainderman shall cause to be promptly and duly taken, executed, acknowledged, delivered and recorded all such further acts, documents and assurances as the Lessee, the Owner Trustee, the Indenture Trustee or the Pass Through Trustee from time to time may reasonably request in order to carry out more effectively the intent and purposes of this Agreement, the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby, including, without limitation, any changes to the form of Ground Lease necessary to ensure such Ground Lease is enforceable under California law.

          Section 6.9 Covenants and Agreements of the Initial Noteholder. The Initial Noteholder covenants and agrees with each of the other parties hereto as follows:

               (a) Initial Noteholder's Liens. The Initial Noteholder hereby unconditionally agrees with and for the benefit of the parties to this Agreement that the Initial Noteholder will not directly or indirectly create, incur, assume or suffer to exist any Initial Noteholder's Liens on or against any part of the Indenture Estate, and the Initial Noteholder agrees that it will at its own cost and expense (without right to indemnity under this Agreement) promptly take such action as may be necessary to duly discharge and satisfy in full any Initial Noteholder's Liens. The Initial Noteholder hereby indemnifies and holds harmless the Lessee, the Remainderman Trustee, the Indenture Trustee, the Connecticut Trustee, the Owner Trustee and the Owner Participant from and against any loss, cost or expense (including reasonable legal fees and expenses) which may be suffered or incurred by any of them as the result of the failure of the Initial Noteholder to discharge and satisfy any such Initial Noteholder's Lien.

               (b) Quiet Enjoyment. Notwithstanding any other provision of the Indenture or of any other Transaction Document, the Initial Noteholder warrants, covenants and agrees that, unless an Event of Default shall have occurred and be continuing, the Initial Noteholder shall not (i) name the Lessee as a party in any action or procedures to foreclose the Lien of the Indenture, unless such joinder shall be required under Applicable Law, and in which case the Initial Noteholder shall not seek affirmative relief from the Lessee in such action nor shall the respective Lease be cut off or terminated nor the Lessee's possession thereunder be disturbed in any such action or proceeding, (ii) the Lessee shall have the exclusive rights to possession, control, use and enjoyment of the Properties and the Initial Noteholder will not take any other action that would interrupt or interfere with the Lessee's peaceable possession, control, use and enjoyment of any respective Property in any manner, and (iii) subject to the next succeeding sentence of this Section 6.9(b), the Initial Noteholder will recognize the Leases and the Lessee's rights thereunder. Upon any acquisition by the Initial Noteholder or any purchaser at foreclosure or transfer pursuant to a plan of reorganization under Chapter 11 of the Bankruptcy Code (collectively, a "Successor Landlord") of the Owner Trustee's interest in any Lease, such Lease shall continue as a direct Lease between the Successor Landlord and the Lessee upon all terms, covenants and conditions set forth in such Lease, except that the Successor Landlord shall not be
(A) liable for any previous act or omission of Lessor under such Lease, (B) subject to any offsets, claims, defenses or counterclaims the Lessee may have against the Owner Trustee, (C) bound by any prepayment of Rent not actually received by Successor Landlord or (D) bound by any amendment to such Lease requiring the Initial Noteholder's consent unless such consent was obtained.

               (c) Further Assurances. The Initial Noteholder shall cause to be promptly and duly taken, executed, acknowledged, delivered and recorded all such further acts, documents and assurances as the Lessee from time to time may reasonably request in order to carry out more effectively the intent and purposes of this Agreement, the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby.

               (d) ERISA. The Initial Noteholder agrees that (i) it shall not permit any ERISA Plan sponsored or maintained by the Initial Noteholder, any ERISA Affiliate or any PTE 90-24 Affiliate thereof to purchase or hold any Note, and (ii) neither the Initial Noteholder nor any PTE 90-24 Affiliate thereof shall act in a fiduciary capacity with respect to the purchase or holding by any ERISA Plan of any Note, in either case
(i) or (ii) which would constitute a nonexempt "prohibited transaction" within the meaning of ERISA Section 406 or Code Section 4975.



                          ARTICLE VII

                          INDEMNITIES

          Section 7.1 General Indemnity. The Lessee agrees, whether or not any of the transactions contemplated hereby are consummated, to indemnify and defend and make whole on an After-Tax Basis each Indemnitee against, and to protect, save and keep harmless each Indemnitee from, any and all Expenses that may be imposed on, incurred by or asserted against such Indemnitee in any way relating to or arising out of:

               (a) any of the Transaction Documents or any of the transactions contemplated thereby (including the transactions contemplated by the Beneficial Interest Transfer Agreement) or by the Underwriting Agreement, other than Transaction Expenses that are the responsibility of the Owner Trustee or the Owner Participant pursuant to Section 10.1 and Expenses incurred by the Indemnitees in connection with a transfer by the Owner Participant to which Article VIII applies;

               (b) the Properties or the construction, preparation, installation, inspection, delivery, nondelivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, maintenance, repair, storage, transfer of title, subdivision, redelivery, use, operation, condition, sale, return or other application or disposition of all or any part of any interest in the Properties;

               (c) the offer, sale, purchase, holding or delivery of the Notes or Pass Through Certificates or any other securities issued in connection herewith; or

               (d) with respect to the Owner Participant Parent and Owner Participant only, the application of Parts 4 and 5 of Subtitle B of Title I of ERISA as a result of the sale of the Pass Through Certificates in accordance with the Transaction Documents;including, without limitation,
(i) claims or penalties arising from any products liability, negligence (other than the negligence of any Indemnitee occurring after the commencement of the Lease Term and while such Indemnitee is present on any of the Properties) statutory liability or violation of law or in tort (strict, absolute or otherwise), (ii) Environmental Claims or any Environmental Liabilities and Costs or other loss or damage to the Properties or the Environment, or death or injury to any Person, (iii) latent or other defects, whether or not discoverable; or (iv) any untrue statement or a material fact contained in any Registration Statement, the related prospectus, in the form first used by the Underwriters to confirm sales, or based upon any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the indemnity set forth in this Section 7.1 shall not extend to any Expense imposed on, incurred by or asserted against any Indemnitee to the extent the same relates to or arises out of one or more of the following circumstances:

          (1) the incorrectness of any representation or the breach of any warranty, covenant or agreement of such Indemnitee contained in or made pursuant to this Agreement or any of the other Transaction Documents;

          (2) the failure of such Indemnitee to perform or observe any covenant, agreement or condition on its part (including, without limitation, the obligation to remove Lessor's Liens, Remainderman's Liens, Indenture Trustee's Liens or Pass Through Trustee's Liens) required to be performed or observed in this Agreement or any of the other Transaction Documents;

          (3) (x) the willful misconduct or gross negligence (but not the ordinary negligence except as otherwise expressly provided herein) of such Indemnitee or of its Affiliates, successors, assigns, agents, officers, directors or employees and (y) the violation of Applicable Laws by such Indemnitee;

          (4) the offer, sale or disposition (voluntary or involuntary) by the Owner Trustee, the Connecticut Trustee or the Owner Participant of all or any part of its interest in the Trust Estate, the Connecticut Trust Estate, any of the Properties, the Transaction Documents or any of the other properties, rights and interests constituting the Trust Estate, or the Connecticut Trust Estate, other than pursuant to Section 9(c) or 14 of each Lease or pursuant to the exercise of remedies following the occurrence of an Event of Default, or in connection with a transfer pursuant to
Section 8.2, or in connection with the transfer pursuant to the Beneficial Interest Transfer Agreement or by any other Indemnitee of all or any part of such Indemnitee's interest in the Properties, the Leases, the Transaction Documents or any of the other properties, rights and interests constituting the Trust Estate, the Connecticut Trust Estate or the Indenture Estate, or the Notes, except, in the case of the Indenture Trustee, any such disposition that occurs as a result of an Event of Default;

          (5) any Tax (except to the extent that an Indemnitee under this Section 7.1 is required to be reimbursed on an After-Tax Basis), whether or not the Lessee is required to indemnify for such Tax pursuant to Section 7.2, the Tax Indemnification Agreement or the Pass Through Trust Agreement (it being understood that Sections 7.2 through 7.6 hereof, the Tax Indemnification Agreement and Section 7.06 of Pass Through Trust Agreement exclusively provide for the Lessee's liability with respect to such Taxes);

          (6) acts or events that occur after the earlier of (x) the surrender of possession of any Property pursuant to Section 5(b) of each Lease or (y) the expiration or earlier termination of the Lease Term (unless such Expense is directly attributable to events or circumstances arising prior to such time or is incurred prior to the time that the Lessee has surrendered the respective Property);

          (7) the offer, sale or disposition by or on behalf or for the account of such Indemnitee of any Notes or Pass Through Certificates or any similar interest (other than the Owner Participant and the Owner Trustee);

          (8) a failure on the part of the Indenture Trustee, the Pass Through Trustee, the Connecticut Trustee or the Owner Trustee, as the case may be, to distribute in accordance with the Indenture, any Supplemental Indenture, the Pass Through Trust Agreement, any Pass Through Trust Supplement, the Connecticut Trust Agreement or the Trust Agreement, as the case may be, any amounts received and distributable by it thereunder;

          (9) the authorization or giving or withholding of any amendment, modification, supplement, waiver, termination, approval or consent with respect to this Agreement or any of the other Transaction Documents other than such as have been consented to or requested by the Lessee and other than such as occur while an Event of Default has occurred and is continuing and which are not given or entered into in violation of any of the Transaction Documents (other than to the extent that such actions violate the provisions of the Transaction Documents requiring the consent of the Lessee);

          (10) any Expense that is (x) included in Transaction Expenses and for which the Owner Trustee or the Owner Participant is responsible pursuant to Section 10.1 or (y) incurred by any Indemnitee (or any successor, assign, agent, officer, director or employee of such Indemnitee) to the extent that such Indemnitee shall have expressly agreed in this Agreement or any other Transaction Document or otherwise to bear such Expense without right of reimbursement or indemnity under this Agreement or any other Transaction Document;

          (11) any amount constituting an amount payable by the Owner Trustee under the Indenture or the Notes resulting from an Indenture Event of Default or Indenture Default that does not also constitute an Event of Default or Default;

          (12) any Expense that would not have occurred but for the appointment of a successor Owner Trustee or Connecticut Trustee, as the case may be, if such appointment was caused by the Owner Participant;

          (13) any Expense that constitutes or arises from any Indemnitee's exercise of its contest rights with respect to a Permitted Lien attributable to such Indemnitee;

          (14) any Expenses relating to or arising out of any Environmental Liabilities and Costs to the extent that such Expenses are not incurred pursuant to the requirements of applicable Environmental Laws or in reasonable response to an Environmental Claim and any Expenses in any way relating to or arising out of any matter covered by Environmental Laws relating to events that occurred during the Lease Term to the extent such Environmental Claim results from the gross negligence or willful misconduct of the Lessor (or negligence of such Indemnitee while present on any Property);

          (15) any Expense of an Indemnitee relating to or arising from the inaccuracy, incompleteness or misleading nature of any statement or representation included in any registration statement issued in connection with any of an offer, sale or disposition of any Notes, Pass Through Certificates or similar interest, which statement or representation is based on written information supplied or made available by such Indemnitee for inclusion in such registration statement;

          (16) any Indenture Event of Default that does not also constitute an Event of Default;

          (17) if such Indemnitee is the Pass Through Trustee or any other registered holder of a Note, except as expressly provided in the Transaction Documents, loss of anticipated cash flow or earnings on any Note resulting from any redemption, prepayment or purchase of such Note or any increase in the cost to the Indenture Trustee or holder of a Note of making available, funding or maintaining the loans represented by a Note, or any reduction in the rate of return on capital of the Indenture Trustee or holder of a Note, in each case as a result of (x) the introduction of or any change in or in the interpretation of any Applicable Law or (y) the compliance with any guideline or request from any central bank (or comparable agency) or other Governmental Authority (whether or not having the force of law); and


          (18) any Expense of an Indemnitee (x) arising out of its inability to invest in another transaction or for any other purpose as a result of such Indemnitee's participation or investment of funds in connection with the transactions contemplated by this Agreement, or (y) for which a payment of Stipulated Loss Value or Termination Value paid by the Lessee in accordance with the terms of the Transaction Documents is intended, as calculated, to compensate such Indemnitee, provided that this clause (18) shall only be construed to limit the Lessor's obligations under this Section 7.1 and not otherwise to limit any damages which any Indemnitee may be entitled to recover under applicable law for any breach of any of the Transaction Documents.

          Whether or not any of the transactions contemplated hereby are consummated, except to the extent that any of the items hereinafter described are Transaction Expenses that are the responsibility of the Owner Trustee pursuant to Section 10.1, the Lessee shall pay: (a) the fees (whether ordinary or extraordinary), expenses and disbursements of, and all other amounts payable to, the Indenture Trustee, as trustee under the Indenture, with respect to the administration of the Indenture Estate and of any Pass Through Trustee, Indenture Trustee, co-trustee or additional trustee appointed pursuant to the Indenture, including the reasonable fees and expenses of any such Person's counsel, except to the extent such fees, expenses or disbursements are attributable to an Indenture Event of Default that is not also an Event of Default; (b) the fees (whether ordinary or extraordinary), expenses and disbursements of the Owner Trustee (and any co-trustee or separate trustee), as trustee under the Trust Agreement, with respect to the administration of the Trust Estate, including the reasonable fees and expenses of its counsel, except to the extent such fees, expenses or disbursements are attributable to an Indenture Event of Default that is not also an Event of Default; (c) the fees (whether ordinary or extraordinary); expenses and disbursements of the Connecticut Trustee (and any co-trustee or separate trustee) as trustee under the Connecticut Trust Agreement with respect to the administration of the Connecticut Trust Estate, including the reasonable fees and expenses of its counsel, except to the extent such fees, expenses or disbursements are attributable to an Indenture Event of Default that is not also an Event of Default; (c) the fees (whether ordinary or extraordinary); (d) the fees (whether ordinary or extraordinary), expenses and disbursements of the Remainderman Trustee (and any co-trustee or separate trustee appointed pursuant to the Remainderman Trust Agreement), as trustee under the Remainderman Trust Agreement, with respect to the administration of the Remainderman Trust Estate, including the reasonable fees and expenses of its counsel, except to the extent such fees, expenses or disbursements are attributable to an Indenture Event of Default that is not also an Event of Default; and (e) all reasonable out-of-pocket costs and expenses incurred by each of the Owner Participant, the Connecticut Trustee, the Owner Trustee, the Remainderman Participant, the Remainderman Trustee and the Indenture Trustee in connection with (i) the entering into or giving or withholding of any proposed amendment, modification, supplement, waiver, termination, approval or consent requested by the Lessee or (ii) any Event of Loss or any redemption, prepayment, refinancing or assumption of the Notes by the Lessee, at the Lessee's request or attributable to the events specified in Section 2.5 hereof, or Sections 8, 9, 14, 16 or 20 of each Lease, as the case may be; provided, however, that the Lessee shall not be obligated to pay any such fees, costs or expenses of an Indemnitee to the extent they relate to or arise out of any of the circumstances described in clauses (l) through (18) above with respect to such Indemnitee.

          With respect to any amount that the Lessee is requested by an Indemnitee to pay by reason of this Section 7.1, such Indemnitee shall, if so requested by the Lessee and prior to any payment, submit such additional information to the Lessee as the Lessee may reasonably request properly to substantiate the requested payment. In the case of any Expense indemnified by the Lessee hereunder which is covered by a policy of insurance maintained by or for the benefit of the Lessee, each Indemnitee agrees, subject to the proviso in the second sentence of the next paragraph, to cooperate with the insurers in the exercise of their rights to investigate, defend or compromise such Expense as may be required to retain the benefits of such insurance with respect to such Expense.

          In case any action, suit or proceeding shall be brought against any Indemnitee for which such Indemnitee is entitled to indemnification, such Indemnitee shall promptly notify the Lessee of the commencement thereof (but the failure to do so shall not relieve the Lessee of its obligation to indemnify such Indemnitee except to the extent that the Lessee is prejudiced as a result of such failure). Subject to the rights of insurers under policies of insurance maintained by or for the benefit of Lessee, the Lessee or its insurers shall have the right to investigate, and the right in its sole discretion to defend or compromise, any Expense for which indemnification is sought under this Section 7.1, and at the Lessee's expense, each Indemnitee shall cooperate with all reasonable requests of the Lessee in connection therewith; provided that the Lessee or the insurer shall not be entitled to assume and control the defense of any such action, suit or proceeding if, in the reasonable opinion of such Indemnitee, such defense or compromise involves the potential imposition of criminal liability on such Indemnitee or a conflict of interest between such Indemnitee and the Lessee. Where the Lessee or the insurers under a policy of insurance undertakes the defense of an Indemnitee with respect to an Expense, no additional legal fees or expenses of such Indemnitee in connection with the defense of such Expense shall be indemnified hereunder unless such fees or expenses were incurred at the request of the Lessee or such insurers. Subject to the requirements of any policy of insurance, an Indemnitee shall be entitled, at its own expense, acting through counsel acceptable to the Lessee, to participate in any action, suit or proceeding the defense of which has been assumed by the Lessee pursuant to the preceding provisions, provided, that such party's participation does not, in the opinion of the independent counsel to the Lessee or its insurers, interfere with such control; and such participation shall not constitute a waiver of the indemnification provided in this Section 7.1.
Notwithstanding anything to the contrary contained herein, the Lessee shall not under any circumstances be liable for the fees and expenses of more than one counsel for each of (i) the Owner Participant and the Owner Trustee (and their respective successors and permitted assigns, agents and servants), and (ii) the Indenture Trustee and the Pass Through Trustee (and their respective successors and permitted assigns, agents and servants). Notwithstanding anything in this Section to the contrary, in any action, suit or proceeding to which any Indemnitee is a party, the Lessee shall not enter into any settlement or other compromise with respect to any Expense without the prior written consent of the Indemnitee unless the Lessee acknowledges in writing reasonably satisfactory to such Indemnitee such Indemnitee's right to full indemnification under this Section 7.1 with respect to such Expense. No Indemnitee shall enter into any settlement or other compromise with respect to any Expense without the prior written consent of the Lessee unless such Indemnitee waives its rights to be indemnified under this Section 7.1 with respect to such Expense.

          Each Indemnitee shall supply the Lessee with such information and documents requested by the Lessee as are reasonably necessary or desirable for the Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 7.1.

          Upon payment in full of any Expense by the Lessee pursuant to this Section 7.1 to or on behalf of an Indemnitee, the Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have in respect thereof (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall cooperate with the Lessee and give such further assurances as are reasonably necessary to enable the Lessee vigorously to pursue such claims. So long as no Event of Default or Special Default has occurred and is continuing, should an Indemnitee receive any refund, payment, or insurance proceeds in whole or in part, with respect to any Expense paid by the Lessee hereunder, it shall promptly pay the amount refunded, paid or received (but not an amount in excess of the amount the Lessee or any of its insurers has paid in respect of such Expense) over to the Lessee.

          Nothing in this Section 7.1 shall be construed as a guaranty by the Lessee of any residual value in any Property or as a guaranty of the Notes or the Pass Through Certificates.

          Section 7.2 General Tax Indemnity. Except as provided in Section 7.3, the Lessee shall pay, and on written demand shall indemnify, protect, defend and hold each Tax Indemnitee harmless, on an After-Tax Basis, from and against, any and all Taxes levied or imposed on or with respect to any Tax Indemnitee, the Lessee, any Property, or any portion thereof or interest therein, any sublessee or other user thereof or otherwise by any United States federal government or taxing authority or by any state or local government or taxing authority or any political subdivision thereof (or any taxing authority thereof or therein) in connection with or in any way relating to (a) the construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, maintenance, repair, storage, transfer of title, redelivery, use, operation, condition, sale, settlement of any insurance claim, mortgaging, pledging, financing, retirement, abandonment, modification, replacement, transportation, acquisition, transfer, substitution, control, location, refinancing, repossession, registration, reregistration, return or other application or disposition of all or any part of any interest in the Properties, or any portion thereof or interest therein or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon, (b) the payment or receipt of Interim Rent, Basic Rent or Supplemental Rent or the receipts or earnings arising from or received with respect to any Property or any part thereof or any interest therein or any applications or dispositions thereof, (c) any other amount paid or payable pursuant to any Transaction Document (including, without limitation, any amounts paid or payable on or with respect to the Notes or the Pass Through Certificates) or any document related thereto or the property, income or other proceeds with respect to any of the property held in the Trust Estate, the Indenture Estate or any Pass Through Trust, (d) any Property, or any part thereof or any interest therein, (e) all or any of the Transaction Documents, the Underwriting Agreement, any other documents contemplated thereby, and amendments, supplements, waivers or consents thereto, (f) the offer, issuance, sale, purchase, delivery, refinancing, reoptimization or holding of the Notes or the Pass Through Certificates or any other securities in connection with or with respect to the transactions contemplated by the Transaction Documents, (g) Taxes or liability imposed on the Owner Participant Parent or Owner Participant only, under Section 4975 of the Code, or Sections 406, 407, 502(i) or 502(l) of ERISA as a result of the sale of the Pass Through Certificates in accordance with the Transaction Documents, or (h) otherwise with respect to or in connection with the transactions contemplated by the Transaction Documents.

          If, by reason of any Tax payment made to or for the account of a Tax Indemnitee by or on behalf of the Lessee pursuant to this Section 7.2, such Tax Indemnitee actually realizes a reduction as Taxes for which the Lessee is not required to indemnify such Tax Indemnitee hereunder or under the Tax Indemnification Agreement and that was not previously taken into account in computing such payment, such Tax Indemnitee shall promptly pay on an After-Tax Basis to the Lessee an amount equal to the actual net reduction in Taxes, if any, realized by such Tax Indemnitee; provided, however, that (A) such Tax Indemnitee shall not be obligated to make any payment pursuant to this Section 7.2 if, and for so long as, a Default or an Event of Default shall have occurred and be continuing and (B) no Tax Indemnitee shall be obligated to make any payment to the Lessee pursuant to this Section 7.2 to the extent that the amount of such payment would exceed
(x) the amount of all prior payments paid by or on behalf of the Lessee to such Tax Indemnitee pursuant to this Section 7.2, less (y) the amount of all prior payments by such Tax Indemnitee to the Lessee pursuant to this
Section 7.2, but any such excess shall reduce pro tanto any amount that the Lessee is subsequently obligated to pay pursuant to this Section 7.2. Each Tax Indemnitee agrees to use its reasonable efforts, and further agrees to take such actions as the Lessee may reasonably request, to realize any reduction, tax benefit or other savings that would reduce the Lessee's indemnity obligation or would be required to be paid by such Tax Indemnitee to the Lessee as soon as they are available; provided, however, that (i) no Tax Indemnitee shall be required to take any action which, in its good faith judgment, would have any adverse tax consequences to it (other than consequences for which the Tax Indemnitee would be indemnified by the Lessee pursuant to the terms of the Tax Indemnification Agreement, this Agreement or another written undertaking by the Lessee, if any, to indemnify the Tax Indemnitee if the Lessee is then Investment Grade (and if the Lessee is not Investment Grade, in an amount and in a manner satisfactory to such Tax Indemnitee in its sole discretion)) and (ii) the conduct of any proceeding or action hereunder shall be controlled by the Tax Indemnitee. Any reasonable out-of-pocket costs and expenditures incurred in pursuing the actions contemplated by the preceding sentence shall be for the account of Lessee.

          If it is later determined that the Tax Indemnitee was not entitled to such tax benefit, the portion of such tax benefit that is disallowed, reduced, repaid, lost or recaptured will be treated as Taxes for which the Lessee must indemnify the Tax Indemnitee pursuant to this
Section 7.2, subject to the contest provisions of Sections 7.4 through 7.11.

          Section 7.3 Exclusions from General Tax Indemnity. Section 7.2 shall not apply to:

               (a) Taxes imposed on (I) a Tax Indemnitee (other than any Indenture Trust, the Indenture Trustee or the Indenture Estate) by Subtitle A of the Code, and any other Taxes (other than any sales, use, property, license, transfer or rental Taxes or any Taxes in the nature of sales, use, property, license, transfer or rental Taxes) imposed by any state, local or foreign government or political subdivision thereof, which are imposed on or measured by net income (including any minimum taxes or taxes on items of tax preference); provided, however, that (1) except in the case of the Pass Through Trusts and the Pass Through Trustee, any such Taxes imposed by and resulting from the location or use of the Properties in the states of Louisiana, Ohio, Michigan or Virginia or in any foreign jurisdiction shall not be excluded Taxes and (2) in the case of the Pass Through Trusts or the Pass Through Trustee, any Taxes that are imposed as a result of the exchange of the Notes by the Lessee pursuant to Section 9.1 shall not be excluded Taxes or (II) any Indenture Trust, the Indenture Trustee or the Indenture Estate (other than any sales, use, property, license, transfer or rental Taxes or any Taxes in the nature of sales, use, property, license, transfer or rental Taxes) based upon or measured by any fees or compensation received by the Indenture Trustee for services rendered in its capacity as trustee in connection with the transactions contemplated by the Transaction Documents;

          (b) Taxes (other than any sales, use, property, license, transfer or rental Taxes, or any Taxes in the nature of sales, use, property, license, transfer or rental Taxes) imposed by any state, local or foreign government or political subdivision thereof, which are (i) value added taxes, intangibles, stamp or similar taxes (other than stamp or similar transactional taxes as may be imposed on any Indenture Trust, the Indenture Trustee, the Indenture Estate, any Pass Through Trust or the Pass Through Trustee on the initial issuance of the Notes or the Pass Through Certificates), (ii) taxes on doing business, and (iii) taxes imposed on or measured by gross income, gross or net receipts, capital, net worth and similar items; provided, however, that any such taxes described herein which are imposed by any state, local or foreign government or political subdivision thereof or taxing authority thereof or therein where the Properties are located shall not be excluded Taxes;

               (c) Taxes included in the Purchase Price (if actually paid by the Lessee);

               (d) with respect to the Owner Participant, Taxes that are the subject of the Tax Indemnification Agreement and for which the Lessee has indemnified the Owner Participant in full pursuant to the terms thereof;

               (e) any Taxes imposed on a Tax Indemnitee that are a result of such Tax Indemnitee not being a citizen or resident of, or not being organized under the laws of, the United States or any political subdivision thereof;

               (f) any Tax that is enacted or adopted by its express terms as a direct substitute for any Tax that would not have been indemnified against pursuant to this Article VII;

               (g) Taxes imposed on a Tax Indemnitee to the extent that such Taxes would have been imposed on a Tax Indemnitee in the absence of the transactions contemplated by the Transaction Documents;

               (h) so long as the Owner Trustee is receiving all Basic Rent without reduction on account of contested Taxes, Taxes that are being contested in accordance with the provisions of Section 7.4, during the pendency of such contest;

               (i) Taxes imposed on a Tax Indemnitee caused by such Tax Indemnitee's failure to fulfill its obligations under Section 7.4 if such failure precludes a Lessee contest, but not if such failure is caused by the Lessee's failure to satisfy its obligations under Section 7.4;

               (j) Taxes that are imposed on any Tax Indemnitee as a result of the actual gross negligence, or actual willful misconduct of such Tax Indemnitee or its Affiliate;

               (k) Taxes related to any Property that are attributable to any event occurring after the earliest of (i) the expiration or early termination of a Lease provided that the Lessee has paid in full all amounts then due under such Lease, (ii) the return of possession of such Property to the Lessor, provided in any such case that such Property is returned in accordance with Section 5(b) of such Lease (but not if such Tax arises in connection with an act, circumstance or event prior to such expiration or termination) and (iii) in the case of any Indenture Trust, the Indenture Trustee, the Indenture Estate, any Pass Through Trust or the Pass Through Trustee, payment in full of the Notes and the Pass Through Certificates;

               (l) Taxes imposed on a Tax Indemnitee with respect to any voluntary transfer by such Tax Indemnitee of any interest in the Properties, or any part thereof or any interest arising under the Transaction Documents or any Notes, or from any voluntary transfer of any interest in such Tax Indemnitee or from any involuntary transfer of any of the foregoing interests resulting from the bankruptcy or insolvency of, or a foreclosure against the Tax Indemnitee (in each case, other than any such transfer that occurs while a Default or Event of Default has occurred and is continuing, or any transfer or other disposition arising in connection with the exercise of any of the Lessee's rights or obligations under any of the Transaction Documents);

               (m) Taxes imposed on the Connecticut Trust, the Trust, the Trust Estate, the Connecticut Trust Estate or the Owner Participant (i) that result from a determination regarding the existence or taxable status of such Trust respectively, or (ii) that exceed the amounts that would have been imposed if the transactions contemplated by the Transaction Documents had been consummated directly by the Owner Participant without such Trust;

               (n) any interest, penalties, fines or additions to Tax attributable to the failure of a Tax Indemnitee to file any return in accordance with the procedural requirements of Applicable Law and on a timely basis pursuant to its obligations under Section 7.4, except to the extent that such failure is caused by the failure of the Lessee to fulfill its obligations, if any, under Section 7.4 with respect to such return or claim;

               (o) any Taxes (other than any amount required to make a payment on an After-Tax Basis) imposed on an original Tax Indemnitee or a transferee or subsequent transferee of an original Tax Indemnitee to the extent of the excess of such Taxes over the amount of such Taxes that would have been imposed against the original Tax Indemnitee had there not been a transfer of the Properties, or any interest therein or in a Tax Indemnitee or an interest arising under any Transaction Document or any Notes by the original Tax Indemnitee (other than any such transfer that occurs while a Default or an Event of Default has occurred and is continuing);

               (p) any Taxes imposed on the Remainderman that result from Remainderman's Liens, any Taxes imposed on the Lessor that result from Lessor's Liens attributable to it, any Taxes imposed on the Owner Participant that result from Lessor's Liens attributable to it and any Taxes imposed on the Indenture Trustee that result from Indenture Trustee's Liens;

               (q) any Tax that would not have been imposed but for (i) an amendment, modification, consent or waiver to any Transaction Document not consented to by the Lessee (except for (A) any such amendment, modification, consent, or waiver while a Default or Event of Default has occurred and is continuing or (B) any amendment, modification, consent or waiver required by Applicable Law or required by the Transaction Documents);

               (r) other than with respect to any Tax Indemnitee that is the Owner Participant, the Trust Estate, the Owner Trustee, or any Affiliate of any of the foregoing, Taxes imposed against or payable by a Tax Indemnitee pursuant to Sections 3406 or 4701 of the Code or any other provision of applicable law requiring a withholding;

               (s) Taxes imposed against or payable by a Tax Indemnitee that would not have been imposed but for any failure of such Tax Indemnitee or its Affiliate to comply with (x) certification, information, documentation, reporting or other similar requirements (each being a "Requirement") concerning the nationality, residence, identity or connection with the jurisdiction imposing such Taxes, if such compliance is required by statute or by regulation of the jurisdiction imposing such Taxes as a precondition to relief or exemption from such Taxes and such a Tax Indemnitee was eligible to comply with such Requirement (other than with respect to any Tax Indemnitee that is the Owner Participant, the Trust Estate, the Owner Trustee, or any Affiliate of any of the foregoing); or
(y) any other Requirements under the tax laws or regulations of the jurisdiction imposing such Taxes that would establish entitlement to otherwise applicable relief or exemption from such Taxes if such compliance by the Tax Indemnitee was timely requested by the Lessee in writing and such Tax Indemnitee was eligible to comply with such Requirement; provided, however, that in no event shall any Tax Indemnitee be required to take any action hereunder which, in its good faith judgment, would have any adverse tax consequence to it (other than consequences for which the Tax Indemnitee would be indemnified by the Lessee pursuant to the terms of the Tax Indemnification Agreement, this Agreement or another written undertaking by the Lessee, if any, to indemnify the Tax Indemnitee if the Lessee is then Investment Grade (and if the Lessee is not Investment Grade, in an amount and in a manner satisfactory to such Tax Indemnitee in its sole discretion));

               (t) other than with respect to any Tax Indemnitee that is the Owner Participant, the Trust Estate, the Owner Trustee, or any Affiliate of any of the foregoing, Taxes imposed against or payable by the Pass Through Trustee, any Noteholder, or the Pass Through Investors or Taxes imposed in connection with the issuance of the Notes, or the Pass Through Certificates or resulting from or in respect of the payment of any interest, principal or any other amount in connection with the Notes or the Pass Through Certificates (other than those Taxes specifically identified as exceptions to the exceptions regarding any Indenture Trust, the Indenture Trustee, the Indenture Estate, any Pass Through Trust or the Pass Through Trustee in Sections 7.3(a) and 7.3(b)); or

               (u) except as provided in Section 7.2(g), Taxes or liability incurred by any Tax Indemnitee resulting from any prohibited transaction described in Section 406 or 407 of ERISA or Section 4975(c) of the Code.

          Notwithstanding any other provision of this Section 7.3 to the contrary, the Lessee will indemnify the Owner Trustee, the Trust Estate and the Owner Participant (and any Affiliate of any of the foregoing) on an After-Tax Basis for any obligation with respect to United States federal withholding Taxes imposed on the Owner Trustee or the Owner Participant (or any Affiliate of either thereof) with respect to the Notes or Pass Through Certificates (or any debt issued to refinance or refund such Notes or Pass Through Certificates) or as a result of a claim by the Internal Revenue Service (the "Service") asserted against the Trust Estate, the Owner Trustee or the Owner Participant (or any Affiliate of any of the foregoing) with respect to any such withholding Tax; provided, however, that (A) the Lessee shall be subrogated to the rights and defenses of the Owner Trustee and the Owner Participant (and any Affiliate of either thereof) in respect of such withholding Taxes, including the rights and defenses set forth under the Transaction Documents, (B) as to claims asserted by the Service, the Lessee shall have rights comparable, where appropriate, to the rights set forth in Section 7.4 through 7.11 of this Article VII to require a contest of the fact and amount of such claims, and (C) the Lessee shall have no indemnification obligation under this sentence to the extent such obligation of the Owner Trustee or Owner Participant (or any Affiliate of either thereof) is caused by (y) the actual gross negligence or actual willful misconduct of the Owner Trustee or the Owner Participant (or any Affiliate of either thereof) or (z) a failure of the Owner Trustee or the Owner Participant (or any Affiliate of either thereof) to fulfill its obligations described in clause (B) of this proviso but only if such failure precludes the Lessee's ability to contest the tax.

          Notwithstanding any other provision of this Section 7.3 to the contrary, the Lessee further will indemnify the Owner Trustee, the Trust Estate, and the Owner Participant (and any Affiliate of either thereof) on an After-Tax Basis for any obligation with respect to Taxes imposed on the Pass Through Trust, the Pass Through Trustee or the holders of the Pass Through Certificates or as a result of a claim by the Service asserted against the Trust Estate, the Indenture Estate, the Indenture Trustee, the Owner Trustee or the Owner Participant with respect to Taxes payable by the Pass Through Trust, the Pass Through Trustee or the holders of the Pass Through Certificates; provided, however, that (A) the Lessee shall be subrogated to the rights and defenses of the Owner Trustee and the Owner Participant (and any Affiliate of any thereof) in respect of such Taxes, including the rights and defenses set forth under the Transaction Documents; (B) as to claims asserted by any taxing authority, the Lessee shall have rights comparable, where appropriate, to the rights set forth in
Section 7.4 through 7.11 of this Article VII to require a contest of the fact and amount of such claims, and (C) the Lessee shall have no indemnification obligation under this sentence to the extent such obligation of the Owner Trustee, the Owner Participant or the Indenture Trustee (or any Affiliate of any thereof) is caused by (y) the actual gross negligence or actual willful misconduct of the Owner Trustee or the Owner Participant (or any Affiliate of any thereof), or (z) a failure of the Owner Trustee or the Owner Participant (or any Affiliate of any thereof) to fulfill its obligations described in clause (B) of this proviso but only if such failure precludes the Lessee's ability to contest the tax.

          Section 7.4 Contests
               (a) If any proposed adjustment or written claim shall be made against any Tax Indemnitee, or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding), for any Taxes as to which the Lessee may have an indemnity obligation pursuant to Section 7.2, or if any Tax Indemnitee shall determine that any Taxes as to which the Lessee may have an indemnity obligation pursuant to
Section 7.2 may be payable, and if the amount of such proposed adjustment, claim or Tax, plus any related adjustment, claim or Tax with respect to the transactions contemplated by the Transaction Documents that have been or could be raised in an audit of such Tax Indemnitee by the taxing authority in question for any other taxable period (including all future periods) of such Tax Indemnitee with respect to which an assessment of a Tax deficiency is not barred by the statute of limitations, would result in an additional liability for Taxes of such Tax Indemnitee in excess of (x) in the case of any contest the Lessee is permitted hereunder to conduct in its own name without the participation of the Tax Indemnitee, $1,000 and (y) in the case of any other contest, $10,000, then (i) such Tax Indemnitee shall promptly notify the Lessee in writing of such proposed adjustment, claim, proceeding or Tax, provided, however, that the failure to notify the Lessee pursuant to this Section 7.4(a)(i) shall not relieve the Lessee of any obligation to indemnify the Tax Indemnitee hereunder unless such failure precludes the Lessee from initiating or continuing the contest of such claim for Taxes;
(ii) if requested in writing to do so by the Lessee, such Tax Indemnitee shall extend the time by which it is required to respond to any such proposed adjustment, claim or proceeding if such extension would not otherwise adversely affect such Tax Indemnitee in any manner for which it is not indemnified pursuant to this Agreement or any other Transaction Document; (iii) if not required to do so by Applicable Law, shall not without the consent of the Lessee take any action (including the payment of any Tax) with respect to such proposed adjustment, claim, proceeding or Tax for 30 days (or, if an extension to respond described in clause (ii) has been obtained, for an additional period of time equal to the length of such extension) after giving such notice to the Lessee provided, however, that if the Tax Indemnitee shall be required by law or regulation to take action prior to the end of such 30-day period, such Tax Indemnitee shall, in such notice to Lessee, so inform Lessee, and such Tax Indemnitee shall not take any action with respect to such claim or Tax without the consent of Lessee (not to be unreasonably withheld) before 10 days from the receipt of such notice by the Lessee unless the Tax Indemnitee shall be required by law or regulation to take action prior to the end of such 10 day period; and (iv) if the Lessee requests in writing within such 30-day or shorter period that such proposed adjustment, claim or Tax be contested, such Tax Indemnitee shall at the expense of the Lessee contest or the Lessee may (or at the request of the Tax Indemnitee shall) contest in good faith in Lessee's name, if permitted by Applicable Law, provided, however, that the claim can be segregated procedurally from Tax claims for which the Lessee is not obligated to indemnify the Tax Indemnitee, or otherwise in the name of such Tax Indemnitee (upon the written consent of such Tax Indemnitee) the validity, applicability or amount of the proposed adjustment, claim or Tax, including determining (1) whether any action shall initially be by way of judicial or administrative proceedings, or both, (2) whether any such proposed adjustment, claim or Tax shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof and (3) the court or other judicial body before which judicial action, if any, shall be commenced; provided, however, that, in the case of any contest that is or is to be controlled by the Lessee: (A) the Tax Indemnitee may retain or reassert control of any such contest at any time if, in the judgment of such Tax Indemnitee, there is a possibility that the Lessee's conduct of such contest could have an adverse impact on the financial or public relations interest of the Tax Indemnitee and (B) if the Tax Indemnitee shall not have retained or reasserted control of any such contest, the Lessee shall consult with and keep reasonably informed the Tax Indemnitee and its designated counsel with respect to such contest and shall timely provide the Tax Indemnitee with copies of the relevant portions of all documents relating to such contest.

               (b) A Tax Indemnitee shall not be required, and the Lessee shall not be permitted, to take or continue any action pursuant to this
Section 7.4 other than the actions described in clauses (i) and (ii) of the first sentence of Section 7.4(a), and the Lessee shall be required to pay any such Taxes without contest, unless (i) the Lessee shall have agreed in writing,to pay and shall pay to the Tax Indemnitee on demand all costs and out-of-pocket expenses that the Tax Indemnitee may incur in connection with contesting such proposed adjustment, claim or determination (including without limitation all costs, expenses, legal and accounting fees and disbursements); (ii) such Tax is one with respect to which the Lessee has agreed in writing that it would be required to indemnify the Tax Indemnitee in the event the contest is unsuccessful unless the contest is ultimately resolved by a court of competent jurisdiction on a clearly articulated basis that establishes that there is no basis for indemnification hereunder; (iii) the action to be taken will not result in any substantial danger of sale, forfeiture or loss of, or the creation of any lien (other than a Permitted Lien) on, the Properties or any part thereof or interest therein or the risk of imposition of any criminal penalties; (iv) no Default or Event of Default has occurred or is continuing; and (v) the Tax Indemnitee has been provided with an opinion of tax counsel, selected by the Lessee and reasonably acceptable to the Tax Indemnitee, which opinion shall be furnished at the Lessee's sole expense, to the effect that there is a Reasonable Basis for contesting or appealing such tax claim (or in the case of any appeal of any adverse judicial decision an opinion of such counsel to the effect that the Tax Indemnitee more likely than not will prevail in such appeal). In no event shall any appeal to the United States Supreme Court be required or permitted hereunder.

          Notwithstanding anything contained in this Section 7.4 to the contrary, no Tax Indemnitee shall be required to contest any tax claim if the subject matter thereof shall be of a continuing nature and there shall have been a final adverse determination with respect thereto, unless there shall have been a change in fact or law, (including, without limitation, amendments to or adoption of statutes or regulation, administrative rulings and court decisions) enacted, promulgated or decided after such claim shall have been so previously decided, and such Tax Indemnitee shall have received an opinion of counsel, selected by the Lessee and reasonably acceptable to the Tax Indemnitee, which opinion shall be furnished at the Lessee's sole expense, to the effect that as a result of such change in fact or law it is more likely than not that the Tax Indemnitee shall prevail in the contest of such claim.

               (c) If the contest of any adjustment shall involve paying the additional tax and suing for a refund, the Lessee shall advance to or pay on behalf of the Tax Indemnitee, on an interest-free basis and at no additional net after-tax cost to such Tax Indemnitee, the amount of such additional tax, as well as any related interest, penalties or additions to tax that are required to be paid with respect thereto. Upon a Final Determination of any adjustment in respect of which the Lessee shall have advanced funds to or paid funds on behalf of the Tax Indemnitee or, if earlier, upon receipt by the Tax Indemnitee of a refund or credit of any amounts paid by or on behalf of the Tax Indemnitee based on the adjustment and in respect of which amounts the Lessee shall have previously advanced funds to or on account of the Tax Indemnitee, then, to the extent such Final Determination is adverse, the Lessee shall indemnify the Tax Indemnitee to the extent provided by Section 7.2, and promptly after such Final Determination the Tax Indemnitee shall repay to the Lessee the funds advanced by the Lessee pursuant to this paragraph, together with any related interest received by the Tax Indemnitee as a result of such refund or credit (fairly attributable to amounts advanced by the Lessee) or saved by the Tax Indemnitee because the refund or credit (fairly attributable to amounts advanced by the Lessee) is used as an offset in another taxable year.

               (d) Except as otherwise expressly provided, in the event Lessee has complied with the foregoing provisions of this Section 7.4, the Tax Indemnitee shall not be entitled to settle, compromise or pay such Tax so long as such contest is being prosecuted in good faith.

               (e) Notwithstanding anything contained in this Section 7.4, a Tax Indemnitee shall not be required to contest any claim or permit the Lessee to contest any claim and may settle any contest without the consent of the Lessee if such Tax Indemnitee (A) shall waive its right to indemnity under Section 7.2 with respect to such claim for such Tax (and any claim made by any taxing authority with respect to other taxable periods that are based, in whole or in part, upon the resolution of such claim, or the contest of which is precluded by the resolution of such claim), and (B) shall pay to the Lessee any amount previously paid or advanced by the Lessee pursuant to this Section 7.4 with respect to such claim for such Tax or the contest of such Tax (other than amounts advanced pursuant to clause
(i) of Section 7.4(b)) plus interest on such amounts at the interest rates specified in Section 6621(a)(1) of the Code.

          Section 7.5 Refunds or Credits. If any Tax Indemnitee or any Affiliate thereof shall receive a refund of (or receive a credit against, or any other current reduction in, any Tax not indemnified by the Lessee pursuant to this Article VII) all or any part of any Taxes paid, reimbursed or advanced by the Lessee pursuant to this Article VII (or would have received such a refund, credit or reduction but for a counterclaim or other claim not indemnified by the Lessee hereunder (a "Deemed Refund")), provided that no Default or Event of Default shall have occurred and be continuing, within 30 days of such receipt (or, in the case of a Deemed Refund, within 30 days of the final determination of such Deemed Refund), the Tax Indemnitee shall pay to the Lessee, an amount equal to the lesser of (xx) the amount of such refund or credit or Deemed Refund plus or minus any net tax benefit or cost (taking into account any Taxes incurred by such Tax Indemnitee by reason of the receipt or accrual of such refund or credit or Deemed Refund) realized by such Tax Indemnitee as a result of any payment by such Tax Indemnitee made pursuant to this sentence (including this clause (xx)) and (yy) the amount of such tax payment, reimbursement or advance by Lessee to such Tax Indemnitee, it being intended that such Tax Indemnitee shall retain a net tax benefit pursuant to Sections 7.2 and 7.4 only if the Lessee shall first have been reimbursed for any payments, reimbursements and advances of taxes by it to such Tax Indemnitee pursuant to Sections 7.2 and 7.4. If, in addition to such refund, credit or reduction or Deemed Refund, as the case may be, such Tax Indemnitee shall actually receive (or would have received but for a counterclaim or other claim not indemnified by the Lessee hereunder) an amount representing interest on the amount of such refund, credit or reduction, or Deemed Refund, as the case may be, such Tax Indemnitee shall pay to the Lessee on an After-Tax Basis, within 30 days of such receipt or, in the case of a Deemed Refund, within 30 days of the final determination of such Deemed Refund, that proportion of such interest that shall be fairly attributable to Taxes paid, reimbursed or advanced by the Lessee prior to the receipt of such refund or Deemed Refund. If it is later determined that the Tax Indemnitee was not entitled to such refund or credit, the portion of such refund or credit that is disallowed, reduced lost, repaid or recaptured will be treated as Taxes for which the Lessee must indemnify the Tax Indemnitee pursuant to Section 7.2, subject to the contest provisions of
Section 7.4 through 7.11.

          Section 7.6 Payments. Any Tax indemnifiable under this Article VII shall be paid directly when due to the applicable taxing authority if direct payment is permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to Section 7.2 shall be paid in immediately payable funds within 30 days after receipt of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable, but not before the date that the relevant Taxes are due. No Tax shall be payable to the applicable taxing authority or the Tax Indemnitee, as the case may be, before any contest to which the Lessee is entitled under Section 7.4 is concluded. Any payments made pursuant to Sections 7.2 through 7.5 shall be made directly to the Tax Indemnitee entitled thereto or the Lessee, as the case may be, in accordance with Section 13.9. In the event a Tax Indemnitee makes a tax payment with respect to any such Taxes that are due and payable at the time of such payment (other than with funds advanced to such Tax Indemnitee on an interest-free basis by the Lessee pursuant to this Article VII) the Lessee shall pay to the Tax Indemnitee interest on the amount of such payment at the Overdue Interest Rate from (i) the date of payment by the Tax Indemnitee if the Tax Indemnitee notifies the Lessee that such payment has been made within 5 days of making such payment, or (ii) from the date the Tax Indemnitee notifies the Lessee of such indemnity payment in all other cases, in either case to the date of payment by Lessee to the Tax Indemnitee hereunder. Any amount payable under Sections 7.2 through 7.5 that is not paid when due shall bear interest at the Overdue Interest Rate.

          Any amount payable to the Lessee pursuant to the terms of this
Article VII shall not be paid to or retained by the Lessee if at the time of such payment or retention a Default or an Event of Default shall have occurred and be continuing. At such time as there shall not be continuing any such Default or Event of Default, such amount shall be paid to the Lessee to the extent not previously paid to the Lessee.

          Section 7.7 Reports. If any report, return or statement is required to be filed with respect to any Taxes that are subject to indemnification under this Article VII, the Lessee shall promptly notify the appropriate Tax Indemnitee of such requirement and, if the Lessee is permitted by Applicable Law to do so and has been furnished at the Lessee's sole expense with such information, not within the control of the Lessee, as (i) is in such Tax Indemnitee's control, (ii) is reasonably available to such Tax Indemnitee, (iii) is necessary to file such report, return or statement, and (iv) has been requested in writing by the Lessee, shall timely file such report, return or statement with respect to such Taxes (unless such Tax Indemnitee has notified the Lessee in writing that such Tax Indemnitee intends to file such report, return or statement); provided, however, that if the Lessee is not permitted by Applicable Law to file any such report, return or statement the Lessee will promptly notify the appropriate Tax Indemnitee that it is not so permitted. If the Lessee is not permitted by Applicable Law to file any such report, return or statement, then if the Lessee has been furnished at the Lessee's sole expense with such information, not within the control of the Lessee, as (i) is in such Tax Indemnitee's control, (ii) is reasonably available to such Tax Indemnitee, (iii) is necessary to file such report, return or statement, and (iv) has been requested in writing by the Lessee, the Lessee shall, if practicable and if the report, statement or return to be filed reflects only information in respect of the transactions contemplated by the Transaction Documents, prepare and furnish to such Tax Indemnitee not later than 15 days prior to the date such report, statement or return is required to be filed (determined without regard to extensions) a proposed form of such report, statement or return for filing by the appropriate Tax Indemnitee. If the Tax Indemnitee shall have notified the Lessee of its intention to prepare and file any return, statement or report subject to this Section 7.7, or in the case of any other return, statement or report subject to this Section 7.7 required to be prepared and filed by the Tax Indemnitee, the Lessee, at its expense, shall make available or provide to such Tax Indemnitee, upon request, such records and information as is within the Lessee's control or otherwise is reasonably available to the Lessee to the extent required to prepare such return, statement or report. With respect to any report, return, or statement that is required to be filed with respect to any Taxes that are subject to indemnification under this Article VII, the Lessee shall either show the ownership of the respective Property in the Owner Trustee and send a copy of such report, return or statement to the Owner Trustee and the appropriate Tax Indemnitee or, where not permitted to show such ownership, shall promptly notify the Owner Participant of such requirement and prepare and deliver to the Owner Trustee and the appropriate Tax Indemnitee a proposed form of such report, return or statement reasonably satisfactory to the Owner Trustee within a reasonable time prior to the time such report, return or statement is to be filed.

          The Lessee shall hold each Tax Indemnitee harmless from and against all liability arising out of any insufficiency or inaccuracy of any report, return or statement if such insufficiency or inaccuracy results from the insufficiency or inaccuracy of any information required to be supplied by the Lessee in preparing and filing such report, statement or return.

          If no report, statement or return is required to be filed with respect to a Tax subject to indemnification under this Section 7.7, the Lessee will promptly notify the Tax Indemnitee of such Tax not later than 30 days prior to the due date for payment of such Tax. Subject to Section
7.6 above, not later than the date any Tax described in the preceding clause is required to be paid by the Tax Indemnitee, the Lessee will either
(1) if permitted by Applicable Law, pay such Tax directly to the appropriate taxing authority or (2) pay the Tax Indemnitee the amount of such Tax in immediately available funds.

          Section 7.8 Verification. At the Lessee's request, the amount of any indemnity payment by the Lessee pursuant to Section 7.2 or any payment by a Tax Indemnitee to the Lessee pursuant to Section 7.5 shall be verified using the procedures established in Section 3(f)(ii) of each Lease.

          Section 7.9 Survival. The obligations and liabilities arising under this Article VII shall continue in full force and effect, notwithstanding the expiration or earlier termination of each Lease and the other Transaction Documents, until all such obligations have been satisfied and such liabilities have been paid in full, and shall be binding and inure to the benefit of the parties to this Agreement and their respective successors and assigns.

          Section 7.10 Forms, etc. Each Tax Indemnitee agrees to furnish to the Lessee from time to time, at the written request and expense of Lessee, such duly executed and properly completed forms as may be necessary or appropriate in order to claim any reduction of or exemption from any withholding or other Tax imposed by any taxing authority in respect of any payments otherwise required to be made by Lessee, as the case may be, pursuant to the Transaction Documents, which reduction or exemption may be available to such Tax Indemnitee; provided, however, that no Tax Indemnitee shall have any obligation to comply with any request or take any other action pursuant to this Section 7.10 if (i) in order to comply with such request or take such action the Tax Indemnitee would be required to make any inaccurate statement or (ii) by complying with such request, the Tax Indemnitee would suffer, in the good faith opinion of such Tax Indemnitee, any adverse consequences (other than consequences for which the Tax Indemnitee would be indemnified by the Lessee pursuant to the terms of the Tax Indemnification Agreement, this Agreement or another written undertaking by the Lessee, if any, to indemnify the Tax Indemnitee if the Lessee is then Investment Grade (and if the Lessee is not Investment Grade, in an amount and in a manner satisfactory to such Tax Indemnitee in its sole discretion)).

          Section 7.11 Non-Parties. If any Tax Indemnitee is not a party to this Agreement, Lessee may require the Tax Indemnitee to agree in writing, in a form reasonably acceptable to Lessee, to the terms of this
Article VII, before making any payment to such Tax Indemnitee under Article
VII.


                          ARTICLE VIII

        TRANSFERS OF THE OWNER PARTICIPANT'S INTERESTS;
         RIGHT OF FIRST OFFER; AND NO TRANSFER BY OWNER
                 TRUSTEE OR CONNECTICUT TRUSTEE

          Section 8.1 Transfer of Owner Participant's Interest. The Owner Participant shall not directly or indirectly (whether through the Connecticut Trustee or otherwise) assign, convey or otherwise transfer (whether by consolidation, merger, sale of assets or otherwise) any of its right, title or interest in and to the Properties, the Trust Estate, this Agreement, the Trust Agreement, the Connecticut Trust Agreement, the Connecticut Trust Estate, the Tax Indemnification Agreement or any other Transaction Document and (so long as any Notes are Outstanding) the Indenture Estate; provided, however, that, after the Closing Date, subject to fulfillment of the conditions set forth below in this Article VIII, the Owner Participant (and any Transferee to whom a transfer is duly made pursuant to this Article VIII) may transfer all or a portion of its right, title and interest in and to the Properties (at any point in time that the Connecticut Trust Agreement and the Trust Agreement do not exist), the Connecticut Trust Estate, this Agreement, the Connecticut Trust Agreement, the Tax Indemnification Agreement and each other Transaction Document to which the Owner Participant is a party or by which the Owner Participant is bound to one or more Transferees. Each such transfer shall be subject to the fulfillment of the following conditions:

               (a) at no time shall there be more than four Owner
Participants and each Owner Participant shall at all times have an interest in the Lessor Interests and Lessor of at least 20%;

               (b) the Transferee (if other than the Lessee) shall at the time of transfer (i) be a Qualified Institution or (ii) an Affiliate of the Owner Participant Parent, and if such Affiliate is not a Qualified Institution, the Owner Participant Parent shall provide a guaranty, in scope and substance satisfactory to the Lessee, of all of the obligations of the Transferee under this Agreement and the other Transaction Documents;

               (c) the Lessee, the Owner Trustee, the Connecticut Trustee, the Indenture Trustee, and the Initial Noteholder or the Pass Through Trustee, as the case may be, shall have received at least 45 days' prior notice of the proposed transfer, which notice shall specify the name and address of the proposed transferee;

               (d) the Transferee shall have all requisite power and authority to enter into and perform the obligations of the Owner Participant under this Agreement and the other Transaction Documents to which the Owner Participant is a party and, upon giving effect to the proposed transfer, the Transferee will not be in breach of any covenant, agreement or condition required to be performed or observed by the Owner Participant in this Agreement and the other Transaction Documents to which the Owner Participant is a party;

               (e) the Transferee shall have duly authorized, executed and delivered to the Indenture Trustee, the Owner Trustee, the Initial Noteholder or the Pass Through Trustee, as applicable, and the Lessee an agreement, substantially in the form attached hereto as Exhibit O;

               (f) the Transferee shall have made the representations and warranties required to be made by the Owner Participant set forth in
Section 5.2(a) and, assuming that they were made in reference to the transfer referred to above or to documents required to be executed or prepared (including amendments to the Transaction Documents) in connection with the transfer, the representations and warranties set forth in Sections 5.2(b), (c), (d), (e), (f), (g) and (i) shall be true and correct as to the Transferee as of the effective date of the transfer in all material respects with the same effect as if made on such date and each of the Owner Trustee, the Indenture Trustee, the Initial Noteholder or the Pass Through Trustee, as applicable, and the Lessee shall have received an Officers' Certificate of the Transferee to such effect;

               (g) such transfer shall not violate any provisions of the Securities Act (and no registration pursuant to such Act or the rules and regulations thereunder shall be required in connection with such conveyance) and shall not violate any provision of, or create a relationship that would be in violation of, any other Applicable Law;

               (h) the Transferee shall have duly authorized, executed, acknowledged, delivered, recorded or caused to be recorded any instrument requested by the Indenture Trustee or its counsel for the purpose of affirming or continuing the validity, perfection and priority of the lien of the Indenture;

               (i) for so long as the Lessee is a Lessee under the respective Leases, neither the Transferee nor any of its Affiliates shall at the time of proposed transfer be (A) a Person, a substantial part of whose business is the operation of retail stores, including the sale of food and/or drug products (the "Lessee's Business"), in the general geographic area in which the Lessee conducts the Lessee's Business or (B) otherwise be a Person instituting or threatening to institute any involuntary or hostile corporate transaction affecting control of the Lessee ("Adverse Relationship"); provided, however, for the purpose of this paragraph (i), a Transferee and any of its Affiliates shall not be deemed to be engaged in the Lessee's Business solely by reason of their ownership of securities or other interests of any entity engaged in any of the Lessee's Business so long as either (x) in the case of a Transferee that is a bank, insurance company, finance subsidiary (similar to the Owner Participant Parent) or other financial institution, (i) such securities are held as portfolio investments and (ii) either (A) the consolidated sales of such entity for its latest fiscal year were less than $100,000,000.00, (B) such Transferee and its Affiliates do not beneficially own in the aggregate more than a 25% equity interest in such entity on a fully diluted basis and such entity is not an Affiliate (other than by virtue of the rights and powers that arise solely from the ownership of such equity interest) of such Transferee or any of its Affiliates or (C) the book value of the interest of the Transferee and its Affiliates in such entity does not exceed 1% of the consolidated assets of the Transferee and its Affiliates determined at the end of its latest fiscal year or (y) in all other cases,
(i) such entity is not an Affiliate of such Transferee or any of its Affiliates and (ii) the Transferee and its Affiliates do not beneficially own in the aggregate more than a 5% equity interest in such entity on a fully diluted basis;

               (j) the transfer will not result in any adverse tax consequences to the Owner Participant for which the Lessee is liable under any Transaction Document other than any such consequence for which the Lessee has been relieved of its obligation to indemnify; and

               (k) the transferring Owner Participant or the Transferee shall have delivered to the Lessee, the Indenture Trustee, the Owner Trustee, the Connecticut Trustee, the Initial Noteholder or the Pass Through Trustee, as the case may be, a favorable opinion of counsel (which may be in-house counsel) reasonably satisfactory to the Lessee as to the due authorization, execution, delivery and enforceability of the agreement referred to in paragraph (e) above, and as to the matters referred to in paragraphs (d) (except as to breach of covenant, condition or agreement),
(e) and (g) above.

          From and after any transfer effected in accordance with this
Article VIII, the Transferee shall be deemed the "Owner Participant" (or, in the case of a partial transfer, an "Owner Participant") for all purposes of the Transaction Documents and shall be deemed to have made all of the Investment, or in the case of a partial transfer, that portion of the Investment previously made by the Owner Participant to the extent attributable to the interest transferred to it, and, except as provided in the last sentence of this paragraph, each reference to the Owner Participant contained in the Transaction Documents shall be deemed to include a reference to the Transferee for all purposes. If as a result of any such transfer there shall be more than one Owner Participant, any requirement for the consent or approval of, or instructions from, the Owner Participant under this Agreement or any other Transaction Document shall be deemed to be satisfied if such consent or approval or instructions are given by Owner Participants having at least 51% of the aggregate interest in the Trust Estate. If as a result of any transfer pursuant to this
Article VIII, there is more than one Owner Participant, then the parties hereto agree that the Trust Agreement shall be amended to reflect the existence of more than one Owner Participant and the form of any such amendment shall be reasonably acceptable to the Owner Trustee.

          Notwithstanding the foregoing provisions of this Article VIII, after any transfer effected in accordance with this Article VIII, the transferring Owner Participant shall not be released from any obligation arising or accruing prior to such transfer, but shall not be liable for any obligation arising or accruing after such transfer to the extent of such transfer. Notwithstanding any transfer effected in accordance with this
Article VIII, the transferring Owner Participant shall nevertheless be entitled to all benefits accrued and all rights vested or arising with respect to the period prior to such transfer, including, without limitation, any right to indemnification under this Agreement or the Tax Indemnification Agreement, to the exclusion of the Transferee unless the transferring Owner Participant shall have assigned such benefits and rights to the Transferee and provided evidence of such assignment in form and substance satisfactory to the Lessee.

          The foregoing restrictions on transfers by the Owner Participant set forth in this Article VIII shall be of no force or effect after the latest Lease Termination Date in respect of any Leases that have not expired or terminated, subject to Section 20 of each Lease. If an Event of Default described under Sections 15(a), (b) or (f) has occurred and is continuing, then the foregoing restrictions set forth in clauses (a), (b) and (j)(x) need not be complied with by the Owner Participant for so long as such Event of Default continues. If an Event of Default described under Sections 15(a) or (b) of each Lease has occurred and is continuing (other than in connection with a bankruptcy, insolvency or similar proceeding) and the respective Leases have been declared in default or if an Event of Default as described in Section 15(f) has occurred and is continuing and the Lessee (or its successors) has moved to reject the Leases under Section 365 of the Bankruptcy Code or has attempted to characterize the Leases as financing leases and not as leases in a bankruptcy, insolvency or similar proceeding, then the foregoing restriction under paragraph (i) need not be complied with by the Owner Participant for so long as such condition continues.

          Notwithstanding anything in this Article VIII to the contrary, the transfer restriction set forth in this Article VIII shall not apply to any transfer of stock by the Owner Participant's stockholders or any Affiliate of the Owner Participant or to or to any transfer to the Connecticut Trustee of the Owner Participant's beneficial interest in the Trust in accordance with Section __ hereof.

          (b) Notwithstanding anything in this Article VII to the contrary, the Owner Participant shall not authorize, instruct or otherwise permit the Connecticut Trustee to, and the Connecticut Trustee shall not directly or indirectly, assign, convey or otherwise transfer (whether by consolidation, merger, sale of assets or otherwise) any of its right, title or interest in and to the Properties, the Trust Estate, this Agreement, the Trust Agreement, the Tax Indemnification Agreement or any other Transaction Document and (so long as any Notes are Outstanding) the Indenture Estate without the prior written consent of the Lessee; provided, however, that, after the Notes shall no longer be Outstanding, the Owner Participant shall have the right to terminate the Connecticut Trust and direct the Connecticut Trustee to transfer the Connecticut Trustee's right, title or interest in and to the Properties, the Trust Estate, this Agreement, the Trust Agreement, the Tax Indemnification Agreement or any other Transaction Document to the Owner Participant and to amend, supplement or modify any of the Transaction Documents or to enter into such other agreements as the Owner Participant deems reasonably necessary to evidence such transactions, in each case, in form and substance reasonably satisfactory to the Lessee.

          Section 8.2  Right of First Offer.

          (a) Grant of Right of First Offer. Subject to Section 5.5 of the Indenture and Section 8.1 and so long as no Event of Default or Special Default has occurred and is continuing, if at any time during the Lease Term (unless the Lease Termination Date results from a termination of the Lease pursuant to Section 14 or 16) the Lessor desires to sell or assign all or part of its rights in any of the Lessor Interests or if Owner Participant desires to sell or assign all or part of its beneficial interest in the Trust or the Connecticut Trust, as the case may be (as applicable, the "Selling Party") or the Selling Party receives an unsolicited offer to purchase its interest, the Selling Party shall, as a condition to such sale or assignment, first offer the Lessor Interests or the beneficial interest in the Trust or the Connecticut Trust, as the case may be (as applicable, the "Offered Interest") to the Lessee at a purchase price and on such other terms and conditions as the Selling Party would accept from another Person; provided, that such right of first offer shall apply solely with respect to the beneficial interest in the Trust or the Connecticut Trust, as the case may be, only during the period commencing on the date occurring five (5) years prior to the scheduled expiration of the Basic Term and ending on the date occurring one (1) year after the expiration of the Lease Term (including any Renewal Terms) and shall apply with respect to the Lessor Interests at any time during the Lease Term.
The Lessee may within thirty (30) days of receipt of such offer, elect to purchase the Offered Interest, whereupon the Lessee shall be bound to purchase from the Selling Party, and the Selling Party shall be bound to sell to the Lessee, the Offered Interest on such terms and conditions, plus any unpaid Rent then owing. If the Lessee does not accept such offer, the Selling Party, subject to the provisions of this Section 8.2, may sell or assign its rights in the Offered Interest to another Person for a period of up to eighteen (18) months from the end of such thirty (30) day period on terms and conditions that are no less favorable to the Selling Party than the terms and conditions offered to the Lessee (it being understood that a "no less favorable" purchase price for the Offered Interest is any purchase price that exceeds 96% of the purchase price originally offered to the Lessee). If the Lessee does not accept such offer and the Selling Party during such eighteen (18) month period desires to sell or assign its rights in the Offered Interest to another Person on terms and conditions less favorable (as defined in the preceding sentence) to the Selling Party than those offered to the Lessee, then the Lessee shall have the right within twenty (20) days of receipt of notice from the Selling Party of such proposed sale or assignment to purchase the Selling Party's rights in the Offered Interest on terms and conditions no less favorable to the Selling Party than the terms and conditions offered to such other Person (it being understood that a "no less favorable" purchase price for the Offered Interest is any purchase price that exceeds 96% of the purchase price originally offered to the Lessee). If the Lessee does not notify the Selling Party of its election to purchase the Offered Interest within such twenty (20) days the Selling Party may thereafter complete the proposed sale or assignment of its rights in the Offered Interest to such other Person without any further obligation to the Lessee under this Section 8.2.

          Any transfer of a beneficial interest in the Trust to a Person other than the Lessee must also meet the conditions set forth in this
Section 8.2.

          (b) Purchase and Transfer. If the Lessee shall have exercised any of its purchase rights in Section 8.2(a), the Lessee shall pay for and purchase the Offered Interest on the terms and conditions required by
Section 8.2(a) and the Selling Party shall transfer to the Lessee, without recourse or warranty, but free and clear of all Lessor's Liens all the Selling Party's right, title and interest in the Offered Interest.

          (c) Applicability of Right of First Refusal to Certain Leases. So long as no Event of Default or Special Default has occurred and is continuing, if the Lessor desires to lease any Lessor Interest or a portion thereof during the Lease Term and for one year thereafter (i) for a period that would equal or extend beyond the earlier of the estimated economic useful life of the Leased Property (as determined by an Appraisal Procedure conducted at the time the lease is entered into and subject to the rights of the Remainderman contained in the Option Agreement), (ii) with an option in the proposed lease to purchase the Leased Property or the specified portion at a fixed and determinable price that is less than 50% of the anticipated Fair Market Sales Value of the Leased Property or the specified portion thereof (as determined by an Appraisal Procedure conducted at the time the lease is entered into) at the time that the option may be first exercised or (iii) with an option in the proposed lease to purchase the Leased Property or the specified portion and on such terms and conditions (including the relationship of such option price to the anticipated sale value of the Leased Property at the time of exercise) that, in the aggregate, make it highly probable that the lessee will exercise such option, then such transaction shall be subject to the right of first offer granted in Section 8.2(a) (from and after the Lease Termination Date and for one year thereafter unless the Lease Termination Date results from a termination pursuant to Section 14 or Section 16). For the purposes of
Section 8.2(a), the consideration shall be the terms and conditions of the proposed lease (including the purchase option). A right to purchase the Leased Property or a portion thereof in a prospective lease shall be valued as if the prospective lessee has a right to purchase the Leased Property or a specified portion thereof on the last possible date for the exercise thereof calculated as of the date of the giving of the notice of the proposed sale or transfer pursuant to Section 8.2(a). For the purposes of determining the present value of the purchase price to be paid by the prospective lessees, a discount rate equal to the yield on United States Treasury obligations having a maturity (extrapolated, if necessary) co-terminous with the future payment date plus 75 basis points shall be used. For the purpose of calculating the present value of the prospective lessee's rental obligations, a discount rate (applied to the aggregate amount of all rents due under the prospective lease) equal to the yield on United States Treasury obligations having a maturity (extrapolated, if necessary) co-terminous with the date which is the middle of the prospective lease term plus 75 basis points shall be used.

          (d) Savings Clause. Unless terminated sooner by the agreement of the parties, the right of first refusal granted pursuant to Sections 8.2(a) and 8.2(c) and any other future unvested interest in real property created under the terms of any Lease shall terminate upon the first anniversary of the Lease Termination Date in respect of such Lease.

          (e) Access to Leased Property. After the Lease Termination Date, if the Selling Party shall have given the Lessee notice of a right of first offer pursuant to this Section 8.2, then the Lessor shall afford the Lessee with reasonable access to each Leased Property upon reasonable notice (but subject to reasonable restrictions) for the purpose of inspection and valuation of each such Leased Property.

          Section 8.3 No Transfer by Owner Trustee. For so long as the Lessee is the lessee under each Lease and no Special Default or Event of Default has occurred and is continuing, the Owner Trustee shall only directly or indirectly assign, convey, sell, dispose of or otherwise transfer any of its right, title or interest in and to the Lessor Interests (other than the grant of security pursuant to the Indenture) in a manner that complies with Section 8.2. No such transfer shall under any circumstance be to (A) any Person engaged, or whose Affiliate is engaged, except in the case of a transfer to an Affiliate of the original Owner Participant, in the Lessee's Business or (B) otherwise be a Person with whom the Lessee is involved in an Adverse Relationship; provided, however, that, no such transferee which is engaged in the Lessee's Business shall have any right to inspect Lessee's books and records or have any access to information about the Lessee which is not generally available to the public. For the purpose of this Section 8.3, a transferee and any of its Affiliates shall not be deemed to be engaged in the Lessee's Business solely by reason of their ownership of securities or other interests of any entity engaged in any of the Lessee's Business either (x) in the case of a transferee that is a bank, insurance company, finance subsidiary (similar to the Owner Participant Parent) or other financial institution, (i) such securities are held as portfolio investments and (ii) either (A) the consolidated sales of such entity for its latest fiscal year were less than $100,000,000, (B) such transferee and its Affiliates do not beneficially own in the aggregate more than a 25% equity interest in such entity on a fully diluted basis and such entity is not an Affiliate of such transferee or any of its Affiliates (other than by virtue of the rights and powers that arise solely from the ownership of such equity interest) or (C) the book value of the interest of the transferee and its Affiliates in such entity does not exceed 1% of the consolidated assets of the transferee and its Affiliates determined at the end of its latest fiscal year or (y) in all other cases, (i) such entity is not an Affiliate of such transferee or any of its Affiliates and (ii) the transferee and its Affiliates do not beneficially own in the aggregate more than a 5% equity interest in such entity on a fully diluted basis.


                           ARTICLE IX

                   OBLIGATIONS OF THE LESSEE;
          ADDITIONAL FUNDINGS; AND ENVIRONMENTAL REPORT

          Section 9.1  Exchange of Obligation of Owner Trustee by the
Lessee.   Upon the conditions and as more fully provided in Section 13.1 or
Section 13.2 of the Indenture, each of the Owner Trustee, the Connecticut Trustee, the Owner Participant, the Remainderman, the Remainderman Participant, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee agrees that if any Lease is terminated pursuant to Section 14 thereof, the Lessee may elect to exchange new unsecured or secured, as the case may be, full recourse securities of the Lessee for the Related Notes by giving notice of such exchange to each such party and each such party will execute and deliver appropriate documentation (i) releasing the Owner Trustee, the Connecticut Trustee and the Owner Participant from all obligations with respect to such Notes and the Properties, or obligations under such Notes and the Related Supplemental Indentures; (ii) to the extent provided in the Indenture, releasing the security interest in the Properties; and (iii) taking all such other actions as are reasonably necessary to permit such exchange by the Lessee and which do not adversely affect the Remainderman, the Owner Trustee, the Connecticut Trustee or the Owner Participant (other than to an insignificant extent).

          Section 9.2.  Funding of the Costs of Modifications.

          (a) At the request of the Lessee, the Owner Participant may finance any Modifications pursuant to Section 8(f)(i) of any Lease through an Approved Equity Financing.

          (b) If the Lessor finances the cost of any Modification pursuant to Section 8(f)(iii) of a Lease exclusively by the issuance of one or more series of Additional Notes under the Indenture, such Supplemental Financing shall be subject to fulfillment of the following conditions:

               (i) the Additional Notes shall have a final maturity date no later than the final maturity date of all Outstanding Related Notes, and the weighted average life-to-maturity applicable to all Outstanding Related Notes after the issuance of the Additional Notes shall not vary from the remaining weighted average life-to-maturity reflected in the debt amortization schedule for the Outstanding Related Notes (immediately prior to the issuance of such Additional Notes) by more than six months;

               (ii) appropriate adjustments to Property Cost and the percentages for Basic Rent, Casualty Value and Termination Value shall have been agreed to by the Owner Participant and the Lessee in accordance with the adjustment provisions of Sections 3(e), 3(f) and 8(f) of such Lease to support the amortization of the Additional Notes issued in respect of such Supplemental Financing;

               (iii) the Lessee shall have paid to the Lessor an amount equal to all out-of-pocket costs and expenses reasonably incurred by the Lessor and the Owner Participant not financed as a part of such Supplemental Financing;

               (iv) such Supplemental Financing shall be permitted by the Indenture;

               (v) no Indenture Event of Default, Event of Default or Special Default shall have occurred and be continuing;

               (vi) the Additional Notes shall not constitute recourse indebtedness to the Owner Participant as defined under then-current GAAP for leveraged leases;

               (vii) such Supplemental Financing shall not require the transaction effected pursuant to such Lease to be classified by the Owner Participant as other than a leveraged lease, under then-current GAAP for leveraged leases;

               (viii) all consents and approvals related to the Lessor, the Lessee or the Lessor Interests required to effect the issuance of the Additional Notes shall have been obtained;

               (ix) after giving effect to such Supplemental Financing, no Lien (other than Permitted Liens) shall exist upon the Lessor Interest and the Owner Participant, the Connecticut Trustee, the Lessor, the Remainderman and the Indenture Trustee shall have received an endorsement to the title insurance policy for the Related Property redating such policy as of the date funds are advanced pursuant to such Supplemental Financing and increasing the amount of such policy by the amount of Supplemental Financing and showing no additional exceptions other than Permitted Exceptions;

               (x) the Owner Participant shall have received such information and copies of such other documents as the Owner Participant may reasonably request in connection with such Supplemental Financing;

               (xi) the Owner Participant, the Remainderman, the Connecticut Trustee and the Lessor shall have received favorable opinions of Owner Participant's Special Counsel, Owner Participant's Special Local Counsel, Owner Trustee's Counsel, the Connecticut Trustee's Counsel, Indenture Trustee's Counsel, Lessee's Counsel and Lessee's Special Counsel, each dated the date of such Supplemental Financing and addressed to the Owner Participant and the Lessor, addressing such matters relating to the Supplemental Financing as the Owner Participant or the Lessor may reasonably request;

               (xii) the Owner Participant shall have received a favorable opinion from the Owner Participant's Tax Counsel to the effect that such Supplemental Financing shall not cause any adverse tax consequences to the Owner Participant (other than consequences for which the Owner Participant would be indemnified by the Lessee pursuant to the terms of the Transaction Documents or of another written undertaking by the Lessee to indemnify the Owner Participant if the Lessee is Investment Grade (and if the Lessee is not Investment Grade, in an amount and in a manner satisfactory to the Owner Participant in its sole discretion);

               (xiii) the representations and warranties of the Lessee set forth in Section 5.1(a) and, assuming they were made in reference to the Supplemental Financing or to documents required to be executed or prepared (including amendments to the Transaction Documents) in connection with the Supplemental Financing, the representations and warranties set forth in Sections 5.1(b), (c), (d), (e), (h), (k), (l), (m), (n), (p) and
          (q) shall be true and correct in all material respects on and as of the date of such Supplemental Financing with the same effect as though made on and as of the date of such Supplemental Financing and each of the Lessor, the Indenture Trustee and the Owner Participant shall have received an Officer's Certificate of the Lessee, dated as of the date of such Supplemental Financing, as the case may be, to such effect and to the effect that no Default or Event of Default is in existence or will exist after taking into account such Supplemental Financing;

               (xiv) the ratio of (A) the aggregate principal amount of all Outstanding Related Notes, including all Additional Notes being issued in connection with the Modification, to (B) the sum of the Fair Market Sales Value of the Related Lessor Interest (determined prior to such modification) and the cost of the Modification being financed, is not greater than the higher of
          (1) 80% or (2) such ratio immediately prior to the issuance of such Additional Notes;

               (xv) the aggregate principal amount of the Additional Notes being issued in connection with the Modification shall not exceed 100% of the cost of such Modification;

               (xvi) the Additional Notes shall be Investment Grade and the rating of any Outstanding Notes immediately prior to the issuance of such Additional Notes shall be confirmed as Investment Grade; and

               (xvii) the payment of Basic Rent under such Lease shall be adjusted as provided in such Lease.

If the recording or filing of a supplement to the Related Supplemental Indenture shall be required or, in the reasonable opinion of either the Owner Participant or the Indenture Trustee or their respective counsel, advisable to subject to the Lien of the Related Supplemental Indenture any Modification, the cost of which was financed in whole or in part with Additional Notes, then, prior to the advance of funds with respect to such Modification, the Lessee shall prepare and, after the execution and delivery thereof by the Lessor and the Indenture Trustee, record or file such supplement to the Related Supplemental Indenture and such other instruments as may be necessary to confirm that such Modification or Addition has become subject to the Lien of the Related Supplemental Indenture.

          Section 9.3 Environmental Report. At the expiration or earlier termination of the Lease Term of any Lease, the Lessee will cause to be performed a Phase I Environmental Audit of the Related Leased Property, by a registered professional environmental engineer reasonably acceptable to the Lessor, and cause a report of the findings thereof to be issued and delivered to the Lessee, the Lessor, the Owner Participant, Remainderman and the Indenture Trustee, and, if recommended by such report, the Lessee will cause to be performed such additional testing and reporting as is recommended by such report (such report, together with such additional report, if any, will be collectively referred to herein as the "Environmental Report"). The Lessee will cause the Environmental Report to be delivered to the Lessor, the Remainderman and the Indenture Trustee.
The cost of such Environmental Report shall be borne equally by the Lessee and the Owner Participant.


                           ARTICLE X

                      PAYMENT OF EXPENSES

          Section 10.1 Transaction Expenses.  Subject to the provisions of
Section 10.3, Lessee, in its sole discretion, may elect to pay all or any portion of the Transaction Expenses (other than fees and expenses of the Owner Trustee, Owner Participant counsel fees and the fees of the Appraiser) directly or to have the Owner Trustee pay, with funds to be provided by the Owner Participant for that purpose, when due, or reimburse any Person who has previously paid, all or any portion of Transaction Expenses; provided, that the Lessee will consider in good faith any reasonable requests of the Owner Participant regarding which Transaction Expenses, if any, shall be paid by Lessee. Subject to the provisions of
Section 10.3 and to the extent not paid on the Closing Date, if the Lessee shall have elected to have the Owner Trustee pay all or any portion of the Transaction Expenses, the Owner Participant shall provide funds to the Owner Trustee for the timely payment of Transaction Expenses for which it has received invoices within 10 days, as applicable, after the Closing Date. Such invoices shall be approved by the Owner Participant (and reviewed by the Lessee) before presentation for payment. The Owner Participant shall provide such funds upon presentation of such invoices promptly, but in no event later than 10 days after such presentation.

          Section 10.2 Post-Closing Expenses. The Lessee shall pay, as Supplemental Rent, (a) the ongoing fees and out-of-pocket expenses (including reasonable legal fees and expenses) of or incurred by the Owner Trustee, the Connecticut Trustee, the Remainderman, the Remainderman Trustee, the Initial Noteholder, the Pass Through Trustee and the Indenture Trustee, respectively, provided that such fees are in accordance with the schedules approved in advanced by the Lessee and that such expenses are reasonably incurred by the party to be reimbursed in connection with its performance of its duties under the Transaction Documents and (b) all reasonable fees and out-of-pocket costs and expenses (including reasonable legal and other professional fees and expenses) incurred by the Owner Participant, the Pass Through Trustee, the Initial Noteholder, the Owner Trustee, the Remainderman Participant, the Remainderman Trustee, and the Indenture Trustee in connection with (i) any breach of Sections 5.1(w) or 6.1(k), any Default, Event of Default or Trigger Event, (ii) the entering into or giving or withholding of any amendment, modification, supplement, waiver, termination, approval, consent or other action with respect to any Transaction Document done at the request of the Lessee or any refunding or refinancing pursuant to Sections 2.5, 2.6 or 2.7 or action pursuant to
Section 6.2(c) or (iii) any refunding referred to in Section 2.5 or 2.6 (to the extent not included in the principal amount of the Refinancing Notes) provided that the Lessee shall be required to pay, as Supplemental Rent, the fees and expenses of or incurred by any successor Owner Trustee, the Connecticut Trustee or co-trustee only if the Lessee has approved the appointment of such successor Owner Trustee, the Connecticut Trustee or co-trustee, which approval shall not be unreasonably withheld.

          Section 10.3 Lessee's Obligation. Notwithstanding Section 10.1, in the event the transactions contemplated by Section 2.4 shall not be consummated for any reason, the Lessee shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Owner Participant, the Initial Noteholder, the Remainderman, the Remainderman Participant, the Remainderman Trustee, the Pass Through Trustee, the Indenture Trustee and the Owner Trustee and the Connecticut Trustee in respect of all Transaction Expenses; provided that, if such failure to consummate shall result from a breach by any party (other than the Lessee) of its obligations under the Transaction Documents or the failure of such party to negotiate in good faith, then the Lessee shall not be required to indemnify, defend and hold harmless such party for such Transaction Expenses incurred by it and such party shall be solely responsible for all Transaction Expenses incurred by or attributable to it.


                           ARTICLE XI

                 LIABILITY OF THE OWNER TRUSTEE
    AND OWNER PARTICIPANT; LIABILITY OF REMAINDERMAN TRUSTEE

          Section 11.1 Liabilities of the Owner Trustee and the Owner Participant. The Lessee, the Pass Through Trustee, the Initial Noteholder, the Remainderman, the Remainderman Participant, the Remainderman Trustee, the Owner Participant, the Connecticut Trustee and the Indenture Trustee each agree that the Owner Trustee in its individual capacity shall have no personal liability whatsoever to the Lessee, the Pass Through Trustee, the Initial Noteholder, the Pass Through Trustee, the Remainderman, the Owner Participant, the Connecticut Trustee or the Indenture Trustee or any of their respective successors and assigns for any claim based on or in respect of this Agreement or any of the other Transaction Documents or arising in any way from the transactions contemplated hereby or thereby; provided, however, that the Owner Trustee shall be liable in its individual capacity (a) for its own willful misconduct or gross negligence, and to the Owner Participant for the breach of its obligations to the Owner Participant in respect of the Trust Agreement and the Trust, (b) for liabilities that may result from the incorrectness of any representation or warranty expressly made by it in its individual capacity in Section 5.3, or in Section 7.1 of the Trust Agreement or from the failure of the Owner Trustee to perform the covenants and agreements expressly made by it in its individual capacity as set forth in Section 6.3 hereof, or (c) for any Tax based on or measured by any fees, commission or compensation received by it for acting as trustee in connection with any of the transactions contemplated by the Transaction Documents. It is understood and agreed that, except as provided in the preceding proviso: (i) the Owner Trustee shall have no personal liability under any of the Transaction Documents as a result of acting pursuant to and consistent with one or another of the Transaction Documents; (ii) all obligations of the Owner Trustee to Lessee, the Pass Through Trustee, the Initial Noteholder, the Remainderman, the Owner Participant and the Indenture Trustee are solely nonrecourse obligations; (iii) all such personal liability of the Owner Trustee is expressly waived and released as a condition of, and as consideration for, the execution and delivery of the Transaction Documents by the Owner Trustee; and (iv) this Agreement is executed and delivered by the Owner Trustee solely in the exercise of the powers expressly conferred upon it as the Owner Trustee under the Trust Agreement. The Owner Participant and the Connecticut Trustee shall not have any obligation to the Lessee, the Owner Trustee, the Indenture Trustee, the Remainderman, the Initial Noteholder or the Pass Through Trustee with respect to the transactions contemplated by the Transaction Documents except those respective obligations of the Owner Participant and the Connecticut Trustee expressly set forth in the Transaction Documents to which it is a party or except as set forth in the instruments and documents delivered in connection therewith to which it is a party, and the Owner Participant shall not be liable for performance by any other party hereto of such other party's obligations under the Transaction Documents except as otherwise so set forth in the Transaction Documents to which it is a party. Notwithstanding the foregoing provisions of this Section 11.1, nothing herein shall be deemed to prevent any party hereto (other than the Owner Participant and the Connecticut Trustee) from having recourse to and seeking enforcement against the Trust Estate for performance and observance of covenants, agreements and conditions required to be performed or observed by the Owner Trustee in this Agreement and the other Transaction Documents.

          Section 11.2 Liabilities of the Remainderman and the Remainderman Trustee. It is expressly understood and agreed by the parties hereto that, except as otherwise expressly provided in this Agreement,

               (a) this Agreement is executed and delivered on behalf of the Remainderman by the Remainderman Trustee, not in its individual capacity but solely as trustee under the Remainderman Trust Agreement, in the exercise of the power and authority conferred and vested in it thereunder;

               (b) each of the representations, warranties, undertakings, covenants and agreements herein made on the part of the Remainderman Trustee (in its capacity as such) is made and intended not as a personal representation, undertaking or agreement by Remainderman Trustee but is made and intended for the purpose of binding only the Remainderman;

               (c) under no circumstances shall the Remainderman Trustee be liable in its individual capacity for the payment of any indebtedness or expenses of or incurred on behalf of the Remainderman Trust or for the breach or failure of any obligation, representation, warranty, undertaking or covenant made or undertaken by the Remainderman Trust under this Agreement or the other Transaction Documents, provided that this Section 11.2 shall not limit the ability of any Person to look to the Remainderman Trust Estate for satisfaction of such liability or responsibility, to the extend provided in the Transaction Documents.


            Error! Bookmark not defined.ARTICLE XII

      CHANGE OF SITUS OF OWNER TRUST OR CONNECTICUT TRUST

          The Owner Participant agrees that if, at any time, the Trust Estate, the Owner Trustee, the Connecticut Trust Estate or the Connecticut Trustee becomes subject to any Taxes for which it is indemnified pursuant to Section 7.2 hereof and if, as a consequence thereof, the Lessee should request that the situs of the trust be moved to another state in the United States from the state in which it is then located, the situs of the trust will be moved and the Owner Participant will take whatever action may be reasonably necessary to accomplish such removal; provided that (A) the rights and obligations under the Transaction Documents of the Owner Participant shall not be altered as a result of the taking of such action;
(B) the Lien of the Indenture on the Indenture Estate shall not be adversely affected by such action; (C) no Special Default or Event of Default has occurred and is continuing and no Event of Loss has occurred;
(D) the Owner Participant shall have received an opinion or opinions of counsel (reasonably satisfactory to the Owner Participant) in scope, form and substance reasonably satisfactory to the Owner Participant to the effect that (I) the Trust or the Connecticut Trust, as the case may be as thus removed, shall remain a validly established trust, (II) any amendments to the Trust Agreement or the Connecticut Trust Agreement necessitated by such removal shall have been duly authorized, executed and delivered by the parties thereto and shall constitute the valid and binding obligations of such parties, enforceable in accordance with their terms, (III) such removal will not result in the imposition of, or increase in the amount of, any Tax for which the Lessee is not required to indemnify the Owner Participant pursuant to Section 7.2 hereof (taking into account any additional indemnification satisfactory to the Owner Participant, the Lessee agrees to provide in connection with such removal), (IV) such removal will not result in any loss of Interest Deductions, Amortization Deductions or Depreciation Deductions, result in any Income Inclusion (as such terms are defined in the Tax Indemnification Agreement) or any other adverse tax consequence (other than consequences for which the Owner Participant would be indemnified by the Lessee pursuant to the terms of the Transaction Documents or of another written undertaking by the Lessee to indemnify the Owner Participant if the Lessee is Investment Grade (and if the Lessee is not Investment Grade, in an amount and in a manner satisfactory to the Owner Participant in its sole discretion), (V) such removal has not adversely affected the Lien of the Indenture on the Indenture Estate and the priority of such lien thereon, (VI) substantially covering the matters set forth in the opinion of the Owner Trustee's Counsel and the Connecticut Trustee's Counsel delivered pursuant to Section 3.1(t) and (VII) covering such other matters as the Owner Participant may reasonably request; and (E) the Lessee shall indemnify and hold harmless the Owner Participant on an After-Tax Basis against any and all Expenses incurred by the Owner Trustee, the Connecticut Trustee, the Indenture Trustee and the Owner Participant in connection with such change of situs.


                          ARTICLE XIII

                         MISCELLANEOUS

          Section 13.1 Notices. All communications, declarations, demands, consents, directions, approvals, instructions, requests and notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered by hand, or five Business Days after being sent by registered mail, return receipt requested, postage prepaid, on the next Business Day when sent by overnight courier or when transmitted by means of telecopy or other wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type and followed promptly with the original thereof) in each case addressed as provided in Schedule 10.

          Section 13.2 Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, all such counterparts together constituting but one and the same instrument.

          Section 13.3 Amendments. The provisions of this Agreement may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by (a) in the case of a waiver, a corporate officer or authorized signatory of the party against which enforcement of the waiver is sought and (b) in all other cases, a corporate officer or authorized signatory of each of the parties hereto.

          Section 13.4 Survival. The representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the participation in the fundings under Section 2.1 of this Agreement and the occurrence of the transactions contemplated by Section
2.4 of this Agreement, in each case subject to, and in accordance with, the terms of the Transaction Documents, and shall be and continue in effect notwithstanding any investigation made by the Owner Participant and the fact that the Owner Trustee, the Connecticut Trustee, the Remainderman, the Indenture Trustee, the Initial Noteholder, the Pass Through Trustee, the Owner Participant Parent or the Owner Participant may waive compliance with any of the other provisions of this Agreement.

          Section 13.5 Headings. The division of this Agreement into Sections, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

          Section 13.6 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns and each Indemnitee and its successors, permitted assigns, heirs and legal representatives.

          Section 13.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW DOCTRINE OF SUCH STATE.

          Section 13.8 Severability. Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          Section 13.9 Method of Payment. Except as otherwise provided in any Transaction Document, all amounts required to be paid by any party to any other party hereunder or under any of the other Transaction Documents shall be paid in U.S. dollars in immediately available funds no later than 12:00 noon, local time at the place of receipt, on the date such payment shall be due and payable and shall be paid to such Person as shall be entitled to receive such payment at such address as such Person may specify by notice to the parties hereto. If the date on which any payment is due and payable is not a Business Day, such payment shall be made as aforesaid on the next succeeding Business Day, with the same force and effect as if made on the nominal due date. Payments shall in all events only be made within the continental United States.

          Section 13.10 Intent of. The Owner Trustee and the Lessee intend that each of the Leases be operating leases under California law.

          Section 13.11 Confidential Documents. The Owner Participant, the Owner Participant Parent, the Remainderman, the Lessee, the Owner Trustee, the Connecticut Trustee, the Pass Through Trustee and the Indenture Trustee agree that the Lessee or the Owner Participant may require the execution and delivery of an appropriate confidentiality agreement reasonably acceptable to the Lessee, the Owner Participant, the Owner Participant Parent, the Owner Trustee, the Connecticut Trustee, the Remainderman, the Pass Through Trustee and the Indenture Trustee prior to the release of or allowance or access to any documents, agreements or information relating to the Lessee or the Owner Participant, as the case may be, that are reasonably designated by the Lessee or the Owner Participants as the case may be, as confidential or proprietary; provided, however, that nothing herein or in any such confidentiality agreement shall prevent or be construed to prevent the Owner Participant, the Owner Participant Parent, the Remainderman, the Lessee, the Owner Trustee, the Connecticut Trustee, the Pass Through Trustee, or the Indenture Trustee from disclosing any such document, agreement or information (a) to any Affiliate of such Person or to any transferee of such Person (or prospective transferee of such Person) that agrees to be similarly bound or, at the option of the Lessee or the Owner Participant, as the case may be, to execute and deliver an appropriate confidentiality agreement, (b) upon the order of any Governmental Authority having jurisdiction and authority to issue such order, (c) that is in the public domain other than through any violation hereof or of any such confidentiality agreement or through any other action by such Person, or (d) to the auditors or attorneys of such Person provided such auditors or attorneys agree to maintain the confidentiality of such document, agreement or information. In the case of disclosure under clause
(b) of the preceding sentence of this Section 13.11, if permitted by such Governmental Authority, the Owner Participant, the Owner Participant Parent, the Remainderman, the Lessee, the Owner Trustee, the Connecticut Trustee, the Pass Through Trustee, or the Indenture Trustee, as the case may be, before making such disclosure, shall notify the Lessee or the Owner Participant, in writing before making any such disclosure.

          Each of the parties to this Agreement, for itself and for its respective Affiliates, undertakes and agrees that, except to the extent required by Applicable Law, it will not issue or release for external publication any article, advertising, publicity matter or other information relating to this Agreement or the other Transaction Documents or to the transactions contemplated hereby or thereby and mentioning or implying the identity of any party to the Transaction Documents without the prior written approval of such party, the Lessee and the Owner Participant. To the extent not disclosed in the Registration Statement, the parties hereto also agree to keep confidential all information relating to this Agreement and the other Transaction Documents.

          Section 13.12 Jurisdiction.

               (a) Any action or proceeding against any of the parties hereto relating in any way to this Agreement or the other Transaction Documents may be brought and enforced in the courts of the State of New York or of the United States for the Southern District of New York, and the parties hereto irrevocably consent to the jurisdiction of each such court in respect of any such action or proceeding. Each of the parties hereto further irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to such address as provided for notices hereunder. The foregoing shall not limit the right of any party to serve process in any other manner permitted by law or to bring any action or proceeding, or to obtain execution of any judgment, in any other jurisdiction.

               (b) Each of the parties hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising under or relating to this Agreement or any other Transaction Document in any court located in the Borough of Manhattan, City and State of New York, and hereby further irrevocably waives any claim that a court located in the Borough of Manhattan, City and State of New York is not a convenient forum for any such action or proceeding.

               (c) Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable United States federal and state law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any action or proceeding relating in any way to this Agreement or any other Transaction Document in the courts of the State of New York, of the United States or of any other country or jurisdiction, and each party hereby waives any right it might otherwise have to raise or claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.

          Section 13.13 No Waiver, Remedies. No failure to exercise and no delay in exercising on the part of any party to this Agreement of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

          Section 13.14 Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) except as expressly provided otherwise herein, this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely as Indenture Trustee or Pass Through Trustee, as the case may be, in the exercise of the powers and authority conferred and vested in it as the Indenture Trustee or Pass Through Trustee, as the case may be; (b) except as expressly provided otherwise herein, each of the representations, undertakings and agreements herein made on the part of the Indenture Trustee and the Pass Through Trustee is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose of binding only the Indenture Estate or the Pass Through Estate, as the case may be; (c) except as expressly provided otherwise herein, nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant of the Indenture Trustee or the Pass Through Trustee, as the case may be, either expressed or implied contained herein; and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Indenture Trustee or the Pass Through Trustee, in each case, solely in its capacity as Indenture Trustee or Pass Through Trustee, as the case may be, or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Indenture Trustee or the Pass Through Trustee, in each case, solely in its capacity as Indenture Trustee or Pass Through Trustee, as the case may be, under this Agreement or the other Transaction Documents.

          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in New York, New York, by their respective officers thereunto duly authorized as of the day and year first above written.

                                 SMITH'S FOOD & DRUG CENTERS, INC.


                                 By:
                                        Name:
                                        Title:



                                 PMCC LEASING CORPORATION


                                 By:
                                        Name:
                                        Title:


                                 PHILIP MORRIS CAPITAL CORPORATION


                                 By:
                                        Name:
                                        Title:


                                 STATE STREET BANK AND TRUST COMPANY OF
                                 CALIFORNIA, NATIONAL ASSOCIATION, not in its individual capacity (except as expressly provided herein) but solely as Owner Trustee under the Trust Agreement


                                 By:
                                  Name:
                                        Title:


                                 STATE STREET BANK AND TRUST COMPANY OF
                                 CONNECTICUT, NATIONAL ASSOCIATION, not in its individual capacity (except as expressly provided herein) but solely as Connecticut Trustee under the
                                 Connecticut Trust Agreement


                                 By:
                                  Name:
                                        Title:


                                 WILMINGTON TRUST COMPANY, not in its
                                 individual capacity (except as expressly provided herein) but solely as Indenture Trustee under the Indenture


                                 By:
                                  Name:
                                  Title:


                                 CALIFORNIA-RELCO LIMITED PARTNERSHIP, as
                                 Remainderman Participant


                                 By:
                                  Name:
                                  Title:


                                 CALIFORNIA-RELCO LIMITED PARTNERSHIP
                                 TRUST, as Remainderman

                                 By Wilmington Trust Company, not in its
                                 individual capacity, but solely as
                                 Remainderman Trustee

                                 By:
                                     Name:
                                     Title:

                                 WILMINGTON TRUST COMPANY, as Remainderman
                                 Trustee


                                 By:
                                  Name:
                                  Title:

                                 WILMINGTON TRUST COMPANY, not in its
                                 individual capacity but solely as Pass
                                 Through Trustee under the Pass Through
                                 Trust Agreement


                                 By:
                                  Name:
                                  Title:

                                 BANK OF AMERICA NATIONAL TRUST AND
                                 SAVINGS ASSOCIATION, as Initial
                                 Noteholder


                                 By:
                                   Name:
                                   Title:

                           SCHEDULE 1


 FORMS OF OPINIONS TO BE DELIVERED ON THE DEBT REFINANCING DATE


          The form and substance of opinions to be delivered by the

respective counsel shall be mutually and reasonably agreed upon on or prior to the Debt Refinancing Date.




                           SCHEDULE 2


               RECORDING AND FILING REQUIREMENTS


          The following documents are to be recorded in the Official Records in the counties in which the properties are located.

          The documents are to be recorded in the order in which they are listed with respect to each property listed below.


Glendora, California (Los Angeles County; Store No. 751)

              1. Grant Deed, dated as of December 21, 1993, from Smith's Food & Drug Centers, Inc. ("Smith's") to State Street Bank and Trust Company of California, National Association, as Owner Trustee ("Owner Trustee"), conveying an estate for years in the land.

              2. Grant Deed, dated as of December 21, 1993, from Smith's to Owner Trustee, conveying a fee simple interest in the improvements.

              3. Grant Deed, dated as of December 21, 1993, from Smith's to California-Relco Limited Partnership Trust, as Remainderman ("Remainderman"), conveying a remainder interest in the land, subject to the estate for years.

              4. Option Agreement, dated as of December 21, 1993, from Remainderman to Owner Trustee.

              5. Indenture Supplement, Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated as of December 21, 1993, between Owner Trustee and Wilmington Trust Company, as Indenture Trustee ("Indenture Trustee").

              6. Memorandum of Lease, dated as of December 21, 1993, between Smith's, as lessee, and Owner Trustee, as lessor.

              7. Tripartite Agreement, dated as of December 21, 1993, among Smith's, Owner Trustee and Remainderman Trustee.

              8. Preliminary Change of Ownership Reports with respect to Documents 1, 2, 3, 5 and 6, above.


LaHabra, California (Orange County; Store No. 724)

              1. Grant Deed, dated as of December 21, 1993, from Smith's to Owner Trustee, conveying an estate for years in the land.

              2. Grant Deed, dated as of December 21, 1993, from Smith's to Owner Trustee, conveying a fee simple interest in the improvements.

              3. Grant Deed, dated as of December 21, 1993, from Smith's to Remainderman Trustee, conveying a remainder interest in the land, subject to the estate for years.

              4. Option Agreement, dated as of December 21, 1993, from Remainderman to Owner Trustee.

              5. Indenture Supplement, Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated as of December 21, 1993, between Owner Trustee and Indenture Trustee.

              6. Memorandum of Lease, dated as of December 21, 1993, between Smith's, as lessee, and Owner Trustee, as lessor.

              7. Tripartite Agreement, dated as of December 21, 1993, among Smith's, Owner Trustee and Remainderman Trustee.

              8. Preliminary Change of Ownership Reports with respect to Documents 1, 2, 3, 5 and 6, above.


Riverside, California (Riverside County; Distribution Center)

              1. Grant Deed, dated as of December 21, 1993, from Smith's to Owner Trustee ("Owner Trustee"), conveying an estate for years in the land.

              2. Grant Deed, dated as of December 21, 1993, from Smith's to Owner Trustee, conveying a fee simple interest in the improvements.

              3. Grant Deed, dated as of December 21, 1993, from Smith's to Remainderman, conveying a remainder interest in the land, subject to the estate for years.

              4. Option Agreement, dated as of December 21, 1993, from Remainderman to Owner Trustee.

              5. Indenture Supplement, Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated as of December 21, 1993, between Owner Trustee and Indenture Trustee.

              6. Memorandum of Lease, dated as of December 21, 1993, between Smith's, as lessee, and Owner Trustee, as lessor.

              7. Tripartite Agreement, dated as of December 21, 1993, among Smith's, Owner Trustee and Remainderman Trustee.

              8. Preliminary Change of Ownership Reports with respect to Documents 1, 2, 3, 5 and 6, above.


Pomona, California (Los Angeles County; Store No. 747)

              1. Grant Deed, dated as of December 21, 1993, from Smith's to Owner Trustee, conveying an estate for years in the land.

              2. Grant Deed, dated as of December 21, 1993, from Smith's to Owner Trustee, conveying a fee simple interest in the improvements.

              3. Grant Deed, dated as of December 21, 1993, from Smith's to Remainderman, conveying a remainder interest in the land, subject to the estate for years.

              4. Option Agreement, dated as of December 21, 1993, from Remainderman to Owner Trustee.

              5. Indenture Supplement, Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated as of December 21, 1993, between Owner Trustee and Indenture Trustee.

              6. Memorandum of Lease, dated as of December 21, 1993, between Smith's, as lessee, and Owner Trustee, as lessor.

              7. Tripartite Agreement, dated as of December 21, 1993, among Smith's, Owner Trustee and Remainderman Trustee.

              8. Preliminary Change of Ownership Reports with respect to Documents 1, 2, 3, 5 and 6, above.


Bakersfield, California (Kern County; Store No. 711)

              1. Grant Deed, dated as of December 21, 1993, from Smith's to Owner Trustee, conveying an estate for years in the land.

              2. Grant Deed, dated as of December 21, 1993, from Smith's to Owner Trustee, conveying a fee simple interest in the improvements.

              3. Grant Deed, dated as of December 21, 1993, from Smith's to Remainderman, conveying a remainder interest in the land, subject to the estate for years.

              4. Option Agreement, dated as of December 21, 1993, from Remainderman to Owner Trustee.

              5. Indenture Supplement, Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated as of December , 1993, between Owner Trustee and Indenture Trustee.

              6. Memorandum of Lease, dated as of December 21, 1993, between Smith's, as lessee, and Owner Trustee, as lessor.

              7. Tripartite Agreement, dated as of December 21, 1993, among Smith's, Owner Trustee and Remainderman Trustee.

              8. Preliminary Change of Ownership Reports with respect to Documents 1, 2, 3, 5 and 6, above.


Bakersfield, California (Kern County; Store No. 720)

              1. Grant Deed, dated as of December 21, 1993, from Smith's to Owner Trustee ("Owner Trustee"), conveying an estate for years in the land.

              2. Grant Deed, dated as of December 21, 1993, from Smith's to Owner Trustee, conveying a fee simple interest in the improvements.

              3. Grant Deed, dated as of December 21, 1993, from Smith's to Remainderman, conveying a remainder interest in the land, subject to the estate for years.

              4. Option Agreement, dated as of December 21, 1993, from Remainderman to Owner Trustee.

              5. Indenture Supplement, Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated as of December 21, 1993, between Owner Trustee and Indenture Trustee.

              6. Memorandum of Lease, dated as of December 21, 1993, between Smith's, as lessee, and Owner Trustee, as lessor.

              7. Tripartite Agreement, dated as of December 21, 1993, among Smith's, Owner Trustee and Remainderman Trustee.

              8. Preliminary Change of Ownership Reports with respect to Documents 1, 2, 3, 5 and 6, above.


Grover Beach, California (San Luis Obispo County; Store No. 760)

              1. Grant Deed, dated as of December 21, 1993, from Smith's to Owner Trustee, conveying an estate for years in the land.

              2. Grant Deed, dated as of December 21, 1993, from Smith's to Owner Trustee, conveying a fee simple interest in the improvements.

              3. Grant Deed, dated as of December 21, 1993, from Smith's to Remainderman Trustee, conveying a remainder interest in the land, subject to the estate for years.

              4. Option Agreement, dated as of December 21, 1993, from Remainderman to Owner Trustee.

              5. Indenture Supplement, Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated as of December 21, 1993, between Owner Trustee and Indenture Trustee.

              6. Memorandum of Lease, dated as of December 21, 1993, between Smith's, as lessee, and Owner Trustee, as lessor.

              7. Tripartite Agreement, dated as of December 21, 1993, among Smith's, Owner Trustee and Remainderman Trustee.

              8. Preliminary Change of Ownership Reports with respect to Documents 1, 2, 3, 5 and 6, above.

Palmdale, California (Los Angeles County, Store No. ___)

              1. Grant Deed, dated as of March 1, 1994, from Smith's to Owner Trustee, conveying an estate for years in the land.

              2. Grant Deed, dated as of March 1, 1994, from Smith's to Owner Trustee, conveying a fee simple interest in the improvements.

              3. Grant Deed, dated as of March 1, 1994, from Smith's to Remainderman Trustee, conveying a remainder interest in the land, subject to the estate for years.

              4. Option Agreement, dated as of March 1, 1994, from Remainderman to Owner Trustee.

              5. Indenture Supplement, Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated as of March 1, 1994, between Owner Trustee and Indenture Trustee.

              6. Memorandum of Lease, dated as of March 1, 1994, between Smith's, as lessee, and Owner Trustee, as lessor.

              7. Tripartite Agreement, dated as of March 1, 1994, among Smith's, Owner Trustee and Remainderman Trustee.

              8. Preliminary Change of Ownership Reports with respect to Documents 1, 2, 3, 5 and 6, above.

Hemet, California (Riverside County, Store No. ___)

              1. Grant Deed, dated as of March 1, 1994, from Smith's to Owner Trustee, conveying an estate for years in the land.

              2. Grant Deed, dated as of March 1, 1994, from Smith's to Owner Trustee, conveying a fee simple interest in the improvements.

              3. Grant Deed, dated as of March 1, 1994, from Smith's to Remainderman Trustee, conveying a remainder interest in the land, subject to the estate for years.

              4. Option Agreement, dated as of March 1, 1994, from Remainderman to Owner Trustee.

              5. Indenture Supplement, Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated as of March 1, 1994, between Owner Trustee and Indenture Trustee.

              6. Memorandum of Lease, dated as of March 1, 1994, between Smith's, as lessee, and Owner Trustee, as lessor.

              7. Tripartite Agreement, dated as of March 1, 1994, among Smith's, Owner Trustee and Remainderman Trustee.

              8. Preliminary Change of Ownership Reports with respect to Documents 1, 2, 3, 5 and 6, above.
                           SCHEDULE 3


                      GOVERNMENTAL ACTION

  Certificates of Occupancy in respect of each Leased Property
                           SCHEDULE 4


                     CONSENTS AND APPROVALS

              None required as of the Closing Date
                           SCHEDULE 5


                    [INTENTIONALLY OMITTED]
                           SCHEDULE 6


                    [INTENTIONALLY OMITTED]
                           SCHEDULE 7


     FORMS OF OPINIONS TO BE DELIVERED ON THE CLOSING DATE


                          SEE ATTACHED
                           SCHEDULE 8


                           LITIGATION

                              None
                           SCHEDULE 9


                       LESSEE'S PROPERTY

          Lessee's Property shall include all trade fixtures, personal property, machinery, equipment and the like located on or in, or attached to, any of the Properties except for such property as has been conveyed to the Owner Trustee pursuant to the Improvements Deeds and all other fixtures, if any, not included in the Appraisal.


                          SCHEDULE 10


                            NOTICES


(1) Lessee:

          Smith's Food & Drug Centers, Inc.
          1550 South Redwood Road
          Salt Lake City, UT  84104
          Attn:  General Counsel

(2) Owner Participant:

          PMCC Leasing Corporation
          800 Westchester Avenue
          Rye Brook, NY  10573-1031
          Attn:  Senior Vice President - Lease Financing

(3) Owner Participant Parent:

          Philip Morris Capital Corporation
          800 Westchester Avenue
          Rye Brook, NY  10573-1031
          Attn:  Senior Vice President - Lease Financing

(4) Owner Trustee:

          State Street Bank and Trust Company
            of California, National Association
              c/o State Street Bank and Trust Company of Connecticut, National Association
          750 Main Street
          Hartford, CT  06103
          Attn:  Corporate Trust Administration

(5) Connecticut Trustee:

          State Street Bank and Trust Company
            of Connecticut, National Association
              750 Main Street
          Hartford, CT  06103
          Attn:  Corporate Trust Administration

(6) Remainderman Participant:

          California-Relco Limited Partnership
          c/o Relco Inc.
          3 Stamford Landing
          46 Southfield Avenue
          Stamford, CT  06902

(7) Remainderman:

          California-Relco Limited Partnership Trust
          c/o Wilmington Trust Company
          Rodney Square North
          1100 North Market Street
          Wilmington, DE  19890-0001
          Attn:  Corporate Trust Department

(8) Remainderman Trustee, Indenture Trustee and Pass Through Trustee

          Wilmington Trust Company
          Rodney Square North
          1100 North Market Street
          Wilmington, DE  19890-0001
          Attn:  Corporate Trust Department

(9) Initial Noteholder:

          Bank of America National Trust and Savings Association
          555 California Street
          41st Floor
          San Francisco, CA  94104
          Attn:  Credit Products Group


                            ANNEX I

        BASIC RENT, CASUALTY VALUE AND TERMINATION VALUE
                  ADJUSTMENTS ON OUTSIDE DATE

          Pursuant to Section 2.7(c) of the Participation Agreement, if the Trigger Event shall have occurred, Basic Rent, Casualty Value and
Termination Value under each Lease shall be adjusted as set forth in this Annex I.

          Each adjustment shall take into account the amount of Related Transaction Expenses and the actual amount and timing of all previous Transaction Expenses and with respect to the debt portion of the transaction, that (a) there will be no Debt Refinancing; (b) the assumed interest rate on the Related Outstanding Notes shall be as follows:

          (i) during the period commencing on or after the Closing Date and ending prior to or on, but excluding, the sixty (60) days after the Closing Date, LIBOR plus sixty (60) basis points,

          (ii) during the period commencing on or after the date sixty
          (60) days after the Closing Date and ending prior to or on, but excluding, the date one hundred twenty (120) days after the Closing Date, LIBOR plus one hundred twenty (120) basis points,

          (iii) during the period commencing on or after the date one hundred twenty (120) days after the Closing Date and ending prior to or on, but excluding, the date one hundred eighty (180) days after the Closing Date, LIBOR plus two hundred forty (240) basis points,

          (iv) during the period commencing on or after the date one hundred eighty (180) days after the Closing Date and ending prior to or on, but excluding, the date two hundred seventy
          (270) days after the Closing Date, LIBOR plus three hundred seventy-five (375) basis points,

          (v) during the period commencing on or after the date two hundred seventy (270) days after the Closing Date and ending prior to or on, but excluding, the date three hundred sixty
          (360) days after such date, the higher of LIBOR and the Treasury Rate applicable to the Series J Notes plus five hundred (500) basis points,

          (vi) during the period commencing on or after the last date of the last applicable interest period to which clause (v) applies and ending prior to or on, but excluding, the date three hundred sixty (360) days after such date, the higher of LIBOR and the Treasury Rate applicable to the Series J Notes plus six hundred
          (600) basis points, and

          (vii) during the period commencing on or after the last date of the last applicable interest period to which clause (vi) applies and ending prior to or on, but excluding, the date on which the principal amount of such Series J Notes shall have been paid in full, the higher of LIBOR and the Treasury Rate applicable to the Series J Notes plus seven hundred (700) basis points, provided, however, that if on the date occurring 180 days after the Closing Date, the Series J Notes to be issued shall have received a rating of lower than "Baa2" from Moody's or a rating of "BBB" from Standard & Poor's, the margin added in clause (iv) shall be five hundred
(500) basis points, the margin in clause (v) shall be six hundred (600) basis points, and the margin in clause (vi) shall be seven hundred (700) basis points; and (c) all interest accrued on the Related Outstanding Notes shall not accrete into the Relevant Principal Amount of any Notes, such that the principal amount of the Notes at all times during the transaction shall be the Outstanding principal amount of the Series J Notes from time to time.

          Each installment of Basic Rent due on a Basic Rent Payment Date shall be an amount equal to the sum of the Fixed Amount and the Variable Amount in respect of the Related Property Cost.

          As used herein, the following terms shall have the meanings given below and similar terms with similar meaning shall be incorporated into the Definitions Appendix of each Transaction Document.

          "Fixed Amount" shall mean the product of (A) the Related Property Cost and (B) the amount set forth under the column entitled "Applicable Percentage" set forth opposite the relevant Basic Rent Payment Date, in advance or arrears, all of which shall be set forth on a schedule to be prepared by a Qualified Investment Banking Firm.

          "Treasury Rate" shall mean as of the first day of any interest period, the yield to maturity of, and resulting form the bidding for, the most recently auctioned United States Treasury securities with maturities most closely corresponding to (interpolating between the maturities next succeeding and next preceding) the remaining maturity of the affected loan (such yield to be rounded, if necessary, to the nearest 1/100 of 1%) as displayed on Telerate Page 7677 or, if such service no longer displays any such quote, as quoted by two reputable dealers in United States Treasury securities selected by the Initial Noteholder, in either case at approximately 11:00 a.m. New York time on such day. Interest periods will be defined by the Lessee and will be for 1, 2, 3 or 6 months or any other period as mutually agreed.

          "Variable Amount" shall mean on any Basic Rent Payment Date, the aggregate amount of interest due and payable on the Related Outstanding Notes, as shall have accrued from the preceding Series J Interest Payment Date (or if there is no preceding Series J Interest Payment Date, the date on which interest shall have commenced to accrue, to the extent such interest remains unpaid) to the Series J Interest Payment Date corresponding to the relevant Basic Rent Payment Date.

                            ANNEX II

                  ADDITIONAL LESSEE COVENANTS

          Pursuant to Section 2.7(e), if the Trigger Event shall have occurred, the Lessee shall covenant and agree, as of the Outside Date and only for so long as any Series J Notes shall be Outstanding, as follows (covenants and agreements collectively, "Additional Lessee Covenants"):

          Section 1.1 Consolidated Tangible Net Worth. After the Outside Date Lessee will at all times keep and maintain Consolidated Tangible Net Worth at an amount not less than the sum of (a) $350,000,000 plus (b) 20% of Consolidated Net Income computed on a cumulative basis for each of the elapsed fiscal years ending after December 28, 1991; provided that notwithstanding that Consolidated Net Income for any such elapsed fiscal year may be a deficit figure, no reduction as a result thereof shall be made in the sum to be maintained pursuant hereto.

          Section 1.2 Limitations on Indebtedness. (a) The Lessee will not create, assume, guarantee or otherwise incur or in any manner be or become liable in respect of any Funded Debt and will not permit any Restricted Subsidiary to, create, assume, guarantee or otherwise incur or in any manner be or become liable in respect of any Indebtedness, except:

               (1)  Funded Debt evidenced by the Other BA Notes;

               (2)  Funded Debt of the Lessee and Indebtedness of
Restricted Subsidiaries outstanding as of December 1, 1993;

               (3) additional Funded Debt of the Lessee and Indebtedness of its Restricted Subsidiaries provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:

                        (i) the ratio of Net Income Available for Fixed Charges for the immediately preceding four consecutive fiscal quarter period to Pro Forma Fixed Charges for such four consecutive fiscal quarter period (assuming such additional Funded Debt to be so created, issued, assumed, guaranteed or incurred is to be outstanding for the entirety of such four fiscal quarters) shall be not less than 1.45 to 1.00;

                        (ii) in the case of the issuance of any Funded Debt of the Lessee secured by Liens solely permitted by
               Section 1.3(b) or the issuance of Indebtedness of a Restricted Subsidiary (other than Indebtedness of a Restricted Subsidiary secured by Liens permitted by Section 1.3(a), the sum of (A) all Funded Debt of the Lessee secured by Liens solely permitted by Section 1.3(b) and (B) the aggregate amount of all Indebtedness of Restricted Subsidiaries incurred in accordance with the provisions of this clause (ii) would not exceed 10% of Consolidated Tangible Capitalization; and

                        (iii) no Default or Event of Default under the Other BA Agreement would exist;

               (4) Subordinated Funded Debt of the Lessee to a Wholly-owned Restricted Subsidiary; and

               (5) Funded Debt of a Restricted Subsidiary to the Lessee or to another Restricted Subsidiary.

          (b) Funded Debt issued or incurred in accordance with the limitations of Section 1.2(a)(2) may be renewed, extended or refunded (without any increase in principal amount remaining unpaid at the time of such renewal, extension or refunding), provided that at the time of such renewal, extension of refunding and after giving effect thereto (1) no Default or Event of Default would exist and (2) and the Company would be permitted by the provisions of Section 1.2(a)(3)(i) to incur at least $1.00 of additional Funded Debt.

          (c) The Lessee may acquire any corporation with existing Indebtedness and designate such corporation as a Restricted Subsidiary, provided that at the time of acquisition of such corporation and immediately after giving effect thereto (1) no Default or Event of Default would exist and (2) the Lessee would be permitted by the provisions of
Section 1.2(a)(3)(i) to incur at least $1.00 of additional Funded Debt.

          Section 1.3 Limitation on Liens. The Lessee will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire to agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

          (a) Liens created or incurred after December 1, 1992 given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of fixed assets useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at them time of acquisition by the Lessee or a Restricted Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach, so long as such existing Liens were not incurred, extended or renewed in contemplation of such acquisition, provided that (1) the Lien shall attach solely to the fixed assets acquired, purchased, constructed or improved, (2) such Lien shall have been created or incurred within 270 days of the date of acquisition or purchase or the date of completion of construction or improvements, as the case may be, (3) at the time of acquisition, construction or improvement of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets, whether or not assumed by the Lessee or a Restricted Subsidiary, shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the board of directors of the Lessee), and (4) all such Indebtedness shall have been incurred within the limitations provided in
Section 1.2(a)(3)(i);

          (b) Liens created or incurred after December 30, 1992 given to secure Funded Debt of the Lessee or Indebtedness of any Restricted Subsidiary in addition to the Liens permitted by the preceding clause (a) hereof; provided that all of such Indebtedness shall have been incurred within the limitations provided in Section 1.2 (a)(3)(i), (ii) and (iii).

          As used herein, the following terms shall have the meanings given to such terms as set forth below:

          "BA Leases" shall mean any lease of real property (other than a Capitalized Lease and any lease between the Lessees and a Restricted Subsidiary or between any Restricted Subsidiaries) regardless of the duration of the term thereof and any lease of personal property (other than a Capitalized Lease and any lease between the Lessee and a Restricted Subsidiary or between any Restricted Subsidiaries) have an original term, including any period for which the lease may be renewed or extended at the option of the lessor, of more than three years.

          "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the Lessee and its subsidiaries in accordance with GAAP.

          "Consolidated Net Income" for any period shall mean the gross revenues of the Lessee and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding minority interests, but excluding in any event:

               (a)any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on accounts of any such excluded losses;

               (b)the proceeds of any life insurance policy;

               (c)net earnings and losses of any Restricted Subsidiary accrued prior to the date it became a Restricted
               Subsidiary;

               (d)net earnings and losses of any corporation (other than a Restricted Subsidiary); substantially all the assets of which have been acquired in any manner by the Lessee or any Restricted Subsidiary, realized by such corporation prior to the date of such acquisition;

               (e)net earnings and losses of any corporation (other than a Restricted Subsidiary); with which the Lessee or a Restricted Subsidiary shall have consolidated or which shall have merged into or with the Lessee or a Restricted Subsidiary prior to the date of such consolidation or merger.

               (f)net earnings of any business entity (other than a Restricted Subsidiary) in which the Lessee or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Lessee or such Restricted Subsidiary in the form of cash distributions;

               (g)any portion of the net earnings of any Restricted Subsidiary which for any reason is unavailable for payment of dividends to the Lessee or any other Restricted
               Subsidiary;

               (h)earnings resulting from any reappraisal, revaluation or write-up of assets;

               (i)any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

               (j)any gain arising from the acquisition of any Securities of the Lessee or any Restricted Subsidiary;

               (k)any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period; and

               (l)any other extraordinary gain or loss.

          "Consolidated Net Worth" shall mean, as of the date of any determination thereof, the amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of a deficit) the surplus and retained earnings of the Lessee and its Restricted
Subsidiaries.

          "Consolidated Tangible Net Worth" shall mean, as of the date of any determination thereof, the sum of:

               (a)Consolidated Net Worth;

               Minus

               (b)the net book value, after deducting any reserves applicable thereto, of all items of the following character which are included in the assets of the Lessee and its Restricted Subsidiaries, to wit:

                                 (1)    the incremental increase in an
                    asset resulting from any reappraisal, revaluation or write-up of assets; and

                                 (2)    (i) unamortized debt discount and
                    expense and (ii) goodwill, organization or experimental expenses, patents, patent applications, permits, trademarks, trade names, copyrights, licenses, research and development expenses, franchises and other like intangibles acquired by the Lessee or any of its Restricted Subsidiaries after the Closing Date (other than existing intangibles);

all determined in accordance with GAAP.

          "Funded Debt" of any Person shall mean, without duplication, (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date or origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (b) all Rentals payable in respect of capitalized leases of such Person, (c) all Guaranties by such Person and (d) all letters of credit by such Person (other than letters of credit used to finance purchases of inventory in the ordinary course of business or used to finance the cost of construction of improvements to property which property is otherwise subject to a construction contract).

          "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (1) for the purchase or payment of such Indebtedness or obligation, (2) to maintain working capital or other balance sheet conditions or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under the Other BA Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

          "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money evidenced by bonds, debentures, notes or similar Securities or which has been incurred in connection with the acquisition of property or assets; (b) obligations secured by any Lien upon property, assets or services owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) Rentals payable in respect to Capitalized Leases, (e) letters of credit by such Person (other than letters of credit used to finance purchases of inventory in the ordinary course of business or used to finance the cost of construction of improvements to property which property is otherwise subject to a construction contract), and (f) Guaranties of obligations of others of the character referred to in this definition.

          "Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly, in any Person, whether by acquisition of shares of capital stock, Indebtedness or other obligations or Securities or any loan, advance, capital contribution or otherwise.

          "Net Income Available for Fixed Charges" for any period shall mean the sum of (a) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (b) all provisions for any Federal, state or other income taxes made by the Lessee and its Restricted Subsidiaries during such period and (c) Fixed Charges of the Lessee and its Restricted Subsidiaries during such period.

          "Other BA Agreement" shall mean that certain Note Agreement dated as of December 15, 1992 by the Lessee with

          "Other BA Notes" shall mean the "Notes" under the Other BA
Agreement.

          "Pro Forma Fixed Charges" for any period shall mean, as of the date of any determination thereof, the maximum aggregate amount of Fixed Charges which would have become payable by the Company and its Restricted Subsidiaries in such period determined on a pro forma basis giving effect as of the beginning of such period to the incurrence of any Funded Debt thereof (including Rentals on Capitalized BA Leases) and the concurrent retirement of outstanding Funded Debt or termination of any Capitalized BA Leases thereof.

          "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of a Lease or surrender of the property) payable by the Lessee or a Restricted Subsidiary, a lessee or sublessee under a Lease of real or personal property (less, in the case of any determination of Fixed Charges, any rents received by the Lessee or such Restricted Subsidiary as sublessor under any sublease of the same such real or personal property). Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

          "Restricted Subsidiary" shall mean such subsidiary (a) 80% or more (by number of votes) of the Voting Stock of which is legally and beneficially owned by the Lessee, (b) which conducts substantially all of its business and has substantially all of its assets within the United States of America, (c) which is organized under the laws of the United States or any State thereof and (d) which has not been designated as an unrestricted subsidiary.

          "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 133, as amended.

          "Subordinated Funded Debt" shall mean all unsecured Funded Debt of the Company which (a) has a final maturity later than May 1, 2010, (b) is not subject to repayment prior to May 1, 2010, whether by means of a sinking fund, periodic maturities, required prepayments or other analogous payment or otherwise, (c) by its express terms prohibits optional prepayments in whole or in part prior to May 1, 2010 and (d) is at all times evidenced by a written instrument or instruments containing subordination provisions substantially in the form set forth in Exhibit F attached to the Other BA Agreement providing for the subordination thereof to other Indebtedness of the Company, including, without limitation, the Other BA Notes, or such other provision as may be approved in writing by the Holders of not less than 100% in aggregate principal amount of outstanding Other BA Notes.

          "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

          "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Indebtedness for borrowed money of such Subsidiary shall be owned by the Lessee and/or one or more of its Wholly-owned Subsidiaries.

          Notwithstanding anything to the contrary, the Additional Lessee Covenants shall be of no force and effect until the Trigger Event shall have occurred. After any refinancing pursuant to Section 2.7, any Additional Lessee Covenants then in effect shall cease to be in force and effect.
To fix the table of contents replace [Center] with nothing and do the same for the underline and bold.

                       TABLE OF CONTENTS

                                                             Page



ARTICLE I

                          DEFINITIONS                           4

ARTICLE II

     PARTICIPATION IN THE SALE AND LEASE OF THE PROPERTIES      5
          Section 2.1 Participation and Funding on the Closing Date
          5
          Section 2.2 Time and Place of Closing                 6
          Section 2.3 Instructions to the Owner Trustee and the
          Remainderman                                          6
          Section 2.4 Transactions to Occur on the Closing Date  6
          Section 2.5 Refunding.                                8
          Section 2.6 Transfer and Refinancing of Series J Notes on the
          Debt Refinancing Date                                12
          Section 2.7 Failure to Consummate Debt Refinancing   17
          Section 2.8 Subsequent Leases                        19
          Section 2.9 Participation and Funding                19
          Section 2.10 Time and Place of Closing               21
          Section 2.11 Instructions to the Owner Trustee and the
          Remainderman                                         21
          Section 2.12 Transactions to Occur on the Debt Refinancing
          Date                                                 22

ARTICLE III

                      CONDITIONS PRECEDENT                     23
          Section 3.1 Conditions Precedent to Obligations of the Owner Participant, the Owner Trustee, the Remainderman, the Remainderman Participant, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee on the Closing Date
          23
          Section 3.2  Conditions Precedent to Obligations of the Lessee
          on the Closing Date                                  31
          Section 3.3 Conditions Precedent to Obligations of the Owner Participant, the Connecticut Trustee, the Owner Trustee, the Remainderman, the Remainderman Participant, the Indenture Trustee and the Pass Through Trustee on the Debt Refinancing
          Date                                                 33
          Section 3.4  Conditions Precedent to Obligations of the Lessee
          on the Debt Refinancing Date                         41

ARTICLE IV

               EXTENT OF INTEREST OF NOTEHOLDERS               43

ARTICLE V

                 REPRESENTATIONS AND WARRANTIES                44
          Section 5.1  Representations and Warranties of the Lessee
          44
          Section 5.2 Representations and Warranties of the Owner
          Participant                                          48
          Section 5.3 Representations and Warranties of the Owner
          Trustee                                              50
          Section 5.4 Representations and Warranties of the Indenture
          Trustee                                              52
          Section 5.5 Representations and Warranties of the Pass Through
          Trustee                                              53
          Section 5.6 Representations and Warranties of the Owner
          Participant Parent                                   54
          Section 5.7Representations and Warranties of the Remainderman
          Participant                                          56
          Section 5.8Representations and Warranties of the Remainderman
          57
          Section 5.9 Representations and Warranties of the Remainderman
          Trustee                                              57
          Section 5.10 Representations and Warranties of the Initial
          Noteholder                                           58
          Section 5.11  Representations and Warranties of the
          Connecticut Trustee                                  60

ARTICLE VI

                    COVENANTS AND AGREEMENTS                   61
          Section 6.1 Covenants and Agreements of the Lessee   62
          Section 6.2 Covenants and Agreements of the Owner Participant
          66
          Section 6.3 Covenants and Agreement of the Owner Trustee
          68
          Section 6.3.1.  Covenants and Agreement of the Connecticut
          Trustee                                              70
          Section 6.4 Covenants and Agreement of the Indenture Trustee
          72
          Section 6.5 Covenants and Agreement of the Pass Through
          Trustee                                              73
          Section 6.6Covenants and Agreements of the Remainderman
          Participant                                          74
          Section 6.7Covenants and Agreements of the Remainderman
          Trustee                                              75
          Section 6.8 Covenants and Agreements of the Remainderman
          76
          Section 6.9 Covenants and Agreements of the Initial Noteholder
          77

ARTICLE VII

                          INDEMNITIES                          78
          Section 7.1 General Indemnity                        78
          Section 7.2 General Tax Indemnity                    84
          Section 7.3 Exclusions from General Tax Indemnity    85
          Section 7.4 Contests                                 90
          Section 7.5 Refunds or Credits                       92
          Section 7.6 Payments                                 93
          Section 7.8 Verification                             94
          Section 7.9 Survival                                 95
          Section 7.10 Forms, etc                              95
          Section 7.11 Non-Parties                             95

ARTICLE VIII

        TRANSFERS OF THE OWNER PARTICIPANT'S INTERESTS;
         RIGHT OF FIRST OFFER; AND NO TRANSFER BY OWNER
                 TRUSTEE OR CONNECTICUT TRUSTEE                95
          Section 8.1  Transfer of Owner Participant's Interest 95
          Section 8.2  Right of First Offer                    99
          Section 8.3  No Transfer by Owner Trustee           101

ARTICLE IX

                   OBLIGATIONS OF THE LESSEE;
          ADDITIONAL FUNDINGS; AND ENVIRONMENTAL REPORT       102
          Section 9.1  Exchange of Obligation of Owner Trustee by the
          Lessee                                              102
          Section 9.2.  Funding of the Costs of Modifications 102
          Section 9.3  Environmental Report                   105

ARTICLE X

                      PAYMENT OF EXPENSES                     105
          Section 10.1 Transaction Expenses                   105
          Section 10.2 Post-Closing Expenses                  105
          Section 10.3 Lessee's Obligation                    106

ARTICLE XI

                 LIABILITY OF THE OWNER TRUSTEE
    AND OWNER PARTICIPANT; LIABILITY OF REMAINDERMAN TRUSTEE  106
          Section 11.1 Liabilities of the Owner Trustee and the Owner
          Participant                                         106
          Section 11.2 Liabilities of the Remainderman and the
          Remainderman Trustee                                107

ARTICLE XII

      CHANGE OF SITUS OF OWNER TRUST OR CONNECTICUT TRUST
                                                              108

ARTICLE XIII

                         MISCELLANEOUS                        108
          Section 13.1 Notices                                108
          Section 13.2  Counterparts                          109
          Section 13.3  Amendments                            109
          Section 13.4 Survival                               109
          Section 13.5 Headings                               109
          Section 13.6 Parties in Interest                    109
          Section 13.7  GOVERNING LAW                         109
          Section 13.8 Severability                           109
          Section 13.9 Method of Payment                      110
          Section 13.10 Intent of Parties                     110
          Section 13.11 Confidential Documents                110
          Section 13.12 Jurisdiction                          111
          Section 13.13 No Waiver, Remedies Cumulative        111
          Section 13.14 Limitation of Liability               111


SCHEDULES

              Schedule 1 - Form of Opinions to be Delivered on the Debt Refinancing Date
              Schedule 2  -  Recordings and Filings
              Schedule 3  -  Governmental Action
              Schedule 4  -  Consents and Approvals
              Schedule 5  -  [RESERVED]
              Schedule 6  -  [RESERVED]
              Schedule 7  -  Form of Opinions to be Delivered on Closing
              Date
              Schedule 8  -  Litigation
              Schedule 9  -  Lessee's Property
     Schedule 10 - Notices


EXHIBITS

                Exhibit A-1    -    Form of Improvements Deed
                Exhibit A-2    -    Form of Remainderman Interest Deed
     Exhibit A-3    -    Form of Estate for Years Deed
                Exhibit B -    Form of Ground Lease
                Exhibit C -    Form of Lease Agreement
                Exhibit D-1    -    Form of Trust Agreement
                Exhibit D-2    -    Form of Remainderman Trust Agreement
                Exhibit E -    Form of Pass Through Trust Agreement
                Exhibit F-1    -    Form of Trust Indenture
                Exhibit F-2    -    Form of First Supplemental Indenture
                Exhibit F-3    -    Form of Supplemental Indenture
                Exhibit G -    [RESERVED]
                Exhibit H -    Form of Notice of Closing
                Exhibit I -    Form of Beneficial Interest Transfer
                Agreement
                Exhibit J -    Form of Connecticut Trust Agreement
                Exhibit K -    [RESERVED]
                Exhibit L -    Form of Morgan Stanley Certificate re
                Equity Investment
                Exhibit M -    Form of Surviving Lessee's Assumption
                Agreement
                Exhibit N -    Form of Owner Participant Parent Guaranty
                Exhibit O -    Form of Owner Participant Transfer
                Agreement

ANNEXES

              Annex I   -    Basic Rent, Casualty Value and Termination
              Value Adjustments On Outside Date
              Annex II  -    Additional Lessee Covenants





Appendix A


                      AMENDED AND RESTATED


                 DEFINITIONS AND RULES OF USAGE


          Section 1.1 Rules of Usage. The following rules of usage shall apply to the Transaction Documents unless otherwise required by the context:

               (a) Singular words shall connote the plural as well as the singular, and vice versa (except as indicated), as may be appropriate.

               (b) Unless otherwise indicated, references in each Transaction Document to appendices, articles, schedules, sections or exhibits are references to appendices, articles, schedules, sections or exhibits of such document.

               (c) The headings, subheadings and table of contents used in each of the Transaction Documents are solely for convenience of reference and shall not constitute a part of any such document nor shall they affect their meaning, construction or effect.

               (d) References to any Person shall include such Person, its successors and permitted assigns.

               (e) Each of the parties to the Transaction Documents and their counsel have reviewed and revised, or requested revisions to, the Transaction Documents, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of the Transaction Documents and any amendments or exhibits thereto.

               (f) "or" is not exclusive and "include" and "including" are not limiting.

               (g) "hereby," "herein," "hereof," "hereunder," "this Agreement" or like words used in any Transaction Document refer to such Transaction Document, as it may be amended, modified or supplemented from time to time in accordance with its terms.

          Section 1.2 Definitions. As used in the Transaction Documents, the following terms shall have the respective meanings assigned thereto:

          "Accreted Value" shall mean, as to any Refinancing Notes, as at any date prior to the Commencement Date, an amount equal to the sum of (x) the Original Issue Price of such Refinancing Notes plus (y) the Original Issue Discount that shall have accrued on such Refinancing Notes at the interest rate specified in such Refinancing Notes, on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months, during the period from the date of issuance of such Refinancing Notes to such date of determination.

          "Act" when used with respect to any Noteholder shall have the meaning set forth in Section 1.4 of the Indenture.

          "Additional Insured" or "Additional Insureds" shall mean the Persons specified in Section 10(a) (i) (A) (2) of each Lease.

          "Additional Notes" shall mean any additional Notes issued by the Owner Trustee in order to finance all or a portion of the Supplemental Financing Amount or the Approved Equity Financing Amount of any Modification as contemplated by Section 8(f) of each Lease, which Notes shall be issued, if at all, pursuant to and only in accordance with Section
2.13 of the Indenture.

          "Adverse Relationship" shall have the meaning set forth in
Section 8.1(i) of the Participation Agreement.

          "Affiliate", with respect to any Person, shall mean any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "After-Tax Basis" shall mean (a) with respect to any payment to be received by any Person, the amount of such payment supplemented by a further payment or payments so that, after deducting from such payments the amount of all Taxes (net of any current credits or deductions or other Tax benefits arising therefrom) actually imposed by any Governmental Authority or taxing authority with respect to such payments, the balance of such payments shall be equal to the original payment to be received and (b) with respect to any payment to be made by any Person, the amount of such payment supplemented by a further payment or payments so that, after increasing such payment by the amount of any credits or other Tax benefits realized under the laws of any Governmental Authority or taxing authority resulting from the making of such payment, the sum of such payments (net of such credits or benefits) shall be equal to the original payment to be made; provided, that in the case of PMCC Leasing Corporation, Philip Morris Capital Corporation or any Affiliate of Philip Morris Capital Corporation, for the purposes of this definition, it shall be assumed that federal income taxes are payable by such Person at the highest marginal federal income tax rate applicable to corporations in effect from time to time and that state and local income taxes are payable by such Person at the highest marginal Virginia income tax rate applicable to corporations from time to time.

          "Amendment No. 1 to Trust Agreement" shall mean the [Amendment No. 1 to Trust Agreement] dated as of March 1, 1994 among [the Owner Participant,] the Connecticut Trustee and the Owner Trustee, amending and supplementing the Trust Agreement substantially in the form of Exhibit [*] to the Participation Agreement.

          "Amortization Deductions" shall have the meaning set forth in
Section 2(e) of the Tax Indemnification Agreement.

          "Applicable Law" shall mean all applicable laws, Environmental Laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

          "Appraisal" shall mean the written appraisal delivered by the Appraiser pursuant to Section 3.1(m) of the Participation Agreement.

          "Appraisal Procedure" shall mean a procedure (specified below) whereby two independent appraisers, one appointed by the Lessor and one by the Lessee, shall agree upon the value, period, amount or determination then the subject of an appraisal. If either the Lessor or the Lessee shall determine that a value, period, amount or determination to be determined under the respective Leases or any other Transaction Document cannot timely be established by agreement, such party shall appoint its appraiser and give notice thereof to the other party, which shall appoint its appraiser within 10 days thereafter. If such other party does not appoint its appraiser within such 10-day period, the determination of the first appraiser made within 30 days after the failure to appoint shall be conclusive and binding on the Lessor and the Lessee. If within 30 days after appointment of the second of the two appraisers, such appraisers are unable to agree upon the value, period, amount or determination in question, they jointly shall appoint a third appraiser within 10 days thereafter, or, if they do not do so, either the Lessor or the Lessee may request the American Arbitration Association, or any organization successor thereto, to appoint the third appraiser from a panel of MAI appraisers with at least five years' experience in the valuation of properties similar to the Property. The decision of the third appraiser shall be given within 30 days after his appointment. The value, period, amount or determination to be determined shall be the average of the two closest appraised values, periods, amounts or determinations, as the case may be, and shall be conclusive and binding on the Owner Participant, the Lessor and the Lessee. The obligation to pay the fees and expenses of appraisers incurred in connection with any Appraisal Procedure relating to any transaction contemplated by any provision of each Lease or any other Transaction Document shall be divided equally between the Lessor and the Lessee.

          "Appraiser" shall mean Deloitte & Touche.

          "Approved Equity Financing" shall mean an equity financing by the Owner Participant of a Modification effected pursuant to Section 8(f)(i) of any Lease.

          "Assigned Payments" shall have the meaning set forth in the "Granting Clause" of the Related Supplemental Indenture.

          "Assumptions" shall mean the Pricing Assumptions and the Tax Assumptions.

          "Authenticating Agent" shall mean any Person authorized to authenticate and deliver Notes of any series on behalf of the Indenture Trustee pursuant to Section 9.10 of the Indenture.

          "Authorized Agent" shall mean any Paying Agent, Note Registrar or Authenticating Agent.

          "Authorized Officer" shall mean, with respect to the Indenture Trustee, the Pass Through Trustee and the Remainderman Trustee, any officer in the Corporate Trust Administration of the Indenture Trustee, Pass Through Trustee or Remainderman Trustee, as the case may be, who shall be duly authorized by appropriate corporate action to authenticate a Note or to execute any Transaction Document, and shall mean, with respect to the Owner Trustee and the Connecticut Trustee, any officer of the Owner Trustee in its corporate Trust Administration department who shall be duly authorized by appropriate corporate action to deliver an Owner Trustee Request or to execute any Transaction Document.

          "Average Life Date" shall mean, with respect to each Note to be redeemed or purchased, the date that follows the Redemption Date by a period equal to the Remaining Weighted Average Life at the Redemption Date of such Note.

          "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, as amended and as the same may be further amended, and any other Applicable Law with respect to bankruptcy, insolvency or reorganization that is successor thereto.

          "Basic Rent" shall have the meaning set forth in Section 3(b) of each Lease.

          "Basic Rent Payment Dates" shall have the meanings set forth on
Schedule 1 to each Lease.

          "Basic Term" shall have the meaning set forth in Section 2(b)
(ii) of each Lease.

          "Basic Term Commencement Date" shall have the meaning specified in Schedule 1 of each Lease.

          "Basic Term Termination Date" shall have the meaning specified in
Schedule 1 of each Lease.

          "Beneficial Interest Transfer Agreement" shall mean the
[Beneficial Interest Transfer Agreement] dated as of March 1, 1994 between the Owner Participant and the Connecticut Trustee, substantially in the form attached hereto as Exhibit B.

          "Board Resolution" shall mean a copy of a resolution certified by the Secretary or an Assistant Secretary of the Lessee to have been duly adopted by the Board of Directors or any committee thereof and to be in full force and effect on the date of such certification, and delivered to the Indenture Trustee.

          "Break Funding Costs" shall mean with respect to any Series J Note as to which the interest rate set forth in such Series J Note is determined on the basis of the LIBOR or IBOR, as the case may be, the amount, if any, required to compensate the Holder of such Series J Note for any losses, costs or expenses which it may incur as the direct result of the prepayment, purchase or acceleration of such Series J Note held by it on a date other than the next scheduled Series J Interest Payment Date therefor, which amount shall be deemed to be equal to the excess, if any, of (a) the amount of interest which otherwise would have accrued on the principal amount so prepaid, purchased or accelerated to the next scheduled Series J Interest Payment Date therefor at the interest rate therefor over
(b) the interest component of the amount such Holder could have received on the next relevant Series J Interest Payment Date from leading banks in the London interbank market on Dollar deposits in an amount comparable to such principal amount made on the date of such prepayment, purchase or acceleration for a period equal to the balance of such interest period, commencing on the previous Series J Interest Payment Date and ending on, but excluding, the next scheduled Series J Interest Payment Date therefor.

          "Business Day" shall mean any day other than a Saturday or Sunday or other day on which banks in New York, New York or the city in which the Indenture Trustee's Office is located are authorized or required to be closed, and so long as the Series J Notes are Outstanding, London, England, or, if no Note is Outstanding, the city in which the principal corporate trust office of the Owner Trustee and Connecticut Trustee is located; provided that, if such term is used with respect to payments to or from the Lessee, it shall also exclude any other day in which banks in Los Angeles, California are authorized or required to be closed.

          "Casualty" shall mean an event by which any Property or any substantial portion thereof is damaged, lost or destroyed by fire, theft, flood, water damage, collapse, earthquake, windstorm, hail, lightning, explosion, falling objects or other casualty.

          "Casualty Value" shall mean the sum of the Lessor Casualty Value and the Remainderman Casualty Value.

          "Casualty Value Date" shall mean the last day of each month during the Lease Term.

          "Closing" shall mean the transactions that shall occur on the Closing Date or the Debt Refinancing Date, as applicable.

          "Closing Date" shall mean December 29, 1993 or such other date on or prior to December 31, 1993 selected by the Lessee in accordance with
Section 2.2 of the Participation Agreement.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Commencement Date" shall mean, with respect to each of the Refinancing Notes, the date designated as such in the Related Supplemental Indenture.

          "Condemnation" shall mean a condemnation, confiscation, seizure, requisition or other taking or sale of the use, occupancy or title to any Property or any portion thereof in, by or on account of any actual or threatened eminent domain proceeding or other action by Governmental Authority or other Person having the power of eminent domain, or a failure of title with respect to any Property.

          "Connecticut Trust" shall mean the trust created by the Connecticut Trust Agreement.

          "Connecticut Trust Agreement" shall mean the Trust Agreement dated as of March 1, 1994 between the Owner Participant and State Street Bank and Trust Company of Connecticut, National Association, substantially in the form of Exhibit [*] to the Participation Agreement, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of the Indenture and the Participation Agreement.

          "Connecticut Trustee" shall mean State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity except as expressly provided in the Participation Agreement and any other Transaction Document, but solely as Connecticut Trustee under the Connecticut Trust Agreement, and each successor as Connecticut Trustee and each separate trustee and co-trustee thereunder.

          "Connecticut Trustee's Counsel" shall mean Bingham, Dana & Gould, or such other counsel as shall be selected by the Connecticut Trustee.

          "Connecticut Trust Estate" shall have the meaning set forth in the Connecticut Trust Agreement.

          "Contribution" shall have the meaning set forth in Section 2.9(a)(3) of the Participation Agreement.

          "Consumer Price Index" shall mean the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor for "All Urban Consumers" in the table entitled "Consumer Price
Index: United States City Average", or any successor index thereto, All Items (1982-84=100) for the month and year in question.

          "Cost Recovery Deductions" shall have the meaning set forth in
Section 2(c) of the Tax Indemnification Agreement.

          "Cost Threshold" shall mean (i) if Lessee is Investment Grade, an amount equal to Two Million Dollars ($2,000,000) in respect of each of the Leases other than Lease A, and an amount equal to Five Million Dollars ($5,000,000) in respect of Lease A, and (ii) if Lessee is not Investment Grade, an amount equal to Five Hundred Thousand Dollars ($500,000) in respect of each of the Leases other than Lease A, and an amount equal to One Million Dollars ($1,000,000) in respect of Lease A, in each case increased by an amount equal to the increase in the Consumer Price Index.

          "Debt Financing" shall have the meaning set forth in Section 2.1(b) of the Participation Agreement.

          "Debt Financing Amount" shall have the meaning set forth in
Section 2.1(b) of the Participation Agreement.

          "Debt Percentage" shall mean 80%.

          "Debt Refinancing" shall mean the refinancing of the Outstanding Series J Notes on the Debt Refinancing Date in accordance with Section 2.6 of the Participation Agreement and Section 7.2 of the Indenture.

          "Debt Refinancing Amount" shall mean the sum of (i) the Outstanding principal and accrued but unpaid interest on the Series J Notes, (ii) the product of the New Debt Percentage and the Lessor Purchase Price for each Subsequent Property and (iii) all Transaction Expenses incurred in connection with the Debt Refinancing.

          "Debt Refinancing Date" shall have the meaning set forth in
Section 2.6(d)(10) of the Participation Agreement.

          "Deed" shall mean any Improvement Deed or Estate for Years Deed or both, as the context may require.

          "Deeds" shall mean all Improvement Deeds and Estate for Years
Deeds.

          "Deemed Refund" shall have the meaning set forth in Section 7.5 of the Participation Agreement.

          "Default" shall mean an event or condition that, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

          "Defaulted Installment" shall have the meaning set forth in
Section 2.8 of the Indenture.

          "Defaulted Interest" shall have the meaning set forth in Section
2.8 of the Indenture.

          "Directive" shall mean an instrument in writing executed in accordance with the terms and provisions of the Indenture by the Noteholders, or their duly authorized agents or attorneys-in-fact, representing a Majority in Interest of the Noteholders, directing the Indenture Trustee to take or refrain from taking the action specified in such instrument or otherwise advising the Indenture Trustee; provided, however, that each Holder of Notes then Outstanding, or its duly authorized agent or attorney-in-fact, shall be entitled to direct the Indenture Trustee only with respect to the aggregate unpaid principal amount of Notes (or portion thereof) issued and Outstanding that are registered in the name of such Noteholder and that are certified by such Noteholder or its duly authorized agent or attorney-in-fact to be (a) held by it for its own account and not pledged as collateral for any of its obligations or (b) pledged as collateral for one or more of its obligations, or obligations with respect to which it is acting as trustee under a related indenture, but in respect of which it has received a directive, satisfactory in form and substance to the Indenture Trustee, given by the Holder or Holders of a proportionate interest in the obligations secured by such Notes in accordance with the instrument governing such obligations. More than one directive can be given by a registered Noteholder or its duly authorized agent or attorney-in-fact pursuant to clause (b) of the preceding sentence, and such directives may be contradictory or inconsistent, so long as each directive to take or refrain from taking the action specified therein or otherwise advising the Indenture Trustee meets the requirements of said clause (b).

          "Dollar" or "$" shall mean the lawful currency of the United States of America.

          "Environment" means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, and plant and animal life on earth.

          "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, proceedings, executory decrees, judgments, demands, demand letters, orders, directives, claims (including claims involving liability in tort), liens or notices of noncompliance or violation relating to any Environmental Law or permit issued under any such Environmental Law, or arising from the presence or release into the environment of Hazardous Materials (hereinafter "claims") including, without limitation, claims by any governmental or regulatory authority or by any third party for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

          "Environmental Report" shall have the meaning set forth in
Section 9.3 of the Participation Agreement.

          "Environmental Laws" shall mean all federal, state, and local laws, statutes, ordinances, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the regulation and protection of human health, safety and the Environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          "Environmental Liabilities and Costs" means all Expenses, whether direct or indirect, known or unknown, current or potential, absolute or contingent, matured or unmatured, past, present or future, imposed by, under or pursuant to Environmental Laws or with respect to any Environmental Claims, including, without limitation, all Expenses related to Remedial Actions, property damage, and all reasonable fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of:

               (i) the ownership or operation of the Properties or any Modifications; and

               (ii) environmental conditions on, under, above, or about the Properties or any Modifications; and

               (iii) expenditures necessary to cause the Properties or any Modifications to be in compliance with any and all requirements of Environmental Laws;

               including, without limitation, all permits, licenses or other authorizations issued under or pursuant to such Environmental Laws, and reasonably necessary to make full economic use of the property, assets, equipment and facilities, all costs in connection with any Remedial Action, costs in connection with financial assurance, fines, penalties, natural resource damages, costs in connection with the protection of wildlife, aquatic species and vegetation and costs of any mitigative action required under applicable Environmental Laws.

          "Equity Interest Rate" shall mean the rate of interest publicly announced by Citibank, N.A., in New York, New York from time to time as its "prime rate" for United States Dollar loans plus 2 percent.

          "Equity Payment and Transfer Amount" shall have the meaning set forth in Section 9.2(a) of the Participation Agreement.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and as the same may be further amended, or any comparable successor federal statute.

          "ERISA Affiliate" shall mean any entity treated as a single employer with any Person pursuant to Code Section 414(b), (c), (m) or (o).

          "ERISA Plan" shall mean an employee benefit plan (or its related trust) subject to Part 4 of Subtitle B of Title I of ERISA or a "plan" (or its related trust) within the meaning of Code section 4975(e) (1).

          "Estate for Years" shall mean the estate for years granted by the Lessee to the Owner Trustee in the Land, for a term of approximately 25 years, which term shall expire on the Estate for Years Expiration Date and, without further modification, shall mean all such estates for years.

          "Estate for Years Deed" shall mean any of Estate for Years Deed A, Estate for Years Deed B, Estate for Years Deed C, Estate for Years Deed D, Estate for Years Deed E, Estate for Years Deed F, Estate for Years Deed G, Estate for Years Deed H, Estate for Years Deed I, or any Subsequent Estate for Years Deed, as the context may require.

          "Estate for Years Deed A" shall mean the Deed, dated the Closing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-2 to the Participation Agreement covering the Estate for Years in respect of Property A as described in Exhibit A thereto.

          "Estate for Years Deed B" shall mean the Deed, dated the Closing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-2 to the Participation Agreement covering the Estate for Years in respect of Property B as described in Exhibit A thereto.

          "Estate for Years Deed C" shall mean the Deed, dated the Closing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-2 to the Participation Agreement covering the Estate for Years in respect of Property C as described in Exhibit A thereto.

          "Estate for Years Deed D" shall mean the Deed, dated the Closing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-2 to the Participation Agreement covering the Estate for Years in respect of Property D as described in Exhibit A thereto.

          "Estate for Years Deed E" shall mean the Deed, dated the Closing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-2 to the Participation Agreement covering the Estate for Years in respect of Property E as described in Exhibit A thereto.

          "Estate for Years Deed F" shall mean the Deed, dated the Closing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-2 to the Participation Agreement covering the Estate for Years in respect of Property F as described in Exhibit A thereto.

          "Estate for Years Deed G" shall mean the Deed, dated the Closing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-2 to the Participation Agreement covering the Estate for Years in respect of Property G as described in Exhibit A thereto.

          "Estate for Years Deed H" shall mean the Deed, dated the Debt Refinancing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-2 to the Participation Agreement covering the Estate for Years respect of Property H as described in Exhibit A thereto.

          "Estate for Years Deed I" shall mean the Deed, dated the Debt Refinancing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-2 to the Participation Agreement covering the Estate for Years respect of Property I as described in Exhibit A thereto.

          "Estate for Years Deeds" shall mean Estate for Years Deed A, Estate for Years Deed B, Estate for Years Deed C, Estate for Years Deed D, Estate for Years Deed E, Estate for Years Deed F, Estate for Years Deed G, Estate for Years Deed H, Estate for Years Deed I and all Subsequent Estate for Years Deeds, collectively.

          "Estate for Years Expiration Date" shall mean December 30, 2018.

          "Event of Default" shall have the meaning set forth in Section 15 of each Lease.

          "Event of Loss" shall mean a Condemnation if (i) an entire Property is taken in a Condemnation, (ii) a portion of a Property is taken in a Condemnation and, in the Lessee's reasonable opinion, such Condemnation would significantly interfere with the value, use or remaining useful life of such Property, (iii) if there is a failure of title with respect to a Property and in the Lessee's reasonable opinion such failure of title would significantly interfere with the value, use or remaining useful life of such Property or (iv) a Condemnation either (x) for a period of time extending beyond the Lease Term or (y) for a period of time longer than 10 years, in either such case so as to interfere materially, in Lessee's reasonable opinion, with the use or operation of the Property. Event of Loss shall also mean a Casualty if, in any one occurrence, the cost of repairs of such Casualty would be 40% or more of the Fair Market Sales Value of the Improvements and the Lessee determines in its reasonable discretion that the Property is no longer suitable for use in its business.

          "Excepted Payments" shall mean:

               (a) all indemnity payments (including, without limitation, payments under Sections 7.1 and 7.2 of the Participation Agreement, Section 8.1 of the Trust Agreement, Section 8.1 of the Connecticut Trust Agreement and the Tax Indemnification Agreement, whether made by adjustment to Basic Rent or otherwise) to which the Owner Trustee in its individual capacity, the Connecticut Trustee in its individual capacity, the Owner Participant or any of their respective Affiliates (or the respective successors, assigns, agents, officers, directors or employees of the Owner Trustee, the Connecticut Trustee or the Owner Participant) is entitled under the Transaction Documents;

               (b) any amounts other than Basic Rent payable under any Transaction Document to reimburse the Owner Trustee, the Connecticut Trustee, the Owner Participant or any of their respective Affiliates (including the reasonable expenses of the Owner Trustee, the Connecticut Trustee and the Owner Participant incurred in connection with any such payment) for performing or complying with any of the obligations of the Lessee under and as permitted by any Transaction Document;

               (c) any amount payable to the Owner Participant by any Transferee as the purchase price of the Owner Participant's interest in the Trust Estate (or a portion thereof);

               (d) any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) under liability policies other than such proceeds or payments payable to the Owner Trustee, the Connecticut Trustee or the Indenture Trustee in its individual or trust capacity;

               (e) any insurance proceeds under policies maintained by the Owner Trustee, the Connecticut Trustee or the Owner Participant and not required to be maintained by the Lessee under any Lease;

               (f) any amounts payable to the Owner Trustee, the Connecticut Trustee or the Owner Participant pursuant to Section 9.2(a) of the Participation Agreement;

               (g) any amounts payable to the Owner Trustee by the Lessee under Section 3(c)(v) of any Lease; and

               (h) any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (g) above.

          "Excepted Rights" shall mean (a) all rights with respect to Excepted Payments of the Person entitled thereto; provided, however, that the rights of the Owner Trustee to receive payments from the Lessee pursuant to Section 3(c)(v) of each Lease shall not constitute an Excepted Right; and (b) all rights and privileges expressly reserved to the Owner Trustee, the Connecticut Trustee or the Owner Participant with the Indenture Trustee pursuant to the Indenture for the periods specified in the Indenture.

          "Exchange Date" shall have the meaning set forth in Section 13.1 or 13.2 of the Indenture, as the case may be.

          "Expenses" shall mean liabilities, obligations, losses (excluding loss of anticipated profits), damages, penalties, claims (including Environmental Claims), actions, suits, judgments, out-of-pocket costs, expenses and disbursements (including reasonable legal fees and expenses, allocated costs of in-house counsel and reasonable consultants' fees and expenses) of any kind and nature whatsoever, whether or not subject to litigation; provided, however, that "Expenses" shall in no circumstances include ordinary and usual operating or overhead expenses, including internal legal costs.

          "Fair Market Renewal Term" shall mean the term of any renewal of a Lease by the Lessee pursuant to Section 12(b) of such Lease at the end of any Renewal Term.

          "Fair Market Rental Value" shall mean with respect to any Leased Property, the value, which shall not in any event be less than zero, that would be obtained in an arm's-length transaction for cash between an informed and willing lessee and an informed and willing lessor, neither of whom (i) is an Affiliate of the Lessor, Owner Participant or the Lessee, or
(ii) is under any compulsion to lease, for the use of the Leased Property for a given period, and taking into account (x) the rights of the Lessor as purchaser under the Related Deeds conveying the Related Estate for Years and Improvements, and (y) the credit quality of the prospective tenant to the extent that consideration of credit quality customarily is considered in establishing rent for similar commercial space. In determining Fair Market Rental Value for each semi-annual period during any Fair Market Renewal Term, it shall be assumed that any Nonseverable Modifications which resulted in an increase in the rentable square footage of the Leased Property and which were not financed by an Approved Equity Financing or a Supplemental Financing, each as contemplated by Section 8(f) of the Related Lease, were never constructed. The Fair Market Rental Value of any Leased Property shall be determined on the assumption that: (a) such Leased Property is in the condition and state of repair required under Section 8(a) of the Related Lease; (b) the Lessee is in compliance with the requirements of the Transaction Documents; and (c) during such lease period, Basic Rent will be payable in equal semiannual installments in arrears.

          "Fair Market Sales Value" shall mean, with respect to any Leased Property, the value, which shall not in any event be less than zero, that would be obtained in an arm's-length transaction for cash between an informed and willing purchaser and an informed and willing seller, neither of whom (i) is an Affiliate of the Lessor, Owner Participant or the Lessee or (ii) is under any compulsion to purchase or sell, respectively, the Leased Property, taking into account the rights of the Lessor as purchaser under the Related Deeds. Except pursuant to Section 16 of the Related Lease, the Fair Market Sales Value of such Leased Property, shall be determined on the assumption that: (a) such Leased Property is in the condition and state of repair required under Section 8(a) of the Related Lease and (b) the Lessee is in compliance with the requirements of the Transaction Documents.

          "Final Determination", with respect to a Tax indemnified under
Section 7.2 of the Participation Agreement, which Tax is subject to contest thereunder, shall have the meaning set forth in clauses (i) through (iii) of the definition of "Final Determination" contained in Section 16 of the Tax Indemnification Agreement.

          "First Supplemental Indenture" shall mean each Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, containing a Supplemental Indenture, to the Indenture, dated as of the Closing Date, between the Owner Trustee and the Indenture Trustee, providing for the issuance of the Series J Notes.

          "Fixed-Rate Renewal Basic Rent" shall mean, for each six-month period during a Fixed-Rate Renewal Term, if any, an amount of rent equal to 90% of the average annual Basic Rent during the Basic Term of each Leased Property subject to such Fixed-Rate Renewal Term.

          "Fixed-Rate Renewal Term" shall mean the term of any renewal of any Lease by the Lessee pursuant to Section 12(a) of such Lease at the end of the Basic Term or any Renewal Term, as the case may be.

          "GAAP" shall mean generally accepted accounting principles.

          "Governmental Action" shall mean all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority and shall include, without limitation, all environmental and operating permits and licenses that are required for the use, occupancy, zoning and operation of the Properties.

          "Governmental Authority" shall mean any federal, state, county, municipal or other United states federal, state or local governmental authority, agency, board, body, instrumentality, court or quasi-governmental authority.

          "Granting Clause Documents" shall mean the Deeds, the Option Agreement and each Lease.

          "Ground Lease" shall have the meaning given to such term in
Section 1 of the Option Agreement.

          "Hazardous Materials" shall mean (a) any radioactive materials, asbestos in any form that is or could become friable, oil or petroleum products in any form, urea formaldehyde foam insulation, polychlorinated biphenyls and transformers or other equipment that contain polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances which are now or hereafter become defined as, or included in that definition of, "hazardous wastes", "hazardous substances", "extremely hazardous substances", "toxic substances", "toxic" or "hazardous pollutants", "hazardous" or "toxic materials" or words of similar import under the Resource Conservation and Recovery Act of 1980, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental Laws.

          "IBOR" shall mean, with respect to any Series J Note, the rate of interest per annum (rounded upward to the nearest 1/100 of one percent) determined by the Initial Noteholder as the rate at which Dollar deposits for a period (to be selected by the Lessee), would be offered to major banks in the offshore Dollar interbank market upon their request at or about 11:00 a.m. (New York time) one Business Day before the commencement of any applicable interest period in respect of the Series J Notes.

          "Improvement Deed" shall mean any of Improvement Deed A, Improvement Deed B, Improvement Deed C, Improvement Deed D, Improvement Deed E, Improvement Deed F, Improvement Deed G, Improvement Deed H, Improvement Deed I, or any Subsequent Improvement Deed, as the context may require.

          "Improvement Deed A" shall mean the Deed, dated the Closing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-1 to the Participation Agreement covering the improvement portion of the Lessor Interest in respect of Property A described in Exhibit A thereto.

          "Improvement Deed B" shall mean the Deed, dated the Closing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-1 to the Participation Agreement covering the portion of the Lessor Interest in respect of Property B described in Exhibit A thereto.

          "Improvement Deed C" shall mean the Deed, dated the Closing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-1 to the Participation Agreement covering the portion of the Lessor Interest in respect of Property C described in Exhibit A thereto.

          "Improvement Deed D" shall mean the Deed, dated the Closing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-1 to the Participation Agreement covering the portion of the Lessor Interest in respect of Property D described in Exhibit A thereto.

          "Improvement Deed E" shall mean the Deed, dated the Closing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-1 to the Participation Agreement covering the portion of the Lessor Interest in respect of Property E described in Exhibit A thereto.

          "Improvement Deed F" shall mean the Deed, dated the Closing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-1 to the Participation Agreement covering the portion of the Lessor Interest in respect of Property F described in Exhibit A thereto.

          "Improvement Deed G" shall mean the Deed, dated the Closing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-1 to the Participation Agreement covering the portion of the Lessor Interest in respect of Property G described in Exhibit A thereto.

          "Improvement Deed H" shall mean the Deed, dated the Debt Refinancing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-1 to the Participation Agreement covering the portion of the Lessor Interest in respect of Property I described in Exhibit A thereto.

          "Improvement Deed I" shall mean the Deed, dated the Debt Refinancing Date, between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-1 to the Participation Agreement covering the portion of the Lessor Interest in respect of Property I described in Exhibit A thereto.

          "Improvement Deeds" shall mean Improvement Deed A, Improvement Deed B, Improvement Deed C, Improvement Deed D, Improvement Deed E, Improvement Deed F, Improvement Deed G, Improvement Deed H, and all Subsequent Improvement Deeds, collectively.

          "Improvements" shall mean all buildings, facilities, all the personal property, fixtures, improvements or other structures located on or in or attached to, whether currently or in the future, any of the Properties, and all substitutions and replacements thereof.

          "Indemnitees" shall mean the Owner Participant, the Owner Participant Parent, State Street Bank and Trust Company of California, National Association (in its individual capacity and as Owner Trustee), State Street Connecticut, Wilmington Trust Company (in its individual capacity, as Remainderman Trustee, as Indenture Trustee and as Pass Through Trustee), the Trust, the Trust Estate, the Connecticut Trust Estate, the Indenture Trusts, the Indenture Estate, the Pass Through Trusts, the Remainderman, the Remainderman Trust Estate, the Remainderman Trustee (and any duly appointed co-trustee), the Remainderman Participant, any Noteholder, any Affiliate of any of the foregoing and their respective successors, assigns, agents, officers, directors and employees.

          "Indenture" shall mean the Trust Indenture and Security Agreement dated as of December 21, 1993, between the Owner Trustee and the Indenture Trustee, substantially in the form of Exhibit F to the Participation Agreement, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof, including, without limitation, each Supplemental Indenture.

          "Indenture Default" shall mean an event which, after giving of notice or lapse of time, or both, would become an Indenture Event of Default.

          "Indenture Estate", with respect to any Lessor Interest, shall have the meaning set forth in the "Granting Clause" of the Related Supplemental Indenture or the aggregate of Indenture Estate [Series A], Indenture Estate [Series B], Indenture Estate [Series C, ]Indenture Estate [Series D], Indenture Estate [Series E], Indenture Estate [Series F], Indenture Estate [Series G], Indenture Estate [Series H], Indenture Estate [Series I], and any Subsequent Indenture Estate, as the context may require.

          "Indenture Estate [Series A]" shall have the meaning set forth in the "Granting Clause" of any Related Supplemental Indenture covering the Lessor Interest in respect of Property A and Lease A .

          "Indenture Estate [Series B]" shall have the meaning set forth in the "Granting Clause" of any Related Supplemental Indenture covering the Lessor Interest in respect of Property B and Lease B.

          "Indenture Estate [Series C]" shall have the meaning set forth in the "Granting Clause" of any Related Supplemental Indenture covering the Lessor Interest in respect of Property C and Lease C.

          "Indenture Estate [Series D]" shall have the meaning set forth in the "Granting Clause" of any Related Supplemental Indenture covering the Lessor Interest in respect of Property D and Lease D.

          "Indenture Estate [Series E]" shall have the meaning set forth in the "Granting Clause" of any Related Supplemental Indenture covering the Lessor Interest in respect of Property E and Lease E .

          "Indenture Estate [Series F]" shall have the meaning set forth in the "Granting Clause" of any Related Supplemental Indenture covering the Lessor Interest in respect of Property F and Lease F.

          "Indenture Estate [Series G]" shall have the meaning set forth in the "Granting Clause" of any Related Supplemental Indenture covering the Lessor Interest in respect of Property G and Lease G.

          "Indenture Estate [Series H]" shall have the meaning set forth in the "Granting Clause" of any Related Supplemental Indenture covering the Lessor Interest in respect of Property H and Lease H.

          "Indenture Estate [Series I]" shall have the meaning set forth in the "Granting Clause" of any Related Supplemental Indenture covering the Lessor Interest in respect of Property I and Lease I.

               "Indenture Event of Default" shall mean with respect to any Supplemental Indenture any of the events specified in Section 8.1 of the Indenture.

          "Indenture Trust" means each trust created by a Supplemental
Indenture.

          "Indenture Trustee" shall mean Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity except as otherwise expressly provided in the Participation Agreement, but solely as Indenture Trustee under the Indenture, and each successor trustee and co-trustee thereunder.

          "Indenture Trustee's Counsel" shall mean Richards, Layton & Finger or such other counsel as shall be selected by the Indenture Trustee.

          "Indenture Trustee's Liens" shall mean Liens against the Indenture Estate that result from acts of, or any failure to act by, or as a result of claims against, the Indenture Trustee, in its individual and fiduciary capacity, unrelated to the transactions contemplated by the Transaction Documents or that are in breach of any covenant or agreement of the Indenture Trustee, in its individual and fiduciary capacity, set forth in any of the Transaction Documents, unless such action or failure to act is consented to by the Lessee or is a result of the occurrence or continuance of an Event of Default.

          "Indenture Trustee's Office" shall mean the office of the Indenture Trustee located at Wilmington, Delaware, or such other office as may be designated by the Indenture Trustee to the Owner Trustee and each holder of an Outstanding Note under the Indenture.

          "Independent Insurance Broker" shall mean Marsh & McLennan, Inc., Johnson & Higgins or another reputable insurance broker of comparable reputation, reasonably acceptable to the Owner Participant, the Owner Trustee and the Indenture Trustee.

          "Independent Investment Banker" shall mean an independent investment banking institution of national standing appointed by the Lessee (who shall be reasonably acceptable to the Owner Participant) on behalf of the Owner Trustee; provided that if the Indenture Trustee shall not have received written notice of such an appointment at least 10 days prior to the applicable redemption date or if an Indenture Event of Default shall have occurred and be continuing, "Independent Investment Banker" shall mean such an institution appointed by the Indenture Trustee. The fees and expenses of any such Independent Investment Banker shall be paid by the Lessee.

          "Initial Noteholder" shall mean Bank of America National Bank and Savings Association, a national banking association.

          "Initial Noteholder's Counsel" shall mean Peter Fuad, General Counsel of the Initial Noteholder.

          "Initial Noteholder's Lien" shall mean Liens against the Indenture Estate that result from acts of, or any failure to act by, or as a result of claims against the Initial Noteholder unrelated to the transactions contemplated by the Transaction Documents or that is in breach of any covenant or any agreement of the Initial Noteholder set forth in any of the Transaction Documents to which it is a party, unless such action or failure to act is consented to by the Lessee or is a result of the occurrence or continuance of an Event of Default.

          "Installment Payment Amount" shall mean, with respect to any Outstanding Note, the amount of the installment payment of principal due and payable on each Installment Payment Date other than the Stated Maturity thereof, which amount shall be set forth in the Related Supplemental Indenture.

          "Installment Payment Date" shall mean each date on which an Installment Payment Amount is due and payable on any Outstanding Note, as set forth in the Related Supplemental Indenture, and the date Basic Rent is due under the Related Lease.

          "Installment Payment Percentage" shall mean, with respect to any Outstanding Note and each Installment Payment Date, the percentage set forth in the Related Supplemental Indenture.

          "Institutional Investor" shall mean a corporate finance company, a securities company, a bank, trust company or savings and loan association, an insurance company, a collective investment fund, endowment, foundation, educational institution, real estate investment trust or any other Person organized under the laws of the United States or any state or political subdivision thereof which is generally recognized in the financing or real estate field as an institutional investor or which owns other real properties which are net leased to major United States corporations, provided that such Person is not reputed to engage in unlawful or unethical practices.

          "Interest Deductions" shall have the meanings set forth in
Section 2(d) of the Tax Indemnification Agreement.

          "Interest Payment Date" shall mean any date on which a payment of interest in respect of the Refinancing Notes is due and payable as may be further specified in a Related Supplemental Indenture.

          "Interim Rent" shall have the meaning set forth in Section 3(a) of each Lease.

          "Interim Rent Payment Date" shall have the meaning given to such term in Section 1 of each Lease.

          "Interim Term" shall have the meaning set forth in Section 2(b)(i) of each Lease.

          "Investment" shall have the meaning set forth in Section 2.1(a) of the Participation Agreement.

          "Investment Amount" shall have the meaning set forth in Section 2.1(a) of the Participation Agreement.

          "Investment Grade" shall mean a credit rating of not lower that "Baa3" from Moody's or "BBB-" from Standard & Poor's, provided, that if at the time in question the Lessee has not been assigned a credit rating from Moody's or Standard & Poor's, "Investment Grade" shall mean a credit rating of not lower than "2" from the National Association of Insurance Carriers.

          "IRS" or "Service" shall mean the Internal Revenue Service of the United States Department of the Treasury or any successor agency.

          "Land" shall mean the land underlying each of the Properties.

          "Lease" shall mean any of Lease A, Lease B, Lease C, Lease D, Lease E, Lease F, Lease G, Lease H, Lease I, or any Subsequent Lease, as the context may require.

          "Lease A" shall mean the Lease Agreement dated as of December 21, 1993, between the Lessor and the Lessee, substantially in the form of Exhibit C to the Participation Agreement, in respect of the Lessor Interest relating to Property A, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

          "Lease B" shall mean the Lease Agreement dated as of December 21, 1993, between the Lessor and the Lessee, substantially in the form of Exhibit C to the Participation Agreement, in respect of the Lessor Interest relating to Property B, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

          "Lease C" shall mean the Lease Agreement dated as of December 21, 1993, between the Lessor and the Lessee, substantially in the form of Exhibit C to the Participation Agreement, in respect of the Lessor Interest relating to Property C, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

          "Lease D" shall mean the Lease Agreement dated as of December 21, 1993, between the Lessor and the Lessee, substantially in the form of Exhibit C to the Participation Agreement, in respect of the Lessor Interest relating to Property D, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

          "Lease E" shall mean the Lease Agreement dated as of December 21, 1993, between the Lessor and the Lessee, substantially in the form of Exhibit C to the Participation Agreement, in respect of the Lessor Interest relating to Property E, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

          "Lease F" shall mean the Lease Agreement dated as of December 21, 1993, between the Lessor and the Lessee, substantially in the form of Exhibit C to the Participation Agreement, in respect of the Lessor Interest relating to Property F, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

          "Lease G" shall mean the Lease Agreement dated as of December 21, 1993, between the Lessor and the Lessee, substantially in the form of Exhibit C to the Participation Agreement, in respect of the Lessor Interest relating to Property G, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

          "Lease H" shall mean the Lease Agreement dated as of the Debt Refinancing Date, between the Lessor and the Lessee, substantially in the form of Exhibit C to the Participation Agreement, in respect of the Lessor Interest relating to Property H, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

          "Lease I" shall mean the Lease Agreement dated as of the Debt Refinancing Date, between the Lessor and the Lessee, substantially in the form of Exhibit C to the Participation Agreement, in respect of the Lessor Interest relating to Property I, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

          "Leased Property" shall have the meaning set forth in the recitals of each Lease.

          "Leases" shall mean Lease A, Lease B, Lease C, Lease D, Lease E, Lease F, Lease G, Lease H, Lease I, and all Subsequent Leases, collectively.

          "Lease Term" shall mean, with respect to a Lease, each Lease, any of the Leases, or all of the Leases, as the context may require, the Interim Term, Basic Term and, if the respective Lease is renewed pursuant to Section 12 of such Lease, each Renewal Term.

          "Lease Termination Date" shall mean, with respect to a Lease, each Lease, any of the Leases, or all of the Leases, as the context may require, the last day of the Lease Term or, if earlier, the date the respective Lease is terminated in accordance with the terms of such Lease.

          "Lessee" shall mean Smith's Food & Drug Centers, Inc., a Delaware corporation, and its successors and assigns.

          "Lessee Person" shall have the meaning set forth in Section 16 of the Tax Indemnification Agreement.

          "Lessee's Business" shall have the meaning set forth in Section 8.1(i) of the Participation Agreement.

          "Lessee's Counsel" shall mean the general counsel or an associate general counsel of Lessee or other counsel reasonably satisfactory to the Owner Participant.

          "Lessee's Property" shall have the meaning set forth in Schedule 9 to the Participation Agreement.

          "Lessee's Request" shall mean a written request signed in the name of the Lessee by a Responsible Officer of the Lessee.

          "Lessee's Special Counsel" shall mean Kelley Drye & Warren or such other counsel as shall be selected by the Lessee.

          "Lessee's Tax Counsel" shall mean Kelley Drye & Warren or such other nationally recognized tax counsel selected by the Lessee and reasonably acceptable to the Owner Participant.

          "Lessor" shall mean the Owner Trustee, as lessor, under each Lease, and, to the extent permitted under the Trust Agreement, Amendment No. 1 to Trust Agreement and the other Transaction Documents, its successors and assigns as lessor under each such Lease.

          "Lessor Casualty Value" shall mean, as of any Casualty Value Date
(i) during the Basic Term, the product of the Lessor Purchase Price and the Casualty Value percentage set forth opposite such Casualty Value Date in
Schedule 2 to each Lease; and (ii) during any Fair Market Renewal Term or Fixed-Rate Renewal Term, an amount calculated by amortizing the Lessor Casualty Value as of the Basic Term Termination Date on a straight-line basis from the first day of such Renewal Term to the end of the then estimated useful life of the respective Improvements, provided, that in no event will the Lessor Casualty Value be lower than 20% of the Lessor Purchase Price.

          "Lessor Interest" shall mean, with respect to any Property, the Improvements on, the Estate for Years in, and the Option with respect to, such Property.

          "Lessor Interests" shall mean, collectively, the Lessor Interest in respect of each of the Related Properties.

          "Lessor's Liens" shall mean any Lien arising as a result of (i) claims against or affecting the Lessor (in its individual capacity or as Owner Trustee), the Connecticut Trustee, the Owner Participant or any Affiliate thereof not related to the transactions contemplated by the Transaction Documents; (ii) any act or omission of the Lessor (in its individual capacity or as Owner Trustee), the Connecticut Trustee, the Owner Participant or any Affiliate thereof that is not related to the transactions contemplated by the Transaction Documents or that is in breach of any covenant or agreement of such Person set forth in any of the Transaction Documents, unless such action or failure to act is consented to by the Lessee or is a result of the occurrence or continuance of an Event of Default; and (iii) Taxes imposed against the Lessor (in its individual capacity or as Owner Trustee), the Connecticut Trustee the Owner Participant or any Affiliate thereof or the Trust Estate or Connecticut Trust Estate that are not indemnified against by the Lessee pursuant to the Participation Agreement or the Tax Indemnification Agreement.

          "Lessor Purchase Price" shall mean the amount set forth on
Schedule 1 of the Related Lease.

          "Lessor Termination Value" shall mean, as of any Termination Value Date (i) during the Basic Term, the product of the Lessor Purchase Price and Termination Value percentage set forth opposite such Termination Value Date in Schedule 3 to each Lease; and (ii) during any Renewal Term, an amount equal to the present value, computed at 7.9%, of the Fixed-Rate Renewal Basic Rent payable for the remainder of the Renewal Term in question.

          "LIBOR" shall mean, with respect to any Series J Note, the arithmetic mean (rounded up, if necessary, to the nearest multiple of 1/16 of 1%) of the offered rates for deposits in Dollars for a 30 or 60 day period, as selected by the Lessee, applicable during the period commencing on the previous Series J Interest Payment Date and ending on, but excluding, the next scheduled Series J Interest Payment Date which appear on the Telerate LIBOR Page at approximately 11:00 A.M., London time, on the second Business Day prior to the commencement of each such interest period (the "Interest Determination Date"). "Telerate LIBOR PAGE," as used herein, means the display designated as Page 3975 on the Telerate Service (or such other page as may replace such page on that service for the purpose of displaying London interbank offered rates of major banks, or, if such display is not available at any such time, a comparable display of London interbank offered rates of major banks as may be available from a similar source). If fewer than two offered rates are provided, LIBOR for such applicable interest period shall be the rate quoted by the Reference Bank at approximately 11:00 a.m. New York City time; provided, however, that if no rates are quoted (whether by the Reference Bank or otherwise), LIBOR for such applicable interest period shall be the same rate determined in the immediately preceding interest period for LIBOR.

          "Lien" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien, easement, restriction, servitude or charge of any kind encumbering the Properties other than Permitted Exceptions, including, without limitation, any irrevocable license, conditional sale or other title retention agreement, any lease in the nature thereof or the filing of, or agreement to execute as "debtor", any financing or continuation statement under the Uniform Commercial Code of any jurisdiction or any federal, state or local lien imposed pursuant to any Environmental Law.

          "Loss" shall have the meaning set forth in Section 5 of the Tax Indemnification Agreement.

          "MAI" shall mean a certified member of the American Institute of Real Estate Appraisers or successor organization.

          "Majority in Interest of Noteholders" shall mean Noteholders of a particular series of Notes holding a majority in principal amount of all Outstanding Notes of such series of Notes under the Related Supplemental Indenture at the time of any such determination.

          "Maturity", when used with respect to any Note, shall mean the date on which the principal of, and Premium, if any, on, such Note becomes due and payable as therein or in the Indenture provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

          "Memorandum of Lease" shall mean any memorandum of lease recorded pursuant to Section 21(n) of any Lease with respect to a Related Property.

          "Modification" shall mean (a) any alteration, improvement or modification to any Improvement, other than original, substitute or replacement parts incorporated into such Improvement, and (b) the addition, betterment, expansion or enlargement of any Improvement or the construction of a new building or other structure on the Property (whether or not attached to the existing Improvements) or the replacement of any such property with other property.

          "Moody's" shall mean Moody's Investors Service, Inc., and any successor that issues nationally accepted securities ratings.

          "Morgan Stanley & Co." shall mean Morgan Stanley & Co.
Incorporated in its capacity as a Qualified Investment Banking Firm.

          "Net Economic Return" shall mean the Owner Participant's anticipated (a) net after-tax yield on its Investment plus Transaction Expenses to the extent paid by the Owner Participant, and (b) total net after-tax cash flows per Dollar of Investment resulting from the transactions described in and contemplated by the Transaction Documents and preserving its anticipated annual net after-tax cash flows during the first five years following an adjustment to Basic Rent pursuant to Section 3(e) of each Lease within a range of 95% to 105% of amounts originally anticipated for any year in such period, so long as anticipated total net after-tax cash flows per Dollar of Investment are preserved for such period.

          "New Debt Percentage" shall mean the amount set forth as such in the Supplemental Indenture related to any Subsequent Property.

          "Nonseverable Modification" shall mean any Modification that is not a Severable Modification.

          "Note Register" shall have the meaning set forth in Section 2.6 of the Indenture.

          "Note Registrar" shall mean any Person acting as Note Registrar pursuant to Section 2.6 of the Indenture.

          "Noteholders" or "Holders" shall mean the registered owners from time to time of the Outstanding Notes.

          "Notes" shall mean the Series J Notes, the Refinancing Notes, any Refunding Notes, any Optional Refinancing Notes and any Additional Notes.

          "Notice of Closing" shall mean, with respect to the Closing Date, a notice from the Lessee, substantially in the form of Exhibit H to the Participation Agreement, setting forth, among other things, the Closing Date, the Purchase Price, the Option Amount, payment instructions with respect to the disposition of the proceeds of the Purchase Price, and the respective amount of the Owner Participant's Investment and the proceeds from the sale of the Notes to be issued, authenticated and sold on the Closing Date.

          "Obsolescence Redemption Date" shall mean if any Notes are Outstanding on the Termination Date, the date that is three Business Days after such Termination Date, or if such date is not a Business Day, the next Business Day thereafter.

          "Offered Interest" shall have the meaning given to such term in
Section 8.2 of the Participation Agreement.

          "Officers' Certificate" shall mean (a) in the case of State Street Bank and Trust Company of California, National Association, in its individual capacity or as Owner Trustee, State Street Connecticut and Wilmington Trust Company, in its individual capacity or as Indenture Trustee, a certificate signed by any Authorized Officer of such Person and
(b) in the case of any other Person, a certificate signed by the President or any Vice President and by the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of such Person.

          "Opinion of Counsel" shall mean a written opinion of counsel for any Person either expressly referred in the Indenture or otherwise reasonably satisfactory to the Indenture Trustee which may include, without limitation, counsel to the Owner Trustee, the Connecticut Trustee, the Owner Participant or the Lessee, whether or not such counsel is an employee of any of them.

          "Option" shall have the meaning given to such term in Section 1 of the Option Agreement.

          "Option Agreement" shall mean with respect to Properties A-G, the Option Agreement dated as of December 21, 1993 and, with respect to Properties H and I, the Option Agreement dated as of March 1, 1994, in each case between the Owner Trustee and the Remainderman, or any Subsequent Option Agreement.

          "Option Amount" shall mean, with respect to Properties A through G, $484,579, with respect to Properties H and I, $____________, and, with respect to any Subsequent Property, the amount as shall be agreed to by the Owner Participant, the Remainderman Participant and the Lessee and set forth in the applicable Subsequent Option Agreement.

          "Optional Refinancing Notes" shall mean any series of Notes that are issued by the Owner Trustee pursuant to Supplemental Indentures as contemplated by Section 2.7 of the Participation Agreement to refinance the Related Series J Notes.

          "Original Issue Discount" of any Refinancing Note shall mean the difference between the Relevant Principal Amount and the Original Issue Price of Refinancing Note as set forth on the face thereof.

          "Original Issue Price" when used with respect to any Refinancing Note, shall mean the initial issue price at which such Refinancing Note is sold as set forth on the face thereof.

          "Original of the Lease" or "Originals of the Leases" shall mean the fully executed counterpart of a Lease or the Leases, as the case may be, marked "THIS COUNTERPART IS THE ORIGINAL EXECUTED COUNTERPART" pursuant to Section 21(f) of each Lease and containing the receipt of the Indenture Trustee.

          "Other Lease" or "Other Leases" shall mean when used in any one Lease, any other Lease in respect of a Property not covered by such Lease or any other Leases in respect of Properties not covered by such Lease, as the case may be.

          "Other Note" or "Other Notes" shall mean, when used with respect to any series of Notes, any Note or Notes, as the case may be, not issued pursuant to the Related Supplemental Indenture.

          "Other Property" or "Other Properties" shall mean when used in any one Lease, any Property other than the Related Property subject to such Lease or any Properties other than the Related Property subject to such Lease, as the case may be.

          "Other Supplemental Indenture" or "Other Supplemental Indentures" shall mean, when used with respect to any Supplemental Indenture, any Supplemental Indenture or Supplemental Indentures, as the case may be, other than such Supplemental Indenture.

          "Out Parcel Agreement" shall mean, with respect to Properties A-G, the Out-Parcel and Lot Line Adjustment Agreement dated as of December 21, 1993 and, with respect to Properties H and I, the Out Parcel Agreement dated as of March 1, 1994, in each case among the Lessee, the Owner Trustee, the Remainderman and the Indenture Trustee [, or any Subsequent Out Parcel Agreement].

          "Outside Date" shall mean the tenth monthly anniversary of the Closing Date.

          "Outstanding", when used with respect to Notes, shall mean, as of the date of determination, all such Notes theretofore issued, authenticated and delivered under the Indenture, except (a) Notes theretofore canceled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation, (b) Notes or portions thereof for the payment of which the Indenture Trustee holds (and has notified the Noteholders thereof that it holds) in trust for that purpose an amount sufficient to make full payment thereof when due and (c) Notes in exchange for, or in lieu of, which other Notes have been issued, authenticated and delivered pursuant to the Indenture; provided, however, that any Note owned by the Lessee or any Affiliate thereof shall be disregarded and deemed not to be outstanding for the purpose of any Directive, but not for any other purpose.

          "Overdue Interest Rate" shall mean the weighted average rate per annum of interest payable with respect to overdue payments of principal on the Outstanding Notes, computed as set forth in such Notes.

          "Owner Participant" shall mean PMCC Leasing Corporation, a Delaware corporation, its successors and, to the extent permitted by the Trust Agreement, the Connecticut Trust Agreement and the Participation Agreement, its assign or assigns. If, at any time, there is more than one Owner Participant, then the term "Owner Participant" shall refer collectively to all such Owner Participants.

          "Owner Participant Parent", shall mean Philip Morris Capital Corporation, a Delaware corporation, and its successors and assigns.

          "Owner Participant Parent Guaranty" shall mean the Guaranty by the Owner Participant Parent of the Owner Participant's obligations, dated as of December 21, 1993, substantially in the form of Exhibit N to the Participation Agreement, as amended and restated by the Amended and Restated Guaranty by the Owner Participant dated as of March 1, 1994 substantially in the form of Exhibit [*] to the Participation Agreement.

          "Owner Participant's Percentage" shall mean 20%.

          "Owner Participant's Special Counsel" shall mean Hunton & Williams or such other counsel as shall be selected by the Owner
Participant.

          "Owner Participant's Special Local Counsel" shall mean Freshman, Marantz, Orlowski, Cooper & Klein or such other counsel as shall be selected by the Owner Participant.

          "Owner Participant's Tax Counsel" shall mean Hunton & Williams or another nationally recognized tax counsel selected by the Owner Participant and reasonably acceptable to the Lessee.

          "Owner Trustee" shall mean State Street Bank and Trust Company of California, National Association, not in its individual capacity except as otherwise expressly provided in the Participation Agreement and any other Transaction Document, but solely as Owner Trustee under the Trust Agreement, and each successor as Owner Trustee and each separate trustee and co-trustee thereunder.

          "Owner Trustee Request" shall mean a written request signed in the name of the Owner Trustee by an Authorized Officer thereof.

          "Owner Trustee's Counsel" shall mean Bingham, Dana & Gould, or such other counsel as shall be selected by the Owner Trustee.

          "Participation Agreement" shall mean the Participation Agreement dated as of December 21, 1993, among the Lessee, the Owner Participant, the Owner Participant Parent, the Owner Trustee, the Remainderman Participant, the Remainderman, the Remainderman Trustee, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee, as amended and restated by the Amended and Restated Participation Agreement dated as of March 1, 1994, among the Lessee, the Owner Participant, the Owner Participant Parent, the Owner Trustee, the Remainderman Participant, the Remainderman, the Remainderman Trustee, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee and the Connecticut Trustee, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

          "Pass Through Certificate" shall mean any Pass Through
Certificate issued pursuant to the Pass Through Trust Agreement, as supplemented by a Pass Through Trust Supplement, as contemplated by, or otherwise in connection with, the Participation Agreement.

          "Pass Through Estate" shall have the meaning set forth in each Pass Through Trust Supplement.

          "Pass Through Investors" shall have the meaning set forth in the recitals to the Participation Agreement.

          "Pass Through Trust" shall mean each Pass Through Trust created pursuant to a Pass Through Trust Supplement.

          "Pass Through Trust Agreement" shall mean the Pass Through Trust Agreement, dated as of December 21, 1993, between the Lessee and the Pass Through Trustee, substantially in the form of Exhibit E to the Participation Agreement, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

          "Pass Through Trust Supplement" shall mean a supplement to the Pass Through Trust Agreement in connection with the purchase of certain Notes and the issuance of Related Pass Through Certificates.

          "Pass Through Trustee" shall mean Wilmington Trust Company, not in its individual capacity except as expressly provided otherwise in the Participation Agreement but solely in its capacity as trustee under the Pass Through Trust Agreement, and such other person that may from time to time be acting as successor trustee under the Pass Through Trust Agreement.

          "Pass Through Trustee's Counsel" shall mean Richards, Layton & Finger, or such other counsel as shall be selected by the Pass Through Trustee.

          "Pass Through Trustee's Liens" shall mean Liens against the Indenture Estate that result from acts of, or any failure to act by, or as a result of claims against the Pass Through Trustee, in its individual and fiduciary capacity, unrelated to the transactions contemplated by the Transaction Documents or that is in breach of any covenant or any agreement of the Pass Through Trustee, in its individual and fiduciary capacity, set forth in any of the Transaction Documents to which it is a party, unless such action or failure to act is consented to by the Lessee or is a result of the occurrence or continuance of an Event of Default.

          "Paying Agent" shall mean any Person acting as Paying Agent pursuant to Section 5.2 of the Indenture.

          "Permitted Exceptions" shall mean with respect to each Property, the Related Estate for Years, Option, Supplemental Indenture and Lease and those exceptions to title listed on Schedule B-II to the policy of owner's and lender's title insurance delivered pursuant to Section 3.1(p) of the Participation Agreement and approved by the Owner Trustee and the Indenture Trustee.

          "Permitted Investments" shall mean bonds, notes and other obligations of the United States of America and securities unconditionally guaranteed as to the payment of principal and interest by the United States of America or any agency thereof having the full faith and credit of the United States of America, and having maturities, when acquired, of not more than six months or such lesser time as is necessary for payment of any amounts pursuant to the Indenture.

          "Permitted Liens" shall mean:

               (a) the respective rights and interests of the parties to the Transaction Documents, as provided in the Transaction Documents;

               (b) the rights of any sublessee or assignee under a sublease or an assignment permitted by the terms of each Lease or the Participation Agreement;

               (c) Lessor's Liens, Connecticut Trustee's Liens, Indenture Trustee's Liens, Remainderman's Liens, the Initial Noteholder's Liens and Pass Through Trustee's Liens, in each case, excluding any such Lien attributable to such party;

               (d) Liens for Taxes that either are not yet due and payable or are being contested in good faith and by appropriate proceedings diligently conducted in accordance with Section 8(i) of each Lease;

               (e) materialmen's, mechanics', workmen's, repairmen's, employees', carriers', warehousemen's and other like Liens relating to the construction or repair of Improvements or in connection with any Modification or otherwise for amounts that either relate to payment obligations that are not more than 30 days past due or are being contested in good faith by appropriate proceedings in accordance with procedures similar to the requirement of Section 8(i) of each Lease;

               (f) Liens of any of the types referred to in clause (e) above that have been bonded for the full amount in dispute and discharged of record (or as to which other security arrangements satisfactory to the Lessor have been made);

               (g) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made so long as such proceedings have the effect of staying the execution of such judgments of awards and is in accordance with Section 8(i) of each Lease;

               (h)  Permitted Exceptions;

               (i) Liens on the Severable Modifications, title to which is retained by the Lessee as provided in Section 8(e) of each Lease and Liens on Lessee's Property;

               (j)  Liens arising pursuant to Section 20 of each Lease; and

               (k) other Liens that do not, individually or in the aggregate, impair the use of any of the Properties or adversely affect the value thereof except to an insignificant extent.

          "Person" shall mean any individual, partnership, corporation. limited liability company, trust, unincorporated association or joint venture, a government or any department or agency thereof, or any other entity.

          "Place of Payment" shall mean the city in which the Indenture Trustee's Office is located.

          "Pre-Commencement Date Period" shall mean, with respect to the Refinancing Notes, the period commencing on the Debt Refinancing Date and ending on and including the day immediately preceding the Commencement Date.

          "Premium" shall mean, (a) with respect to any Series J Notes, Break Funding Costs; and (b) with respect to any Refinancing Notes to be redeemed, the excess, if any, of (i) the sum of the present values of all the remaining scheduled payments of principal and interest from the date of such redemption to the Stated Maturity of such Refinancing Notes discounted semiannually on each Installment Payment Date at a rate equal to the Treasury Rate, based on a 360-day year of twelve 30-day months, over (ii) the aggregate unpaid principal amount of such Refinancing Notes plus accrued but unpaid interest on such Refinancing Notes (but not any accrued interest in default), as determined by an Independent Investment Banker as of the third Business Day prior to the Redemption Date for such Refinancing Notes; provided, however, if such redemption occurs on or after the Premium Termination Date for such Refinancing Notes, the Premium shall be zero; provided further, however, that in no event shall the aggregate of all amounts accrued or paid pursuant to any Refinancing Notes or any related document that, under Applicable Laws, constitute or may be deemed to constitute interest on the indebtedness evidenced by such Refinancing Notes ever exceed the maximum nonusurious rate of interest permitted by whichever of applicable federal or state laws permits the lower interest rate. "Premium" when used with references to any other series of Notes, shall include break-funding costs due upon a payment of such Notes prior to their Stated Maturity.

          "Premium Termination Date" shall have the meaning set forth in each Supplemental Indenture.

          "Pricing Assumptions" shall mean the assumptions set forth in
Schedule 4 to each Lease.

          "Properties" shall mean any of Property A, Property B, Property C, Property D, Property E, Property F, Property G, Property H, Property I, all Substitute Parcels and all Subsequent Properties, collectively.

          "Property" shall mean any of Property A, Property B, Property C, Property D, Property E, Property F, Property G, Property H, Property I, or any Subsequent Property, as the context may require, and any Substitute Parcel.

          "Property A" shall mean the Improvements, Estate for Years and Remainderman Interest described in, and conveyed, respectively by, Improvement Deed A, Estate for Years Deed A and Remainderman Interest Deed A and any Modifications, title to which shall have vested in the Property Owner.

          "Property B" shall mean the Improvements, Estate for Years and Remainderman Interest described in, and conveyed, respectively by, Improvement Deed B, Estate for Years Deed B and Remainderman Interest Deed B and any Modifications, title to which shall have vested in the Property Owner.

          "Property C" shall mean the Improvements, Estate for Years and Remainderman Interest described in, and conveyed, respectively by, Improvement Deed C, Estate for Years Deed C and Remainderman Interest Deed C and any Modifications, title to which shall have vested in the Property Owner.

          "Property D" shall mean the Improvements, Estate for Years and Remainderman Interest described in, and conveyed, respectively by, Improvement Deed D, Estate for Years Deed D and Remainderman Interest Deed D and any Modifications, title to which shall have vested in the Property Owner.

          "Property E" shall mean the Improvements, Estate for Years and Remainderman Interest described in, and conveyed, respectively by, Improvement Deed E, Estate for Years Deed E and Remainderman Interest Deed E and any Modifications, title to which shall have vested in the Property Owner.

          "Property F" shall mean the Improvements, Estate for Years and Remainderman Interest described in, and conveyed, respectively by, Improvement Deed F, Estate for Years Deed F and Remainderman Interest Deed F and any Modifications, title to which shall have vested in the Property Owner.

          "Property G" shall mean the Improvements, Estate for Years and Remainderman Interest described in, and conveyed, respectively by, Improvement Deed G, Estate for Years Deed G and Remainderman Interest Deed G and any Modifications, title to which shall have vested in the Property Owner.

          "Property H" shall mean the Improvements, Estate for Years and Remainderman Interest described in, and conveyed, respectively by, Improvement Deed H, Estate for Years Deed H and Remainderman Interest Deed H and any Modifications, title to which shall have vested in the Property Owner.

          "Property I" shall mean the Improvements, Estate for Years and Remainderman Interest described in, and conveyed, respectively by, Improvement Deed I, Estate for Years Deed I and Remainderman Interest Deed I and any Modifications, title to which shall have vested in the Property Owner.

          "Property Cost" shall mean with respect to a particular Property, the sum of the Related Lessor Purchase Price and the Related Remainderman Purchase Price.

          "Property Owner" shall mean the Owner Trustee in respect of the Lessor Interest and the Remainderman in respect of the Remainderman Interest, and their respective successors as record owners of the Properties.

          "Prospectus" shall mean each prospectus contained in the Registration Statement at the time it becomes effective and at the time that any post effective amendment thereto becomes effective and each prospectus filed pursuant to Rule 424(b) under the Securities Act in connection with any sale of the Pass Through Certificates, as the same may be supplemented.

          "PTE 90-24 Affiliate" shall mean an "affiliate" as defined in Prohibited Transaction Exemption 90-24.

          "Qualified Accounting Firm" shall have the meaning set forth in
Section 3(f)(ii) of each Lease.

          "Qualified Institution" shall mean a corporation that is organized under the laws of the United States of America, a state or commonwealth thereof or the District of Columbia and having a net worth of at least $75 million determined using financial statements prepared in accordance with GAAP.

          "Qualified Investment Banking Firm" shall mean Morgan Stanley & Co. Incorporated or another reputable national investment banking firm of equal national and international reputation, reasonably acceptable to the Owner Participant.

          "Reasonable Basis" for a position shall exist if tax counsel may properly advise reporting such position on a tax return in accordance with Formal Opinion 85-352 issued by the Standing committee on Ethics and Professional Responsibility off the American Bar Association.

          "Record Date" shall have the meaning set forth in Section 2.8 of the Indenture.

          "Redemption Date", when used with respect to any Note or portion thereof to be redeemed, shall mean the date or dates fixed for such redemption by or pursuant to the Indenture.

          "Redemption Price", when used with respect to any Note or portion thereof to be redeemed, shall mean the price at which such Note or portion thereof is to be redeemed, determined as of the applicable Redemption Date, pursuant to Section 6.1 of the Indenture or pursuant to the applicable Supplemental Indenture.

          "Reference Bank" shall mean BA Securities, Inc., a national banking corporation.

          "Refinancing Notes" shall mean any series of Notes that are issued by the Owner Trustee pursuant to Supplemental Indentures on the Debt Refinancing Date to refinance the Related Series J Notes or any Subsequent Notes.

          "Refunding Date" shall mean any date on which one or more series of Refunding Notes are issued.

          "Refunding Notes" shall mean any series of Notes that are issued by the Owner Trustee pursuant to Supplemental Indentures on any Refunding Date to refund, in whole or in part, the Related Outstanding Notes.

          "Registration Statement" shall mean the Registration Statement on Form S-3 (File No. 33-53378), including any amendments or supplements thereto and including all exhibits and schedules thereto and all documents incorporated in such registration statement by reference, filed with the SEC under the Securities Act in connection with the offer, issuance and sale of the Pass Through Certificates at the time such registration statement becomes effective and at the time that each post-effective amendment thereto becomes effective.

          "Regulations" shall mean the income tax regulations issued, published or promulgated from time to time under the Code.

          "Related" shall mean with respect to (i) any Lessor Interest (or Leased Property), the related Property, Lease, Deed, Remainderman Interest Deed, Remainderman Interest (or Remainderman Trust Estate), the Option (or Option Agreement), Note, Supplemental Indenture, Indenture Estate, Transaction Documents, Transaction Expenses, Property Cost, Lessor Purchase Price, Remainderman Purchase Price, or Noteholder, as the context may require, any Property, the related Lessor Interest (or Leased Property), Lease, Deed, Remainderman Interest Deed, Remainderman Interest (or Remainderman Trust Estate), the Option (or Option Agreement), Note, Supplemental Indenture, Indenture Estate, Transaction Documents, Transaction Expenses, Property Cost, Lessor Purchase Price, Remainderman Purchase Price, or Noteholder, as the context may require, (iii) any Lease, the related Lessor Interest (or Leased Property), Property, Deed, Remainderman Interest Deed, Remainderman Interest (or Remainderman Trust Estate), the Option (or Option Agreement), Note, Supplemental Indenture, Indenture Estate, Transaction Documents, Transaction Expenses, Property Cost, Lessor Purchase Price, Remainderman Purchase Price, or Noteholder, as the context may require, (iv) any Remainderman Interest Deed, the related Lessor Interest (or Leased Property), Property, Lease, Deed, Remainderman Interest (or Remainderman Trust Estate), the Option (or Option Agreement), Note, Supplemental Indenture, Indenture Estate, Transaction Documents, Transaction Expenses, Property Cost, Lessor Purchase Price, Remainderman Purchase Price, or Noteholder, as the context may require, (v) any Remainderman Interest (or Remainderman Trust Estate), the related Lessor Interest (or Leased Property), Property, Lease, Deed, Remainderman Interest Deed, Option (or Option Agreement), Note, Supplemental Indenture, Indenture Estate, Transaction Documents, Transaction Expenses, Property Cost, Lessor Purchase Price, Remainderman Purchase Price, or Noteholder, as the context may require, (vi) any Option (or Option Agreement), the related Lessor Interest (or Leased Property), Property, Lease, Deed, Remainderman Interest Deed, Remainderman Interest (or Remainderman Trust Estate), Note, Supplemental Indenture, Indenture Estate, Transaction Documents, Transaction Expenses, Property Cost, Lessor Purchase Price, Remainderman Purchase Price, or Noteholder, as the context may require, (vii) any Note, the related Lessor Interest (or Leased Property), Property, Lease, Deed, Remainderman Interest Deed, Remainderman Interest (or Remainderman Trust Estate), the Option (or Option Agreement), Supplemental Indenture, Indenture Estate, Transaction Documents, Transaction Expenses, Property Cost, Lessor Purchase Price, Remainderman Purchase Price, or Noteholder, as the context may require, (viii) any Supplemental Indenture, the related Lessor Interest (or Leased Property), Property, Lease, Deed, Remainderman Interest Deed, Remainderman Interest (or Remainderman Trust Estate), the Option (or Option Agreement), Note, Indenture Estate, Transaction Documents, Transaction Expenses, Property Cost, Lessor Purchase Price, Remainderman Purchase Price, or Noteholder, as the context may require,
(ix) any Indenture Estate, the related Lessor Interest (or Leased Property), Property, Lease, Deed, Remainderman Interest Deed, Remainderman Interest (or Remainderman Trust Estate), Option (or Option Agreement), Note, Supplemental Indenture, Transaction Documents, Transaction Expenses, Property Cost, Lessor Purchase Price, Remainderman Purchase Price, or Noteholder, as the context may require, (x) any Transaction Documents, the related Lessor Interest (or Leased Property), Property, Lease, Deed, Remainderman Interest Deed, Remainderman Interest (or Remainderman Trust Estate), Option (or Option Agreement), Note, Supplemental Indenture, Indenture Estate, Transaction Documents, Transaction Expenses, Property Cost, Lessor Purchase Price, Remainderman Purchase Price, or Noteholder, as the context may require, (xi) any Transaction Expenses, the related Lessor Interest (or Leased Property), Property, Lease, Deed, Remainderman Interest Deed, Remainderman Interest (or Remainderman Trust Estate), Option (or Option Agreement), Note, Supplemental Indenture, Indenture Estate, Transaction Documents, Transaction Expenses, Property Cost, Lessor Purchase Price, Remainderman Purchase Price, or Noteholder, as the context may require, (xii) any Property Cost, the related Lessor Interest (or Leased Property), Property, Lease, Deed, Remainderman Interest Deed, Remainderman Interest (or Remainderman Trust Estate), the Option (or Option Agreement), Note, Supplemental Indenture, Indenture Estate, Transaction Documents, Transaction Expenses, Property Cost, Lessor Purchase Price, Remainderman Purchase Price, or Noteholder, as the context may require, (xiii) any Lessor Purchase Price, the related Lessor Interest (or Leased Property), Property, Lease, Deed Remainderman Interest Deed, Remainderman Interest (or Remainderman Trust Estate), the Option (or Option Agreement), Note, Supplemental Indenture, Indenture Estate, Transaction Documents, Transaction Expenses, Property Cost, Remainderman Purchase Price, or Noteholder, as the context may require, (xiv) any Remainderman Purchase Price, the related Lessor Interest (or Leased Property), Property, Lease, Deed Remainderman Interest Deed, Remainderman Interest (or Remainderman Trust Estate), Option (or Option Agreement), Note, Supplemental Indenture, Indenture Estate, Transaction Documents, Transaction Expenses, Property Cost, Lessor Purchase Price, Remainderman Purchase Price, or Noteholder, as the context may require, and (xv) any Noteholder, the related Lessor Interest (or Leased Property), Property, Lease, Deed, Remainderman Interest Deed, Remainderman Interest (or Remainderman Trust Estate), the Option (or Option Agreement), Note Supplemental Indenture, Indenture Estate, Transaction Documents, Transaction Expenses, Property Cost, Lessor Purchase Price, or Remainderman Purchase Price, as the context may require.

          "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

          "Release Parcel" shall have the meaning set forth in the Out Parcel Agreement.

          "Relevant Principal Amount" when used with respect to a Refinancing Note, shall have the meaning specified thereof in such Refinancing Note.

          "Remainder Term" shall have the meaning given to such term in
Section 2(b) of the Option Agreement.

          "Remainderman" shall mean the California-Relco Limited
Partnership Trust created by the Remainderman Trust Agreement.

          "Remainderman Casualty Value" shall mean as of any Casualty Value Date (i) during the Basic Term, the Remainderman Casualty Value set forth opposite such Casualty Value Date in Schedule 2 to each Lease; and (ii) during any Renewal Term, the Remainderman Casualty Value as of the Basic Term Termination Date.

          "Remainderman Interest" and "Remainderman Interests" shall have the meanings set forth in the recitals to the Participation Agreement.

          "Remainderman Interest Deed" shall mean any of Remainderman Interest Deed A, Remainderman Interest Deed B, Remainderman Interest Deed C, Remainderman Interest Deed D, Remainderman Interest Deed E, Remainderman Interest Deed F, Remainderman Interest Deed G, Remainderman Interest Deed H, Remainderman Interest Deed I, or any Subsequent Remainderman Interest Deed, as the context may require.

          "Remainderman Interest Deed A" shall mean the Remainderman Interest Deed, dated the Closing Date, between the Lessee, as seller, and the Remainderman, as buyer, substantially in the form of Exhibit A-3 to the Participation Agreement covering the portion of the Remainderman Interest in respect of Property A as described in Exhibit A thereto.

          "Remainderman Interest Deed B" shall mean the Remainderman Interest Deed, dated the Closing Date, between the Lessee, as seller, and the Remainderman, as buyer, substantially in the form of Exhibit A-3 to the Participation Agreement covering the portion of the Remainderman Interest in respect of Property B as described in Exhibit A thereto.

          "Remainderman Interest Deed C" shall mean the Remainderman Interest Deed, dated the Closing Date, between the Lessee, as seller, and the Remainderman, as buyer, substantially in the form of Exhibit A-3 to the Participation Agreement covering the portion of the Remainderman Interest in respect of Property C as described in Exhibit A thereto.

          "Remainderman Interest Deed D" shall mean the Remainderman Interest Deed, dated the Closing Date, between the Lessee, as seller, and the Remainderman, as buyer, substantially in the form of Exhibit A-3 to the Participation Agreement covering the portion of the Remainderman Interest in respect of Property D as described in Exhibit A thereto.

          "Remainderman Interest Deed E" shall mean the Remainderman Interest Deed, dated the Closing Date, between the Lessee, as seller, and the Remainderman, as buyer, substantially in the form of Exhibit A-3 to the Participation Agreement covering the portion of the Remainderman Interest in respect of Property E as described in Exhibit A thereto.

          "Remainderman Interest Deed F" shall mean the Remainderman Interest Deed, dated the Closing Date, between the Lessee, as seller, and the Remainderman, as buyer, substantially in the form of Exhibit A-3 to the Participation Agreement covering the portion of the Remainderman Interest in respect of Property F as described in Exhibit A thereto.

          "Remainderman Interest Deed G" shall mean the Remainderman Interest Deed, dated the Closing Date, between the Lessee, as seller, and the Remainderman, as buyer, substantially in the form of Exhibit A-3 to the Participation Agreement covering the portion of the Remainderman Interest in respect of Property G as described in Exhibit A thereto.

          "Remainderman Interest Deed H" shall mean the Remainderman Interest Deed, dated the Closing Date, between the Lessee, as seller, and the Remainderman, as buyer, substantially in the form of Exhibit A-3 to the Participation Agreement covering the portion of the Remainderman Interest in respect of Property H as described in Exhibit A thereto.

          "Remainderman Interest Deed I" shall mean the Remainderman Interest Deed, dated the Closing Date, between the Lessee, as seller, and the Remainderman, as buyer, substantially in the form of Exhibit A-3 to the Participation Agreement covering the portion of the Remainderman Interest in respect of Property I as described in Exhibit A thereto.

          "Remainderman Interest Deeds" shall mean Remainderman Interest Deed A, Remainderman Interest Deed B, Remainderman Interest Deed C, Remainderman Interest Deed D, Remainderman Interest Deed E, Remainderman Interest Deed F, Remainderman Interest Deed G, Remainderman Interest Deed H, Remainderman Interest Deed I, and all Subsequent Remainderman Interest Deeds, collectively.

          "Remainderman Investment" shall have the meaning set forth in
Section 2.1(a) of the Participation Agreement.

          "Remainderman Investment Amount" shall have the meaning set forth in Section 2.1(a) of the Participation Agreement.

          "Remainderman Participant" shall mean California - Relco Limited Partnership, a Connecticut limited partnership.

          "Remainderman Purchase Price" for each Remainderman Interest shall mean the amount set forth on Schedule 1 of the Participation Agreement.

          "Remainderman Termination Value" shall mean, as of any Termination Value Date (i) during the Basic Term, the Remainderman Termination Value set forth opposite such Termination Value Date in
Schedule 3 to each Lease and (ii) during any Renewal Term, the Remainderman Termination Value as of the Basic Term Termination Date.

          "Remainderman Trustee" shall mean Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity, but solely as the Remainderman Trustee under the Remainderman Trust Agreement.

          "Remainderman Trust Agreement" shall mean the Remainderman Business Trust Agreement dated as of December 21, 1993 between the Remainderman Participant and Wilmington Trust Company, substantially in the form of Exhibit D-2 to the Participation Agreement, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and the Participation Agreement, including, without limitation, the Supplemental Trust Agreement (Individual).

          "Remainderman Trust Estate" shall have the meaning set forth in
Section 1.01 of the Remainderman Trust Agreement.

          "Remainderman's Liens" shall mean any Lien arising as a result of
(i) claims against or affecting the Remainderman, the Remainderman Trustee, the Remainderman Participant or any Affiliate thereof not related to the transactions contemplated by the Transaction Documents; (ii) any act or omission of the Remainderman, the Remainderman Trustee, the Remainderman Participant or any Affiliate thereof that is not related to the transactions contemplated by the Transaction Documents or that is in breach of any covenant or agreement of such Person set forth in any of the Transaction Documents, unless such action or failure to act is consented to by the Lessee or is a result of the occurrence or continuance of an Event of Default; and (iii) Taxes imposed against the Remainderman, the Remainderman Trustee, the Remainderman Participant or any Affiliate thereof or the Remainderman Interest in respect of any of the Properties that are not indemnified against by the Lessee pursuant to the Participation Agreement.

          "Remaining Weighted Average Life" shall mean, for any Refinancing Note, at the Redemption Date of such Refinancing Note, the number of days equal to the quotient obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled payment of principal, including the payment due on the Stated Maturity of such Refinancing Note, by (ii) the number of days from and including the Redemption Date to but excluding the regularly scheduled dates of each such scheduled payment of principal by (b) the then unpaid principal amount of such Refinancing Note.

          "Remedial Action" means all actions, whether voluntary or involuntary, reasonably necessary to comply with applicable Environmental Laws, to (a) clean up, remove, treat, cover or in any other way adjust Hazardous Materials in the indoor or outdoor Environment; (b) prevent or control the Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor Environment; or (c) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in any real property.

          "Reminder Notice" shall have the meaning given to such term in
Section 2(b) of the Option Agreement.

          "Renewal Option" shall mean an option to renew any Lease for a Renewal Term pursuant to Section 12 of such Lease.

          "Renewal Term" shall mean the Fixed-Rate Renewal Term(s), if any, and any and all Fair Market Renewal Terms.

          "Rent" shall mean Basic Rent and Supplemental Rent.

          "Responsible Officer" shall mean, with respect to the subject matter of any representation, warranty, covenant, agreement or obligation of any party contained in any Transaction Document, the President, or any Vice President, Assistant Vice President, Treasurer, Assistant Treasurer or other officer who in the normal performance of his operational responsibility would have knowledge of such matter and the requirements with respect thereto.

          "Sale Proceeds" or "Sales Proceeds" shall mean, with respect to any sale of any Property or any part thereof by the Lessor to any Person, the gross proceeds of such sale paid in cash, less all reasonable costs and expenses incurred by the Lessor, the Indenture Trustee, the Remainderman and/or the Owner Participant in connection therewith.

          "SEC" shall mean the Securities and Exchange Commission of the United States of America, as from time to time constituted, created under the Securities Exchange Act, or if at any time such commission is not existing and performing the duties assigned to it as of the Closing Date under the Trust Indenture Act, then the body performing such duties at such time.

          "Securities Act" shall mean the Securities Act of 1933, as amended and as the same may be further amended, or any comparable successor Applicable Law.

          "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and as the same may be further amended, or any comparable successor Applicable Law.

          "Selling Party" shall have the meaning given to such term in
Section 8.2(a) of the Participation Agreement.

          "Series J Commencement Date" shall mean the date on which the Series J Notes are issued pursuant to the Related First Supplemental Indenture.

          "Series J Interest Payment Date" shall have the meaning with respect to a Series J Note set forth in the Related First Supplemental Indenture.

          "Series J Notes" shall mean the "Series J Notes" issued in such subseries as set forth in, and substantially in the form of Exhibit A to, the Related First Supplemental Indentures to be issued pursuant to Article 2 of the Indenture by the Owner Trustee and authenticated by the Indenture Trustee on the Closing Date to finance a portion of the Lessor Purchase Price.

          a "series of Notes" shall mean (i) with respect to the Series J Notes, each Series J Note issued pursuant to a First Supplemental Indenture and (ii) with respect to all other Notes, all Notes issued pursuant to a particular Supplemental Indenture.

          "Severable Modifications" shall mean any Modification that can be removed from a Property without materially diminishing the value, utility or remaining useful life of such Property as compared to such value, utility or remaining useful life immediately prior to such Modification being made.

          "Similar Building" shall have the meaning set forth in Section 10(a)(i)(A) of each Lease.

          "Special Default" shall mean a Default with respect to Section 15(a), (b) or (f) of each Lease.

          "Standard & Poor's" shall mean Standard & Poor's Corporation and any successor that issues nationally accepted securities ratings.

          "Stated Maturity" when used with respect to any Note, shall mean the date specified in such Note as the fixed date on which the final payment of principal of such Note is due and payable.

          "State Tax Rate" shall mean the combined state and local rate specified by the Owner Participant in the Pricing Assumptions.

          "Subsequent Debt Financing" shall have the meaning set forth in
Section 2.9(b) of the Participation Agreement.

          "Subsequent Debt Financing Amount" shall have the meaning set forth in Section 2.9(b) of the Participation Agreement.

          "Subsequent Estate for Years Deeds" shall mean any deeds between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-3 to the Participation Agreement covering the Estate for Years in respect of any Subsequent Property as described in Exhibit A attached thereto.

          "Subsequent Improvement Deeds" shall mean any deeds between the Lessee, as seller, and the Owner Trustee, as buyer, substantially in the form of Exhibit A-2 to the Participation Agreement covering the Improvements in respect of any Subsequent Property as described in Exhibit A attached thereto.

          "Subsequent Indenture Estate", with respect to any Lessor Interest, shall have the meaning set forth for the term "Indenture Estate" in the "Granting Clause" of the Supplemental Indenture related to any Subsequent Property.

          "Subsequent Investment" shall have the meaning set forth in
Section 2.9(a)(1) of the Participation Agreement.

          "Subsequent Investment Amount" shall have the meaning set forth in Section 2.9(a)(1) of the Participation Agreement.

          "Subsequent Lease" shall mean the lease of any Lessor Interest in respect of any Subsequent Property.

          "Subsequent Notes" shall mean any Notes issued by the Owner Trustee on the Debt Refinancing Date in respect of any Subsequent Property.

          "Subsequent Option Agreement" shall mean any option agreement, entered into in respect of a Subsequent Property, substantially similar to the Option Agreement dated as of December 21, 1993.

          "Subsequent Out Parcel" shall mean any out-parcel and lot line adjustment agreement, entered into in respect of any Subsequent Property.

          "Subsequent Property" shall mean any Property purchased by the Owner Trustee and the Remainderman on the Debt Refinancing Date.

          "Subsequent Remainderman Interest Deed" shall mean any deeds between the Lessee, as seller, and the Remainderman, as buyer, substantially in the form of Exhibit A-3 to the Participation agreement covering the portion of the Remainderman Interest in respect of any Subsequent Property as described in Exhibit A thereto.

          "Subsequent Remainderman Investment" should have the meaning set forth in Section 2.9(a)(2) of the Participation Agreement.

          "Subsequent Remainderman Investment Amount" should have the meaning set forth in Section 2.9(a)(2) of the Participation Agreement.
          "Subsequent Supplemental Indenture" shall mean any Supplemental Indenture relating to a Subsequent Property.

          "Subsidiary" shall mean, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

          "Substitute Deeds" shall have the meaning set forth in Section 14(d) of each Lease.

          "Substitute Lease" shall have the meaning set forth in Section 14(d) of each Lease.

          "Substitute Lease Memo" shall have the meaning set forth in
Section 14(d) of each Lease.

          "Substitute Parcel" shall have the meaning set forth in Section 14(d) of each Lease.

          "Substitute Supplemental Indenture" shall have the meaning set forth in Section 14(d) of each Lease.

          "Substitution Documents" shall mean, collectively, the Substitute Deeds, the Substitute Lease, the Substitute Lease Memo, the Substitute Supplemental Indenture and any other documents or agreements in connection with a substitution of properties pursuant to Section 14(d) of each Lease.

          "Supplemental Financing" shall mean a financing of Modifications effected pursuant to Section 8(f) of each Lease.

          "Supplemental Indenture" shall mean any Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, containing a Supplemental Indenture, to the Indenture.

          "Supplemental Rent" shall have the meaning set forth in Section 3(c) of each Lease.

          "Supplemental Trust Agreement (Individual)" shall mean the Supplemental Trust Agreement (Individual) dated as of December 22, 1993 among the Remainderman Trustee, the Remainderman Participant and William J. Wade.

          "Surviving Lessee" shall mean the Person formed by any consolidation with the Lessee or into which the Lessee shall be merged or the Person that shall acquire by conveyance, transfer or lease all or substantially all of the assets of the Lessee in a single transaction or in a series of related transactions as permitted under Section 6.1(e) of the Participation Agreement.

          "Surviving Lessee's Assumption Agreement" shall mean the Surviving Lessee's Assumption Agreement, between the Lessee and the Surviving Lessee, substantially in the form of Exhibit M to the Participation Agreement.

          "Tax" or "Taxes" shall mean any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, net income, net receipts, franchise, value added, ad valorem, gross income, gross receipts, sales, use, excise, transfer, rental, property (personal and real, tangible and intangible), and stamp taxes) levies, imposts, duties, charges, assessments or withholding of any nature whatsoever, general or special, ordinary or extraordinary, together with any and all penalties, fines, additions to tax, interest thereon and other charges.

          "Tax Affiliate" shall have the meaning set forth in Section 16 of the Tax Indemnification Agreement.

          "Tax Assumptions" shall mean the assumptions set forth in Section 2 of the Tax Indemnification Agreement.

          "Tax Indemnification Agreement" shall mean the Tax
Indemnification Agreement dated as of December 21, 1993 between the Lessee and the Owner Participant, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

          "Tax Indemnitee" shall mean the Owner Participant, the Owner Participant Parent, State Street Bank and Trust Company of California, National Association (in its individual capacity and in its capacity as Owner Trustee), State Street Connecticut, Wilmington Trust Company (in its individual capacity and in its capacity as Remainderman Trustee (and any co-trustee appointed pursuant to the Remainderman Trust Agreement), Indenture Trustee and as Pass Through Trustee), the Trust, the Trust Estate, any Indenture Trust, the Indenture Estate, any Pass Through Trust, the Remainderman, the Remainderman Trust Estate, the Initial Noteholder and any Affiliate of any of the foregoing and their respective permitted successors or assigns.

          "Termination Date" shall have the meaning specified in Section 14(a) of each Lease.

          "Termination Notice" shall have the meaning specified in Section 14(a) of each Lease.

          "Termination Value" shall mean the sum of the Lessor Termination Value and the Remainderman Termination Value.

          "Termination Value Date" shall mean the first day of each month during the Lease Term.

          "Transaction Documents" shall mean the Participation Agreement, each of the Leases, each Memorandum of Lease, the Ground Lease, the Trust Agreement, the Connecticut Trust Agreement, the Beneficial Interest Transfer Agreement, [the Amended Tax Indemnification Agreement,] the Remainderman Trust Agreement, the Out Parcel Agreement, the Pass Through Trust Agreement, the Indenture, each Supplemental Indenture when executed and delivered, each of the Notes when executed, authenticated and delivered, each Pass Through Trust Supplement when executed and delivered, the Pass Through Certificates when executed, authenticated and delivered, the Tax Indemnification Agreement, the Owner Participant Parent Guaranty, the Tripartite Agreement, the Option Agreement, each of the Deeds and each of the Remainderman Interest Deeds.

          "Transaction Expenses" shall mean the reasonable fees and out-of-pocket expenses, disbursements and costs (each of which shall be evidenced by appropriate bills or invoices) incurred by the parties to the Participation Agreement in connection with the preparation, execution and delivery of the Transaction Documents and the consummation of the transactions provided for therein on the Closing Date, the Refunding Date, or the Debt Refinancing Date, as applicable, including, without limitation:

               (a) the reasonable fees and disbursements of the Owner Participant's Special Counsel, the Owner Participant's Special Local Counsel, the Underwriter's Special Counsel, the Owner Trustee's Counsel, Connecticut Trustee's Counsel, the Indenture Trustee's Counsel, the Initial Noteholder's In-House Counsel (allocated to the transactions contemplated by the Participation Agreement), the Pass Through Trustee's Counsel and the Lessee's Special Counsel, for their services rendered in connection with the execution and delivery of the Transaction Documents;

               (b) the reasonable fees and disbursements of the Lessee's independent public accountants for their services rendered in connection with the transactions contemplated hereby;

               (c) the initial (but not the ongoing) fees and expenses of the Owner Trustee, the Indenture Trustee and the Pass Through Trustee;

               (d) all stenographic, printing, reproduction and other reasonable out-of-pocket expenses (other than investment banking or brokerage fees, except as provided in clause (i) below) incurred in connection with the execution and delivery of the Transaction Documents and all other agreements, documents or instruments prepared in connection therewith;

               (e)  the fees and expenses of the Appraiser;

               (f) the reasonable fees and disbursements of surveyors and engineers engaged pursuant to the Transaction Documents, including environmental and other reports;

               (g) the reasonable fees and expenses of the Underwriters under the Underwriting Agreement;

               (h)  SEC registration fees and rating agency costs;

               (i) the reasonable out-of-pocket costs of the Owner Participant (including actual computer costs) in an amount up to $15,000;

               (j) Taxes and fees incurred in the recording of any Transaction Document or other instrument, document or certificate contemplated by or required under a Transaction Document, any title insurance search fees, commitment fees or premiums and any other search fees for reports required under or contemplated by the Transaction Documents; and

               (k) the fee payable to the Initial Noteholder in an amount equal to $234,083.00;

BUT EXCLUDING, HOWEVER, any fees and expenses of financial or other advisors to parties other than the Lessee.

          "Transfer" shall mean the transfer by the Lessor to the Lessee or their designee, by instruments of transfer and conveyance substantially similar to those delivered by the Lessee to the Lessor at closing and otherwise reasonably satisfactory in form and substance to the Lessor and the Lessee, of all the Lessor's right, title and interest in and to the Lessor Interests, the Leases, the Deeds, and all proceeds of insurance or condemnation of all or any part of the foregoing on an "as is, where is, with all faults" basis, free and clear of all Lessor's Liens (but subject to the Lien of the Indenture if and to the extent it attaches) and free and clear of the Owner Participant's beneficial interest therein but otherwise without recourse, representation or warranty.

          "Transferee" shall mean any Person to whom the Owner Participant has assigned, conveyed or otherwise transferred (whether by consolidation, merger, sale of assets or otherwise) any of its right, title and interest in and to the Lessor Interest, the Connecticut Trust Estate, the Trust Estate, the Participation Agreement, the Tax Indemnification Agreement or any other Transaction Document or any proceeds therefrom, pursuant to
Article VIII of the Participation Agreement.

          "Treasury Rate" shall mean, with respect to each Refinancing Note to be redeemed, a per annum rate (expressed as a semiannual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity of United States Treasury securities maturing on the Average Life Date (as defined below) of such Refinancing Note, as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Refinancing Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Refinancing Note, in each case as published in the most recent H.15(519) (or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Refinancing Note is reported in the most recent H.15(519), as published in H.15(519)). For purposes hereof: "H.15(519)" means, statistical Release H.15(519), selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve system; "the most recent H.15(519)" means the latest H.15(519) which is published prior to 12:00 noon New York city time on the third Business Day prior to the applicable Redemption Date; and "Average Life Date" means, with respect to the redemption of a Refinancing Note, the date that follows the applicable Redemption Date by a period equal to the Remaining Weighted Average Life of such Refinancing Note.

          "Trigger Event" shall mean the failure to refinance the Outstanding Series J Notes as contemplated by the Debt Refinancing on or prior to the Outside Date, unless, as of the Outside Date, an alternate refinancing, as contemplated in Section 2.7 of the Participation Agreement, has been arranged on or prior to the Outside Date and, in the sole opinion of the Initial Noteholder, is reasonably likely to occur on or prior to December 31, 1994, in which case, the "Trigger Event" shall mean the failure to refinance the Outstanding Series J Notes on or prior to December 31, 1994 for any reason whatsoever.

          "Tripartite Agreement" shall mean, with respect to Properties A-G, the Tripartite Agreement dated as of December 21, 1993 and, with respect to Properties H and I, the Tripartite Agreement dated as of March 1, 1994, in either case, among the Owner Trustee, the Remainderman and the Lessee.

          "Trust" shall mean the trust created by the Trust Agreement.

          "Trust Agreement" shall mean the Trust Agreement dated as of December 21, 1993, between the Owner Participant and State Street Bank and Trust Company of California, National Association, substantially in the form of Exhibit D-___ to the Participation Agreement, as amended by the Amendment No. 1 to Trust Agreement dated as of March 1, 1994, between State Street California and State Street Connecticut, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of the Indenture and the Participation Agreement.

          "Trust Estate" shall have the meaning set forth in Section 2.1(b) of the Trust Agreement.

          "Trust Indenture Act" shall mean the Trust Indenture Act of 1939, as amended and as the same may be further amended, or any comparable successor Applicable Law.

          "Trustee's Expenses" shall mean any and all liabilities, obligations, costs, compensation, fees, expenses and disbursements (including, without limitation, reasonable legal fees and expenses) of any kind and nature whatsoever (other than such amounts as are included in Transaction Expenses) which may be imposed on, incurred by or asserted against the Indenture Trustee or any of its respective agents, servants or personal representatives, in any way relating to or arising out of the Indenture, the Indenture Estate, the Participation Agreement or the Leases, or any document contemplated thereby, or the performance or enforcement of any of the terms thereof, or in any way relating to or arising out of the administration of the Indenture Estate or the action or inaction of the Indenture Trustee under the Indenture; provided, however, that such amounts shall not include any Taxes or any amount expressly excluded from the Lessee's indemnity obligation pursuant to Section 7.3 of the Participation Agreement.

          "UCC" or "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.

          "Underwriters" shall mean Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and Salomon Brothers Inc.

          "Underwriters' Special Counsel" shall mean Shearman & Sterling.

          "Underwriting Agreement" shall mean the Underwriting Agreement, dated as of a date on or prior to the Debt Refinancing Date, between the Lessee and the Underwriters relating to the sale of the Refinancing Notes.


                                                      Exhibit A-1


                            Form of

                       IMPROVEMENTS DEED

         [Set forth as Exhibit 4.3.7 to this Form 8-K]


                                                      Exhibit A-2


                            Form of

                   REMAINDERMAN INTEREST DEED

         [Set forth as Exhibit 4.3.9 to this Form 8-K]


                                                      Exhibit A-3


                            Form of

                     ESTATE FOR YEARS DEED

         [Set forth as Exhibit 4.3.8 to this Form 8-K]


                                                        Exhibit B





                            Form of

                               GROUND LEASE



                  DATED AS OF __________, ____



                         BY AND BETWEEN


          CALIFORNIA-RELCO LIMITED PARTNERSHIP TRUST,
                   A DELAWARE BUSINESS TRUST,

                                                AS GROUND LESSOR,


                              AND


       STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA,
                     NATIONAL ASSOCIATION,
       NOT IN ITS INDIVIDUAL CAPACITY EXCEPT AS EXPRESSLY
          STATED HEREIN, BUT SOLELY AS OWNER TRUSTEE,


                                                AS GROUND LESSEE.



                       TABLE OF CONTENTS

                                 ARTICLE I
                           DEFINITIONS

Section  1.01.  General Definitions                             2
Section  1.02.  Additional Rental                               2
Section  1.03.  Basic Ground Lease Rent                         2
Section  1.04.  Commencement Date                               2
Section  1.05.  Environmental                                   2
Section  1.06.  Ground Lease Rent                               2
Section  1.07.  Ground Lease Term                               2
Section  1.08.  Ground Lease Year                               2
Section  1.09.  Ground Lessee's Default                         3
Section  1.l0.  Ground Lessor's Default                         5
Section  1.11.  Leasehold Mortgage                              5
Section  1.12.  Leasehold Mortgagee                             5
Section  1.13   Participation Agreement                         5
Section  1.14.  Real Estate Taxes                               5
Section  1.15.  Rent Payment Date                               6
Section  1.16.  Similar Property                                6
Section  1.17.  Sublease                                        6
Section  1.18.  Sublessee                                       6

                                                       ARTICLE II
                                                  GRANTING CLAUSE

Section  2.01.  Grant                                           6
Section  2.02.  Description of the Demised Premises             7
Section  2.03.  Early Termination                               7

                                                      ARTICLE III
                                                  RENTAL PAYMENTS

Section  3.01.  Basic Ground Lease Rent                         8
Section  3.02.  Interest                                        8
Section  3.03.  Method of Payment                               8
Section  3.04.  Intentionally Deleted                           8
Section  3.05.  Intentionally Deleted                           8

                              ARTICLE IV
                                TAXES

Section  4.01.  Real Estate Taxes                               9
Section  4.02.  Failure to Make Payment                         9
Section  4.03.  The Ground Lessee's Right to Contest            9


                                                        ARTICLE V
                                        CONDEMNATION AND CASUALTY

Section  5.01.   Termination upon an Event of Loss             10
Section  5.02.   Application of Payment upon an Event of Loss  11
Section  5.03.   Partial Taking Not Constituting an
                 Event of Loss                                 11
Section  5.04.   Temporary Taking Not Constituting an
                 Event of Loss                                 12


                                                               ARTICLE VI
                  USE OF THE DEMISED PREMISES

Section 6.01.  Use of The Demised Premises                     12


                           ARTICLE VII
                           IMPROVEMENTS

Section  7.01.   Improvements                                  12
Section  7.02.   Free From Liens                               13
Section  7.03.   Reversion of Title to Improvements            13


                                                               ARTICLE VIII
                                                               INSURANCE

Section  8.01.   Reconstruction Obligation                     14
Section  8.02.   Insurance                                     14
Section  8.03.   Failure to Provide Insurance                  14
Section  8.04.   Indemnity                                     15
Section  8.05.   Distribution of Property Insurance Proceeds   15
Section  8.06.   Intentionally Deleted                         16


                              ARTICLE IX
                              SURRENDER

Section 9.01.  Surrender                                       16


                              ARTICLE X
                        ASSIGNMENT; SUBLETTING

Section 10.01.   By the Ground Lessor                          17
Section 10.02.   By the Ground Lessee                          18


                              ARTICLE XI
                              FINANCING

Section  11.01.  The Ground Lessee's Right to Obtain Financing 18
Section  11.02.  Limitations on Financing                      19
Section  11.03.  Certificates                                  19
Section  11.04.  Notification of the Ground Lessor             19
Section  11.05.  Rights Leasehold Mortgagee                    20
Section  11.06.  New Lease                                     21
Section  11.07.  Consent to Modification                       22
Section  11.08.  Intentionally Deleted                         22


                             ARTICLE XII
                               REMEDIES

Section  12.01.  Default by the Ground Lessee                  22
Section  12.02.  Default by the Ground Lessor                  23
Section  12.03.  No Waiver                                     23
Section  12.04.  Force Majeure                                 23


                             ARTICLE XIII
                              WARRANTIES

Section  13.01.  Quiet Enjoyment                               24
Section  13.02.  Ground Lessor Indemnity                       24
Section  13.03.  Covenants of the Ground Lessor                24
Section  13.04.  Covenants of the Ground Lessee                25

                             ARTICLE XIV
                              NET LEASE

Section 14.01.  Net Lease                                      25


                              ARTICLE XV
                          LIMITED LIABILITY

Section  15.01.  Limited Liability                             25
Section  15.02.  Intentionally Deleted                         27
Section  15.03.  Intentionally Deleted                        .27


                             ARTICLE XVI
                            ENVIRONMENTAL

Section 16.01.  Environmental                               .  27

                             ARTICLE XVII
                            MISCELLANEOUS

Section  17.01.  No Agency or Partnership                      28
Section  17.02.  Estoppel Certificates                         28
Section  17.03.  Headings                                      29
Section  17.04.  Notice                                        29
Section  17.05.  Governing Law                                 29
Section  17.06.  Memorandum of Lease and Recordation           29
Section  17.07.  Severability of Provisions                    30
Section  17.08.  Amendment                                     30
Section  17.09.  Multiple Counterparts                         30
Section  17.10.  Successors and Assigns                        30
Section  17.11.  Attorneys' Fees                               30
Section  17.12.  Attornment and Non-Disturbance                30
Section  17.13.  Non-Merger                                    31
Section  17.14.  Inspection                                    31
Section  17.15.  Further Assurances and Cooperation           .31
Section  17.16.  Perpetuities Savings Clause                   32


                            ARTICLE XVIII
                             THE SUBLEASE

Section  18.01   The Sublease                                  32


SCHEDULE OF EXHIBITS

EXHIBIT A - LEGAL DESCRIPTION
EXHIBIT B - BASIC GROUND LEASE RENT

                          GROUND LEASE


         THIS GROUND LEASE (this "Ground Lease") dated as of ________, ____, between CALIFORNIA-RELCO LIMITED PARTNERSHIP TRUST, as ground lessor (the "Ground Lessor") and STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, NATIONAL ASSOCIATION, not in its individual capacity, except as expressly set forth herein, but solely as Owner Trustee under the Trust Agreement dated December 21, 1993, as ground lessee (the "Ground Lessee").

                            RECITALS


         WHEREAS, the Ground Lessee held an estate for years in the land described in Exhibit A attached hereto ("the Demised Premises"), which is the land beneath certain improvements and other fixtures and structures constructed on the Demised Premises (together with all other improvements hereinafter constructed on the Demised Premises, the "Improvements"), which expired as of the date hereof; and

         WHEREAS, the Ground Lessor has succeeded to the interest and is now the owner of fee simple title to the Demised Premises; and

         WHEREAS, the Ground Lessor and the Ground Lessee entered into an Option Agreement dated as of December 21, 1993 (as the same may be amended from time to time, the "Option Agreement") whereby the Ground Lessor granted to the Ground Lessee, among other things, an option to enter into a ground lease of the Demised Premises upon the expiration of the Ground Lessee's estate for years in the Demised Premises; and

         WHEREAS, the Ground Lessee desires to lease the Demised Premises from the Ground Lessor and the Ground Lessor agrees to lease the Demised Premises to the Ground Lessee on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Ground Lessor and the Ground Lessee, intending to be legally bound hereby, agree as follows:



                           ARTICLE I

                          DEFINITIONS

         Section 1.01. General Definitions. For the purposes of this Ground Lease, capitalized terms used in this Ground Lease and not otherwise defined in this Article I or otherwise in this Ground Lease shall have the meanings assigned to them in Appendix A to the Participation Agreement (hereinafter defined), and the rules of usage set forth in Appendix A shall apply thereto.

         Section 1.02. Additional. "Additional Rental" means all payments due from the Ground Lessee to the Ground Lessor under this Ground Lease, other than under Section 3.02 and other than Basic Ground Lease Rent.

         Section 1.03. Basic Ground Lease Rent. "Basic Ground Lease Rent" for the first forty-one and one-half (41 1/2) years of the Ground Lease Term shall be as set forth in Exhibit B attached hereto. The Basic Ground Lease Rent for each five (5) year period following the forty-one and one half
(41 1/2) year anniversary of the Commencement Date shall be determined for the first such five (5) year period and on every fifth (5th) anniversary thereafter to an amount equal to the Fair Market Rental Value of the Demised Premises as determined by the Appraisal Procedure (with "Ground Lessor" substituted for "Lessor" and "Ground Lessee" substituted for "Lessee" in the definition thereof).

         Section 1.04. Commencement Date. "Commencement Date" means the date of this Ground Lease.

         Section 1.05.. "Environmental" means of or concerning the Environment.

         Section 1.06. Ground Lease Rent. "Ground Lease Rent" means all payments due from the Ground Lessee to the Ground Lessor under the terms and provisions of this Ground Lease including Basic Ground Lease Rent and Additional Rental.

         Section 1.07. Ground Lease Term. "Ground Lease Term" means the entire term of this Ground Lease, which shall begin on the Commencement Date and end on the date which is the seventy-fifth (75th) anniversary of the last day of the month on which the Commencement Date occurs, subject to the earlier termination of this Ground Leased in accordance with the provisions hereof.

         Section 1.08.  Intentionally Deleted.

         Section 1.09. Ground Lessee's Default. "Ground Lessee's Default" means the occurrence of any one or more of the following events:
               (a) default by the Ground Lessee in the payment of any Ground Lease Rent as and when the same shall be due and payable, and the failure of the Ground Lessee to cure such default within thirty (30) days after delivery of a written notice from the Ground Lessor to the Ground Lessee specifying such default and requesting that it be remedied;

              (b) default by the Ground Lessee in the observance or performance of any of the other covenants, agreements, or obligations to be performed by the Ground Lessee under the terms and provisions of this Ground Lease, and the failure of the Ground Lessee to cure such default within sixty (60) days after delivery of written notice from the Ground Lessor to the Ground Lessee specifying such default and requesting that it be remedied; provided, that if such default is capable of being remedied and is not so remedied within such sixty (60) day period, no Ground Lessee's Default shall be deemed to have occurred if the Ground Lessee or its sublessee commences actions to remedy such default within such sixty (60) day period and thereafter diligently and continuously pursues such remedial actions until such default is cured; and

         (c) the commencement by the Trust (provided its trustee is the Ground Lessee) of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under bankruptcy, insolvency or other similar law now or hereafter in effect, or the seeking of the appointment (other than by a receiver appointed in connection with the exercise of remedies by a Leasehold Mortgagee) of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or the consent by the Trust (provided its trustee is the Ground Lessee) to any such relief or to the appointment of or taking of possession by any such official in an involuntary case or other proceeding commenced against it, or the making of a general assignment for the benefit of creditors, or the taking of any action to authorize any of the foregoing; or a decree or order for relief being entered by a court having jurisdiction over the Trust (provided its trustee is the Ground Lessee) in any involuntary case under any bankruptcy, insolvency or other similar law now or hereafter in effect or appointing (other than by a receiver appointed in connection with the exercise of remedies by a Leasehold Mortgagee) a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or ordering the winding-up or liquidation of the affairs of either of them, and such decree or order shall remain undismissed or unstayed for a period of one hundred eighty (180) consecutive days; provided, however, that (i) none of the foregoing events or conditions set forth in clauses (a) or (b) in this Section 1.09 shall constitute a Ground Lessee's Default if such event or condition results from any failure on the part of the Ground Lessor or the Sublessee, as applicable, to perform or observe or have performed or observed any covenant, condition, agreement, obligation, representation or warranty under this Ground Lease or the Sublease, or results from any default by the Ground Lessor or the Sublessee, as applicable, under any of the Transaction Documents, and (ii) none of the foregoing events or conditions set forth in clauses (a) or (b) in this Section 1.09 shall constitute a Ground Lessee's Default so long as any Ground Lessor's Default caused by the Ground Lessor or the Sublessee has occurred and is continuing under this Ground Lease, or any Event of Default or Default caused by the Ground Lessor or the Sublessee has occurred and is continuing under the Sublease or any default caused by the Ground Lessor or the Sublessee has occurred and is continuing under any of the other Transaction Documents (it being understood and agreed that the Owner Trustee and any assignee of the Owner Trustee of this Ground Lease (other than an assignment in connection with a Transfer to the Sublessee or its designee pursuant to the Sublease) shall not be required to cure or remedy any such event occurring or condition existing on or prior to the Lease Termination Date provided that the Owner Trustee or its assignee shall have assigned to the Ground Lessor any right the Owner Trustee may have against the Sublessee for the Sublessee's failure to have performed the Ground Lessee's obligations under this Ground Lease). Moreover, if after diligent effort, a dismissal or relief from stay described in Section 1.09(c) has not been obtained within such one hundred eighty (180) day period, and this Ground Lease has been validly terminated (by disaffirmance, rejection or otherwise), the Ground Lessor, upon prompt request by the Owner Participant, shall provide a new ground lease (and if necessary, shall reconvey the Improvements) to the Owner Participant, an affiliate of the Owner Participant or the Owner Participant's designee under the same terms as this Ground Lease for the then balance of the Ground Lease Term, provided no other Ground Lessee's Default has occurred and is continuing, the grant of such new ground lease is not prohibited by any Applicable Law and such designee is acting as trustee for the Owner Participant in an arrangement similar to that which exists under the Trust or under a similar arrangement with the Owner Participant.

         Section 1.10. Ground Lessor's Default. "Ground Lessor's Default" means a default by the Ground Lessor in the observance or performance of any of the covenants, agreements or obligations to be performed by the Ground Lessor hereunder and the failure of the Ground Lessor to cure such default within sixty (60) days after delivery of a written notice from the Ground Lessee to the Ground Lessor specifying such default and requesting that it be remedied, provided that if such default is capable of being remedied but is not capable of being remedied within such sixty (60) day period, no Ground Lessor's Default shall be deemed to have occurred if the Ground Lessor commences actions to remedy such default within such sixty
(60) day period and thereafter diligently and continuously pursues such remedial actions until such default is cured.

         Section 1.11. Leasehold Mortgage. "Leasehold Mortgage" shall have the meaning assigned in Section 11.01.

         Section 1.12. Leasehold Mortgagee. "Leasehold Mortgagee" shall have the meaning assigned in Section 11.04.

         Section 1.13. Participation Agreement. "Participation Agreement" shall mean the Participation Agreement dated as of December 21, 1993 among the Ground Lessor, the Ground Lessee, the Owner Participant, the Sublessee, the Owner Participant Parent, the Remainderman Participant, the Indenture Trustee, the Initial Noteholder and the Pass Through Trustee, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

         Section 1.14. Real Estate Taxes. "Real Estate Taxes" means any and all ad valorem taxes, special assessments and other governmental charges of any kind or character which may, at any time during the Ground Lease Term, be assessed against the Demised Premises and the Improvements or any part thereof (including any Taxes, assessments or other governmental charges which may be levied or assessed against the Demised Premises and the Improvements or any part thereof in the future, whether similar or dissimilar to currently existing ad valorem taxes, assessments and governmental charges, including, but not limited to, Taxes assessed against the Ground Lessor relating to the receipt of Ground Lease Rent described below) by any state, city county or municipal taxing authority having jurisdiction thereof; in all cases inclusive of penalties and interest.
The term "Real Estate Taxes" shall not include any income taxes imposed against the Ground Lessor or against the Ground Lease Rent under any current or future laws of the United States, any state or any political subdivision or taxing authority thereof any sales, excise, use or similar taxes payable by the Ground Lessor; any corporate franchise tax or similar tax or fee payable by the Ground Lessor; nor any other tax or charge payable by the Ground Lessor unless and to the extent that such tax or taxes are a substitute, in whole or in part, for the imposition of current Real Estate Taxes and otherwise fully comply with the definition thereof.

         Section 1.15. Rent Payment Date. "Rent Payment Date" shall have the meaning assigned in Section 3.01.

         Section 1.16. Similar Property. "Similar Property" shall have the meaning assigned in Section 8.02.

         Section 1.17. Sublease. "Sublease" means the Lease Agreement dated as of December 21, 1993 by and between the Ground Lessee, as lessor, and Sublessee, as lessee, leasing the Demised Premises, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

         Section 1.18. Sublessee. "Sublessee" shall mean Smith's Food & Drug Centers, Inc., and its successors and assigns under the Sublease.

                           ARTICLE II

                        GRANTING CLAUSE


         Section 2.01. Grant. In consideration of the obligation of the Ground Lessee to pay Ground Lease Rent, and upon and in consideration of the other terms, covenants and conditions set forth in this Ground Lease, the Ground Lessor does hereby lease, demise and let unto the Ground Lessee, and the Ground Lessee does hereby take and lease from the Ground Lessor, the Demised Premises and all easements and rights that are appurtenant to the fee interest in the Demised Premises, TO HAVE AND TO HOLD the Demised Premises and all such easements and rights that are appurtenant to the fee interest in the Demised Premises, for the Ground Lease Term, subject to Permitted Liens and to the earlier termination of this Ground Lease as hereinafter set forth. It is the express intention of the Ground Lessor and the Ground Lessee that: (x) this Ground Lease and the Demised Premises, which is the subject of this Ground Lease, does not include the Improvements, inasmuch as at all times during the Ground Lease Term, the Improvements, which are owned by the Ground Lessee, are and shall be the property of the Ground Lessee and shall not be conveyed, transferred or assigned unless such conveyance, transfer or assignment shall be to a person, corporation or other entity to whom this Ground Lease is being transferred or assigned simultaneously therewith in compliance with the provisions of Article X (Assignment; Subletting) hereof, and at all such times the holder of the leasehold interest of the Ground Lessee under this Ground Lease shall be the owner of said Improvements. Any attempted conveyance, transfer, or assignment of the Improvements, whether voluntarily or by operation of law or otherwise, to any person, corporation or other entity shall be void and of no effect whatever unless such conveyance, transfer or assignment shall be to a person, corporation or other entity to whom this Ground Lease is being transferred or assigned simultaneously therewith in compliance with the provisions of said Article
X. Similarly, so long as the Improvements or any part thereof shall remain on the Demised Premises, any attempted transfer or assignment of the leasehold interest of the Ground Lessee under this Ground Lease shall be void and of no effect whatever unless such transfer or assignment shall be to a person, corporation or other entity to whom the Improvements are being conveyed, transferred or assigned simultaneously therewith.

         Section 2.02. Description of the Demised Premises. The Demised Premises is described in Exhibit A attached hereto and made a part hereof.

         Section 2.03. Early Termination. At any time on or following the Lease Termination Date, upon one hundred eighty (180) days' prior written notice from the Ground Lessee to the Ground Lessor, the Ground Lessee may terminate this Ground Lease and surrender the Demised Premises in accordance with the provisions of this Ground Lease to the Ground Lessor, whereupon all of the Ground Lessee's obligations in respect of this Ground Lease shall terminate, except to the extent that such obligations are expressly set forth herein to survive the expiration or termination of the Ground Lease and except that the Ground Lessee shall pay a pro rata portion of the Basic Ground Lease Rent for the period from the last Rent Payment Date to the termination date of this Ground Lease.


                          ARTICLE III

                        RENTAL PAYMENTS

         Section 3.01. Basic Ground Lease RentDuring the Ground Lease Term, Basic Ground Lease Rent shall be payable by the Ground Lessee to the Ground Lessor in equal semi-annual installments, which semi-annual installments shall be payable in arrears on the second (2nd) day of each January and July (each a "Rent Payment Date") during the Ground Lease Term.

         Section 3.02. Interest. Upon the occurrence of a Ground Lessee's Default under Section 1.09 (except for nonpayment of Additional Rental), the Ground Lessor shall be entitled to collect from the Ground Lessee interest on the unpaid Ground Lease Rent from the date when due until the date paid at a rate per annum equal to the Overdue Interest Rate (the "Default Rate"). In the event that any Additional Rental is not paid when due and remains unpaid for a period of ten (10) Business Days after written notice of such failure to pay is delivered to the Ground Lessee, the Ground Lessor shall be entitled to collect from the Ground Lessee interest thereon from the date such written notice is delivered to Ground Lessee until the date paid at a rate per annum equal to the Default Rate.

         Section 3.03. Method of Payment. Each payment of Ground Lease Rent shall be made in immediately available funds no later than 12:00 noon local time at the place of receipt and shall be paid to the Ground Lessor at its address specified in Schedule I to the Participation Agreement, or at any other address in the continental United States so given to the Ground Lessee in the manner provided in Section 17.04 of this Ground Lease. Nonetheless, the Ground Lessee shall be accorded a one (1) day grace period should it fail to cause Ground Lease Rent to be received as described in the immediately preceding sentence if such failure could not have been reasonably anticipated and corrected. Any payment that is due on either a day that is not a Business Day or a day on which banks in the place of receipt are not generally open for business may instead be made on the next succeeding day that is both a Business Day and a day on which banks in the place of receipt are generally open for business; and, notwithstanding
Section 3.02, no interest shall accrue for the intervening period, nor in respect of any payments made in compliance with the above described one (1) day grace period.

         Section 3.04.  Intentionally Deleted.

         Section 3.05.  Intentionally Deleted.


                           ARTICLE IV

                             TAXES


         Section 4.01. Real Estate Taxes. In addition to Basic Ground Lease Rent, the Ground Lessee shall pay as Additional Rental during the Ground Lease Term, all Real Estate Taxes, which amount shall be remitted to the collecting agency(ies), before the date on which such Real Estate Taxes become delinquent and the Ground Lessee shall promptly supply the Ground Lessor with tax bills for such Real Estate Taxes paid. The Ground Lessor and the Ground Lessee agree to take such steps as may be required to cause statements or bills for Real Estate Taxes to be sent directly to the Ground Lessee or as the Ground Lessee directs. Should any Real Estate Tax be payable in installments, rather than as a lump-sum payment, the Ground Lessee may, at its option, pay such Real Estate Tax in installments provided that (i) such installment payments be permitted under Applicable Law or Governmental Action, (ii) the Lien for such unpaid Real Estate Tax not be susceptible of foreclosure by the collecting agency so long as the installments are timely made and (iii) any such installments becoming due before the end of the Ground Lease Term shall be paid prior to the end of the Ground Lease Term. If less than a full twelve (12) month period of a tax year is included within the Ground Lease Term, the Ground Lessee's liability for payment of Real Estate Taxes shall be prorated on a per diem basis for such partial tax year.

         Section 4.02. Failure to Make Payment. If the Ground Lessee does not pay Real Estate Taxes in accordance with the terms of this Ground Lease, on or before the date the same becomes delinquent, or fails to notify the Ground Lessor of its intention to contest the same prior to such delinquency or, in the event of such contest, fails to pay such contested item in accordance with the provisions of Section 4.03, the Ground Lessor may (but shall not be obligated to), at its election, pay such item together with any interest, fees or penalties due thereon, and the amount so paid by the Ground Lessor shall be repayable to it by the Ground Lessee on written demand therefore delivered to the Ground Lessee.

         Section 4.03. The Ground Lessee's Right to Contest. At any time after the Lease Termination Date, the Ground Lessee (or its sublessee) may in good faith and at its sole cost and expense (in its own name or in the name of the Ground Lessor, or both, as the Ground Lessee (or its sublessee) may determine appropriate) contest the validity or amount of the Real Estate Taxes, in which event, to the extent permitted by Applicable Law, the payment thereof may be deferred during the pendency of such contest.
If a deferral of any Real Estate Taxes is not permitted in connection with a protest, appeal or other challenge, then the Ground Lessee shall pay all Real Estate Taxes in accordance with the terms of this Ground Lease as if a protest, appeal or other challenge had not been initiated while preserving its protest rights. If requested by the Ground Lessee, the Ground Lessor will join the Ground Lessee (or its sublessee) as a party to any such contest; provided, however, that the Ground Lessor shall not be obligated to incur any expense in connection therewith. Nothing herein contained shall be construed to authorize the Ground Lessee to allow or to permit a Lien for Real Estate Taxes that (x) involves any danger of the foreclosure, forfeiture or loss of the Improvements or the Demised Premises or any part thereof or interest therein or any substantial danger of the sale of the Improvements or any parts thereof or interest therein, (y) interferes with the use, possession or disposition of the Improvements or the Demised Premises or any part thereof or interest therein, or (z) interferes with the payment of Ground Lease Rent. The Ground Lessee shall indemnify and hold the Ground Lessor harmless from and against any loss, cost, expense (including court costs and reasonable attorney's fees) or liability resulting from or as a result of the Ground Lessee's instituting or pursuing any such contest.

                           ARTICLE V

                   CONDEMNATION AND CASUALTY

         Section 5.01.  Termination upon an Event of Loss.

              (a) If, during the Ground Lease Term and when the Sublease is in effect, the Ground Lessee has received written notice from the Sublessee that the Sublessee has declared an Event of Loss and the Ground Lessee has given written notice to the Ground Lessor that the Ground Lessee intends to terminate this Ground Lease, this Ground Lease shall terminate on the Lease Termination Date, and all the obligations of Ground Lessee hereunder, including its obligation to pay Ground Lease Rent, arising after the occurrence of such Event of Loss shall terminate.

              (b) If, during the Ground Lease Term and following the Lease Termination Date, the Ground Lessee notifies the Ground Lessor that an Event of Loss has occurred and that it intends to terminate this Ground Lease, this Ground Lease shall terminate on the earlier of (i) the next Rent Payment Date hereunder following such Event of Loss or (ii) the tenth
(10th) day following such Event of Loss, and all the obligations of the Ground Lessee hereunder (other than those set forth in Article IX (b)), including its obligation to pay Ground Lease Rent, arising after the occurrence of such Event of Loss shall terminate.

         Section 5.02.  Application of Payment upon an Event of Loss.
              (a) Any amount received at any time by the Ground Lessor or the Ground Lessee from any Governmental Authority or other Person as a result of the occurrence of an Event of Loss under the circumstances described in Section 5.01(a) shall be applied in accordance with the provisions of the Sublease and the other Transaction Documents (and shall be paid over by the recipient to the Persons entitled thereto under the Sublease and other Transaction Documents).

              (b) Any such amount received by the Ground Lessor or the Ground Lessee as a result of the occurrence of an Event of Loss with respect to the Demised Premises of the type described in the first sentence of the definition of "Event of Loss" (with "Ground Lessor," "Ground Lessee" and the "Ground Lease" substituted for "Lessor," "Lessee" and the "Lease" in the definition thereof) under the circumstances described in Section 5.01(b) shall be allocated in accordance with the Ground Lessor's and the Ground Lessee's respective interests in the affected property based upon the relative Fair Market Sales Values (and shall be paid over by the recipient to the Persons entitled thereto).

         Section 5.03. Partial Taking Not Constituting an Event of Loss. If, during the Ground Lease Term, only a part of the Demised Premises is taken for any public or quasi-public use or purpose by virtue of eminent domain or by private sale in lieu thereof (which taking does not constitute an Event of Loss) and the remainder is suitable for use by the Ground Lessee for the Ground Lessee's purposes, this Ground Lease shall remain in full force and effect as to that portion of the Demised Premises not taken, but the Basic Ground Lease Rent payable to the Ground Lessor hereunder shall be reduced during the unexpired portion of the Ground Lease Term proportionately. Any amount received at any time by the Ground Lessor or the Ground Lessee from any Governmental Authority or other Person as a result of the occurrence of any such event shall be applied (i) in accordance with the terms of the Sublease and the other Transaction Documents (and shall be paid over by the recipient to the Persons entitled thereto under the Sublease and the other Transaction Documents) if such event occurs on or prior to the Lease Termination Date, or (ii) if such event occurs after the Lease Termination Date, in the same manner as is specified in Section 5.02(b) above.

         Section 5.04. Temporary Taking Not Constituting an Event of Loss. If all or only a part of the Demised Premises is taken for any public or quasi-public use or purpose by virtue of eminent domain or by private sale in lieu thereof (which taking does not constitute an Event of Loss) for a definite or indefinite period which is less than the then unexpired portion of the Ground Lease Term, this Ground Lease shall remain in full force and effect and the Basic Ground Lease Rent payable to the Ground Lessor hereunder shall not be reduced. Any amount received at any time by the Ground Lessor or the Ground Lessee from any Governmental Authority or other Person as a result of the occurrence of any such event shall be applied (i) in accordance with the provisions of the Sublease and the other Transaction Documents (and shall be paid over by the recipient to the Persons entitled thereto under the Sublease and the other Transaction Documents) if such event occurs on or prior to the Lease Termination Date, or (ii) as follows if such event occurs after the Lease Termination Date (and shall be paid over by the recipient to the Persons entitled thereto):

          (A) first, to the Leasehold Mortgagee, if any, to the extent required by the Leasehold Mortgage; and

          (B) second, the balance, if any, remaining after the allocation provided in clause (A) to the Ground Lessee.



                           ARTICLE VI
                  USE OF THE DEMISED PREMISES


          Section 6.01. Use of the Demised Premises. The Ground Lessee may, during the Ground Lease Term, use the Demised Premises for any use permitted by Applicable Law which is not a public or private nuisance. Use of the Improvements are not and shall not be governed by this Ground Lease.


                          ARTICLE VII
                          IMPROVEMENTS

          Section 7.01.. The Ground Lessee shall have the right to remove, repair, replace, modify, maintain and rebuild the Improvements, and construct new improvements on the Demised Premises, subject to the provisions of the Sublease.

          Section 7.02.  Free From Liens.   The Ground Lessee covenants and
agrees that during the Ground Lease Term, the Demised Premises will be free and clear of all Liens, excepting Permitted Liens, such mortgage Lien or Liens as are expressly permitted under the provisions of this Ground Lease and such Liens that are caused by the Ground Lessor or to which the Ground Lessor has consented. Following the Lease Termination Date, the Ground Lessee will protect, indemnify, defend and hold harmless the Ground Lessor from and against all bills, claims, Liens and rights to Liens for labor and materials and architects', contractors' and subcontractors' claims (other than bills, claims, Liens and rights to Liens for labor and materials and architects', contractors' and subcontractors' claims for providing work or materials on behalf of the Ground Lessor) and all other fees, claims and expenses incident to any construction of or to the Improvements. The Ground Lessee will conform to and observe all Applicable Laws; provided that the Ground Lessee may in good faith contest any such Applicable Law so long as such contest or noncompliance does not involve (A) any danger of (1) foreclosure, forfeiture or loss of the Improvements or the Demised Premises or (2) criminal or civil liability being imposed on the Ground Lessor or
(B) any substantial danger of (1) the sale of, or the creation of any Lien (other than a Permitted Lien) on, the Improvements or the Demised Premises,
(2) material civil liability being imposed on the Ground Lessor or (3) the extension of the ultimate imposition of such Applicable Law beyond the last day of the Ground Lease Term. The Ground Lessee shall provide the Ground Lessor with notice of any contest of the type described in clause (A) above in detail sufficient to enable the Ground Lessor to ascertain whether such contest may have any material adverse effect of the type described in the above proviso. NOTICE IS HEREBY GIVEN THAT THE GROUND LESSOR IS NOT AND SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO THE GROUND LESSEE, OR TO ANYONE HOLDING THE DEMISED PREMISES OR ANY PART THEREOF THROUGH OR UNDER THE GROUND LESSEE, AND THAT NO MECHANIC'S OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF THE GROUND LESSOR IN AND TO THE DEMISED PREMISES OR ANY PART THEREOF.

          Section 7.03. Reversion of Title to Improvements. Title to and ownership of all portions of the Improvements on the Demised Premises which have not theretofore been removed from the Demised Premises by the Ground Lessee in accordance with Section 7.01 shall, upon expiration or valid termination of this Ground Lease, revert to and vest in the Ground Lessor. No further deed or instrument shall be necessary to confirm vesting in the Ground Lessor of title to the Improvements. At the expiration or valid termination of this Ground Lease, the parties, at the Ground Lessor's sole cost and expense, will execute (i) a recordable instrument confirming such termination and (ii) any instrument reasonably requested by the Ground Lessor confirming that title to the Improvements has vested in the Ground Lessor.


                          ARTICLE VIII

                           INSURANCE


          Section 8.01. Reconstruction Obligation. In no event shall the Ground Lessor have any liability or responsibility whatsoever for rebuilding, reconstructing or replacing any portion of the Improvements

          Section 8.02. Insurance. So long as the Sublease is in effect, during the Ground Lease Term the Ground Lessee shall maintain or cause to be maintained by the Sublessee such insurance as is required under the Sublease. From and after the Lease Termination Date, the Ground Lessee shall maintain (a) comprehensive general liability insurance covering claims arising out of the ownership, operation, maintenance, condition or use of the Demised Premises and Improvements, in such amounts as is generally maintained by an owner/operator of a Similar Property (hereinafter defined), and (b) with respect to the Demised Premises and the Improvements, property insurance coverage in such amounts, on such terms and insuring against such risks as are customarily obtained and maintained by an owner or operator of a property similar in size and use to the Demised Premises, as improved, occupied by entities engaged in the Ground Lessee's business (a "Similar Property"). All such insurance required to be maintained by the Ground Lessee hereunder shall name the Ground Lessor as an additional insured thereunder.

          Section 8.03. Failure to Provide Insurance. The Ground Lessee agrees that if, at any time following the Lease Termination Date, it does not keep and maintain (or cause to be kept and maintained) insurance, as required hereunder, in full force and effect, or fails to provide the Ground Lessor with appropriate evidence thereof, the Ground Lessor may (but shall have no obligation to) notify the Ground Lessee of such failure, and if the Ground Lessee does not deliver to the Ground Lessor within ten (10) days after delivery of such notice, certificates showing all such insurance to be in full force and effect, the Ground Lessor may, at the Ground Lessor's option, procure the necessary insurance to comply with the provisions hereof and pay the premiums therefor, in which event the Ground Lessee will, upon written demand therefore delivered to the Ground Lessee, immediately reimburse and pay the Ground Lessor any amount so paid or expended in the payment of the insurance premiums required herein and specified in such notice.

          Section 8.04. Indemnity. The Ground Lessor shall not be liable to the Ground Lessee or to the Ground Lessee's agents, servants, employees, customers or invitees for any damage to person or property caused by any act, omission or neglect of the Ground Lessee, its agents, servants or employees, nor shall the Ground Lessor be liable for any loss, cost, expense or claim arising out of the ownership of the Demised Premises or operation of the Improvements, except to the extent such claims are based upon the willful acts or gross negligence of the Ground Lessor, and the Ground Lessee agrees to indemnify and hold the Ground Lessor harmless from any such claims or liabilities. The Ground Lessee shall not be liable to the Ground Lessor or to the Ground Lessor's agents, servants, employees, customers or invitees for any damage to person or property caused by any act, omission or neglect of the Ground Lessor, its agents, servants or employees, and the Ground Lessor agrees to indemnify and hold the Ground Lessee harmless from any such claims or liabilities.

          Section 8.05. Distribution of Property Insurance Proceeds.
During the Ground Lease Term, all proceeds from property insurance policies shall be distributed in accordance with the following order of priority:

                (a) During Term of the Sublease. So long as the Sublease is in effect, all such proceeds shall be distributed in accordance with the terms of the Sublease and the other
          Transaction Documents.

                (b) From and After Lease Termination Date. After the Lease Termination Date, and provided that the terms and provisions of the Sublease and/or the Tripartite Agreement do not apply, all such proceeds shall be distributed as follows:

                    (i) To the Leasehold Mortgagee, if any, to the extent required by the Leasehold Mortgage;

                    (ii) If in connection with a termination of this Ground Lease, to the Ground Lessor in an amount equal to the cost of the performance of the Ground Lessee's obligations under clause (b) of Article IX hereof; and

                    (iii) To the Ground Lessee, the remainder of said proceeds.

          Section 8.06.  Intentionally Deleted.


                           ARTICLE IX

                           SURRENDER

          Section 9.01. Surrender. The Ground Lessee shall, at the end of the Ground Lease Term or upon any termination of this Ground Lease at any other time, deliver up and surrender the Demised Premises to the Ground Lessor free and clear of any Permitted Liens and as follows:

                (a) In the event that the termination of the Ground Lease occurs within twenty-four (24) months following the Lease Termination Date, then the Ground Lessee may surrender the Demised Premises and the Improvements remaining thereon in no worse a condition than that in which the Sublessee surrendered the Demised Premises and Improvements to the Ground Lessee as lessor under the Sublease.

                (b) In all other events, the Ground Lessee shall surrender the Demised Premises and the Improvements remaining thereon on such date in compliance with all material Applicable Laws; provided, however, that the Ground Lessee shall have no obligation to comply with any Applicable Law that pertains to a condition of the Demised Premises or Improvements remaining thereon which existed on the Lease Termination Date (unless (i) the Demised Premises and the Improvements thereon in the absence of such compliance and assuming such improvements remain unused and unoccupied, would constitute a clear and present danger to health or safety, or (ii) any removal by the Ground Lessee of building systems or other portions of the Improvements shall have caused material structural damage to the Improvements) and provided further, however, if the Lease Termination occurs as a result of a Casualty Event, then the delivery to the Ground Lessor of insurance proceeds under Section 8.05 hereof shall satisfy the Ground Lessee's obligations under this Section 9.01(b)). The Demised Premises and the Improvements shall be so surrendered without any payment or allowance whatsoever by the Ground Lessor on account of or for the Improvements at the time of the surrender, or for the contents thereof or appurtenances hereto.


                           ARTICLE X

                     ASSIGNMENT; SUBLETTING


          Section 10.01. By the Ground Lessor. The Ground Lessor may sell or assign its fee simple title to the Demised Premises, in each case subject and subordinate to this Ground Lease and the other Transaction Documents to which the Ground Lessor is a party or which encumber the Demised Premises, to any Person and assign its rights and delegate its obligations under this Ground Lease to such Person without the consent of the Ground Lessee; provided, that such sale or assignment is not prohibited under the Transaction Documents. Before any such sale or assignment shall become effective, the Ground Lessor shall provide the Ground Lessee with the following:

                (A) a representation and warranty by such Person that this Ground Lease and, prior to the Lease Termination Date, any other Transaction Documents to which the Ground Lessor is a party will, upon the consummation of the sale or assignment, be the valid, legal and binding obligations of such Person; and

                (B) an opinion of counsel (which counsel may be an employee of such Person or an Affiliate thereof), addressed to the Ground Lessee, in form and substance reasonably satisfactory to each of the Owner Participant and any Leasehold Mortgagee, that (i) such Person is a corporation or other legal entity in good standing in the state of its incorporation or formation and is qualified to do business in the State of California and (ii) this Ground Lease and, prior to the Lease Termination Date, any other Transaction Documents to which the Ground Lessor is a party will, upon the consummation of the sale or assignment, be the valid, legal and binding obligations of such Person.

                The Ground Lessor may grant a mortgage secured by its fee simple interest in the Demised Premises without the consent of the Ground Lessee, but subject and subordinate in any case to this Ground Lease and any other Transaction Documents to which the Ground Lessor is a party. Before any such mortgage shall become effective, however, the Ground Lessor shall deliver to the Ground Lessee an agreement of the mortgagee under such mortgage (in a form reasonably satisfactory to the Ground Lessee) to the effect that (i) in the event of a foreclosure under such mortgage (or any transfer in lieu thereof), such mortgagee will not, so long as no Ground Lessee's Default exists and is continuing, disturb the Ground Lessee's (or its sublessee's) use or possession of the Demised Premises or the Improvements on Demised Premises and will assume all the obligations of the Ground Lessor under this Ground Lease, and (ii) such mortgage encumbers and is only secured by the Ground Lessor's reversionary interest in the Demised Premises (and not the Improvements).

          Section 10.02. By the Ground Lessee. Subject to the provisions of Section 2.01 hereof, at any time, from time to time, during the Ground Lease Term, the Ground Lessee, in addition to its rights under Article XI hereof, may sell or, assign its interest in this Ground Lease, or sublet the Demised Premises, in whole or in part, to any Person, subject to the Sublease, so long as the same shall be in effect, and provided that any such sale or assignment is not prohibited under the Transaction Documents. In addition to any Ground Lessor's consent that may be required by the Sublease during the term of the Sublease, and before any such sublet or assignment shall become effective, the Ground Lessee shall provide the Ground Lessor with the following:

                (A) a representation and warranty by such Person that this Ground Lease, and prior to the Lease Termination Date, any other Transaction Documents to which the Ground Lessee is a party will, upon the assignment, be the valid, legal and binding obligations of such Person; and

                (B) an opinion of counsel (which counsel may be an employee of such Person or an Affiliate thereof), addressed to the Ground Lessor, in form and substance reasonably satisfactory to the Ground Lessor that (i) such Person is a corporation or other legal entity in good standing in the state of its incorporation or formation and is qualified to do business in the State of California and (ii) this Ground Lease and prior to the Lease Termination Date, any other Transaction Documents to which the Ground Lessee is a party will, upon the assignment, be the valid, legal and binding obligations of such Person.


                           ARTICLE XI

                           FINANCING


          Section 11.01. The Ground Lessee's Right to Obtain Financing. Subject to Section 11.02 below, the Ground Lessee shall have the right, without the Ground Lessee's prior consent, to mortgage or further encumber its leasehold estate hereunder (any such mortgage being a "Leasehold Mortgage"), provided that any such mortgage or encumbrance is not prohibited under the Transaction Documents.

          Section 11.02. Limitations on Financing. The Ground Lessee's rights to obtain such financing and refinancing shall be subject to the following conditions:

                (a) No Ground Lessee's Default under this Ground Lease shall have occurred and be continuing.

                (b) Any instrument evidencing such financing or refinancing shall provide that the Ground Lessor shall not be liable for the payment of such indebtedness or the performance of any of the covenants contained in the documents securing payment thereof, and that in the event of default in payment or performance thereof, the holder of such indebtedness will not look to the Ground Lessor's interest in the Demised Premises for satisfaction of the indebtedness thereby secured.

                (c) No mortgage now or hereafter a lien upon this Ground Lease shall extend to or affect the reversionary interest and estate of the Ground Lessor in and to the Demised Premises and the Improvements, or in any manner attach to or affect the Ground Lessor's interest in the Demised Premises and the Improvements.

          Section 11.03. Certificates. The Ground Lessor shall, from time to time during the Ground Lease Term, upon request of the Ground Lessee and on not less than thirty (30) days prior written notice, deliver to the Ground Lessee and any Leasehold Mortgagee so requesting, a statement in writing confirming that the mortgage held by said Leasehold Mortgagee constitutes a "Leasehold Mortgage" pursuant to the terms of this Article XI.

          Section 11.04. Notification of the Ground Lessor. If the Ground Lessee shall grant a Leasehold Mortgage and shall provide the Ground Lessor with notice thereof specifying the name and address of the holder of such Leasehold Mortgage (a "Leasehold Mortgagee"), then the Ground Lessor, upon giving the Ground Lessee a notice of (i) default, (ii) termination or proposed termination, (iii) a matter on which the Ground Lessor may claim or base a default, (iv) consent to an assignment or subletting or (v) any other matter which could materially and adversely affect the rights or obligations of the Ground Lessor or the Ground Lessee, shall at the same time also give such notice to the Leasehold Mortgagee or the notice given shall be deemed ineffective as to the Leasehold Mortgagee and the Ground Lessee. In the case of a default notice, such notice shall set forth with particularity those defaults being claimed at that time.

          Section 11.05.  Rights of a Leasehold Mortgagee.

                    (a) A Leasehold Mortgagee shall have the right, but not any obligation, to perform any term, covenant, condition or agreement of this Ground Lease and to remedy any default by the Ground Lessee hereunder within the time limits set forth in this Ground Lease (and such additional time (x) as is reasonably required to cure any non-monetary Ground Lessee' s Default which is capable of cure, proceeding with diligence, and (y) if possession of the Premises is required to cure such default, as is reasonably required to obtain possession of the Premises and to cure such default) and the Ground Lessor will accept such performance.

                (b) If a Ground Lessee's Default shall occur which would otherwise entitle the Ground Lessor to terminate this Ground Lease, the Ground Lessor shall have no right to terminate this Ground Lease unless, following the expiration of the period of time given the Ground Lessee to cure such default, the Ground Lessor shall give the Leasehold Mortgagee additional written notice of the Ground Lessee's Default and the Leasehold Mortgagee shall have sixty (60) days following its receipt of such notice to remedy any such default (and such additional time (x) as is reasonably required to cure any non-monetary Ground Lessee's Default which is capable of cure, proceeding with diligence, and (y) if possession of the Demised Premises is required to cure such default, as is reasonably required to obtain possession of the Demised Premises and to cure such default) and the Ground Lessor will accept such performance. In the event that the Leasehold Mortgagee fails to cure any Ground Lessee's Default in the manner or within the time period herein provided, the Ground Lessor shall provide the Leasehold Mortgagee with written notice of the Ground Lessor's intent to terminate this Ground Lease at least sixty (60) days in advance of the proposed effective date of such termination. The Leasehold Mortgagee, in addition to its right as described above to cure defaults by the Ground Lessee, shall have the right to postpone the date on which this Ground Lease would terminate as a result of the Ground Lessee's default in accordance with said notice by (a) giving Ground Lessor written notice within such sixty (60) day period of the Leasehold Mortgagee's election to postpone the date on which this Ground Lease would terminate, and (b) proceeding with due diligence (i) to cure all defaults, if any, from the date of the Ground Lessee's Default then existing which may be cured by the payment of a sum of money, (ii) to initiate and pursue steps to acquire the Demised Premises by foreclosure of its Leasehold Mortgage or otherwise and
(iii) after obtaining possession of the Demised Premises, to cure any other then existing default of the Ground Lessee susceptible of being cured by the Leasehold Mortgagee from the date of the Ground Lessee's Default. In the case of a default which is personal to the Ground Lessee and which cannot be cured by the Leasehold Mortgagee, the Ground Lessor's right to terminate this Ground Lease on account thereof shall be deemed to be waived so long as all other defaults are cured by the Leasehold Mortgagee as provided in this Ground Lease.


          Section 11.06. New Lease. If within sixty (60) days (as such period may be extended while diligent efforts to cure are proceeding) following Leasehold Mortgagee's receipt of notice pursuant to Section 11.05(b) above of the Ground Lessor's intention to terminate this Ground Lease, the Leasehold Mortgagee shall deliver to the Ground Lessor a written request for a new ground lease of the Demised Premises, then the Ground Lessor shall promptly enter into a new ground lease of the Demised Premises with such Leasehold Mortgagee or its designee effective as of the date of actual termination of Ground Lessee's rights under this Ground Lease on the same terms as this Ground Lease, provided, that (i) the Ground Lessor receives, at or prior to the execution of such new ground lease, payment of any Ground Lease Rent due from the date of the Ground Lessee's Default to the date of the delivery of the new ground lease (to the extent any such Ground Lease Rent would be due if this Ground Lease were not terminated) and (ii) the Ground Lessor receives an undertaking in writing that, promptly following the delivery of the new ground lease, such Leasehold Mortgagee or its designee will perform or cause to be performed all of the other covenants and agreements contained in this Ground Lease on the Ground Lessee's part to be performed from the date of the Ground Lessee's Default (except to the extent (i) the Ground Lessee shall have performed the same prior to the date of delivery of such new ground lease, (ii) performance is not required pursuant to Section 11.05 hereof or (iii) such covenants and agreements cannot reasonably, with the exercise of due diligence, be performed by such Leasehold Mortgage or its designee). A new ground lease shall (a) be effective as of the date of the termination of the Ground Lessee's rights under this Ground Lease as such remainder existed immediately prior to termination, (b) require the same Ground Lease Rent and other charges to be paid as were payable under this Ground Lease, (c) include the same terms, covenants, conditions and agreements as are contained in this Ground Lease (as modified hereby), (d) have the same priority as this Ground Lease, and (e) provide that the ground lessee under such any ground lease shall be liable to perform the obligations imposed on the ground lessee by such new ground lease only during the time period that such party is the ground lessee of the Demised Premises. In the event that the Leasehold Mortgagee fails to provide a written response to the Ground Lessor's notice of intent to terminate this Ground Lease or sign and deliver the new ground lease tendered by the Ground Lessor as provided for in this Section 11.06 within the applicable sixty (60) day period, this Ground Lease shall terminate on the date provided for in the Ground Lessor's notice of intent to terminate.

          If in any instance more than one Leasehold Mortgagee exercise its right to obtain a new lease pursuant to this Section 11.06, then only the Leasehold Mortgagee holding the lien of the highest priority shall be entitled to the new lease free and clear of the rights of all other lienors.

          Section 11.07. Consent to Modification. The Ground Lessor will not accept any surrender, agree to the cancellation, or enter into any modification, of this Ground Lease without the prior written consent thereto of any Leasehold Mortgagee of which the Ground Lessor has been given notice by the Ground Lessee. Without limiting the generality of the foregoing, no termination under Section 365(h) of the Bankruptcy Code shall be effective against the Leasehold Mortgagee without the prior written consent of the Leasehold Mortgagee.

          Section 11.08.  Intentionally Deleted.


                          ARTICLE XII

                            REMEDIES


          Section 12.01. Default by the Ground Lessee. Upon the occurrence of a Ground Lessee's Default, and following the expiration of all applicable notice, grace and cure periods, the Ground Lessor shall have only the following rights, exercisable at any time thereafter so long as such Ground Lessee's Default remains uncured (the Ground Lessor expressly agrees that the rights enumerated in this Section 12.01 shall constitute the sole remedies of the Ground Lessor and hereby waives the benefit of, and covenants not to exercise, any other right or remedy that may be available to the Ground Lessor at law, in equity, or otherwise):

                (a) At all times that the Sublease is in effect, to enforce, by all proper, equitable and legal suits and other means, its rights hereunder, including, but not limited to, the collection of Ground Lease Rent, without reentering or resuming possession of the Demised Premises and without terminating this Ground Lease;

                (b) To cure any default by the Ground Lessee and recover any sums so expended, which sums shall constitute Additional Rental; or

                (c) After the Lease Termination Date, to (i) terminate this Ground Lease and all of the Ground Lessee's rights hereunder, and to enforce such termination by an action in ejectment, or similar legal action, and (ii) enforce, by all proper, equitable and legal suits and other means, its rights hereunder.

          Section 12.02. Default by the Ground Lessor. Upon the occurrence of a Ground Lessor's Default, and following the expiration of all applicable notice, grace and cure periods, the Ground Lessee shall be entitled to cure such default and recover any sums so reasonably expended, together with interest thereon from the date expended at a rate per annum equal to the Default Rate directly from the Ground Lessor, and to seek injunctive or other equitable relief and to exercise any remedy; provided, however, it is expressly agreed that the rights enumerated in this Section
12.02 shall be the Ground Lessee's sole remedies and the Ground Lessee hereby waives the benefit of, and covenants not to exercise, any other right or remedy which may be available to the Ground Lessee at law or in equity.

          Section 12.03. No Waiver. No waiver by the Ground Lessor or the Ground Lessee of any default or breach of any covenant, condition or stipulation herein contained shall be treated as a waiver of any subsequent default or breach of the same or any other covenant, condition or stipulation hereof.

          Section 12.04. Force Majeure. It is expressly understood and agreed that if the curing of any Ground Lessor's Default or any Ground Lessee's Default (other than failure to pay Ground Lease Rent), or the performance of any other covenant, agreement, obligation or undertaking herein contained is delayed by reason of war, riot or civil commotion, acts of God, governmental restrictions or regulations, fire or other casualty, strikes, shortages of labor or material, or any circumstances beyond the control of the party obligated or permitted under the terms hereof to do or perform the same, regardless of whether or not any such circumstance is similar to any of those enumerated above, the Ground Lessee and the Ground Lessor shall be excused from doing or performing the same during such period of delay.


                          ARTICLE XIII

                    WARRANTIES AND COVENANTS

          Section 13.01. Quiet Enjoyment. The Ground Lessor hereby warrants to the Ground Lessee that the peaceable possession, use and enjoyment of the Demised Premises shall not be disturbed by the Ground Lessor or by any other Person acting at the direction of or claiming under or through the Ground Lessor, and in the event that this Ground Lease shall terminate, the Sublease shall continue in full force and effect as a direct lease between the Ground Lessor, as lessor, and Sublessee, as lessee.

          Section 13.02. Ground Lessor Indemnity. The Ground Lessor shall indemnify and hold harmless the Ground Lessee against any violation of the warranty set forth in Section 13.01 above.

          Section 13.03. Covenants of the Ground Lessor. The Ground Lessor hereby covenants and agrees with the Ground Lessee that:

                (a) The Ground Lessor will not, at any time during the Ground Lease Term, represent to any Person or otherwise claim that the Ground Lessor is a partner of the Ground Lessee for any tax purpose;

                (b) The Ground Lessor does not now, and will not at any time during the Ground Lease Term, claim, for federal, state or local income tax purposes, any of the depreciation expense allowable with respect to the Improvements at any time during the Ground Lease Term;


                (c) The Ground Lessor will not, at any time during the Ground Lease Term, carry the Improvements, or any portion thereof, or any interest therein, as an asset of the Ground Lessor on its books and records, and will not show the Improvements or any portion thereof or any interest therein as an asset on any balance sheet, statement of financial condition or other financial statement of any nature; and

                (d) During the Ground Lease Term, the Ground Lessor shall not take or omit to take any action that will cause the Ground Lessee's ownership, use or occupancy of the Improvements or use and occupancy of the Demised Premises to violate Applicable Law.


          Section 13.04. Covenants of the Ground Lessee. From and after the Lease Termination Date, and except as otherwise provided herein, the Ground Lessee covenants and agrees to abide by, perform, satisfy and otherwise fulfill all of the duties and obligations with respect to the Demised Premises which are created or arise under Applicable Law, the Permitted Exceptions, and any other encumbrance affecting title to the Demised Premises to which the Ground Lessee shall have specifically consented in writing.


                          ARTICLE XIV

                           NET LEASE


          Section 14.01. Net Lease. This is a net lease and all costs of maintenance and repair to the Demised Premises and insurance required hereunder and all impositions and charges, including all utility charges, of every kind and nature whatsoever payable during the Ground Lease Term with respect to the Demised Premises and the Improvements shall be at the sole cost and expense of the Ground Lessee, and except for damages caused by the Ground Lessor or any of its agents, servants or employees, the Ground Lessor shall have no obligation to pay the costs of maintenance or repair to the Demised Premises, or insurance required hereunder or any imposition or utility charge or other charge with respect to the Demised Premises, and shall not be obligated to make any improvements, repairs, alterations, additions or replacements whatsoever to the Improvements or the Demised Premises.




                           ARTICLE XV

                       LIMITED LIABILITY


          Section 15.01. Limited Liability. The Ground Lessee agrees to look solely to the Ground Lessor's interest in the Demised Premised and Improvements, if any, for the recovery of any judgment from the Ground Lessor, it being agreed that the Ground Lessor, and if the Ground Lessor is a partnership, its partners, whether general or limited, and, if the Ground Lessor is a corporation, its officers, directors or shareholders, shall never be personally liable for any such judgment.

          Wilmington Trust Company is entering into this Ground Lease not in its individual capacity, but solely as Remainderman Trustee under the Business Trust Agreement dated as of December 21, 1993 (the "Remainderman Trust Agreement") between Wilmington Trust Company and California-Relco Limited Partnership. Each of the representations, warranties, covenants and agreements made by the Ground Lessor herein are made solely for the purpose of binding the Remainderman, and Wilmington Trust Company in its individual capacity shall have no liability whatsoever with respect thereto.

          State Street Bank and Trust Company of California, National Association is entering into this Ground Lease solely as Owner Trustee under the Trust Agreement dated as of December 21, 1993 (the "Trust Agreement"), and not in its individual capacity except as expressly stated herein. Accordingly, except as stated herein, each of the representations, warranties, undertakings and agreements herein made on the part of the Owner Trustee as the Ground Lessee (and not in its individual capacity) is made and intended not as a personal representation, warranty, undertaking or agreement by or for the purpose or with the intention of binding State Street Bank and Trust Company of California, National Association personally, but is made and intended for the purpose of binding only the Trust Estate (as defined in the Trust Agreement). Except as expressly stated herein, no personal liability or responsibility is assumed hereunder by or shall at any time be enforceable against State Street Bank and Trust Company of California, National Association or any successor in trust on account of any action taken or omitted to be taken or any representation, warranty, undertaking or agreement hereunder of the Owner Trustee (in its fiduciary capacity); provided, however, that (a) the Ground Lessor or any person acting by, through or under any Ground Lessor, making a claim hereunder, may look to the Trust Estate for satisfaction of the same and
(b) State Street Bank and Trust Company of California, National Association or its successor in trust, as applicable, shall be personally liable for its own gross negligence, willful misconduct or bad faith in the performance of its duties as Owner Trustee or otherwise and for its breach of its covenants undertakings, representations and warranties contained herein, to the extent such were made in its individual capacity. If a successor owner trustee is appointed in accordance with the terms of the Trust Agreement, such successor owner trustee, without any further act, shall succeed to all the rights, duties, immunities and obligations of the Ground Lessee hereunder and the predecessor owner trustee shall be released from all further duties and obligations hereunder.

          Section 15.02.  Intentionally Deleted.

          Section 15.03.  Intentionally Deleted.


                          ARTICLE XVI

                         ENVIRONMENTAL


          Section 16.01. Environmental. The Ground Lessee will, subject to the exceptions set forth in the next sentence, protect, indemnify and hold harmless the Ground Lessor from and against, and on demand shall pay or reimburse the Ground Lessor for, any and all Environmental Liabilities and Costs of any nature whatsoever resulting from occurrences or conditions arising on or after the Lease Termination Date and suffered or incurred by the Ground Lessor in connection with the ownership or operation of the Demised Premises or as the result of this Ground Lease. The foregoing indemnity shall, subject to the exceptions set forth below: (a) survive the termination of this Ground Lease; (b) survive the transfer of any or all right, title and interest in and to the Ground Lease (or any portion thereof) by the Ground Lessor or Ground Lessee or any Person; (c) extend to and include (but not be limited to) damages to Persons or property damage arising under any statutory or common law tort or other legal theory, including, without limitation, damages for the maintenance of a public or private nuisance at the Demised Premises or for the carrying on of any abnormally dangerous activity at the Demised Premises (or any portion thereof); (d) not be limited in amount; (e) not be affected by any action or failure to act on the part of any Governmental Authority; and (f) not be affected by any investigation or actual or constructive knowledge of the Ground Lessor; provided, however, that the Ground Lessee shall not be obligated to indemnify or hold Ground Lessor harmless for (i) Environmental Liabilities and Costs arising out of any act or omission by or on behalf of Ground Lessor (but only to the extent such Environmental Liabilities and Costs were not reasonably attributable to a condition existing at the time of the Ground Lessor's recovery of possession of the Demised Premises),
(ii) Environmental Liabilities and Costs arising out of any occurrence or condition arising prior to the Lease Termination Date for which the Sublessee is required to indemnify the Ground Lessee or the Owner Participant pursuant to the Participation Agreement, (iii) any gross negligence or willful misconduct by or on behalf of the Ground Lessor (but the exclusion in this clause (iii) shall not apply to the extent such gross negligence or willful misconduct by or on behalf of the Ground Lessor was imputed by law to the Ground Lessor from Owner Participant or the Ground Lessee), or (iv) the material breach by the Ground Lessor of any of its representations, warranties or obligations under the Ground Lease or any of the other Transaction Documents.


                          ARTICLE XVII

                         MISCELLANEOUS


          Section 17.01. No Agency or Partnership. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of ground lessor and ground lessee.

          Section 17.02.  Estoppel Certificates.

          (a) The Ground Lessee agrees, at any time and from time to time, upon not less than thirty (30) days' prior written notice from the Ground Lessor, to execute, acknowledge and deliver to the Ground Lessor a statement in writing (i) certifying that this Ground Lease is unmodified and in full force and effect (or if there have been modifications, that this Ground Lease is in full force and effect as modified and stating the modifications hereto); (ii) stating the dates to which the Ground Lease Rent and other charges hereunder have been paid by the Ground Lessee; (iii) stating whether or not the Ground Lessee has knowledge that the Ground Lessor is in default in the performance of any covenant, agreement or condition contained in this Ground Lease, and, if the Ground Lessor has knowledge of such a default, specifying each such default; and (iv) stating the address to which notices to the Ground Lessee shall be sent. Prior to the commencement of or during the Ground Lease Term, the Ground Lessor shall, if requested by the Ground Lessee, deliver an estoppel certificate, in the substance and form described above, relative to the status of this Ground Lease and any underlying Leasehold Mortgage.

          (b) The Ground Lessor agrees, at any time and from time to time, upon not less than thirty (30) days' prior written notice from the Ground Lessee, to execute, acknowledge and deliver to the Ground Lessee a statement in writing (i) certifying that this Ground Lease is unmodified and in full force and effect (or if there have been modifications, that this Ground Lease is in full force and effect as modified and stating the modifications hereto); (ii) stating the dates to which the Basic Ground Lease Rent and other charges hereunder have been paid by the Ground Lessee;
(iii) stating whether or not the Ground Lessor has knowledge that the Ground Lessee is in default in the performance of any covenant, agreement or condition contained in this Ground Lease, and, if the Ground Lessor has knowledge of such a default, specifying each such default; and (iv) stating the address to which notices to the Ground Lessor shall be sent. If so requested by the Ground Lessee, the Ground Lessor shall also address such estoppel certificates to lenders, partners investors or others with a bona fide business purpose requesting the same.

          Section 17.03. Headings. The division of this Ground Lease into sections, the provision of table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Ground Lease.

          Section 17.04. Notice. All communications, declarations, demands and notices provided for in this Ground Lease shall be in writing and shall be given in the manner and addressed as set forth in the Participation Agreement. So long as the Sublease remains in effect, a copy of any notice required to be given by either party hereto shall be given to Sublessee, and a copy of any notice received by any party hereto from Sublessee shall be given to the other party hereto, and a copy of any notice required to be given by the Ground Lessee to Sublessee under the Sublease shall be given to the Ground Lessor.

          Section 17.05.  Governing Law.   This Ground Lease shall be
governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles.

          Section 17.06. Memorandum of Lease and Recordation. Each of the parties hereto will, promptly upon request of the other, execute a notice or memorandum of this Ground Lease. A memorandum of this Ground Lease may be recorded by either party hereto. The party causing or requiring the recordation of such memorandum shall pay all recordation, transfer or other tax or fee incident to such recordation.

          Section 17.07. Severability of Provisions. Any provision of this Ground Lease that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the Ground Lessee and the Ground Lessor hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

          Section 17.08. Amendment. The provisions of this Ground Lease may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by the Ground Lessor and the Ground Lessee.

          Section 17.09. Multiple Counterparts. This Ground Lease may be executed in a number of identical counterparts, each of which constitutes an original, but all of which together shall constitute one and the same agreement; provided, however, that in making proof of this Ground Lease, it shall not be necessary for any party hereto to produce or account for more than one such counterpart.

          Section 17.10. Successors and Assigns. This Ground Lease shall be binding upon and inure to the benefit of the Ground Lessor and the Ground Lessee, and their respective permitted administrations, successors and assigns, except as otherwise limited or specifically qualified in this Ground Lease.

          Section 17.11. Attorneys' Fees. In the event of any action or proceeding brought by either party under this Ground Lease against the other party, the prevailing party in such action or proceeding shall be entitled to recover from the other party all costs or expenses (including reasonable attorneys' fees) incurred by reason of such action or proceeding.

          Section 17.12. Attornment and Non-Disturbance. From time to time at the request of the Ground Lessee, the Ground Lessor shall execute and deliver to the Ground Lessee for the benefit of any tenant in the Improvements attornment and non-disturbance agreements in form and substance reasonably satisfactory to the Ground Lessor, under which the Ground Lessor, as applicable, shall agree to recognize the lease of any such tenant and to permit such tenant to remain in occupancy of its premises within the Improvements notwithstanding any default hereunder by the Ground Lessee, so long as such tenant is not in default under the lease covering its premises within the Improvements and the tenancy of such tenant does not extend beyond the Ground Lease Term (calculated without regard to terminations resulting from a Ground Lessee's Default). Any such agreement shall provide that such tenant is obligated to attorn to the Ground Lessor if this Ground Lease is terminated under the terms hereof and to recognize the Ground Lessor as the landlord under the lease with such tenant covering its premises within the Improvements. The issuance of any such agreement shall in no way release or diminish the Ground Lessee's duties and obligations under this Ground Lease.

          Section 17.13. Non-Merger. There shall be no merger of this Ground Lease, the Demised Premises or the Improvements with the fee estate in and to the Demised Premises, by reason of the fact that this Ground Lease, or the Improvements, or any interest in any of them, may at any time be held directly or indirectly by or for the account of any Person who shall own the fee estate in and to the Demised Premises, or any portion thereof, and no such merger shall occur unless and until all persons at the time having any interest in the fee estate and all persons having any interest in this Ground Lease, the leasehold estate, or the Improvements, including the holder of any mortgage upon the fee estate in and to the Demised Premises, shall join in a written instrument effecting such merger.

          Section 17.14. Inspection. Upon not less than five (5) Business Days' notice to the Ground Lessee, the Ground Lessor and its authorized representatives shall have the right, at its own expense (and subject, in each event, to Applicable Law, then existing leases as to the Improvements, and the Ground Lessee's reasonable procedures), to inspect the Demised Premises and the books and records of the Ground Lessee relating to the Demised Premises and the Improvements and the operation thereof, and to make copies of and extracts therefrom (other than copies of and extracts from proprietary data and information).

          Section 17.15.  Further Assurances and Cooperation.   The Ground
Lessor and the Ground Lessee each agree to cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the other party from time to time may reasonably request in order to carry out more effectively the intent and purposes of this Ground Lease. Upon request of the Ground Lessee, the Ground Lessor shall cooperate with the Ground Lessee in obtaining the valid and effective issuance or transfer or amendment, as the case may be, of all Governmental Actions necessary, or in the reasonable opinion of the Ground Lessee desirable, for the ownership, operation and possession of the Demised Premises (or any property purported to be covered by this Ground Lease) by the Ground Lessee or any transferee, lessee or assignee thereof.

          Section 17.16 Perpetuities Savings Clause. If any option or other provision under this Ground Lease would, in the absence of the limitation imposed by this Section 17.16, be invalid or unenforceable as being in violation of the rule against perpetuities or any other rule of law relating to the vesting of an interest in property or the suspension of the power of alienation of property, then such option or other provision shall be exercisable only during the period which shall end twenty (20) years and six (6) months after the date of death of the last survivor of the descendants of Joseph P. Kennedy (deceased father of the late President, John F. Kennedy) alive on the date of the execution and delivery of this Ground Lease.


                         ARTICLE XVIII

                          THE SUBLEASE


          Section 18.01 The Sublease. Notwithstanding any other provision of this Ground Lease to the contrary, as long as the Sublease is in effect and has not expired or been terminated, to the extent that any term, condition or covenant contained in this Ground Lease is inconsistent with any term, condition or covenant contained in the Sublease, the terms, conditions and covenants contained in the Sublease shall govern as though such terms, conditions and covenants were contained herein, and compliance with the terms, covenants and conditions of the Sublease by Sublessee shall be deemed to constitute full compliance with the terms, conditions and covenants contained in this Ground Lease, so that no default of the Ground Lessee shall exist hereunder so long as the Sublease has not been terminated.


          IN WITNESS WHEREOF, each of the parties hereto has caused this Ground Lease to be duly executed by an officer thereunto duly authorized as of the date and year first above written.



                        GROUND LESSOR

                            CALIFORNIA-RELCO LIMITED PARTNERSHIP TRUST

                                            By:  Wilmington Trust Company,
                             not in its individual capacity but solely as
                             Remainderman Trustee


                        By:
                        Name:
                        Title:




                        GROUND LESSEE

                            STATE STREET BANK AND TRUST COMPANY OF
                        CALIFORNIA, not in its individual capacity, but solely as Owner Trustee

                        By:
                        Name:
                        Title:
State of New York   )
                    )   SS.:
County of New York  )


          On December ___, 1993 before me, _____________________, Notary
Public, personally appeared, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal




        SIGNATURE                                           [seal]






State of New York   )
                    )  SS.:
County of New York  )


          On December ___, 1993 before me,
____________________________, Notary Public, personally appeared, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Witness my hand and official seal




        SIGNATURE                                           [seal]
                                  EXHIBIT  A

                 [insert description of the Demised Premises]


                                  EXHIBIT  B

                       [insert Basic Ground Lease Rent]


                                                        Exhibit C


                            Form of


                        LEASE AGREEMENT


         [Set forth as Exhibit 4.3.3 to this Form 8-K]



                                        EXHIBIT D-1






                        TRUST AGREEMENT




                 dated as of December 21, 1993


                            between

                   PMCC LEASING CORPORATION,
                     as Owner Participant,



                              and



      STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA,
                     NATIONAL ASSOCIATION,
                             as Owner Trustee










               SMITH'S FOOD & DRUG CENTERS, INC.
                   Leveraged Lease of Six (6)
                    Food and Drug Stores and
                  One (1) Distribution Center








                       TABLE OF CONTENTS

                                                             Page

     ARTICLE I

                          DEFINITIONS

     ARTICLE II

      AUTHORITY TO EXECUTE AND PERFORM VARIOUS DOCUMENTS;
             DECLARATION OF TRUST BY STATE STREET
          SECTION 2.01. Authority To Execute and Perform Various
          Documents.                                            2
          SECTION 2.02.  Declaration of Trust by State Street   2

     ARTICLE III

                            PAYMENTS
          SECTION 3.01.  Payments from Trust Estate Only.       3
          SECTION 3.02.  Method of Payment                      3

     ARTICLE IV

                         DISTRIBUTIONS

     ARTICLE V

                  DUTIES OF THE OWNER TRUSTEE
          SECTION 5.01.                  Notice of Certain Events
          4
          SECTION 5.02.                  Action upon Instructions
          5
          SECTION 5.03.                           Indemnification
          5
          SECTION 5.04.   No Duties Except as Specified in Trust
               Agreement or Instructions                        5
          SECTION 5.05.         No Action Except Under Specified
               Documents or Instructions                        6
          SECTION 5.06.                         Absence of Duties
          6

     ARTICLE VI

                       THE OWNER TRUSTEE
          SECTION 6.01.            Acceptance of Trust and Duties
          6
          SECTION 6.02.                   Furnishing of Documents
          7
          SECTION 6.03. No Representations or Warranties as to the Lessor Interest in Respect of Any of
               the Properties or Transaction Documents          7
          SECTION 6.04.     No Segregation of Moneys; No Interest
          8
          SECTION 6.05.               Reliance; Advice of Counsel
          8
          SECTION 6.06.         Not Acting in Individual Capacity
          8
          SECTION 6.07.            Books and Records; Tax Returns
          9

     ARTICLE VII

              INDEMNIFICATION OF THE OWNER TRUSTEE
                    BY THE OWNER PARTICIPANT
          SECTION 7.01.  The Owner Participant To Indemnify
                    State Street                                9
          SECTION 7.02.                 Compensation and Expenses
          10

     ARTICLE VIII

                 TERMINATION OF TRUST AGREEMENT
          SECTION 8.01.            Termination of Trust Agreement
          10
          SECTION 8.02.       Termination at Option of the Owner
               Participant                                     11
          SECTION 8.03.        Actions by the Owner Trustee upon
               Termination                                     11
          SECTION 8.04.       Bankruptcy of the Owner Participant
          11

     ARTICLE IX

          SUCCESSOR OWNER TRUSTEES, CO-OWNER TRUSTEES
                  AND SEPARATE OWNER TRUSTEES
          SECTION 9.01.        Resignation of the Owner Trustee;
               Appointment of Successor                        12
          SECTION 9.02.         Co-Trustees and Separate Trustees
          13
          SECTION 9.03.  Notice                                13

     ARTICLE X

                   SUPPLEMENTS AND AMENDMENTS
          SECTION 10.01. Supplements and Amendments            14
          SECTION 10.02.                 Limitation on Amendments
          14

     ARTICLE XI

         TRANSFER OF INTEREST OF THE OWNER PARTICIPANT
          SECTION 11.01. Transfer of Interest of the Owner
               Participant                                     14
          SECTION 11.02. Transferee's Agreement                15

     ARTICLE XII

                         MISCELLANEOUS
          SECTION 12.01. No Legal Title to Trust Estate in the
               Owner Participant                               15
          SECTION 12.02. Sale of Lessor Interest in Respect of Any of the Properties by the Owner
               Trustee is Binding                              15
          SECTION 12.03. Limitations on Rights of Others       16
          SECTION 12.04. Notices                               16
          SECTION 12.05. Severability                          16
          SECTION 12.06. Limitation on the Owner Participant's
               Liability                                       16
          SECTION 12.07. Separate Counterparts; Dating         16
          SECTION 12.08. Successors and Assigns                16
          SECTION 12.09. Headings                              16
          SECTION 12.10. GOVERNING LAW                         17
          SECTION 12.11. Administration of Trust               17
          SECTION 12.12. Performance by the Owner Participant  17
          SECTION 12.13. Conflict with Transaction Documents   17
          SECTION 12.14. No Implied Waiver                     17

                        TRUST AGREEMENT


          TRUST AGREEMENT dated as of December 21, 1993 (this "Trust Agreement"), between PMCC Leasing Corporation, a Delaware corporation (the "Owner Participant"), and State Street Bank and Trust Company of
California, National Association ("State Street").

          WHEREAS, the Owner Participant desires to form the Trust created hereby for the purpose of purchasing the Improvements on and Estate for Years in each of the Properties from Smith's Food & Drug Centers, Inc., a Delaware corporation (the "Lessee"), acquiring the Option from the Remainderman and carrying out certain transactions contemplated by the Transaction Documents; and

          WHEREAS, State Street is willing to act as trustee hereunder (in such capacity, with its permitted successors and assigns, the "Owner Trustee") and to accept the Trust created hereby;

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   DEFINITIONS

          For purposes of this Trust Agreement, capitalized terms used in this Trust Agreement and not otherwise defined in this Trust Agreement shall have the meanings assigned to them in Appendix A to that certain Participation Agreement dated as of December 21, 1993 (the "Participation Agreement"), among the Lessee, the Owner Participant, Philip Morris Capital Corporation, as Owner Participant Parent, the Owner Trustee, California-Relco Limited Partnership Trust, as Remainderman, California-Relco Limited Partnership, as Remainderman Participant, Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity except as expressly stated therein, but solely as Remainderman Trustee, Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity except as expressly stated therein, but solely as Indenture Trustee, Bank of America National Trust and Savings Association, as Initial Noteholder, and Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity except as expressly stated therein, but solely as Pass Through Trustee. Unless otherwise indicated, references in this Trust Agreement to articles, sections, paragraphs, clauses, appendices, schedules and exhibits are to the same contained in this Trust Agreement.


                                   AUTHORITY TO EXECUTE AND PERFORM VARIOUS
DOCUMENTS;
              DECLARATION OF TRUST BY STATE STREET

          SECTION 2.01. Authority To Execute and Perform Various Documents. The Owner Participant hereby authorizes and directs the Owner Trustee (i) to execute and deliver, as trustee for and on behalf of the Owner Participant, each Transaction Document to which the Owner Trustee is a party and, pursuant to the terms of the Indenture, to execute, issue and deliver to the Initial Noteholder on the Closing Date the Series J Notes and to the Pass Through Trustee on the Debt Refinancing Date the Refinancing Notes (each such Transaction Document and such Notes to be in the form approved by the Owner Participant), (ii) to execute and deliver all other agreements, instruments and certificates contemplated by the documents referred to in clause (i) above, (iii) to take whatever action shall be required to be taken by the Owner Trustee by the terms of, and exercise its rights and perform its duties under, each of the documents, agreements, instruments and certificates referred to in clauses (i) and
(ii) above as set forth in such documents, agreements and certificates, and
(iv) subject to the terms of this Trust Agreement, to take such other action in connection with the foregoing as the Owner Participant may from time to time direct.

          SECTION 2.02.  Declaration of Trust by State Street.
State Street hereby declares that it will hold the estate, right, title and interest in and to the Lessor Interest in respect of each of the Properties, the Transaction Documents and any other property contributed by the Owner Participant, including, without limitation, all funds advanced to the Owner Trustee by the Owner Participant, all proceeds from the sale of the Notes, all installments and other payments of Rent, insurance proceeds and condemnation awards, Termination Values, Casualty Values, indemnity or other payments of any kind, but specifically (i) including all property included in the Indenture Estate and (ii) excluding all Excepted Payments and Excepted Rights (collectively, the "Trust Estate"), as Owner Trustee upon the trusts set forth herein and for the use and benefit of the Owner Participant; subject, however, to the lien and security interest on the Trust Estate granted to the Indenture Trustee for the use and benefit of the Noteholders as provided in the Indenture.


                                   PAYMENTS

          SECTION 3.01. Payments from Trust Estate Only. All payments to be made by the Owner Trustee under this Trust Agreement shall be made only from the income and proceeds from the Trust Estate and only to the extent that the Owner Trustee shall have received income or proceeds from the Trust Estate to make such payments in accordance with the terms hereof, except as specifically provided in Section 6.01. The Owner Participant agrees that it will look solely to the income and proceeds from the Trust Estate to the extent available for payment as herein provided and that, except as specifically provided herein,
State Street shall not be liable to the Owner Participant for any amounts payable under this Trust Agreement and shall not be subject to any liability under this Trust Agreement.

          SECTION 3.02. Method of Payment. All amounts payable to the Owner Participant pursuant to this Trust Agreement shall be paid or caused to be paid by the Owner Trustee to, or for the account of, the Owner Participant, or its nominee, by transferring such amount in immediately available funds to a banking institution or banking institutions with bank wire transfer facilities for the account of the Owner Participant or as otherwise instructed in writing from time to time by the Owner Participant. All amounts payable to the Indenture Trustee pursuant to Article IV below shall be paid to the Indenture Trustee in the manner specified in the Indenture.


                                   DISTRIBUTIONS

          Subject to the terms and requirements of the Transaction Documents, all payments and amounts received by State Street as Owner Trustee or on its behalf shall be distributed forthwith upon receipt in the following order of priority: first, so much of such payment or amount as shall be required to pay or reimburse it for any fees, compensation or expenses (including reasonable attorneys' fees and expenses) not otherwise paid or reimbursed to State Street as to which State Street is entitled to be paid or reimbursed hereunder shall be retained by the Owner Trustee and forthwith remitted to State Street; and, second, the balance, if any, of such payment or amount remaining thereafter shall be distributed to the Owner Participant; provided, however, that in the event that the Indenture shall have been discharged, the Owner Trustee shall in all events pay any amounts due and payable under the Lease prior to making any distribution to the Owner Participant; provided, however, that during the occurrence and continuance of a Lease Event of Default, any such payment which would be required to be made to the Lessee pursuant to the terms of the Lease shall be held and invested by the Owner Trustee pursuant to Section 9(h) of the Lease as further security for the obligations of the Lessee under the Lease, and at such time as there shall not be continuing any Lease Event of Default, such payment shall be made to the Lessee.

          Anything in this Article IV or elsewhere in this Trust Agreement to the contrary notwithstanding, any Excepted Payment received at any time by the Owner Trustee shall be distributed promptly to the Person entitled to receive such Excepted Payment.


                                   DUTIES OF THE OWNER TRUSTEE

          SECTION 5.01. Notice of Certain Events. In the event the Owner Trustee shall have knowledge of any Default, Event of Default, Indenture Default, Indenture Event of Default or Event of Loss, the Owner Trustee shall give prompt telephonic notice thereof followed by written confirmation to the Owner Participant, the Lessee, the Remainderman Trustee and the Indenture Trustee unless such Default, Event of Default, Indenture Default, Indenture Event of Default or Event of Loss no longer exists before the giving of such notice. Subject to the provisions of Section 5.03, the Owner Trustee shall take or refrain from taking such action, not inconsistent with the provisions of the Transaction Documents, with respect thereto as the Owner Participant shall direct by written instructions to the Owner Trustee. If the Owner Trustee shall have given the Owner Participant notice of any event and shall not have received written instructions as above provided within 30 days after mailing notice of such event to the Owner Participant, the Owner Trustee may, but shall be under no duty to, and shall have no liability for its failure or refusal to, take or refrain from taking any action with respect thereto, not inconsistent with the provisions of the Transaction Documents, as the Owner Trustee shall deem advisable and in the best interests of the Owner Participant. For all purposes of this Trust Agreement, in the absence of actual knowledge of an officer in the Corporate Trust Administration Department of State Street, the Owner Trustee shall be deemed not to have knowledge of any Default, Event of Default, Indenture Default, Indenture Event of Default or Event of Loss unless such officer of the Owner Trustee receives notice thereof given by or on behalf of the Owner Participant, the Lessee, the Indenture Trustee or any Noteholder.

          SECTION 5.02. Action upon Instructions. Subject to the provisions of Sections 5.01 and 5.03, upon the written instructions of the Owner Participant, the Owner Trustee will take or refrain from taking such action or actions, not inconsistent with the provisions of the Transaction Documents, as may be specified in such instructions.

          SECTION 5.03. Indemnification. The Owner Trustee shall not be required to take or refrain from taking any action under this Trust Agreement or any other Transaction Document (other than the actions specified in the first sentence of Section 5.01 and in the last sentence of
Section 5.04) unless
State Street shall have been indemnified by the Lessee or, if State Street reasonably believes such indemnity to be inadequate, by the Owner Participant, in manner and form reasonably satisfactory to State Street, against any liability, fee, cost or expense (including reasonable attorneys' fees and expenses) that may be incurred or charged in connection therewith, other than such as may result from the willful misconduct or gross negligence of the Owner Trustee; and, if the Owner Participant shall have directed the Owner Trustee to take or refrain from taking any action under any Transaction Document, the Owner Participant agrees to furnish such indemnity by a written undertaking of indemnification and, in addition, to pay the reasonable compensation of State Street for the services performed or to be performed by the Owner Trustee pursuant to such direction. The Owner Trustee shall not be required to take any action under any Transaction Document if State Street shall reasonably determine, or shall have been advised by counsel, that such action is likely to result in personal liability for which State Street has not been and will not be adequately indemnified or is contrary to the terms hereof or of any Transaction Document to which the Owner Trustee is a party or is otherwise contrary to law.

          SECTION 5.04. No Duties Except as Specified in Trust Agreement or Instructions. The Owner Trustee shall not have any duty or obligation to manage, control, use, make any payment in respect of, register, record, insure, inspect, sell, dispose of or otherwise deal with the Lessor Interest in respect of each of the Properties or any other part of the Trust Estate, or to otherwise take or refrain from taking any action under or in connection with any Transaction Document to which the Owner Trustee is a party, except as expressly provided by the terms of this Trust Agreement or in written instructions from the Owner Participant received pursuant to Section 5.01, 5.02 or 6.07; and no implied duties or obligations shall be read into this Trust Agreement against the Owner Trustee. State Street nevertheless agrees that it will, at its own cost and expense, promptly take all action as may be necessary to discharge any Lessor's Liens arising by, through or under it on any part of the Trust Estate.

          SECTION 5.05. No Action Except Under Specified Documents or Instructions. State Street agrees that it will not manage, control, use, sell, dispose of or otherwise deal with the Lessor Interest in respect of each of the Properties or any other part of the Trust Estate except (i) as required by the terms of the Transaction Documents, (ii) in accordance with the powers granted to, or the authority conferred upon, it pursuant to this Trust Agreement or (iii) in accordance with the express terms hereof or with written instructions from the Owner Participant pursuant to
Section 5.01, 5.02 or 6.07.

          SECTION 5.06. Absence of Duties. Except in accordance with written instructions furnished pursuant to Section 5.01, 5.02 or 6.07, and without limitation of the generality of Section 5.04, the Owner Trustee shall not have any duty to (i) file, record or deposit any Transaction Document or any other document, or to maintain any such filing, recording or deposit or to refile, rerecord or redeposit any such document,
(ii) obtain insurance on the Lessor Interest in respect of each of the Properties or effect or maintain any such insurance, other than to receive and forward to the Owner Participant any notices, policies, certificates or binders furnished to the Owner Trustee pursuant to the Lease,
(iii) maintain the Lessor Interest in respect of each of the Properties,
(iv) pay or discharge any Tax or any Lien owing with respect to or assessed or levied against any part of the Trust Estate, except as provided in the last sentence of Section 5.04, other than to forward notice of such Tax or Lien received by the Owner Trustee to the Owner Participant, (v) confirm, verify, investigate or inquire into the failure to receive any reports or financial statements of the Lessee, (vi) inspect the Lessor Interest in respect of each of the Properties at any time or ascertain or inquire as to the performance or observance of any of the covenants of the Lessee or any other Person under any Transaction Document with respect to the Lessor Interest in respect of each of the Properties, or (vii) manage, control, use, sell, dispose of or otherwise deal with the Lessor Interest in respect of each of the Properties or any part thereof or any other part of the Trust Estate, except as provided in Section 5.05.


                                   THE OWNER TRUSTEE

          SECTION 6.01.  Acceptance of Trust and Duties.
State Street accepts the trust hereby created and agrees to perform the same, but only upon the terms of this Trust Agreement. State Street agrees to receive, manage and disburse all moneys constituting part of the Trust Estate actually received by it as Owner Trustee in accordance with the terms of this Trust Agreement. State Street shall not be answerable or accountable under any circumstances, except for (i) its own willful misconduct or gross negligence, (ii) the inaccuracy of any of its representations or warranties contained in Section 6.03 of this Trust Agreement or Section 5.3 of the Participation Agreement, (iii) its failure to perform obligations expressly undertaken by it in the last sentence of
Section 5.04
of this Trust Agreement, (iv) Taxes based on or measured by any fees, commissions or compensation received by it for acting as Owner Trustee in connection with any of the transactions contemplated by the Transaction Documents, (v) its failure to use ordinary care to receive, manage and disburse moneys actually received by it in accordance with the terms hereof, and (vi) any other claims, amounts or taxes otherwise excluded from the Lessee's indemnity obligations pursuant to Section 7.1 or 7.3 of the Participation Agreement (disregarding for purposes of this clause (vi) Sections 7.1(6) and 7.3(k) of the Participation Agreement).

          SECTION 6.02. Furnishing of Documents. The Owner Trustee will furnish to the Owner Participant, promptly upon receipt thereof, duplicates or copies of all reports, notices, requests, demands, opinions, certificates, financial statements and any other instruments or writings furnished to the Owner Trustee hereunder or under the Transaction Documents, unless by the express terms of any Transaction Document a copy of the same is required to be furnished by some other Person directly to the Owner Participant, or the Owner Trustee shall have determined that the same has already been furnished to the Owner Participant.

          SECTION 6.03. No Representations or Warranties as to the Lessor Interest in Respect of Any of the Properties or Transaction Documents. State Street makes (i) NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE TITLE, VALUE, CONDITION, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE OF THE LESSOR INTEREST IN RESPECT OF ANY OF THE PROPERTIES OR ANY OTHER REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE LESSOR INTEREST IN RESPECT OF ANY OF THE PROPERTIES WHATSOEVER, except that State Street hereby represents, warrants and covenants to the Owner Participant that it will comply with the last sentence of Section 5.04, and (ii) no representation or warranty as to the validity or enforceability of any Transaction Document or as to the correctness of any statement made by a Person other than State Street or the Owner Trustee contained in any thereof, except that State Street represents, warrants and covenants to the Owner Participant that this Trust Agreement has been and each of the other Transaction Documents which contemplates execution thereof by the Owner Trustee and the Notes has been or will be executed and delivered by its officers who are, or will be, duly authorized to execute and deliver documents on its behalf, and this Agreement and each of the other Transaction Documents to which the Owner Trustee is a party constitute the legal, valid and binding obligation of State Street, enforceable against it in accordance with their terms, except as such terms may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors and by general principles of equity.

          SECTION 6.04. No Segregation of Moneys; No Interest. Except as otherwise provided herein or in any of the Transaction Documents, moneys received by the Owner Trustee hereunder need not be segregated in any manner, except to the extent required by law, and may be deposited under such general conditions as may be prescribed by law, and neither State Street nor the Owner Trustee shall be liable for any interest thereon, except as may be agreed to by State Street or the Owner Trustee.

          SECTION 6.05.  Reliance; Advice of Counsel.
State Street shall not incur any liability to any Person in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it in good faith to be signed by the proper party or parties. State Street may accept and rely upon a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect.
As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein,
State Street may for all purposes hereof rely on an Officers' Certificate of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to State Street for any action taken or omitted to be taken by it in good faith in reliance thereon. In the administration of the trusts hereunder, State Street may execute any of the trusts or powers hereof and perform its powers and duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled Persons to be selected and employed by it, and State Street shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled Persons and not contrary to this Trust Agreement.

          SECTION 6.06. Not Acting in Individual Capacity. All Persons having any claim against State Street or the Owner Trustee by reason of the transactions contemplated by the Transaction Documents shall look only to the Trust Estate (or a part thereof, as the case may be) for payment or satisfaction thereof, except as specifically provided in this Article VI and except to the extent that State Street shall otherwise expressly agree in any Transaction Document to which it is a party.

          SECTION 6.07. Books and Records; Tax Returns. The Owner Trustee shall be responsible for the keeping of all appropriate books and records relating to the receipt and disbursement of all moneys that it may receive or be entitled to hereunder or under any other Transaction Document. At the request and expense of the Owner Participant, the Owner Trustee shall file an application with the Internal Revenue Service for a taxpayer identification number with respect to the trust created hereby and prepare or cause to be prepared and sign and/or file the Federal fiduciary tax return with respect to Taxes due and payable by the trust created hereby in connection with the transactions contemplated hereby or by any other Transaction Document; provided, however, that the Owner Trustee shall send a copy of the completed return to the Owner Participant not more than 60 nor less than 10 days prior to the due date of the return. The Owner Participant, upon request by the Owner Trustee, shall furnish the Owner Trustee with all such information as may be reasonably required from the Owner Participant in connection with the preparation of such tax returns. The Owner Trustee shall keep copies of all returns delivered to or filed by it.


                                   INDEMNIFICATION OF THE OWNER TRUSTEE
                    BY THE OWNER PARTICIPANT

          SECTION 7.01.  The Owner Participant To Indemnify
State Street. The Owner Participant agrees to assume liability for, and to indemnify and hold harmless State Street from and against, any and all liabilities, obligations, indemnity obligations, losses (excluding loss of anticipated profits), damages, claims, actions, suits, judgments, out-of-pocket costs, expenses and disbursements (including legal and consultants' fees and expenses) of any kind and nature whatsoever (collectively, the "Expenses") which may be imposed on, incurred by or asserted at any time against State Street or the Owner Trustee (but only if and to the extent State Street is not indemnified for such Expenses by the Lessee or any other Person within a reasonable time after demand therefor) in any way relating to or arising out of the Trust Estate, any of the properties included therein, the administration of the Trust Estate or any action or inaction of the Owner Trustee hereunder or under the Transaction Documents, except only that the Owner Participant shall not be required to indemnify State Street for Expenses arising or resulting from any of the matters described in the last sentences of Sections 5.04 and 6.01. The indemnities contained in this Section 7.01 shall survive the termination of this Trust Agreement.

          SECTION 7.02. Compensation and Expenses. State Street shall receive as compensation for its services hereunder such ordinary fees as are fair, reasonable and customary for the performance of such services and as may heretofore and from time to time hereafter be agreed upon between the Owner Participant and State Street. State Street shall be entitled to be reimbursed for its reasonable expenses (including reasonable attorneys' fees) incurred in the performance of its duties as Owner Trustee hereunder and to be compensated reasonably for any extraordinary services rendered hereunder. The Owner Participant agrees promptly to compensate or reimburse State Street for any fees and expenses not otherwise paid or reimbursed by the Lessee pursuant to Section 10.2 or 10.3 of the Participation Agreement.


                                   TERMINATION OF TRUST AGREEMENT

          SECTION 8.01. Termination of Trust Agreement. This Trust Agreement and the trusts created hereby shall terminate and the Trust Estate shall, subject to the provisions of the Participation Agreement, the Indenture and Article IV, be distributed to the Owner Participant, and this Trust Agreement shall be of no further force or effect, upon the earlier of
(i) the written request of the Owner Participant following both the final discharge of the Indenture pursuant to Section 3.1 thereof and the sale or other final disposition by the Owner Trustee of all property constituting part of the Trust Estate and the final distribution by the Owner Trustee of all moneys or other property or proceeds constituting part of the Trust Estate in accordance with the terms of Article IV hereof and (ii) 21 years after the death of the last survivor of the descendants of the late King George V of the United Kingdom of Great Britain and Northern Ireland who were living on the date hereof, but if any such rights, privileges or options shall be or become valid under Applicable Law for a period subsequent to the 21st anniversary of the death of such last survivor (or, without limiting the generality of the foregoing, if legislation shall become effective providing for the validity or permitting the effective grant of such rights, privileges and options for a period in gross exceeding the period for which such rights, privileges and options are hereinabove stated to extend and be valid), then such rights, privileges or options shall not terminate as aforesaid but shall extend to and continue in effect, but only if such nontermination and extension shall then be valid under Applicable Law, until such time as the same shall, under Applicable Law, cease to be valid.

          SECTION 8.02. Termination at Option of the Owner Participant. Notwithstanding Section 8.01, this Trust Agreement and the trusts created hereby shall terminate and the Trust Estate shall be distributed to the Owner Participant, and this Trust Agreement shall be of no further force and effect, upon the election of the Owner Participant by notice to the Owner Trustee, if such notice shall be accompanied by the written agreement of the Owner Participant assuming all the obligations of the Owner Trustee under or contemplated by the Transaction Documents and all other obligations of the Owner Trustee incurred by it as trustee hereunder; provided, however, that the Owner Participant agrees for the express benefit of the Indenture Trustee and the Noteholders that no such election shall be effective until the lien and security interest of the Indenture on the Indenture Estate shall have been released and until full payment of the principal of, premium, if any, and interest on the Notes and all other sums due to the Noteholders shall have been made. Such written agreement shall be reasonably satisfactory in form and substance to the Owner Trustee and shall release the Owner Trustee from all further obligations of the Owner Trustee hereunder and under the agreements and other instruments mentioned in the preceding sentence.

          SECTION 8.03. Actions by the Owner Trustee upon Termination. Upon termination of this Trust Agreement and the trusts created hereby pursuant to Section 8.01 or Section 8.02, the Owner Trustee shall take such action as may be requested by the Owner Participant to transfer the Trust Estate to the Owner Participant, including, without limitation, the execution of instruments of transfer or assignment with respect to any of the Transaction Documents to which the Owner Trustee is a party.

          SECTION 8.04. Bankruptcy of the Owner Participant. The bankruptcy, insolvency or other similar incapacity of the Owner Participant shall not (i) operate to terminate this Trust Agreement, (ii) entitle the Owner Participant's legal representatives to claim an accounting or to take any action in any court for a partition or winding up of the Trust Estate or (iii) otherwise affect the rights, obligations and liabilities of the parties hereto. Without the prior written consent of the Indenture Trustee, the Owner Participant may not withdraw from the Trust or obtain possession of, or otherwise exercise remedies with respect to, the Trust Estate or any portion thereof prior to the satisfaction and discharge of the lien and security interest of the Indenture on the Indenture Estate or prior to the payment in full of the principal of, premium, if any, and interest on the Notes and all other sums due to the Noteholders; provided, however, that nothing in this Section 8.04 shall prevent the transfer of the Owner Participant's beneficial interest in the Trust Estate with respect to any Property pursuant to Section 11.01 of this Trust Agreement and Article VIII of the Participation Agreement.


                                   SUCCESSOR OWNER TRUSTEES, CO-OWNER
TRUSTEES
                  AND SEPARATE OWNER TRUSTEES

                  The Owner Trustee may resign at any time without cause by giving at least 30 days' prior written notice to the Owner Participant and the Indenture Trustee, such resignation to be effective on the acceptance of appointment by a successor Owner Trustee under Section 9.01(b). The Owner Trustee may be removed with or without cause at any time by the Owner Participant with 60 days prior written notice and a copy of which shall be concurrently delivered by the Owner Participant to the Indenture Trustee. Any such removal shall be effective upon the acceptance of appointment by a successor Owner Trustee under Section 9.01(b). In case of the resignation or removal of the Owner Trustee, the Owner Participant may appoint a successor Owner Trustee by an instrument signed by the Owner Participant. If a successor Owner Trustee shall not have been appointed within 30 days after the giving of written notice of such resignation or the delivery of the written instrument with respect to such removal, the Owner Trustee or the Owner Participant may apply to any court of competent jurisdiction to appoint a successor Owner Trustee to act until such time, if any, as a successor shall have been appointed and shall have accepted its appointment as above provided. Any successor Owner Trustee so appointed by such court shall immediately and without further act be superseded by any successor Owner Trustee appointed as above provided within one year from the date of the appointment by such court.

               Any successor Owner Trustee, however appointed, shall execute and deliver to the predecessor Owner Trustee an instrument accepting such appointment, and thereupon such successor Owner Trustee, without further act shall become vested with all the estates, properties, rights, powers, duties and trusts of the predecessor Owner Trustee in the trusts hereunder with like effect as if originally named an Owner Trustee herein; but nevertheless, upon the written request of such successor Owner Trustee such predecessor Owner Trustee shall execute and deliver an instrument transferring to such successor Owner Trustee, upon the trusts herein expressed, all the estates, properties, rights, powers, duties and trusts of such predecessor Owner Trustee, and such predecessor Owner Trustee shall duly assign, transfer, deliver and pay over to successor Owner Trustee all moneys or other property then held by such predecessor Owner Trustee upon the trusts herein expressed.

               Any successor Owner Trustee, however appointed, shall be a bank or trust company incorporated and doing business within the United States of America and having a combined capital and surplus of at least $100,000,000, if there be such an institution willing, able and legally qualified to perform the duties of Owner Trustee hereunder upon reasonable or customary terms.

               Any corporation into which the Owner Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Owner Trustee shall be a party, or any corporation to which substantially all the corporate trust business of the Owner Trustee may be transferred, shall, subject to the terms of Section 9.01(c), be the Owner Trustee under this Trust Agreement without further act.

          SECTION 9.02. Co-Trustees and Separate Trustees. Whenever the Owner Trustee or the Owner Participant shall deem it necessary or prudent in order to conform to any law of any jurisdiction in which all or any part of the Trust Estate shall be situated or to make any claim or bring any suit with respect to the Trust Estate, the Notes or any Transaction
Document or the Declaration, or the Owner Trustee or the Owner Participant shall be advised by counsel satisfactory to it that it is so necessary or prudent, the Owner Trustee and the Owner Participant shall execute and deliver an agreement supplemental hereto and all other instruments and agreements, and shall take all other action, necessary or proper to constitute one or more Persons, who need not meet the requirements of
Section 9.01(c) (and the Owner Trustee may appoint one or more of its officers), either as co-trustee or co-trustees jointly with the Owner Trustee of all or any part of the Trust Estate, or as separate trustee or separate trustees of all or any part of the Trust Estate, and to vest in such Persons, in such capacity, such title to the Trust Estate or any part thereof and such rights or duties as may be necessary or desirable, all for such period and under such terms and conditions as are satisfactory to the Owner Trustee and the Owner Participant. In case any co-trustee or separate trustee shall die, become incapable of acting, resign or be removed, the title to the Trust Estate and all rights and duties of such co-trustee or separate trustee shall, so far as permitted by law, vest in and be exercised by the Owner Trustee, without the appointment of a successor to such co-trustee or separate trustee.

          SECTION 9.03. Notice. At all times that a successor Owner Trustee is appointed pursuant to Section 9.01, an Owner Trustee resigns pursuant to Section 9.01 or a co-trustee or separate trustee is appointed pursuant to Section 9.02, the Owner Participant shall give notice of such fact within 30 days of its occurrence to (y) the Lessee, if the Lease is then in effect and (z) the Indenture Trustee, if the Indenture has not been discharged.


                                   SUPPLEMENTS AND AMENDMENTS

          SECTION 10.01.  Supplements and Amendments.  Subject to
Section 10.02 of this Trust Agreement and Sections 6.2(d) and 6.3(b) of the Participation Agreement, at the written request of the Owner Participant, this Trust Agreement shall be amended by a written instrument signed by State Street and the Owner Participant, but if in the opinion of State Street any instrument required to be so executed adversely affects any right, duty or liability of, or immunity or indemnity in favor of, it or the Owner Trustee under this Trust Agreement or any of the Transaction Documents to which it or the Owner Trustee is a party, or would cause or result in any conflict with or breach of any terms, conditions or provisions of, or default under, its charter documents or by-laws or any document contemplated hereby to which it or the Owner Trustee is a party, State Street may in its sole discretion decline to execute such instrument, unless it shall have been provided an indemnity satisfactory to it by the Owner Participant.

          SECTION 10.02.  Limitation on Amendments.  Notwithstanding
Section 10.01, State Street shall not, without the consent of the Indenture Trustee, execute any amendment that might result in the trusts created hereunder being terminated prior to the satisfaction and discharge of the lien and security interest of the Indenture on the Indenture Estate or prior to the payment in full of the principal of and premium, if any, and interest on the Notes.


                                   TRANSFER OF INTEREST OF THE OWNER
PARTICIPANT

          SECTION 11.01. Transfer of Interest of the Owner Participant. Subject to the provisions of the Transaction Documents, including, without limitation, Article VIII of the Participation Agreement, the Owner Participant may assign, convey or otherwise transfer all or any of its right, title and interest in and to the Trust Estate with respect to any Property by giving written notice to the Owner Trustee at least 30 days prior to such proposed transfer specifying (i) the name and address of the proposed Transferee, (ii) the effective date of the proposed transfer and
(iii) the percentage of the interest of the Owner Participant in such Trust Estate to be transferred. Upon any assignment, conveyance or transfer of all of the interest of the Owner Participant the transferor Owner Participant shall, upon such assignment, conveyance or transfer, be released and discharged without further act or formality whatsoever from the indemnification obligations imposed under Section 7.01 arising after such transfer date. No such assignment, conveyance or transfer shall violate any provision of Applicable Law or create a relationship which would be in violation thereof. The Owner Trustee shall not be on notice of or otherwise be bound by any such assignment, conveyance or transfer until it shall have received an executed counterpart of the instrument of such assignment, conveyance or transfer.

          SECTION 11.02.  Transferee's Agreement.  No assignment,
conveyance or other transfer pursuant to Section 11.01 shall be effective unless the Transferee shall have executed and delivered to State Street an instrument containing the Transferee's agreement to bound by the terms of this Trust Agreement.


                                   MISCELLANEOUS

          SECTION 12.01. No Legal Title to Trust Estate in the Owner Participant. The Owner Participant shall not have legal title to any part of the Trust Estate; provided, however, that the Owner Participant has a beneficial interest in the Trust Estate. No transfer, by operation of law or otherwise, of any right, title or interest of the Owner Participant in and to the Trust Estate or hereunder shall operate to terminate this Trust Agreement or the Trust or the trusts hereunder or entitle any successor or transferee to an accounting or to the transfer to it of legal title to any part of the Trust Estate.

          SECTION 12.02. Sale of Lessor Interest in Respect of Any of the Properties by the Owner Trustee is Binding. Any sale, transfer, or other conveyance of the Lessor Interest in respect of any of the Properties or any part thereof, or any assignment of rights under the Lease by the Owner Trustee made pursuant to the terms of this Trust Agreement or any other Transaction Document shall bind the Owner Participant and shall be effective to sell, transfer and convey all right, title and interest of the Owner Trustee and the Owner Participant in and to the Lessor Interest in respect of any of the Properties or any part thereof or such rights under the Lease, as the case may be. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Owner Trustee.

          SECTION 12.03. Limitations on Rights of Others. Nothing in this Trust Agreement, whether express or implied, shall be construed to give to any Person, other than
State Street, the Owner Trustee, the Owner Participant and the Indenture Trustee, any legal or equitable right, remedy or claim under or in respect of this Trust Agreement, any covenants, conditions or provisions contained herein or in the Trust Estate.

          SECTION 12.04. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices hereunder shall be given as provided in the Participation Agreement.

          SECTION 12.05. Severability. Any provision of this Trust Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          SECTION 12.06. Limitation on the Owner Participant's Liability. The Owner Participant shall not have any liability for the performance of this Trust Agreement except as expressly set forth herein.

          SECTION 12.07. Separate Counterparts; Dating. This Trust Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Although this Trust Agreement is dated as of the date first above written for convenience, the actual dates of execution hereof by the parties hereto are respectively the dates set forth under the signatures hereto, and this Trust Agreement shall be effective on the latest of such dates.

          SECTION 12.08. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, State Street, the Owner Trustee and its successors and assigns and the Owner Participant and its successors and assigns, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by the Owner Participant shall bind the successors and assigns of the Owner Participant. It is the intention of the parties hereto that the Trust constitute a trust formed pursuant to the laws of the State of California with the purpose of facilitating the transactions contemplated by the Transaction Documents.

          SECTION 12.09. Headings. The headings of the various articles and sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

          SECTION 12.10. GOVERNING LAW. THIS TRUST AGREEMENT HAS BEEN DELIVERED IN, AND SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF, THE STATE OF
CALIFORNIA.

          SECTION 12.11. Administration of Trust. The principal place of administration of the Trust shall be in Los Angeles, California.

          SECTION 12.12. Performance by the Owner Participant. Any obligation of the Owner Trustee hereunder or under any Transaction Document or other document contemplated herein may be performed by the Owner Participant and any such performance shall not be construed as a revocation of the trusts created hereby.

          SECTION 12.13. Conflict with Transaction Documents. If this Trust Agreement (or any instructions given by the Owner Participant pursuant hereto) shall require that any action be taken with respect to any matter and any other Transaction Document (or any instructions duly given in accordance with the terms thereof) shall require that a different action be taken with respect to such matter, and such actions shall be mutually exclusive, the provisions of such other Transaction Document, in respect thereof, shall control.

          SECTION 12.14. No Implied Waiver. No term or provision of this Trust Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing entered into as provided in
Section 10.01; and any such waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.
          IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the dates set forth below.


                                OWNER PARTICIPANT:

                                PMCC LEASING CORPORATION


                                By:
                                   Name:
                                   Title:

                                Date:


                                OWNER TRUSTEE:
[Corporate Seal]
                                STATE STREET BANK AND TRUST
COMPANY OF CALIFORNIA,
                                NATIONAL ASSOCIATION


                                By:
Name:
                                   Title:

                                Date:


The address of the within named Owner Participant is:
800 Westchester Avenue
Rye Brook, New York 10573-1031
Attn: Senior Vice President - Lease Financing

The address of the within named Owner Trustee is:
c/o  State Street Bank and Trust Company of Connecticut,
     National Association
725 South Figueroa Street
Los Angeles, California 90017


STATE OF NEW YORK   )
                    )  ss.:
COUNTY OF NEW YORK  )

     The foregoing Trust Agreement was acknowledged before me, the
undersigned Notary Public, in the County of [         ],
[          ], this __th day of ______, 1993, by _____________, as an
Authorized Signatory of PMCC LEASING CORPORATION, a Delaware corporation, as Owner Participant.


[Notarial Seal]
                                   Notary Public




STATE OF             )
                     )  ss.:
COUNTY OF            )

     The foregoing Trust Agreement was acknowledged before me, the
undersigned Notary Public, in the County of [            ],
[               ], this __th day of ____, 1993, by ___________, as [     ],
of STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, NATIONAL ASSOCIATION,
a [               ].


[Notarial Seal]
                                   Notary Public




                                                      Exhibit D-2






                    BUSINESS TRUST AGREEMENT
                 dated as of December 21, 1993

                            Between


             CALIFORNIA-RELCO LIMITED PARTNERSHIP,
                  as REMAINDERMAN PARTICIPANT


                              and


                    WILMINGTON TRUST COMPANY
                    as REMAINDERMAN TRUSTEE



                       TABLE OF CONTENTS

                                                                Page
ARTICLE I
                          DEFINITIONS                              1
                 1.01.  Capitalized Terms.                         1

ARTICLE II
                          ORGANIZATION                             3
                 2.01.  Name.                                      3
                 2.02.  Office.                                    3
                 2.03.  Purpose and Powers.                        4
                 2.04.  Appointment of the Remainderman Trustee.   4
                 2.05.  Declaration of Trust.                      5
                 2.06.  Liabilities of Trust.                      5
                 2.07.  Situs of Trust.                            6
                 2.08.            Title to Remainderman Trust Estate      6

ARTICLE III
            CONCERNING THE REMAINDERMAN PARTICIPANT                7
                 3.01.  Action by the Remainderman Participant
                 with Respect to Certain Matters.                  7
                 3.02.  Representations and Warranties of the
                 Remainderman Participant.                         7

ARTICLE IV
              AUTHORITY AND DUTIES OF THE TRUSTEE                  7
                 4.01.  General Authority.                         7
                 4.02.  General Duties.                            9
                 4.03.  Restrictions on the Remainderman
                 Trustee's Power.                                  9
                 4.04.  Accounting and Reports to the
                 Remainderman Participant, the Internal Revenue
                 Service and Others.                               9
                 4.05.  Signature of Returns.                     10
                 4.06.  Right to Receive Instructions.            10
                 4.07.  No Duties Except as Specified in this
                 Agreement or in Instructions.                    11
                 4.08.  No Action Except Under Specified
                 Documents or Instructions.                       12
                 4.09.Certain Restrictions on Operations of the Trust.   12

ARTICLE V
              CONCERNING THE REMAINDERMAN TRUSTEE                 14
                 5.01.  Acceptance of Trusts and Duties.          14
                 5.02.  Furnishing of Documents.                  15
                 5.03.  Reliance; Advice of Counsel.              16
                 5.04.  Not Acting in Individual Capacity.        17

ARTICLE VI
                    COMPENSATION OF TRUSTEE                       17
                 6.01.  The Remainderman Trustee's Fees and
                 Expenses.                                        17
                 6.02.  Indemnification.                          18

ARTICLE VII
                      TERMINATION OF TRUST                        19
                 7.01.  Termination of Trust.                     19
                 7.02.  No Termination by the Remainderman
                 Participant.                                     19

ARTICLE VIII
           SUCCESSOR TRUSTEES AND ADDITIONAL TRUSTEES             20
                 8.01.  Resignation of the Remainderman Trustee;
                 Appointment of Successor.                        20
                 8.02  Co-Trustees and Separate Trustees          23

ARTICLE IX
                         MISCELLANEOUS                            26
                 9.01.  Supplements and Amendments.               26
                 9.02.  No Legal Title to Remainderman Trust
                 Estate in the Remainderman Participant.          26
                 9.03.  Sale of Remainderman Interests by the
                 Remainderman Trustee is Binding.                 27
                 9.04.  Limitations on Rights of Others.          27
                 9.05.  Notices.                                  28
                 9.06.  Severability.                             28
                 9.07.  Separate Counterparts.                    29
                 9.08.  Successors and Assigns.                   29
                 9.09.  Headings.                                 29
                 9.10.  Governing Law.                            29

                    BUSINESS TRUST AGREEMENT
          BUSINESS TRUST AGREEMENT dated as of December 21, 1993 (this "Agreement"), between CALIFORNIA-RELCO LIMITED PARTNERSHIP, a Connecticut limited partnership (the "Remainderman Participant") and WILMINGTON TRUST COMPANY, a Delaware banking corporation ("Wilmington").
          WHEREAS, the Remainderman Participant desires to form California-Relco Limited Partnership Trust, the Delaware business trust created hereby (the "Trust" or the "Remainderman") for the purpose of purchasing the Remainderman Interests in the Properties from the Lessee and carrying out certain transactions contemplated by the Transaction Documents; and
          WHEREAS, Wilmington is willing to act as trustee hereunder and to accept the trusts set forth herein;
          NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
                           ARTICLE I
                          DEFINITIONS
          1.01. Capitalized Terms. Unless the context shall otherwise require and except as contained in this Section 1.01, the capitalized terms used herein shall have the respective meanings assigned thereto in that certain Participation Agreement of even date herewith (the "Participation Agreement") among Smith's Food & Drug Centers, Inc., as Lessee, PMCC Leasing Corporation, as Owner Participant, Philip Morris Capital Corporation, as Owner Participant Parent, State Street Bank and Trust Company of California, National Association, not in its individual capacity except as expressly stated therein, but solely as Owner Trustee, the Remainderman Participant, Wilmington, not in its individual capacity except as expressly stated therein, but solely as remainderman trustee (the "Remainderman Trustee"), the Remainderman, Wilmington, not in its individual capacity except as expressly stated therein, but solely as Indenture Trustee and Pass Through Trustee, and Bank of America National Trust and Savings Association, as Initial Noteholder. All definitions contained in this Section 1.01 shall be equally applicable to both the singular and plural form of the terms defined. For all purposes of this Agreement, the following terms shall have the meanings set forth below:
          "Authorized Officer" means any officer of the Remainderman Trustee who is authorized to act for the Remainderman Trustee in matters relating to, and binding upon, the Remainderman and whose name appears on a list of such authorized officers furnished by the Remainderman Trustee as such list may be amended or supplemented from to time.
          "Business Trust Statute" means Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. 3801 et seq., as the same may be amended from time to time.
          "Certificate of Trust" means the Certificate of Trust to be filed by the Remainderman Trustee for the Trust pursuant to Section 3810(a) of the Business Trust Statute.
          "Fiscal year" means the calendar year from each January 1 to the following December 31.
          "Periodic Filings" means any filings or submissions that the Remainderman is required to make with any state or federal regulatory agency or under the Code.
          "Related Remainderman Agreements" means any instrument or agreement signed by the Remainderman Trustee on behalf of the Remainderman.
          "Remainderman Trust Estate" means all right, title and interest of the Remainderman in and to the Properties and any property contributed to the Remainderman by the Remainderman Participant or otherwise acquired by the Trust, including without limitation all distributions, payments or proceeds thereon.
          "Secretary of State" means the Secretary of State of the State of Delaware.
                           ARTICLE II
                          ORGANIZATION
          2.01. Name. The Trust created hereby shall be known as California-Relco Limited Partnership Trust, in which name the Remainderman Trustee may conduct business, make and execute deeds, mortgages, deeds of trust, indentures, leases, contracts and other instruments, acquire, mortgage, lease, convey and transfer real estate or other property, and sue and be sued.
          2.02. Office. The office of the Trust shall be in care of the Remainderman Trustee, addressed to Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, attention: Corporate Trust Administration, or at such other address as the Remainderman Trustee or any successor trustee may designate by notice to the Remainderman Participant.
          2.03. Purpose and Powers. The sole purpose of the Trust is to engage in the following activities: (i) acquiring and holding title to the Remainderman Trust Estate, (ii) accepting as a contribution from the Remainderman Participant the Remainderman Investment Amount in respect of the Remainderman Purchase Price for the Remainderman Interests, (iii) purchasing the Remainderman Interests from the Lessee by paying on the Closing Date the Remainderman Purchase Price for the Remainderman Interests, (iv) entering into the Option Agreement with the Owner Trustee and granting the Owner Trustee the Option, (v) entering into the Out Parcel Agreement with the Lessee, the Owner Trustee and the Indenture Trustee providing for reconveyance of certain out-parcels to the Lessee, and (vi) such other activities as may be required in connection with conservation of the Remainderman Trust Estate. Effective as of the execution hereof, the Remainderman Trustee shall have all the rights, powers and duties set forth herein and in the Business Trust Statute with respect to accomplishing the purposes of the Trust, and the execution of any Related Remainderman Agreement shall bind the Trust to the extent provided therein.
          2.04. Appointment of the Remainderman Trustee. The Remainderman Participant hereby appoints the Remainderman Trustee as trustee of the Trust effective as of the date hereof, to have all the rights, powers and duties set forth herein. The Remainderman Participant hereby grants to the Remainderman Trustee, and the Remainderman Trustee acknowledges receipt in trust from the Remainderman Participant, as of the date hereof, the sum of one Dollar ($1) constituting the initial Remainderman Trust Estate.
          2.05. Declaration of Trust. The Remainderman Trustee hereby declares that it will hold the Remainderman Trust Estate in trust upon and subject to the conditions set forth herein for the use and benefit of the Remainderman Participant, subject to the obligations of the Remainderman Trustee under the Related Remainderman Agreements. It is the intention of the parties hereto that the Trust constitutes a business trust under the Business Trust Statute, that this Agreement constitutes the governing instrument of the Trust, and that the Remainderman Trustee be authorized to file a Certificate of Trust with the Secretary of State in accordance with
Section 3810(a) of the Business Trust Statute; provided, however, that notwithstanding anything set forth herein to the contrary, it is the intention of the parties hereto that the Trust constitute a grantor trust within the meaning of Section 671 through 679 of the Code and in accordance with Section 3809 of the Business Trust Statute.
          2.06. Liabilities of Trust. In accordance with the parties' intention that the Trust constitute a grantor trust for federal income tax purposes and as permitted by Section 3803 of the Business Trust State, the Remainderman Participant hereby expressly agrees that it shall be personally liable for the obligations of the Trust to the same extent as would a trustor of a common law express trust under Delaware law with terms and conditions similar to those of this Agreement, including, without limitation, Article V and Section 7.01 hereof, and therefore that for purposes of determining the personal liability of the Remainderman Participant for the performance of any obligations of the Remainderman Trustee or the Trust hereunder, the Remainderman Participant shall not be treated as a stockholder of a private corporation for profit within meaning of Section 3803 of the Business Trust Statute. No later than the Business Day immediately preceding the date on which the Participation Agreement is executed, the Remainderman Trustee shall cause the filing of the Certificate of Trust with the Secretary of State.
          2.07. Situs of Trust. The Trust will be located and administered in the State of Delaware. All bank accounts maintained by the Remainderman Trustee on behalf of the Trust shall be located in the State of Delaware. The Trust shall not have any employees in any state other than Delaware. Payments will be received by the Trust only in the State of Delaware and payments will be made by the Trust only from the State of Delaware. The Trust's only office is and will be at the office of the Trustee as set forth herein.
          2.08. Title to Remainderman Trust Estate. Title to all of the Remainderman Trust Estate shall be vested in the Trust until this Agreement terminates pursuant to Article VII hereof; provided, however, that if the laws of any jurisdiction require that title to any part of the Remainderman Trust Estate be vested in a trustee of the Trust, then title to that part of the Remainderman Trust Estate shall be deemed to be vested in the Remainderman Trustee or any co-trustee or separate trustee, as the case may be, appointed pursuant to Article VIII of this Agreement.
                          ARTICLE III
            CONCERNING THE REMAINDERMAN PARTICIPANT
          3.01. Action by the Remainderman Participant with Respect to Certain Matters. The Remainderman Participant shall comply with the applicable provisions of the Code and the applicable Treasury regulations thereunder in the manner necessary to effect the intention of the parties that the Trust be treated as a grantor trust as provided in Section 2.06 hereof and that the Trust be accorded such treatment until its termination pursuant to Section 7.01 hereof and shall take any action required by the Code or Treasury regulations thereunder in order to maintain the grantor trust status of the Trust.
          3.02. Representations and Warranties of the Remainderman Participant. The Remainderman Participant hereby represents and warrants to the Remainderman Trustee that this Agreement has been duly and validly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Remainderman Participant, enforceable in accordance with its terms.
                           ARTICLE IV
              AUTHORITY AND DUTIES OF THE TRUSTEE
          4.01.  General Authority.  The Remainderman Trustee is authorized to:
          (a) execute and deliver the Participation Agreement, the Tripartite Agreement, the Option Agreement, the Out Parcel Agreement and the other Related Remainderman Agreements;
          (b) pay the Remainderman Purchase Price to the Lessee in consideration of the purchase of the Remainderman Interests from the Lessee;
          (c) grant the Option to the Owner Trustee in consideration for receipt of the Option Purchase Price from the Owner Trustee;
          (d) accept delivery of the Remainderman Interests in the name of the Trust pursuant to the Remainderman Interest Deeds on behalf of the Remainderman Participant pursuant to the Participation Agreement;
          (e) on behalf of the Trust, accept and hold title to the Remainderman Interests for the use and benefit of the Remainderman
Participant pursuant to the Participation Agreement;   (f)  subject to
Section 5.01(c), execute and deliver all such other instruments, documents or certificates to which the Trust is a party and take all such other actions in accordance with the directions of the Remainderman Participant as the Remainderman Participant may deem necessary or advisable in connection with the transactions contemplated hereby, the taking of any such action by the Trustee in the presence of the Remainderman Participant or its counsel to evidence, conclusively, the direction of the Remainderman Participant;
          (g) subject to the terms of this Agreement, cause the Trust to exercise its rights and perform its duties under each of the documents, agreements, instruments and certificates referred to in clauses (a) to (f) above in accordance with the terms thereof;
          (h) subject to the terms of this Agreement, take such actions as are necessary to cause the Trust to qualify to do business where it is deemed necessary or appropriate by the Remainderman Participant; and
          (i) execute and file in the Office of the Secretary of State the Certificate of Trust, together with any and all amendments thereto, as required by the Business Trust Statute.
          4.02. General Duties. It shall be the duty of the Remainderman Trustee to discharge (or cause to be discharged) all of its responsibilities pursuant to the terms of this Agreement, and to administer the Trust in the interest of the Remainderman Participant.
          4.03. Restrictions on the Remainderman Trustee's Power. The Remainderman Trustee shall not have the power to take any action which is inconsistent with the powers and authority granted to the Remainderman Trustee pursuant to this Agreement or with any of the negative covenants of the Remainderman Trustee, set forth in Section 6.7 of the Participation Agreement, without the prior consent of the Remainderman Participant, the Owner Trustee, the Owner Participant or the Indenture Trustee.
          4.04. Accounting and Reports to the Remainderman Participant, the Internal Revenue Service and Others. The Remainderman Trustee shall, at the direction and expense of the Remainderman Participant, deliver to the Remainderman Participant, within 60 days of the end of each Fiscal Year, or more often, as may be required by the Code and the regulations thereunder, a statement in such forms and containing such information as may be required by such regulations, and as is necessary and appropriate to enable the Remainderman Participant to prepare its federal and state income tax returns.
          4.05. Signature of Returns. The Remainderman Trustee shall sign on behalf of the Trust the tax returns and other Periodic Filings of the Trust, unless Applicable Law requires the Remainderman Participant to sign such documents, in which case, so long as Applicable Law requires the Remainderman Participant to sign any such document, the Remainderman Participant shall sign such document. At any time that the Remainderman Participant is not required by law to sign any such document, then whomever is required by law to sign such document shall sign.
          4.06. Right to Receive Instructions. In the event that the Remainderman Trustee is unable to decide between alternative courses of action, or is unsure as to the application of any provision of this Agreement or any Related Remainderman Agreement, or such provision is ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement or any Related Remainderman Agreement permits any determination by the Remainderman Trustee or is silent or is incomplete as to the course of action which the Remainderman Trustee is required to take with respect to a particular set of facts, the Remainderman Trustee may give notice (in such form as shall be appropriate under the circumstances) to the Remainderman Participant requesting instructions and, to the extent that the Remainderman Trustee shall have acted or refrained from acting in good faith in accordance with any instructions received from the Remainderman Participant, the Remainderman Trustee shall not be liable on account of such action or inaction to any person. If the Remainderman Trustee shall not have received appropriate instructions within ten days of such notice (or within such shorter period of time as may be specified in such notice) the Remainderman Trustee may, but shall be under no duty to, take or refrain from taking such action, not inconsistent with this Agreement or the Related Remainderman Agreements, as the Trustee shall deem to be in the best interests of the Remainderman Participant, and the Remainderman Trustee shall have no liability to any person for such action or inaction.
          4.07. No Duties Except as Specified in this Agreement or in Instructions. The Remainderman Trustee shall not have any duty or obligation to manage, make any payment in respect of, register, record, sell, dispose of or otherwise deal with the Remainderman Trust Estate, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Trust or the Remainderman Trustee is a party, except as expressly provided by the terms of this Agreement and no implied duties or obligations shall be read into this Agreement against the Remainderman Trustee. Without in any way limiting the generality of the foregoing, the Remainderman Trustee shall have no duty to act or refrain from acting on behalf of the Trust pursuant to any Related Remainderman Agreement in the absence of the written direction of the Remainderman Participant. The Remainderman Trustee nevertheless agrees that it will, at its own cost and expense, promptly take all action as may be necessary to discharge any Remainderman's Liens on any part of the Remainderman Trust Estate attributable to it in its individual capacity.
          4.08. No Action Except Under Specified Documents or Instructions. The Remainderman Trustee shall not manage, control, use, sell, dispose of or otherwise deal with any part of the Remainderman Trust Estate except (i) in accordance with the powers granted to and the authority conferred upon the Remainderman Trustee pursuant to this Agreement and the Related Remainderman Agreements, and (ii) in accordance with the instructions delivered to the Remainderman Trustee pursuant to
Section 4.01(f) or 4.06 hereof.
          4.09. Certain Restrictions on Operations of the Trust. (a) Unless instructed otherwise by the Remainderman Participant, the Trust shall:
          (i) observe all procedures required by, and comply with the requirements and limitations of, its Certificate of Trust and this Agreement, as the "governing instrument" (as such term is defined in Section 3801(d) of the Business Trust Statute) in respect of the Trust;
          (ii) maintain its existence in good standing as a "business trust" (as such term is defined in Section 3801(a) of the Business Trust Statute);
          (iii) act solely in its own name in the conduct of the Trust's permitted activities;
          (iv) hold the Trust out to the public (including any creditors of the Trust, Wilmington or the Remainderman Participant) under the Trust's name as an entity separate and distinct from Wilmington or the Remainderman Participant;
          (v) conduct its business solely in the name of the Trust and not so as to mislead others as to the separate identities of the Trust, Wilmington and the Remainderman Participant and, without limiting the foregoing, make any written communications solely in the name of the Trust if they relate to the Trust, and solely in the name of Wilmington if they relate to Wilmington in its individual capacity;
          (vi) maintain Trust records and books of account correctly and separately from those of Wilmington and the Remainderman Participant and not commingle the Remainderman Trust Estate with the assets of Wilmington or the Remainderman Participant or any controlling person of Wilmington or the Remainderman Participant;
          (vii) maintain any financial statements of the Trust separate and distinct from those of Wilmington and the Remainderman Participant and file any tax returns separate from any tax returns of Wilmington and the Remainderman Participant;
          (viii) disclose, in accordance with and to the extent required by GAAP, in any annual financial statements of the Trust the effects of the transactions and activities contemplated by this Agreement and the other Transaction Documents to which the Remainderman is a party; and
          (ix) maintain the Certificate of Trust, this Agreement and any other governing instrument in respect of the Trust as official records of the Trust.
(b) The Remainderman Trustee and the Remainderman Participant shall not knowingly cause the Trust to violate any of the provisions of Section 4.9(a) hereof.
                           ARTICLE V
              CONCERNING THE REMAINDERMAN TRUSTEE
          5.01. Acceptance of Trusts and Duties. The Remainderman Trustee accepts the trusts hereby created and agrees to perform its duties hereunder with respect to the same but only upon the terms of this Agreement. The Remainderman Trustee shall not be personally liable under any circumstances, except: (i) for its own willful misconduct or gross negligence, (ii) for liabilities arising from the failure by the Remainderman Trustee to perform obligations expressly undertaken by it in the last sentence of Section 4.08, or (iii) for taxes, fees or other charges on, based on or measured by any fees, commissions or compensation received by the Remainderman Trustee in connection with any of the transactions contemplated by this Agreement or the Related Remainderman Agreements. In particular, but not by way of limitation:
          (a) The Remainderman Trustee shall not be personally liable for any error of judgment made in good faith by an Authorized Officer of the Remainderman Trustee;
          (b) The Remainderman Trustee shall not be personally liable with respect to any action taken or omitted to be taken by the Remainderman Trustee in good faith in accordance with the instructions of the Remainderman Participant;
          (c) No provision of this Agreement shall require the Remainderman Trustee to expend or risk its personal funds or otherwise incur or risk any financial liability in the performance of any of its rights or powers hereunder, if the Remainderman Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;
          (d) Under no circumstances shall the Remainderman Trustee be personally liable for any indebtedness of the Trust under any Related Remainderman Agreement; and
          (e) The Remainderman Trustee shall not be personally responsible for or in respect of the validity or sufficiency of this Agreement or for the due execution hereof by the Remainderman Participant, or for or in respect of the validity or sufficiency of the Related Remainderman Agreements.
          5.02. Furnishing of Documents. The Remainderman Trustee shall furnish to the Remainderman Participant, promptly upon receipt thereof, duplicates or copies of all material reports, notices, requests, demands, certificates, financial statements and any other instruments furnished to the Remainderman Trustee hereunder or relating in any way to the Remainderman Trust Estate (other than documents originated by or otherwise furnished to the Remainderman Participant).
          5.03.  Reliance; Advice of Counsel.
          (a) The Remainderman Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties. The Remainderman Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Remainderman Trustee may for all purposes hereof rely on a certificate, signed by the president or any vice president or by the treasurer or any assistant treasurer or the secretary or any assistant secretary of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Remainderman Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.
          (b) In the exercise or administration of the trusts hereunder and in the performance of its duties and obligations under any of the Related Remainderman Agreements, the Remainderman Trustee (i) may act directly or, at the expense of the Trust, through agents or attorneys pursuant to agreements entered into with any of them, and the Remainderman Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Remainderman Trustee with reasonable care; and (ii) may, at the expense of the Trust, consult with counsel, accountants and other skilled persons to be selected with reasonable care and employed by it, and the Remainderman Trustee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.
          5.04. Not Acting in Individual Capacity. Except as expressly provided in this Article V, in accepting the trusts hereby created, the Remainderman Trustee acts solely as trustee hereunder and not in its individual capacity, and all persons having any claim against the Remainderman Trustee by reason of the transactions contemplated by this Agreement or the Related Remainderman Agreements shall look only to the Remainderman Trust Estate for payment or satisfaction thereof.
                           ARTICLE VI
                    COMPENSATION OF TRUSTEE
          6.01. The Remainderman Trustee's Fees and Expenses. The Remainderman Trustee shall receive compensation by the Remainderman Participant for its services hereunder as may be agreed between the Remainderman Trustee and the Remainderman Participant. The Remainderman Trustee shall be entitled to be reimbursed by the Remainderman Participant for its reasonable expenses hereunder, including, without limitation, the reasonable compensation, expenses and disbursements of such agents, representatives, experts and counsel as the Remainderman Trustee may employ in connection with the exercise and performance of its rights and duties under this Agreement and the Related Remainderman Agreements, and to secure same, the Remainderman Trustee shall have a lien on the Remainderman Trust Estate which shall be prior to any interest therein of the Remainderman Participant.
          6.02. Indemnification. The Remainderman Participant shall be liable for, and hereby agrees to indemnify the Remainderman Trustee (in its individual capacity) and its successors, assigns, agents and servants, and any co-trustee or additional trustee appointed pursuant to Section 8.02 hereof (in its individual capacity) (each an "Indemnitee") from and against, any and all liabilities, obligations, losses, damages, taxes (other than taxes incurred as the result of the payment of fees and expenses pursuant to Section 6.01 hereof), claims, actions, suits, costs, expenses and disbursements (including legal fees and expenses) of any kind and nature whatsoever (collectively, "Expenses") which may be imposed on, incurred by or asserted at any time against any Indemnitee (whether or not indemnified against by other parties) in any way relating to or arising out of this Agreement, any Related Remainderman Agreement, the administration of the Remainderman Trust Estate or the action or inaction of the Remainderman Trustee hereunder, except only that the Remainderman Participant shall not be required to indemnify any Indemnitee for Expenses arising or resulting from any of the matters described in the second sentence of Section 5.01. The indemnities contained in this Section 6.02 shall survive the termination of this Agreement, and to secure the same, each Indemnitee shall have a lien on the Remainderman Trust Estate which shall be prior to any interest therein of the Remainderman Participant.
The indemnities contained in this Section 6.02 extend only to the Indemnitees in their individual capacities and shall not be construed as indemnities of the Remainderman Trust Estate.
                          ARTICLE VII
                      TERMINATION OF TRUST
          7.01. Termination of Trust. The trust created hereby shall terminate and the Remainderman Trust Estate shall be distributed to the Remainderman Participant and this Agreement shall be of no further force or effect upon the sale or other final disposition by the Remainderman Trustee of the Remainderman Trust Estate and the final distribution by the Remainderman Trustee of all moneys or other property or proceeds of the Remainderman Trust Estate in accordance with the terms of this Agreement and the Related Remainderman Agreements. Upon such termination, the Trustee shall cause the Certificate of Trust to be canceled in accordance with the provisions of Section 3810 of the Business Trust Statute.
          7.02. No Termination by the Remainderman Participant. Except as provided in Section 7.01, the Remainderman Participant shall not be entitled to terminate or revoke the Trust established hereunder, without the prior written consent of the Owner Trustee, the Lessee and the Owner Participant and the Indenture Trustee, to be granted or denied in their sole discretion; provided, however, that no such termination shall be effective until the certificate of cancellation described in Section 7.01 shall have been filed.
          The bankruptcy, death or incapacity of the Remainderman Participant (or any other beneficiary herewith) will not terminate this Agreement, nor entitle such person's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a petition or winding up of the Remainderman Trust Estate, nor otherwise affect the rights, obligations and liabilities of the parties hereof. No creditor of any Noteholder shall obtain legal title to or exercise legal or equitable remedies with respect to the Remainderman Trust Estate as a result of such Noteholder's holding a Note. No transfer, by operation of law or otherwise, of any right, title and interest of any Noteholder in and to its undivided beneficial interest in the Remainderman Trust Estate shall operate to terminate this Agreement or the Trust created hereby.
                          ARTICLE VIII
           SUCCESSOR TRUSTEES AND ADDITIONAL TRUSTEES
          8.01.  Resignation of the Remainderman Trustee; Appointment of
Successor.
          (a) The Remainderman Trustee may resign at any time without cause by giving at least 60 days' prior written notice to the Remainderman Participant, such resignation to be effective upon the acceptance of appointment by a successor remainderman trustee under Section 8.01(b) below. In addition, the Remainderman Participant may at any time remove the Remainderman Trustee without cause by an instrument in writing delivered to the Remainderman Trustee, such removal to be effective upon the acceptance of appointment by a successor remainderman trustee under
Section 8.01(b) below. In case of the resignation or removal of the Remainderman Trustee, the Remainderman Participant may appoint a successor remainderman trustee by an instrument signed by the Remainderman Participant; provided, however, that (i) in connection with the appointment of any successor to the Remainderman Trustee, the Remainderman Participant will consult with the Owner Participant and the Owner Trustee and consider in good faith their suggestions, (ii) any such successor shall be qualified to be the trustee of a Delaware business trust under the Business Trust Statute and (iii) at all times there shall be at least one trustee which satisfies the requirements of Section 3807 of the Business Trust Statute. If a successor remainderman trustee shall not have been appointed within 30 days after the giving of written notice of such resignation or the delivery of the written instrument with respect to such removal, the Remainderman Trustee or the Remainderman Participant may apply to any court of competent jurisdiction to appoint a successor remainderman trustee to act until such time, if any, as a successor remainderman trustee shall have been appointed as provided above. Any successor remainderman trustee so appointed by such court shall immediately and without further act be superseded by any successor remainderman trustee appointed as above provided within one year from the date of the appointment by such court.
          (b) Any successor remainderman trustee, however appointed, shall execute and deliver to the Remainderman Participant and the predecessor Remainderman Trustee an instrument accepting such appointment, and thereupon such successor remainderman trustee, without further act, shall become vested with all the estates, properties, rights, powers, duties and trust of the predecessor Remainderman Trustee in the trusts hereunder with like effect as if originally named the Remainderman Trustee herein; but nevertheless, upon the written request of such successor remainderman trustee, such predecessor Remainderman Trustee shall execute and deliver an instrument transferring to such successor remainderman trustee, upon the trusts herein expressed, all the estates, properties, rights, powers, duties and trusts of such predecessor Remainderman Trustee, and such Predecessor Remainderman trustee shall duly assign, transfer, deliver and pay over to such successor remainderman trustee all moneys or other property then held or subsequently received by such predecessor Remainderman Trustee upon the trusts herein expressed.
          (c) Any successor remainderman trustee, however appointed, shall be a "citizen of the United States" within the meaning of Section 101(16) of the Securities Act and shall also be a bank or trust company incorporated and doing business within the United States of America and having a combined capital and surplus of at least $50,000,000, if there by such an institution willing, able and legally qualified to perform the duties of the Remainderman Trustee hereunder upon reasonable or customary terms.
          (d) Any corporation into which the Remainderman Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Remainderman Trustee shall be a party, or any corporation to which substantially all the corporate trust business of the Remainderman Trustee may be transferred, shall, subject to the terms of Section 8.01(c), be the Remainderman Trustee under this Agreement without further act.
          (e)    Upon the happening of any of the events described in this
Section 8.01, the successor remainderman trustee shall cause an amendment to the Certificate of Trust to be filed with the Secretary of State, in accordance with the provisions of Section 3810 of the Business Trust Statute, indicating the change with respect to the Remainderman Trustee's identity.
          8.02 Co-Trustees and Separate Trustees. Notwithstanding anything contained herein to the contrary, neither Wilmington nor the Remainderman Trustee shall be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (i) require the consent or approval or authorization or order of or the giving of notice to, or the registration with or taking of any action in respect of, any state or other Governmental Authority or agency of any jurisdiction other than the State of Delaware; (ii) result in any fee, tax or other governmental charge under the laws of any jurisdiction or any political subdivisions thereof in existence on the date hereof other than the State of Delaware becoming payable by Wilmington; or (iii) subject Wilmington to personal jurisdiction in any jurisdiction other than the State of Delaware for causes of action arising from acts unrelated to the consummation of the transactions by Wilmington or the Remainderman Trustee, as the case may be, contemplated hereby. In addition, as a condition precedent to the foreclosure or other acquisition of title to any Remainderman Interest pursuant to this Agreement or otherwise, the Remainderman Trustee shall be entitled to obtain advice of counsel (which advice will be an expense to the Remainderman Participant) to determine whether such foreclosure results in the consequences described in clauses
(i), (ii) and (iii) of the preceding sentence. In the event that such counsel advises the Remainderman Trustee that such foreclosure or other acquisition of title will result in such consequences, the Remainderman Trustee will appoint an additional trustee pursuant to this Section 8.02 to proceed with such foreclosure or acquisition.
          Whenever the Remainderman Trustee or the Remainderman Participant, pursuant to this Section 8.02 or otherwise, shall deem it necessary or prudent in order to conform to any law of any jurisdiction in which all or any part of the Remainderman Trust Estate shall be situated or to make any claim or bring any suit with respect to the Remainderman Trust Estate, or any Transaction Document, or the Remainderman Trustee or the Remainderman Participant shall be advised by counsel satisfactory to it that it is so necessary or prudent, the Remainderman Trustee and the Remainderman Participant shall execute and deliver an agreement supplemental hereto and all other instruments and agreements, and shall take all other action, necessary or proper to constitute one or more Persons who need not meet the requirements of Section 9.01(c) (and the Remainderman Trustee may appoint one or more of its officers) either as co-trustee or co-trustees jointly with the Remainderman Trustee of all or any part of the Remainderman Trust Estate, or as separate trustee or separate trustees of all or any part of the Remainderman Trust Estate, and to vest in such Persons, in such capacity, such title to the Remainderman Trust Estate or any part thereof and such rights or duties as may be necessary or desirable, all for such period and under such terms and conditions as are satisfactory to the Remainderman Trustee and the Remainderman Participant. In case any co-trustee or separate trustee shall die, become incapable of acting, resign or be removed, the title to any part of the Remainderman Trust Estate vested in such co-trustee or separate trustee shall vest in the Trust and all rights and duties of such co-trustee or separate trustee shall vest in the Trust and all rights and duties of such co-trustee or separate trustee shall, so far as permitted by law, be exercised by the remaining Remainderman Trustee, without appointment of a successor to the Remainderman Trustee or such co-trustee or separate trustee.
                           ARTICLE IX
                         MISCELLANEOUS
          9.01. Supplements and Amendments. This Agreement may be amended only by a written instrument signed by the Remainderman Trustee and the Remainderman Participant at the time of such amendment; provided, however, that if, in the opinion of the Remainderman Trustee, any instrument required to be so executed adversely affects any right, duty or liability of, or immunity or indemnity in favor of, the Remainderman Trustee under this Agreement or any of the documents contemplated hereby to which the Remainderman Trustee is a party, or would cause or result in any conflict with or breach of any terms, conditions or provisions of, or default under, the charter documents or by-laws of the Remainderman Trustee or any documents contemplated hereby to which the Remainderman Trustee is a party, the Remainderman Trustee may in its sole discretion decline to execute such instrument. Notwithstanding the first sentence hereof, Wilmington shall not, without the consent of the Owner Participant, the Indenture Trustee and the Owner Trustee (which consent shall not be unreasonably withheld), execute any amendment that might result in the trusts created hereunder being terminated prior to the termination of the Ground Lease.
          9.02. No Legal Title to Remainderman Trust Estate in the Remainderman Participant. The Remainderman Participant shall not have legal title to any part of the Remainderman Trust Estate and shall only have an undivided beneficial interest therein. No transfer, by operation of law or otherwise, of any right, title and interest of the Remainderman Participant in and to its undivided beneficial interest in the Remainderman Trust Estate hereunder shall operate to terminate this Agreement or the trusts hereunder or entitle any successor transferee to an accounting or to the transfer to it of legal title to any part of the Remainderman Trust Estate.
          9.03. Sale of Remainderman Interests by the Remainderman Trustee is Binding. The sale or conveyance of any Remainderman Interest to any person by the Remainderman Trustee made under any Related Remainderman Agreement and pursuant to the terms of this Agreement shall bind the Remainderman Participant and shall be effective to transfer or convey the rights of the Remainderman Trustee and the Remainderman Participant in and to such Remainderman Estate to the extent set forth in such Related Remainderman Agreement. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any proceeds with respect thereto by the Remainderman Trustee.
          9.04. Limitations on Rights of Others. Nothing in this Agreement, whether express or implied, shall be construed to give to any person other than the Remainderman Trustee (in its individual and trustee capacities), the Remainderman Participant, the Owner Participant, the Indenture Trustee or the Lessee any legal or equitable right, remedy or claim in the Remainderman Trust Estate or under or in respect of this Agreement or any covenants, conditions or provisions contained herein.
          9.05. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices shall be in writing and delivered by hand, sent by overnight courier service or mailed by certified mail, postage prepaid, if to the Remainderman Trustee, addressed to:
Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, attention: Corporate Trust Administration, or to such other address as the Remainderman Trustee may have set forth in a written notice to the Remainderman Participant; and if to the Remainderman Participant, addressed to it at c/o Relco Inc., 3 Stamford Landing, Suite 310, Stamford, Connecticut 06902. Whenever any notice in writing is required to be given by the Remainderman Trustee hereunder, such notice shall be deemed given and such requirement satisfied, upon receipt, if delivered by hand, on the following day if delivered to an overnight courier service, and 72 hours after such notice is mailed by certified mail, postage prepaid, addressed as provided above; any notice given by the Remainderman Participant to the Remainderman Trustee shall be effective upon receipt by an Authorized Officer of the Remainderman Trustee.
          9.06. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          9.07. Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
          9.08. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the Remainderman Trustee and its successors and assigns and each Remainderman Participant and its successors and permitted assigns, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by the Remainderman Participant shall bind the successors and assigns of the Remainderman Participant.
          9.09. Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
          9.10. Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware (excluding conflict of law rules), including all matters of construction, validity and performance.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

                                   WILMINGTON TRUST COMPANY


                                By:
                                Name:
                                Title:

                                CALIFORNIA-RELCO LIMITED
                                  PARTNERSHIP

                                By: Relco Inc., General Partner



                                   By:
                                Name:  E. Wynn Plaut
                                Title: President


                                                        Exhibit E


                            Form of

                  PASS THROUGH TRUST AGREEMENT


    [Incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statment on Form S-3 (File No. 33-51097)
      filed with the Securities and Exchange Commission.]


                                                      Exhibit F-1


                            Form of

                        TRUST INDENTURE


         [Set forth as Exhibit 4.3.4 to this Form 8-K]


                                                      Exhibit F-2




                            Form of

              DEED OF TRUST, ASSIGNMENT OF LEASES
        AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING
             (containing a supplemental indenture)
                          [Series J-2]

                 dated as of December 21, 1993

                             among

                  STATE STREET BANK AND TRUST
          COMPANY OF CALIFORNIA, NATIONAL ASSOCIATION,
                a national banking association,
       not in its individual capacity except as expressly
           stated herein, but solely as Owner Trustee
    under the Trust Agreement dated as of December 21, 1993 with the Owner Participant, as Trustor;

                 STEWART TITLE OF CALIFORNIA,
             a California corporation, as Trustee;

                              and

                   WILMINGTON TRUST COMPANY,
                a Delaware banking corporation,
             the Indenture Trustee, as beneficiary

                      ___________________


               SMITH'S FOOD & DRUG CENTERS, INC.
         Leveraged Lease of One (1) Food and Drug Store


          DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING [Series J-2], dated as of December 21, 1993, containing the First Supplemental Indenture to the Trust Indenture and Security Agreement (the "First Supplemental Indenture"), dated as of December 21, 1993, this First Supplemental Indenture to be recorded in the Official Records of the county in which the Related Property is located (the "Recorder's Office") (the "Original Indenture," together with any supplemental indentures including this First Supplemental Indenture, the "Indenture"), among State Street Bank and Trust Company of California, a national banking association, not in its individual capacity, except as expressly provided herein, but solely as Owner Trustee (the "Owner Trustee") under the Trust Agreement dated as of December 21, 1993 (the "Trust Agreement") with the Owner Participant in favor of Stewart Title of California, a California corporation ("Trustee") and Wilmington Trust Company, a Delaware banking corporation, as trustee for the benefit of the Noteholders, as beneficiary hereunder (the "Indenture Trustee").


                           RECITALS:

          (a) The Owner Trustee has heretofore executed and delivered the Original Indenture to the Indenture Trustee to provide for the issuance from time to time of notes to be issued in one or more series (the "Notes");

          (b) Sections 2.13 and 11.1 of the Original Indenture provide, among other things, that the Owner Trustee and the Indenture Trustee may enter into indentures supplemental to the Original Indenture for, among other things, the purpose of establishing the form and terms of Notes of any series as permitted by Sections 2.13 and 11.1 of the Original Indenture;

          (c)  As contemplated by Section 7.1 of the Original Indenture and
Section 2.4 of the Participation Agreement, the Owner Trustee desires the issuance of a series of Notes to be designated as "Series J Notes" (the "Series J Notes") in order to finance a portion of the Lessor Purchase Price in connection with the purchase by the Owner Trustee of the Lessor Interests;

          (d) Pursuant to this First Supplemental Indenture, the Owner Trustee (i) desires to issue a subseries of the Series J Notes to be designated as the "J-2 Note" and (ii) has requested the Indenture Trustee to enter into this First Supplemental Indenture for the purpose of establishing the form and terms of the J-2 Note;

          (e) The Original Indenture (as defined below) provides for the execution and delivery of Supplemental Indentures thereto in order to specifically mortgage a particular Lease and the Lessor Interest leased thereby in order to secure a particular series of Notes;

          (f) All action on the part of the Owner Trustee necessary to authorize the issuance of the J-2 Notes under the Original Indenture and this First Supplemental Indenture has been duly taken; and

          (g) All acts and things necessary to make the J-2 Notes, when executed by the Owner Trustee and authenticated and delivered by the Indenture Trustee as provided in the Original Indenture, the legal, valid and binding obligations of the Owner Trustee, and to constitute a valid and binding supplemental indenture, deed of trust, leasehold deed of trust, assignment of leases and rents and security agreement according to its terms, have been done and performed, and the execution of this First Supplemental Indenture and the creation and issuance under the Indenture of the J-2 Notes have in all respects been duly authorized, and the Owner Trustee, in the exercise of the legal right and power vested in it, executes this First Supplemental Indenture and proposes to create, execute, issue and deliver the J-2 Notes;

          NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH that, in order to establish the form and terms of and to authorize the authentication and delivery of the J-2 Notes and to grant security for the payment thereof, and in consideration of the premises, of the acceptance by the Indenture Trustee of the trust hereby created and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in order to secure (a) the payment of the principal of, Premium, if any, and interest on the J-2 Notes outstanding from time to time hereunder according to their tenor and effect, and (b) the performance and observance by the Owner Trustee for the benefit of the holders from time to time of the J-2 Notes and the Indenture Trustee of all the covenants, agreements and provisions contained herein and in the J-2 Notes, in each case for the uses and purposes and subject to the terms and provisions hereof:


                        GRANTING CLAUSE:

          The Owner Trustee hereby irrevocably grants, transfers, assigns, mortgages, warrants, conveys, aliens, demises, releases, assigns, transfers, sets over, delivers and conveys to the Trustee, in trust, with power of sale and right of entry, for the benefit of the Indenture Trustee, its successors and assigns, upon the terms and conditions of this First Supplemental Indenture, the following described property, rights and privileges, whether now owned or held or hereafter acquired (herein called the "Indenture Estate [Series B]"), to wit:

               (a) all right, title and interest of the Owner Trustee, now existing or hereafter arising, in and to the Related Lessor Interest in respect of Property B as more fully described in Exhibit A attached hereto and incorporated herein;

               (b) all right, title and interest of the Owner Trustee, now existing or hereafter arising, in and to the Deed in respect of the Related Lessor Interest, the Option Agreement to the extent that such Option Agreement relates to Property B, Lease B in respect of the Related Lessor Interest, and all sums now or hereafter payable to the Owner Trustee with respect thereto, including, without limitation, (A) all amounts of Rent under Lease B, payments pursuant to Section 16 of Lease B, insurance proceeds and condemnation, requisition and other awards and payments of any kind for or with respect to any part of the Indenture Estate [Series B] as contemplated in or by the Granting Clause Documents (the foregoing sums, excluding all Excepted Payments, being hereinafter referred to as the "Assigned Payments") and (B) all rights (exclusive of Excepted Rights) of the Owner Trustee, now existing or hereafter arising, to exercise any election or option or to make any decision or determination or to give or receive any notice, consent, waiver or approval or to take any other action under or in respect of any Granting Clause Document relating to or in connection with the Related Lessor Interest (including, without limitation, but subject to Section 6(c) of Lease B, all the Owner Trustee's right, title, interest and estate in, to and under, any and all warranties and other claims against dealers, manufacturers, vendors, contractors and subcontractors relating to the construction, use or maintenance of the Related Lessor Interest), as well as all rights, powers and remedies on the part of the Owner Trustee, now existing or hereafter arising and whether arising under any Granting Clause Document relating to or in connection with the Related Lessor Interest, or by statute or at law or equity or otherwise, arising out of any Event of Default under Lease B;

               (c) all moneys and securities now or at any time hereafter paid to or deposited with or required to be paid to or deposited with the Indenture Trustee pursuant to any provision of the Original Indenture or any Granting Clause Document, in each case, relating to or in connection with the Related Lessor Interest and held or required to be held by the Indenture Trustee hereunder or under the Original Indenture;

               (d) all rents (including Rent), issues, profits, products, revenues and other income of all property from time to time subjected to the lien and security interest of this First Supplemental Indenture (other than such amounts derived from Lessee's Property or properties title to which has vested in the Lessee pursuant to Section 8(e) of Lease B), and all right, title and interest of every nature whatsoever of the Owner Trustee, now existing or hereafter arising, in and to the same and every part thereof;

               (e) all other property of every kind and description, real, personal and mixed, and all interests therein (other than the Lessee's Property referred to in Section 8(h) of Lease B), now owned or hereafter acquired by the Owner Trustee, pursuant to the provisions of the Granting Clause Documents relating to or in connection with the Related Lessor Interest (excluding removed parts as to which title has vested in the Lessee pursuant to Section 8(g) of Lease B, whether located in the Related Lessor Interest or elsewhere, without the necessity of Supplemental Indentures), and the Indenture Trustee is hereby authorized to receive any such property and to hold and apply any and all such property subject to and in accordance with the terms of this First Supplemental Indenture as then supplemented;

               (f) all right, title and interest of the Owner Trustee, now existing or hereinafter arising, in and to the Tripartite Agreement to the extent such Tripartite Agreement relates to Property B; and

               (g) all proceeds of any of the foregoing.


          BUT EXCLUDING, HOWEVER, from the Indenture Estate [Series B] any and all Excepted Payments and Excepted Rights now existing or hereafter arising and subject to the following provisions:

               (aa) So long as no Indenture Event of Default shall have occurred and be continuing, the Owner Trustee at all times shall retain, to the exclusion of the Indenture Trustee, all rights of the Owner Trustee, now existing or hereafter arising, to exercise any election or option or to make any decision or determination or to give or receive any notice, consent, waiver or approval or to take any other action under or in respect of the Granting Clause Documents as relating to or in connection with the Related Lessor Interest, as well as all rights, powers and remedies on the part of the Owner Trustee, now existing or hereafter arising, and arising under the Granting Clause Documents as relating to or in connection with the Related Lessor Interest or by statute or at law or in equity or otherwise, arising out of any Default or Event of Default under Lease B; provided, however, that, except insofar as the same relates to Excepted Payments to which the Owner Trustee or the Owner Participant is entitled, the Owner Trustee shall not, without prior written consent of the Indenture Trustee given with the consent of a Majority in Interest of Noteholders, agree to any amendment to, or any modification, waiver, discharge, supplement, or termination of, or grant any consent under, any term or provision of (i) the following provisions of Lease B: Section 2(a),
Section 2(b) (if the result thereof would be to shorten the term of Lease B to a period shorter than the period ending with the latest maturity of the J-2 Notes), Section 3(a), Section 3(b) (if the result thereof would be that the Basic Rent payable thereunder would be insufficient to pay principal or interest on the J-2 Notes as same became due and payable), Section 3(c)(i),
Section 3(c)(ii) (if the result thereof would be that the Supplemental Rent payable thereunder would be insufficient to pay Premium, if any, in respect of the J-2 Notes), Section 3(c)(iii) (if the result thereof would be to reduce any amount payable to or for the account of the Indenture Trustee or the Pass Through Trustee), Section 3(g), Section 4, Section 5(a) (if the result thereof would permit a use not permitted by Applicable Law or which would constitute a public or private nuisance), Section 5(b), Section 6(a),
Section 6(b), Section 7, Section 8(a)(i), Section 8(c) (with respect to the proviso of the penultimate sentence thereto), Section 8(g), Section 8(h),
Section 8(i), Section 9 (if the result thereof would be to lower the threshhold for a Casualty to constitute an Event of Loss or adversely affect or delay or decrease the amount of any prepayment of the J-2 Notes in the event of an Event of Loss), Section 10 (other than Section 10(b)),
Section 11(a), Section 11(b) (other than consents and actions of the Owner Trustee, set forth in such section), Section 11(e), Section 14 (if the result thereof would be to adversely affect, delay or decrease the amount of any prepayment of the J-2 Notes), Section 15 and Section 16; (ii) the definitions contained in Appendix A to the extent that any amendment, modification, waiver, discharge, supplement or termination, or consent to any thereof, would result in a substantive change to any of the foregoing provisions which would contradict or alter any such provision in a manner that would be prohibited as set forth above; and provided, further, that the Owner Trustee may not, without the prior written consent of the Indenture Trustee given with the consent of a Majority in Interest of Noteholders, terminate Lease B except as provided by clause (bb) below.

               (bb) During the continuance of any Indenture Event of Default caused by an Event of Default under Lease B, the Owner Trustee at all times shall be entitled on a non-exclusive basis with the Indenture Trustee to (i) enforce any covenant or obligation (including obligations in respect of the payment of Rent) of the Lessee under Lease B; provided, that in so enforcing any such covenant, the Owner Trustee may not exercise any remedies under Section 16(a) (i) of Lease B other than as provided in clause (ii) below, unless such exercise is required by law in order to effect the Owner Trustee's rights under clause (ii) below, (ii) declare Lease B in default and exercise remedies solely pursuant to Section 16(a)
(v) (D) thereof (and such other remedies as are required by law in order to effect the rights of the Owner Trustee under this clause), (iii) [INTENTIONALLY OMITTED] and (iv) receive any notice under the Granting Clause Documents as relating to or in connection with the Related Lessor Interest, provided that any amount obtained by the Owner Trustee, as a consequence of any of the above actions which is payable to the Indenture Trustee or any Noteholder or to which the Indenture Trustee is entitled shall (apart from Excepted Payments) be received by the Owner Trustee, for the benefit of, and immediately paid over to, the Indenture Trustee.

               (cc) Subject to subparagraph (aa) above, but otherwise without the consent of any of the Noteholders, at any time and from time to time, the respective parties to the Transaction Documents may modify, amend or supplement any of such Transaction Documents (other than this First Supplemental Indenture or the Original Indenture) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions thereof or modifying in any manner the rights of the respective parties thereunder or may give any consent or waiver thereunder; provided, however, that no such modification, amendment, supplement, consent or waiver shall without the consent of each Noteholder affected thereby, modify, amend or supplement, or give any consent in respect of or waive any provision of, Lease B in such manner (i) as to reduce the amounts payable by the Lessee under Lease B assigned to the Indenture Trustee, or change the time for the payment thereof, so that such payments are less than the amounts necessary to pay the principal of, Premium, if any, and interest on the Outstanding J-2 Notes when due (whether at maturity, upon acceleration or otherwise) or (ii) as would release the Lessee from its obligation in respect of payment of Basic Rent, Casualty Value, Termination Value or any other amount payable under Lease B and intended to be used to pay the principal of, Premium, if any, or interest on the J-2 Notes, in any manner inconsistent with clause (i) above.

          To the extent any portion of the Indenture Estate [Series B] constitutes personal property under Applicable Law, the Owner Trustee hereby grants to the Indenture Trustee a security interest in such property and the proceeds thereof and the Indenture Trustee shall have, in addition to all rights and remedies provided herein and in the Original Indenture, all rights and remedies of a "secured party" under the Uniform Commercial Code and this First Supplemental Indenture shall also be deemed to be a "security agreement" for purposes of the Uniform Commercial Code. This First Supplemental Indenture, in addition to constituting a security agreement covering any personal property that is part of the Indenture Estate [Series B], constitutes (i) a deed of trust, and an absolute assignment of rents with respect to all estates in land, fixtures, leaseholds, easements or other interests in real property that are part of the Indenture Estate [Series B] and the rents, issues and profits thereof and (ii) a financing statement filed as a fixture filing under Section 9402(b) of the California Uniform Commercial Code, as amended or recodified from time to time, covering any portion of the Indenture Estate which is now or later may become fixtures. For purposes of such fixture filing, the "debtor" is the Owner Trustee whose address is State Street Bank and Trust Company of California, National Association, 725 S. Figueroa Street, Los Angeles, California 90017 and the "secured party" is the Indenture Trustee whose address is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

                      OBLIGATIONS SECURED:

          This First Supplemental Indenture is given for the purpose of securing payment and performance of the following obligations (collectively, the "Secured Obligations"): (a) the payment of the principal of, Premium, if any, and interest on the Series J-2 Notes outstanding from time to time hereunder according to their tenor and effect; (b) the performance and observance by the Owner Trustee of all the covenants, agreements and provisions contained herein and in the Series J-2 Notes; and (c) all present and future obligations of the Owner Trustee under this First Supplemental Indenture.

          The lien and security interest created hereby is created for the equal ratable benefit and security of the Indenture Trustee, as trustee for the Noteholders of the Outstanding Series J-2 Note from time to time without preference, priority or distinction of any one Note over any other so that all Outstanding Series J-2 Notes shall have the same right, lien and preference under and by virtue of this First Supplemental Indenture, and for the uses and purposes and subject to the terms and conditions set forth in the Indenture.

          PROVIDED, HOWEVER, that if the principal of, Premium, if any, and interest on the J-2 Notes, and all other amounts payable under or secured by this First Supplemental Indenture shall have been paid pursuant to
Section 3.1 of the Original Indenture or otherwise and the Owner Trustee shall have performed and complied with all the covenants, agreements, terms and provisions of the Indenture and this First Supplemental Indenture, then the Indenture and the rights hereby and thereby granted and assigned with respect to the J-2 Notes shall terminate with respect to the J-2 Notes.

          IT IS HEREBY COVENANTED AND AGREED that all the J-2 Notes are to be issued and delivered, and that all property, rights and privileges subject or to become subject to this First Supplemental Indenture, are to be held subject to the further covenants, conditions, uses and trusts herein and therein set forth, and the Owner Trustee, intending to be legally bound hereby, hereby covenants and agrees with the Indenture Trustee for itself and for the equal and proportionate benefit and security of the Noteholders of the Outstanding Notes from time to time, and the Indenture Trustee agrees to accept the trust and duties herein set forth, as follows:


                           ARTICLE 1

                           THE NOTES

          SECTION 1.1 Definitions. Unless the context shall otherwise require, each of the capitalized terms used in this First Supplemental Indenture and not otherwise defined in this First Supplemental Indenture shall have the meaning assigned to it in Appendix A to this First Supplemental Indenture. As used in this First Supplemental Indenture, the term "parties" means, collectively, the Owner Trustee and the Indenture Trustee. Unless otherwise indicated, references in this First Supplemental Indenture to articles, sections, paragraphs, clauses, appendices, schedules and exhibits are to the same contained in or attached to this First Supplemental Indenture.

          SECTION 1.2 Designation of the Notes. There is created by the First Supplemental Indentures collectively the Series J Notes. There is created by this First Supplemental Indenture the subseries J-2 Notes of the Series J Notes. The J-2 Notes may forthwith be executed by the Owner Trustee and delivered to the Indenture Trustee for authentication and delivery by the Indenture Trustee in accordance with the provisions of
Section 2.11 of the Original Indenture.

          SECTION 1.3 Maximum Principal Amount. Except as otherwise provided in the Indenture, the J-2 Notes shall be limited in an aggregate principal amount to $20,000,000, each having a Stated Maturity of no later than January 2, 2019.

          SECTION 1.4 Maturities. The Series J-2 Notes shall be dated the date hereof, shall have stated maturities on the dates and years set forth below, and shall have aggregate principal amounts as set forth below:

                       Aggregate
         Stated        Principal
Note    Maturity         Amount
 J-2  July 2, 2018    $7,025,201.19

Pursuant to the terms of the Participation Agreement, the Series J-2 Notes shall be initially issued to the Initial Noteholder.

          SECTION 1.5 Denominations. The Series J-2 Notes shall be issued in denominations of $1,000 of principal amount or integral multiples thereof, except that one J-2 Notes of each Stated Maturity may be in an amount that is not an integral multiple of $1,000.

          SECTION 1.6  Principal; Interest Payments and Interest Rates.

          (a) Each of the J-2 Notes shall bear interest at the rates provided in Schedule 1.6 hereto on the principal amount from time to time outstanding in respect of the period commencing on and including the Series J Commencement Date and ending on and excluding the date when the principal amount of such J-2 Notes shall have been paid in full and shall be payable on each Series J Interest Payment Date; provided, that if such Series J Interest Payment Date shall not be a Business Day, any such interest shall be payable on the next succeeding Business Day and such extension of time shall not be included in the computation of interest; provided, further, that if such extension would cause interest on any amount to be paid in the next following calendar month, such interest shall be payable on the next preceding Business Day.

          (b) The principal of each J-2 Note shall be payable in installments, on each Installment Payment Date and at Stated Maturity, in amounts equal to the Installment Payment Amount for each Installment Payment Date and Stated Maturity, as provided in Schedule 1.6 hereto.

          (c) Payment of interest and Installment Payment Amounts, if any, payable on any Series J Interest Payment Date or any Installment Payment Date (other than the Stated Maturity of the J-2 Notes) shall be on each Series J Interest Payment Date or Installment Payment Date (other than the Stated Maturity of the J-2 Notes) to the holder of record on the relevant Record Date. With respect to the J-2 Notes, "Record Date" for the interest or Installment Payment Amounts payable on any Series J Interest Payment Date or Installment Payment Date, shall mean the calendar day (whether or not a Business Day) which is 15 calendar days prior to the related Series J Interest Payment Date or Installment Payment Date.

          (d) The principal of, Premium, if any, and interest on the J-2 Notes shall be payable in immediately available funds at the principal corporate trust office of the Indenture Trustee or at any office or agency maintained for such purpose pursuant to Section 5.3 of the Original Indenture, or as otherwise directed in the manner herein provided. Notwithstanding the foregoing or any provision in any J-2 Notes to the contrary, the Indenture Trustee will pay, or cause to be paid; if so requested by any Holder of J-2 Notes by written notice to the Owner Trustee and the Indenture Trustee, all amounts payable by Owner Trustee hereunder to such Holder of J-2 Notes or a nominee therefor either (i) by transferring by wire in immediately available funds to an account maintained by such Holder of J-2 Notes with a bank in the United States the amount to be distributed to such Noteholder or (ii) by mailing a check denominated in U.S. dollars to such Holder of J-2 Notes at such address as such Holder of J-2 Notes shall have specified in such notice, in any case without any presentment or surrender of any J-2 Notes, except that any Holder of J-2 Notes shall surrender any J-2 Notes to the Indenture Trustee upon payment in full of the principal amount of and interest on such J-2 Notes and such other sums payable to such Holder hereunder or under the J-2 Notes.

          SECTION 1.7 Redemption. (a) Redemption on Debt Refinancing Date. On the Debt Refinancing Date, all of the Outstanding J-2 Notes are subject to redemption pursuant to Section 2.6 of the Participation Agreement and Section 7.2 of the Original Indenture. The Redemption Price of each such J-2 Note to be redeemed shall be equal to the aggregate unpaid principal amount of such J-2 Note together with accrued but unpaid interest, together with Premium, if any, thereon to but excluding the applicable Redemption Date.

          (b) Optional Redemption. All of the J-2 Notes are subject to redemption in whole, pursuant to Section 2.5 of the Participation Agreement. Notice of any such redemption shall be given in accordance with Sections 6.2 and 6.4 of the Original Indenture. The Redemption Price of each such Series J-2 Note to be redeemed shall be equal to the aggregate unpaid principal amount of such Series J-2 Note together with accrued but unpaid interest, together with Premium, if any, thereon to, but not including, the applicable Redemption Date.

          SECTION 1.8  Special Redemptions.

          (a) If an Event of Loss under Lease B shall occur, the J-2 Notes are subject to redemption as set forth in Section 6.1(b) (i) of the Original Indenture.

          (b) If Lease B shall be terminated pursuant to Section 14 thereof, the J-2 Notes are subject to redemption as set forth in Section 6.1(b) (ii) of the Original Indenture.

          (c) The J-2 Notes are also subject to redemption at the option of the Owner Trustee in accordance with the terms of Section 8.10(c) of the Original Indenture.

Except as provided in Section 1.8(c) above, Premium, if any, shall be payable in connection with any redemption of prepayment or purchase of the Series J-2 Notes.

          SECTION 1.9 Paying Agent and Note Registrar. The initial Paying Agent and Note Registrar for the J-2 Notes shall be the Indenture Trustee.

          SECTION 1.10 Form of the J-2 Notes. The J-2 Notes shall be issued in substantially the form attached as Exhibit B hereto.

          SECTION 1.11 Certificate of Authentication. The form of the certificate of authentication for the subseries of the J-2 Notes to be executed by the Indenture Trustee shall be as set forth at the end of Exhibit B. The alternate form of certificate of authentication for the J-2 Notes to be executed by an Authenticating Agent on behalf of the Indenture Trustee shall be as set forth in Section 9.10 of the Original Indenture.

          SECTION 1.12 Other Terms. The J-2 Notes shall have and be subject to such other terms not inconsistent with the terms of this First Supplemental Indenture as are set forth in the Original Indenture.

          SECTION 1.13 No Other Notes. So long as any Series J Notes are outstanding, no other series of Notes may be issued and Outstanding, except as contemplated by Sections 6.7 and 7.2 of the Original Indenture.

          SECTION 1.14  Auxiliary Payments.

          (a) Increased Costs. If due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Reserve Percentage referred to in
Section 1.14(b) in or in the interpretation of any law or regulation or
(ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost (other than with respect to income, franchise or withholding taxes or other taxes of a similar nature) to any Noteholder of a J-2 Note of agreeing to make or making, funding or maintaining the loan to the Owner Trustee, then (x) such Noteholder of a J-2 shall, as soon as such Noteholder of a J-2 Note becomes aware of such increased cost, but in any event not later than sixty (60) days after such increased cost was incurred for which such Noteholder intends to seek reimbursement, deliver to the Owner Trustee, the Indenture Trustee and the Lessee a certificate as described below in paragraph (f) stating the actual amount of such increased cost incurred by such Noteholder of a J-2 Note and
(y) the Owner Trustee shall, within thirty (30) days after its receipt of such certificate pay to the Noteholder of a J-2 Note amounts sufficient to compensate such Noteholder of a J-2 Note for the increased cost incurred by it as set forth in the certificate referred to above. In determining the amount set forth in such certificate such Noteholder of a J-2 Note may use reasonable averaging and attribution methods. If the Owner Trustee so notifies the Noteholder of a J-2 Note within five Business Days after receipt of any certificate delivered to the Owner Trustee pursuant to the provisions of this Section 1.14(a), the Owner Trustee may prepay in full all the Notes then outstanding held by such Noteholder of a J-2 Note, plus Premium, if any, and, additionally, reimburse such Noteholder of a J-2 Note for such increased cost in accordance with this Section 1.14(a).

          (b) Reserve Requirement Amount. If any Noteholder of a J-2 Note shall be required under Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time ("Regulation D"), to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency liabilities, as defined in Regulation D, then such Noteholder of a J-2 Note shall within 60 days after the end of any applicable interest period during which such Noteholder of a J-2 Note was required to maintain such reserves give notice to the Indenture Trustee, the Owner Trustee and the Lessee, together with a certificate as described below in paragraph (c) stating that such Noteholder of a J-2 Note was required to maintain reserves and as a result incurred additional costs in connection with making the loan to the Owner Trustee represented by its J-2 Note and that it is such Noteholder of a J-2 Note's customary practice, from and after the date of this Indenture, to charge its borrowers for reserves so maintained by it, and, promptly following receipt of such certificate, the Owner Trustee shall pay to such Noteholder of a J-2 Note additional interest on the unpaid principal amount of each such loan, represented by a J-2 Note, payable on the same day or days on which interest is payable on such loan represented by a J-2 Note, at an interest rate per annum equal at all times during each Interest Period for such loan to the excess of (i) the rate obtained by dividing the LIBOR for such applicable interest period by a percentage equal to 100% minus the Reserve Percentage (defined in the next sentence), if any, applicable during such applicable interest period over (ii) the LIBOR for such applicable interest period. The "Reserve Percentage" for any such period, with respect to any loan, means the reserve percentage applicable thereto under Regulation D for determining the maximum reserve requirement incurred by such Noteholder of a J-2 Note (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including eurocurrency liabilities, as defined in Regulation D, and having a term equal to such period. The provisions of this Section 1.14(b) shall not be applicable to any Noteholder of a J-2 Note during any period when the provisions of Section 1.14 are applicable.

          (c) Capital Adequacy. If the Initial Noteholder shall, at any time, reasonably determine that (each of the following conditions being herein referred to as a "Rate of Return Condition") (i) the adoption (x) at any time, of any other applicable law, government rule, regulation or order regarding capital adequacy of banks or bank holding companies, (ii) any change in (x) any of the foregoing or (y) the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency or (iii) compliance with any policy, guideline, directive or request regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any Governmental Authority, central bank or comparable agency, would have the effect of reducing the rate of return on the capital of such Noteholder, to a level below that which such Noteholder could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Noteholder with respect to capital adequacy in effect immediately before such adoption, change or compliance) and (A) such reduction is as a consequence of the making of a loan (represented by a Series J-2 Note) to the Owner Trustee hereunder by the Initial Noteholder, (B) such reduction is reasonably deemed by the Initial Noteholder to be material, and (C) the Initial Noteholder desires the Owner Trustee to compensate such Noteholder therefor as provided in this Section 1.14(c), then the Initial Noteholder shall deliver to the Owner Trustee, the Indenture Trustee and the Lessee a certificate as described in paragraph (d) below stating the reduction in the rate of return the Initial Noteholder will in the future suffer as a result of its loan hereunder and the Owner Trustee shall, within thirty (30) days after its receipt of such certificate pay the Initial Noteholder such amounts as shall be sufficient to compensate the Initial Noteholder for such reduced return until such time and thereafter from time to time on the same day on which interest is payable on the Series J-2 Notes held by it. In determining the amount set forth in such certificate, the Initial Noteholder may use reasonable averaging and attribution methods. After receipt by the Owner Trustee of any certificate delivered pursuant to the provisions of this Section 1.14(c), the Owner Trustee may, upon at least five (5) Business Days' prior written notice to the Indenture Trustee and the Initial Noteholder, prepay in full all the Series J-2 Notes then outstanding held by the Initial Noteholder, together with Premium, if any, accrued interest and any other amounts then due and owing to the Initial Noteholder under the Transaction Documents.

          (d) A certificate as to the amount of any such increased cost, increased interest or reduced return under Section 1.14(a); (b) or (c), submitted to the Owner Trustee, the Indenture Trustee and the Lessee, by such Noteholder of a J-2 Note, shall describe the nature of such increased cost, increased interest, or reduced return and set forth in reasonable detail the computations thereof.

          (e) Transfer. If the Initial Noteholder shall assign its interest in the Series J-2 Notes in accordance with Section 2.8 of the Participation Agreement, any obligation to make auxiliary payments under
Section 1.14(a), (b) or (c) to any such permitted assignee shall not exceed the corresponding obligations that the Owner Trustee would have had to the Initial Noteholder if no such assignment had occurred. This Section 1.14 shall under no circumstances apply to any participant in the Initial Noteholder's interests in the Series J-2 Notes.

          SECTION 1.15 Series of Notes. Subject to the satisfaction or waiver of the requirements of Section 2.5, 2.6 or 2.7 of the Participation Agreement or Section 8(f) of the Related Lease, as the case may be, the Owner Trustee shall have the right from time to time to issue Notes to provide (a) sufficient funds to redeem the principal amount of Related Series J Notes of any series or subseries theretofore authenticated and delivered hereunder, (b) sufficient funds to refinance any Outstanding Series J Notes or (c) all or a portion of the amount necessary to finance any Modification. The terms, conditions, designations and maximum aggregate principal amount of each series of such Notes (to the extent not inconsistent with this First Supplemental Indenture) shall be set forth, in the case of clause (c), in an amendment to this First Supplemental Indenture executed by the Owner Trustee and the Indenture Trustee; provided that the Installment Payment Dates or the Series J Interest Payment Dates and the Record Dates for all Notes shall not differ. The Indenture Trustee shall authenticate and deliver all Notes subject to the conditions of
Section 2.13 of the Original Indenture.

          SECTION 1.16 Equally and Ratably Secured Notes. All Series J-2 Notes shall be equally and ratably secured by the Indenture, this First Supplemental Indenture and the Indenture Estate [Series B], without preference, priority or distinction on account of the date or dates or the actual time or times of the issue or Stated Maturity of such Series J-2 Notes, so that all Outstanding Series J-2 Notes shall have the same right, lien and preference under and by virtue of the Indenture, this First Supplemental Indenture and the Indenture Estate [Series B].

          SECTION 1.17 Indenture Estate. Neither the Owner Participant nor the Initial Noteholder shall have legal title to any part of the Indenture Estate [Series B]. No transfer, by operation of law or otherwise, of any Series J-2 Note or other right, title or interest of the Owner Participant or of the Initial Noteholder in and to the Indenture Estate [Series B] or hereunder shall operate to terminate this Indenture or the trusts hereunder or entitle any successor or transferee of the Owner Participant or of the Initial Noteholder to any accounting or to the transfer to it of legal title to any part of the Indenture Estate [Series B], other than as set forth in the Indenture and this First Supplemental Indenture, and such restriction shall run with the land and survive any termination of this and this First Supplemental Indenture in violation thereof.

          SECTION 1.18 Assignment of Rents. The Owner Trustee irrevocably and absolutely grants, transfers and assigns to the Indenture Trustee, for so long as any of the Series J-2 Notes remain outstanding, all of the Owner Trustee's right, title and interest in and to the Rent under Lease B. Nothing contained in this First Supplemental Indenture, nor the exercise of the right by the Indenture Trustee to collect the Rent under Lease B, shall be deemed to make the Indenture Trustee a "mortgagee in possession" or shall be, or be construed to be, an affirmation by the Indenture Trustee of, or an assumption of liability by the Indenture Trustee under, or a subordination of the lien of this First Supplemental Indenture to, any tenancy, lease or option.

          SECTION 1.19 Default; Remedies. Upon the occurrence of any Indenture Event of Default, but subject to the terms of the Original Indenture, including, but not limited to, Sections 8.2, 8.3, 8.10 and 8.15 of the Original Indenture: (a) the Owner Trustee shall be in default under this First Supplemental Indenture, and upon acceleration of the maturity of any Secured Obligations in accordance with the terms of the Series J-2 Notes and the Original Indenture, all Secured Obligations shall immediately become due and payable without further notice to the Owner Trustee and (b) the Indenture Trustee may, without notice to or demand upon the Owner Trustee, which are expressly waived by the Owner Trustee (except for notices or demands otherwise required by Applicable Law to the extent not effectively waived by the Owner Trustee and any notices or demands specified below), and without releasing the Owner Trustee from any of the Secured Obligations, exercise any one or more of the following remedies as the Indenture Trustee may determine:

               (i) The Indenture Trustee may, either directly or through an agent or court-appointed receiver, and without regard to the adequacy of any security for the Secured Obligations, but subject to Section 8.3(a) and 8.10 of the Original Indenture, exercise any or all of the rights and powers and pursue any or all of the remedies under the Lease affecting Property B (including Section 16 thereof) and, in connection therewith, corresponding remedies under this Section 1.19, and may take possession of all or part of the Indenture Estate [Series B] and may exclude the Owner Trustee and the Lessee and, to the extent permitted by Applicable Law, all Persons claiming under either of them wholly or partly therefrom.

               (ii) The Indenture Trustee may execute and deliver to Trustee written declaration of default and demand for sale and written notice of default and of election to cause all or any part of the Indenture Estate [Series B] to be sold, which notice Trustee shall cause to be filed for record; and after the lapse of such time as may then be required by law following the recordation of such notice of default, and notice of sale having been given as then required by law, Trustee, without demand on the Owner Trustee, shall sell such property at the time and place fixed by it in such notice of sale, either as a whole or in separate parcels and in such order as the Indenture Trustee may direct (the Owner Trustee waiving any right to direct the order of sale), at public auction to the highest bidder for cash in lawful money of the United States (or cash equivalents acceptable to Trustee to the extent permitted by applicable law), payable at the time of sale. Trustee may postpone the sale of all or any part of the Indenture Estate [Series B] by public announcement at such time and place of sale, and from time to time after any such postponement may postpone such sale by public announcement at the time fixed by the preceding postponement. Trustee shall deliver to the purchaser at such sale its deed conveying the property so sold, but without any covenant or warranty, express or implied, and the recitals in such deed of any matters or facts shall be conclusive proof of the truthfulness thereof. Any person, including Trustee or the Indenture Trustee, may purchase at such sale, and any bid by the Indenture Trustee may be, in whole or in part, in the form of cancellation of all or any part of the Secured Obligations. Any such sale shall be free and clear of any interest of the Owner Trustee and any lease, encumbrance or other matter affecting the property so sold which is subject or subordinate to this First Supplemental Indenture, except that any such sale shall not result in the termination of any such lease
          (A) if and to the extent otherwise provided in any estoppel or other agreement executed by the tenant and the Indenture Trustee (or executed by the tenant in favor of, and accepted by, the Indenture Trustee), or (B) if the purchaser at such sale gives written notice to the tenant, within 30 days after date of sale, that the lease will continue in effect.

               (iii) With respect to any personal property secured hereby, the Indenture Trustee shall have in any jurisdiction where enforcement of this First Supplemental Indenture is sought all remedies of a secured party under the UCC and may require the Owner Trustee, on demand, to assemble all personal property secured hereby and make it available to the Indenture Trustee at places that the Indenture Trustee may select that are reasonably convenient for both parties, whether at the premises of the Owner Trustee or elsewhere.

               (iv) The Indenture Trustee may proceed to protect, exercise and enforce any and all other remedies provided under the Series J-2 Notes, the Original Indenture or by applicable laws.

               Each of the remedies provided in this First Supplemental Indenture is cumulative and not exclusive of, and shall not prejudice, any other remedy provided in this First Supplemental Indenture or by applicable laws or under any other Transaction Document. Each remedy may be exercised from time to time as often as deemed necessary by Trustee and the Indenture Trustee, and in such order and manner as the Indenture Trustee may determine. This First Supplemental Indenture is independent of any other security for the Secured Obligations, and upon the occurrence of an Indenture Event of Default, Trustee or the Indenture Trustee may proceed in the enforcement of this First Supplemental Indenture independently of any other remedy that Trustee or the Indenture Trustee may at any time hold with respect to the Indenture Estate [Series B] or the Secured Obligations or any other security. The Owner Trustee, for itself and for any other person claiming by or through the Owner Trustee, waives, to the fullest extent permitted by applicable laws, all rights to require a marshalling of assets by Trustee or the Indenture Trustee or to require Trustee or the Indenture Trustee to first resort to any particular portion of the Indenture Estate [Series B] or any other security (whether such portion shall have been retained or conveyed by the Owner Trustee) before resorting to any other portion, and all rights of redemption, stay and appraisal.

               Anything to the contrary provided in this First Supplemental Indenture or the Original Indenture notwithstanding, the Indenture Trustee shall not exercise any remedy hereunder other than the commencement of an action for judicial foreclosure of the lien of this First Supplemental Indenture unless the Indenture Trustee shall either (i) simultaneously and in conjunction with the exercise of such remedy, commence and pursue an action for judicial foreclosure of the lien of this First Supplemental Indenture or (ii) deliver to the Owner Trustee an Opinion of Counsel in form and from counsel reasonably satisfactory to the Owner Trustee that the exercise of such remedy in the absence of a concurrent action for judicial foreclosure will not impair the exercise of any rights or remedies reserved to the Owner Trustee pursuant to clause (bb) of the Granting Clauses of this First Supplemental Indenture or Section 8.15 of the Original Indenture.

          Section 1.20 Costs, Fees and Expenses. The Owner Trustee shall pay, on demand, all costs, fees, expenses, advances, charges, losses and liabilities of Trustee and the Indenture Trustee under or in connection with this First Supplemental Indenture or the enforcement of, or the exercise of any remedy or any other action taken by Trustee or the Indenture Trustee under, this First Supplemental Indenture or the collection of the Secured Obligations, in each case including (a) reconveyance and foreclosure fees of Trustee, (b) costs and expenses of the Indenture Trustee or Trustee or any receiver appointed under this First Supplemental Indenture in connection with the operation, maintenance, management, protection, preservation, collection, sale or other liquidation of the Indenture Estate [Series B] or foreclosure of this First Supplemental Indenture, (c) advances made by the Indenture Trustee to complete or partially construct all or any part of any construction which may have commenced on the Indenture Estate [Series B] or otherwise to protect the security of this First Supplemental Indenture, (d) cost of evidence of title, and (e) the reasonable fees and disbursements of Trustee's and the Indenture Trustee's legal counsel and other out-of-pocket expenses, and the reasonable charges of the Indenture Trustee's internal legal counsel; together with interest on all such amounts until paid (i) at the Overdue Interest Rate in the case of any such interest payable to the Indenture Trustee, and (ii) at the rate provided by law in the case of any such interest payable to Trustee.

               Section 1.21 Substitution of Trustee. The Indenture Trustee may from time to time, by instrument in writing, substitute a successor or successors to any Trustee named in or acting under this First Supplemental Indenture, which instrument, when executed by the Indenture Trustee and duly acknowledged and recorded in the office of the recorder of the county or counties where the real property secured hereby is situated, shall be conclusive proof of proper substitution of such successor Trustee or Trustees who shall, without conveyance from the predecessor Trustee, succeed to all of its title, estate, rights, powers and duties. Such instrument must contain the name of the original Owner Trustee, Trustee and the Indenture Trustee, the book and page where this First Supplemental Indenture is recorded (or the date of recording and instrument number) and the name and address of the new Trustee.

          SECTION 1.22 Certain Remedies. If, and only if, a Trigger Event shall have occurred, Section 8.3(a) of the Original Indenture shall be deemed to be amended such that the following language shall be inserted after the last word of the last sentence of such Section 8.3(a):

                   provided, that the Indenture Trustee has taken or is
               concurrently taking action under the Related Lease to dispossess the Lessee, to terminate the Related Lease or to effect a comparable remedy unless the Indenture Trustee is stayed or otherwise prevented by Applicable Law from exercising such remedies under the Related Lease and either
               (i) two hundred seventy (270) days shall have elapsed since the commencement of such stay or imposition of such prohibition or (ii) the Lessee has rejected the Related Lease under the Bankruptcy Code.

Such amendment shall only be deemed to be effective from and after the occurrence of a Trigger Event until such time as the Series J-2 Notes shall no longer be Outstanding and this First Supplemental Indenture shall have been superseded by a subsequent Supplemental Indenture.

                           ARTICLE 2

                         MISCELLANEOUS

          SECTION 2.1 Satisfaction and Discharge. The J-2 Notes shall be subject to satisfaction and discharge as provided in Section 3.1 of the Original Indenture.

          SECTION 2.2 Execution as Supplemental Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this First Supplemental Indenture forms a part thereof.

          SECTION 2.3 Responsibility for Recitals, Etc. The recitals contained herein and in the J-2 Notes, except the Indenture Trustee's certificate of authentication, shall be taken as the statements of the Owner Trustee, and the Indenture Trustee assumes no responsibility for the correctness of the same.

          SECTION 2.4 GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO THE CHOICE OF LAW DOCTRINE OF SUCH STATE.

          SECTION 2.5 Ratification of Indenture. As supplemented by this First Supplemental Indenture, the Original Indenture is in all respects ratified and confirmed and the Original Indenture as so supplemented by this First supplemental Indenture shall be read, taken and construed as one and the same instrument.

          SECTION 2.6 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original; but all such counterparts shall together constitute but one and the same instrument.

          SECTION 2.7 Request for Notice. The Owner Trustee requests that a copy of any notice of default and a copy of any notice of sale be mailed to the Owner Trustee at the Owner Trustee's address set forth above.

          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


     IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized and their corporate seals to be hereunto affixed, all as of the date and year first above written.

                                              STATE STREET BANK AND TRUST
                                COMPANY OF CALIFORNIA, NATIONAL
                                ASSOCIATION, not in its individual
                                capacity except to the extent set forth
                                herein, but as Owner Trustee under the
                                Trust Agreement.



                                By:     __________________________
                                     Name:
                                     Title:

                                WILMINGTON TRUST COMPANY,
                                Indenture Trustee



                                By:     ________________________
                                     Name:
                                        Title:


The address of the within
named mortgagee is:


____________________________________
on behalf of Mortgagee


STATE OF NEW YORK   )
                    )  ss.:
COUNTY OF NEW YORK  )


         The foregoing Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (containing a Supplemental Indenture) [Series J-2] ("Deed of Trust"), was acknowledged before me, the undersigned Notary Public, in the County of New York this ___ day of December 1993, by
W. Jeffrey Kramer, as Assistant Vice President of STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, NATIONAL ASSOCIATION, not in its individual capacity, except as expressly set forth in the foregoing Deed of Trust, but solely as Owner Trustee, on behalf of the Owner Trustee.


(Notarial Seal)
______________________________________
                                Notary Public


My commission expires: 1994


STATE OF NEW YORK        )
                         )  ss.:
COUNTY OF NEW YORK       )


         The foregoing Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (containing a Supplemental Indenture) [Series J-2] was acknowledged before me, the undersigned Notary Public, in the County of New York this ___ day of December 1993, by Emmett R. Harmon as Vice President of WILMINGTON TRUST COMPANY, on behalf of the Indenture Trustee.


("Notarial Seal")
______________________________________
                                Notary Public


My commission expires: 1994






                                                  SCHEDULE 1.6

                       Interest Rates and
                 Installment Payment Dates and
                Installment Payment Percentages

                           J-2 Notes



Interest

       Each Holder of a J-2 Note will receive a payment of interest, which shall accrue on the principal amount from time to time Outstanding (computed on the basis of a 360-day year of twelve 30-day months) in respect of the period commencing on and including the date of such J-2 Note and ending on and excluding the date when the principal amount thereof shall have been paid in full, at as follows:

       (i) during the period commencing on or after the Closing Date and ending prior to or on, but excluding, the sixty (60) days after the Closing Date, LIBOR (or IBOR, as applicable) plus sixty (60) basis points,

       (ii) during the period commencing on or after the date sixty (60) days after the Closing Date and ending prior to or on, but excluding, the date one hundred twenty (120) days after the Closing Date, LIBOR (or IBOR, as applicable) plus one hundred twenty (120) basis points,

       (iii) during the period commencing on or after the date one hundred twenty (120) days after the Closing Date and ending prior to or on, but excluding, the date one hundred eighty (180) days after the Closing Date, LIBOR (or IBOR, as applicable) plus two hundred forty
       (240) basis points,

       (iv) during the period commencing on or after the date one hundred eighty (180) days after the Closing Date and ending prior to or on, but excluding, the date two hundred seventy (270) days after the Closing Date, LIBOR (or IBOR, as applicable) plus three hundred seventy-five (375) basis points,

       (v) during the period commencing on or after the date two hundred seventy (270) days after the Closing Date and ending prior to or on, but excluding, the date three hundred sixty (360) days after such date, the higher of LIBOR (or IBOR, as applicable) and the Treasury Rate applicable to the Series J Notes plus five hundred
       (500) basis points,

       (vi) during the period commencing on or after the last date of the last applicable interest period to which clause (v) applies and ending prior to or on, but excluding, the date three hundred sixty
       (360) days after such date, the higher of LIBOR (or IBOR, as applicable) and the Treasury Rate applicable to the Series J Notes plus six hundred (600) basis points, and

       (vii) during the period commencing on or after the last date of the last applicable interest period to which clause (vi) applies and ending prior to or on, but excluding, the date on which the principal amount of such Series J Notes shall have been paid in full, LIBOR (or IBOR, as applicable) and the Treasury Rate applicable to the Series J Notes plus seven hundred (700) basis points, provided, however, that if on the date occurring 180 days after the Closing Date, the Refinancing Notes to be issued shall have received a rating of lower than "Baa2" from Moody's or a rating of "BBB" from Standard and Poor's, the margin added in clause (iv) shall be five hundred (500) basis points, the margin in clause (v) shall be six hundred (600) basis points, and the margin in clause (vi) shall be seven hundred (700) basis points; and (c) all interest accrued on the Related Outstanding Notes shall not accrete into the Relevant Principal Amount of any Notes, such that the principal amount of the notes at all times during the transaction shall be the Outstanding principal amount of the Series J Notes from time to time.


                                                     EXHIBIT B to
                        First Supplemental Indenture [Series J-2]




                   FORM OF SERIES J NOTES FOR J-2 NOTES


THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

No.J-2
$ _________ (________ United States Dollars)


                        STATE STREET BANK AND TRUST
               COMPANY OF CALIFORNIA, NATIONAL ASSOCIATION,
                      not in its individual capacity,
                        but solely as Owner Trustee
                         under the Trust Agreement
                       dated as of December 21, 1993




INTEREST RATE:  SEE ANNEX A HERETO
STATED MATURITY:  [                       ]
REGISTERED NOTEHOLDER:  BANK OF AMERICA NATIONAL TRUST AND
                                           SAVINGS ASSOCIATION


          STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement (hereinafter called the "Owner Trustee," which term includes any successor corporation under the Indenture referred to herein) dated as of December 21, 1993, with the Owner Participant named therein (together with its permitted successors and assigns, hereinafter called the "Owner Participant"), for value received and intending to be legally bound, hereby promises to pay to the Registered Noteholder named above or registered assigns, the principal sum in Dollars equal to $ _________ (________ United States Dollars) in installments on each Installment Payment Date as set forth in Annex A hereto with the final installment due and payable at Stated Maturity Specified above and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) at the interest rate per annum specified in Annex A hereto on the principal amount from time to time Outstanding in respect of the period commencing on and including the date hereof and ending on and excluding the date when the principal amount hereof shall have been paid in full, payable on each Series J Interest Payment Date as set forth in Annex A hereto.

          All amounts payable by the Owner Trustee hereunder and under the Indenture and Security Agreement dated as of December 21, 1993, between the Owner Trustee and Wilmington Trust Company, as Indenture Trustee (herein called the "Indenture Trustee," which term includes any successor Indenture Trustee under the Indenture (as defined below)), which Trust Indenture, as supplemented by the First Supplemental Indenture, Deed of Trust, Leasehold Deed of Trust, Assignment of Leases and Rents and Security Agreement [Series J-2], dated as of December 21, 1993 (the "First Supplemental Indenture"), which First Supplemental Indenture is intended to be recorded forthwith in the Recorder's Office (the Trust Indenture, and Security Agreement (the "Original Indenture"), together with all indentures supplemental thereto, herein called the "Indenture"), shall be made only from assets subject to, or intended to be subject to the Lien of the Indenture, the income and all payments of principal and interest shall be made in accordance with the terms of the Indenture. Each Noteholder, by its acceptance of this J-2 Notes, agrees that (a) except as otherwise expressly provided in the Indenture, it will look solely to the assets subject to or intended to be subject to the Lien of the Indenture in respect of the Indenture Estate [Series B] or the income and proceeds received by the Indenture Trustee therefrom to the extent available for distribution to the Noteholder as provided in the Indenture and (b) neither the Owner Participant nor, except as otherwise expressly provided in the Indenture and the other Transaction Documents, the Owner Trustee, in its individual capacity, is liable to the Noteholder for any amounts payable under this J-2 Notes or the Indenture. Without in any way affecting the limitations on liability set forth in Sections 1.13 and 2.12 of the Original Indenture, Article II of the Participation Agreement and Section 4 and 21(i) of Lease B, the Indenture Trustee, and each Noteholder by accepting this J-2 Note, hereby acknowledges and agrees that none of the Owner Trustee, the Owner Participant, or any director, officer, employee, stockholder, agent or Affiliate of the Owner Trustee or the Owner Participant (the "Exculpated Persons") shall have any obligation, duty or liability of any kind whatsoever to the Indenture Trustee or any such Noteholder in connection with the exercise by any Exculpated Person of any rights of the Owner Trustee under Section 8 of Lease B, or the taking of any action or the failure to take any action by any Exculpated Person in connection with any rights of the Owner Trustee under Section 8 of the respective Leases, and the Indenture Trustee and each such Noteholder hereby waives and releases, to the extent permitted by Applicable Law, each Exculpated Person of any and all such obligations, duties or liabilities.

          The interest or Installment Payment Amount (other than that payable on the Stated Maturity hereof) so payable, and punctually paid or duly provided for, on the applicable Series J Interest Payment Date or Installment Payment Date, as the case may be, will, as provided in the Indenture, shall be paid to the Person in whose name this J-2 Note is registered at the close of business on the Record Date for payment of such interest or Installment Payment Amount, which shall be the fifteenth day (whether or not a Business Day) next preceding such Series J Interest Payment Date or Installment Payment Date, as the case may be. Any such interest or Installment Payment Amount not so punctually paid or duly provided for shall forthwith cease to be payable to the registered Noteholder on such Record Date and may be paid to the Person in whose name this J-2 Notes is registered at the close of business on a subsequent Record Date for the payment of such Defaulted Interest or Defaulted Installment to be fixed by the Indenture Trustee (which date shall be not less than 10 Business Days prior to the payment of such Defaulted Interest or Defaulted Installment), notice of which shall be given to Noteholders entitled thereto not less than 15 days preceding such subsequent Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the J-2 Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

     The principal of, Premium, if any, and interest on this J-2 Note shall be payable in immediately available funds at the principal corporate trust office of the Indenture Trustee or at any office or agency maintained for such purpose pursuant to Section 5.3 of the Original Indenture, or as otherwise directed in the manner provided in the Indenture.
Notwithstanding the foregoing or any provision herein to the contrary, the Indenture Trustee will pay, or cause to be paid, if so requested by any Holder of this J-2 Note by written notice to the Owner Trustee and the Indenture Trustee, all amounts payable by the Owner Trustee hereunder to such Holder of this J-2 Notes or a nominee therefor either (i) by transferring by wire in immediately available funds to an account maintained by such Holder with a bank in the United States the amount to be distributed to such Holder or (ii) by mailing a check denominated in U.S. dollars to such Holder at such address as such Holder of this J-2 Note shall have specified in such notice, in any case without any presentment or surrender of this J-2 Note except that the Holder shall surrender this J-2 Note to the Indenture Trustee upon payment in full of the principal amount of and interest on this J-2 Note and such other sums as may then be payable to such Holder under the Indenture or under this J-2 Note.

     Capitalized terms used in this J-2 Note which are not otherwise defined herein shall have the meanings ascribed thereto in Appendix A to the Indenture. Reference is made to the Indenture and all supplements and amendments thereto (a copy of which is on file with the Indenture Trustee at its principal corporate trust office) for a more complete statement of the terms and provisions thereof, including a statement of the properties thereby conveyed, pledged, mortgaged and assigned, the nature and extent of the security, the respective rights thereunder of the Owner Trustee, the Indenture Trustee and the Noteholders and the terms upon which the J-2 Notes are, and are to be, executed and delivered, as well as a statement of the terms and conditions of the trust created by the Indenture, to all of which terms and conditions in the Indenture each Holder agrees by its acceptance of this J-2 Note.

          As more fully provided in the Indenture, the J-2 Notes are subject to redemption under the circumstances set forth in Article 6 of the Indenture and under the circumstances set forth in Article 7 of the Indenture.

          If an Indenture Event of Default shall occur and be continuing, the principal amount remaining unpaid and any interest accrued hereon of the J-2 Notes may, subject to certain rights of the Owner Trustee or the Owner Participant (or both) contained or referred to in the Indenture, be declared due and payable in the manner and with the effect provided in the Indenture. If, and only if, such an Indenture Event of Default constitutes an Event of Default under Lease B by the Lessee, subject to the provisions of the Indenture, including certain specified limitations, the Indenture Trustee may declare Lease B to be in default, and may exercise one or more of the remedies of the Owner Trustee provided in Lease B. Such remedies include the right to terminate Lease B and repossess and use or relet the Lessor Interest originally leased under Lease B, to sell such Lessor Interest or any part thereof free and clear of the Lessee's rights and retain the proceeds and, so long as the Owner Trustee has not sold such Lessor Interest, to require the Lessee to pay as liquidated damages for loss of bargain and not as a penalty (in lieu of Basic Rent due after the payment date) and, in the case of a payment under clause (d) below, as consideration for the Owner Trustee's obligation to transfer such Lessor Interest to the Lessee and to surrender certain unpaid Rent under Lease B.

          The Owner Trustee or the Owner Participant may cure any default by the Lessee under Lease B arising from the failure of the Lessee to make any payment of Basic Rent under Lease B, provided that such failure of the Lessee is not the third consecutive such failure, or the sixth cumulative such failure. In the event of any default by the Lessee of any obligation under Lease B (other than the obligation to pay Basic Rent), the Owner. Trustee or the Owner Participant may (but are not obligated to, to the extent not prohibited by Applicable Law), make any payment or perform or comply with any such agreement as the Lessee shall be obligated to pay, perform or comply with under Lease B.

          The right of the Holder of this J-2 Note to institute action for any remedy under the Indenture, including the enforcement of payment of any amount due hereon, is subject to certain restrictions specified in the Indenture.

          The Indenture contains provisions for defeasance at any time of the entire principal of all the Notes of any or all series (including the Series J-2 Notes) upon compliance by the Owner Trustee with certain conditions set forth therein.

          Following an Indenture Event of Default, the Owner Trustee may, subject to the conditions specified in the Indenture, purchase all of the Notes in accordance with the terms of the Indenture. Each Noteholder, by accepting this J-2 Note, agrees, subject to the provisions of the Indenture, that, upon payment to the Indenture Trustee of the aggregate unpaid principal amount of the Outstanding Notes, without Premium or penalty, together with accrued but unpaid interest thereon to the date of such payment (as well as any interest on overdue principal and, to the extent permitted by Applicable Law, overdue interest) and any other amounts due and payable to the Noteholders, and upon satisfaction of all of the conditions contained in the Indenture pertaining to the purchase of the Notes by the Owner Trustee, such Holder shall be deemed to have sold this J-2 Note to the Owner Trustee or its designee.

          As provided in the Indenture and subject to certain limitations therein set forth, this J-2 Note is transferable on the Note Register, upon surrender of this J-2 Note for registration of transfer at the office or agency of the Note Registrar to be maintained for that purpose in the Wilmington, Delaware or at any other office or agency of the Note Registrar maintained for that purpose, duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Note Registrar duly executed by the Noteholder or his attorney duly authorized in writing, and thereupon one or more new J-2 Notes of the same series with the same interest rate and Stated Maturity as the J-2 Notes so to be transferred; of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

          The J-2 Notes are issuable only in registered form in denominations of $1,000 or integral multiples thereof except that one J-2 Notes of each maturity may be in a denomination other than an integral multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, the J-2 Notes are exchangeable at the office or agency of the Note Registrar maintained for that purpose for an equal aggregate principal amount of J-2 Notes of the same series with the same interest rate and Stated Maturity and of a different authorized denomination or denominations, as requested by the J-2 Noteholder surrendering the same.

          No service charge will be made to any Noteholder for any such transfer or exchange, but the Note Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

          Prior to due presentation of this Note for registration or transfer, the Person in whose name this J-2 Note is registered shall be deemed to be the absolute owner hereof for the purpose of receiving payment as herein provided and for all other purposes whether or not this J-2 Note shall be overdue, regardless of any notice to anyone to the contrary.

          THE J-2 NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW DOCTRINE OF SUCH STATE.


          IN WITNESS WHEREOF, the Owner Trustee has caused this instrument to be duly executed.

Date:_________                    STATE STREET BANK AND TRUST COMPANY OF
                              CALIFORNIA, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Owner Trustee

                                   By:______________________
                                                               Name:
                                                               Title:



            [FORM OF CERTIFICATE OF AUTHENTICATION]


          This is one of the J-2 Notes, due [            ] described in the
within mentioned First Supplemental Indenture.

                                   WILMINGTON TRUST COMPANY,
                              as Indenture Trustee



By:________________________
                                                              Authorized
                              Officer



                      ANNEX A TO J-2 NOTE

Principal

          Each Holder of a J-2 Note will receive a payment of principal equal to the Installment Payment Percentage for such Installment Payment Date multiplied by the principal mount of the respective J-2 Note which is set forth on the face thereof on each Installment Payment Date set forth below:

    Installment         Installment
      Payment             Payment
          Date           Percentage
                          _______%
                          _______%
                          _______%
                          _______%
                          _______%
                          _______%
                          _______%
                          _______%
                          _______%
                          _______%
                          _______%
                          _______%
                          _______%
                          _______%
                          _______%
                          _______%
                          _______%
                          _______%
                          _______%
                          _______%

INTEREST

          Interest shall accrue and be payable on the J-2 Note as follows:

          (i) during the period commencing on or after the Closing Date and ending prior to or on, but excluding, the sixty (60) days after the Closing Date, LIBOR (or IBOR, as applicable) plus sixty (60) basis points,

          (ii) during the period commencing on or after the date sixty (60) days after the Closing Date and ending prior to or on, but excluding, the date one hundred twenty (120) days after the Closing Date, LIBOR (or IBOR, as applicable) plus one hundred twenty (120) basis points,

          (iii) during the period commencing on or after the date one hundred twenty (120) days after the Closing Date and ending prior to or on, but excluding, the date one hundred eighty (180) days after the Closing Date, LIBOR (or IBOR, as applicable) plus two hundred forty (240) basis points,

          (iv) during the period commencing on or after the date one hundred eighty (180) days after the Closing Date and ending prior to or on, but excluding, the date two hundred seventy (270) days after the Closing Date, LIBOR (or IBOR, as applicable) plus three hundred seventy-five (375) basis points,

          (v) during the period commencing on or after the date two hundred seventy (270) days after the Closing Date and ending prior to or on, but excluding, the date three hundred sixty (360) days after such date, the higher of LIBOR (or IBOR, as applicable) and the Treasury Rate applicable to the Series J Notes plus five hundred
          (500) basis points,

          (vi) during the period commencing on or after the last date of the last applicable interest period to which clause (v) applies and ending prior to or on, but excluding, the date three hundred sixty (360) days after such date, the higher of LIBOR (or IBOR, as applicable) and the Treasury Rate applicable to the Series J Notes plus six hundred (600) basis points, and

          (vii) during the period commencing on or after the last date of the last applicable interest period to which clause (vi) applies and ending prior to or on, but excluding, the date on which the principal amount of such Series J Notes shall have been paid in full, LIBOR (or IBOR, as applicable) and the Treasury Rate applicable to the Series J Notes plus seven hundred (700) basis points, provided, however, that if on the date occurring 180 days after the Closing Date, the Series J Notes to be issued shall have received a rating of lower than "Baa2" from Moody's or a rating of "BBB" from Standard and Poor's, the margin added in clause (iv) shall be five hundred (500) basis points, the margin in clause (v) shall be six hundred (600) basis points, and the margin in clause (vi) shall be seven hundred (700) basis points; and (c) all interest accrued on the Related Outstanding Notes shall not accrete into the Relevant Principal Amount of any Notes, such that the principal amount of the notes at all times during the transaction shall be the Outstanding principal amount of the Series J notes from time to time.




Exhibit F-3


                            Form of

                     SUPPLEMENTAL INDENTURE


         [Set forth as Exhibit 4.3.5 to this Form 8-K]


                                                        EXHIBIT H

               SMITH'S FOOD & DRUG CENTERS, INC.

                       NOTICE OF CLOSING



                                                           , 199_


To Each of the Persons Listed On
  Schedule 1 hereto


                       NOTICE OF CLOSING

          Pursuant to Section 2.2 of the Participation Agreement, dated as of December 21, 1993 (the "Participation Agreement"), among Smith's Food & Drug Centers, Inc. as Lessee, PMCC Leasing Corp. as Owner Participant, Philip Morris Capital Corporation as Owner Participant Parent, State Street Bank and Trust Company of Connecticut, N.A. not in its individual capacity except as expressly stated therein, but solely as Connecticut Owner Trustee, State Street Bank and Trust Company of California, N.A., not in its individual capacity except as expressly stated therein, but solely as California Owner Trustee, California-Relco Limited Partnership the Remainderman Participant, Delaware Business Trust as Remainderman, Wilmington Trust Company (not in its individual capacity but solely as Remainderman Trustee), Wilmington Trust Company (not in its individual capacity but solely as Indenture Trustee), Bank of America, National Trust and Savings Association as the Initial Noteholder and Wilmington Trust Company not in its individual capacity except as expressly stated therein, but solely as Pass Through Trustee (all capitalized terms used in this Notice of Closing and not defined herein having the meanings given them in Appendix A to the Participation Agreement), the Lessee does hereby give notice that:

          (i) The Closing under the Participation Agreement shall take place on _________________;

          (ii) In respect of the aggregate Lessor Purchase Price for the Lessor Interests, the Investment Amount to be paid by the Owner Participant is equal to [$_____________] and the Debt Financing Amount to be loaned to the Owner Trustee by the Initial Noteholder is equal to [$______________]; and in respect of the aggregate Remainderman Purchase Price for the Remainderman Interests, the Remainderman Investment Amount to be made by the Remainderman is equal to [$_________], which amount includes the aggregate Option Amount. All such amounts shall be payable to Smith's Food & Drug Centers, Inc.
          (iii) All payments to Smith's Food & Drug Centers, Inc. referenced above shall be made to the following account:

                Smith's Food & Drug Centers, Inc.
                Account #
                ABA #

                              Very truly yours,

                              Smith's Food & Drug Centers, Inc.


                              By:
                                 Name: Casey Jones
                                                    Title:      Director
                                       of Capital Development & Banking



                           SCHEDULE 1

Owner Participant:

PMCC Leasing Corp.

Owner Participant Parent:

Philip Morris Capital Corporation

Remainderman Participant:

California - Relco Limited Partnership

Remainderman:

California - Relco Limited
 Partnership Trust

Remainderman Trustee:

Wilmington Trust Company

Indenture Trustee:

Wilmington Trust Company

Owner Trustee:

State Street Bank & Trust Company
 of California, National Association
c/o State Street Bank & Trust Company
  of Connecticut, National Association

Initial Noteholder:

Bank of America National Trust
 and Savings Association

Pass Through Trustee:

Wilmington Trust Company


                                                        Exhibit L


                            Form of

                CERTIFICATE RE EQUITY INVESTMENT

                        [Nor reproduced]



                                                        EXHIBIT M



        FORM OF SURVIVING LESSEE'S ASSUMPTION AGREEMENT



          This ASSIGNMENT and ASSUMPTION AGREEMENT, dated as of ____________, __, by and among [Surviving Lessee], a __________________
corporation (the "Surviving Lessee") and Smith's Food & Drug Centers, Inc., a Delaware corporation, as Lessee.
          WHEREAS, in connection with a leveraged lease transaction with respect to certain facilities owned by Lessee, Lessee entered into a certain Participation Agreement dated as of December 21, 1993 with and among PMCC Leasing Corporation, a Delaware corporation, as Owner Participant; Philip Morris Capital Corporation, a Delaware corporation, as Owner Participant Parent; State Street Bank and Trust Company of California, National Association, a national banking association, not in its individual capacity except as expressly stated herein, but solely as Owner Trustee; California-Relco Limited Partnership, as the Remainderman Participant; California-Relco Limited Partnership Trust, a Delaware business trust, as the Remainderman; Wilmington Trust Company, a Delaware banking corporation, in its individual capacity as the Remainderman Trustee; Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity except as expressly stated herein, but solely as Indenture Trustee; Bank of America National Trust and Savings Association, a national banking association, as the Initial Noteholder; and Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity except as expressly stated herein, but solely as Pass Through Trustee.

          WHEREAS, Section 6.1(e) of the Participation Agreement provides that the Lessee shall not consolidate with any Person, merge into any
Person, or convey, transfer, lease or otherwise dispose of to any Person all or substantially all of its assets in any single transaction (or series of related transactions) unless, if the Lessee is not the surviving corporation, the Surviving Lessee shall assume each obligation of the
Lessee under the Participation Agreement and each other Transaction
Document to which, immediately prior to such transaction, the Lessee was a party.
          NOW, THEREFORE, the parties hereto agree as follows:
          1. Definitions. For purposes of this Assignment and Assumption Agreement, capitalized terms used but not defined herein shall have the meanings assigned to them in Appendix A to the Participation Agreement.
Any term defined by reference to an agreement, instrument or other document shall have the meaning so assigned to it whether or not such document is in effect. Unless otherwise indicated, references in this Assignment and Assumption Agreement to sections, paragraphs, clauses, appendices, schedules and exhibits are to the same contained in or attached to this Assignment and Assumption Agreement.
2.   Assignment.  The Lessee does hereby assign, transfer, and set over unto the Surviving Lessee all of the Lessee's right, title and interest in and to the Transaction Documents to which, immediately prior to the execution of this Assignment and Assumption Agreement, it was a party, except such rights and benefits of the Lessee as have vested, arisen or accrued prior to the date hereof (the "Assignment").
3.   Assumption.  The Surviving Lessee hereby assumes, and covenants and agrees to pay, perform and discharge, all of the obligations of the Lessee arising or accruing from and after the date hereof under the Transaction Documents to which the Lessee, immediately prior to the execution of this Assignment and Assumption Agreement, was a party (the "Assumption").
4. Consent and Amendment. By executing this Assignment and Assumption Agreement, the Owner Participant, the Owner Participant Parent, the Owner Trustee, the Indenture Trustee, the Remainderman Participant, the
Remainderman, the Remainderman Trustee, the Initial Noteholder, and the
Pass Through Trustee each acknowledges, and consents to, the Assignment and the Assumption and confirms that from and after the date hereof the
Surviving Lessee shall be deemed a party to each Transaction Document to which the Lessee, immediately prior to the execution of this Assignment and Assumption Agreement, was a party and each reference to the Lessee contained in the Transaction Documents shall be deemed to include a reference to the Surviving Lessee for all purposes.
5. Representations and Warranties. The Surviving Lessee represents and warrants that:
               (a)  it is a corporation duly organized, validly existing
          and in good standing under the laws of the State of [           ]
          and has all requisite power and authority enter into and carry out the transactions contemplated by this Assignment and Assumption Agreement and to carry out and perform the obligations of the Lessee under the Transaction Documents to which it is a party, and, upon giving effect to the transfer being effected hereby, it will not be in breach of any covenant, agreement or condition required to be performed or observed by the Lessee in the Transaction Documents to which it is a party;
               (b) this Assignment and Assumption Agreement and the Transaction Documents constitute the legal, valid and binding obligations of the Surviving Lessee, enforceable against it in accordance with the terms hereof and thereof except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors', mortgagee's or lessors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and this Assignment and Assumption Agreement has been duly authorized, executed and delivered by the Surviving Lessee.
               (c) The representations and warranties of the Lessee set forth in Section 5.1(a) of the Participation Agreement and, to the extent that they pertain to the assignment referred to above or to documents required to be executed or prepared (including amendments to the Transaction Documents) in connection with the assignment, the representations and warranties set forth in Sections 5.1(b), (c), (d), (e), (h), (m), (p), (q),(r) and (v) of
          the Participation Agreement shall be true and correct as to the Surviving Lessee as of the effective date of the assignment in all material respects with the same effect as if made on such date and each of the Owner Participant, Owner Trustee and Indenture Trustee shall have received an Officers' Certificate of the Lessee to such effect.
          1. Successors and Assigns. This Assignment and Assumption Agreement shall be binding upon and run to the benefit of the parties hereunder and their respective successors and assigns.
          2. GOVERNING LAW. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
YORK WITHOUT REFERENCE TO THE CHOICE OF LAW DOCTRINE OF SUCH STATE.
          3. Counterparts. This Assignment and Assumption Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, all such counterparts constituting but one and the same instrument.
          4. Notices. All notices and other communications, declarations, demands and notices provided for in this Assignment and Assumption Agreement shall be given or made in the manner set forth in Section 13.1 of the Participation Agreement.
          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed as of the date first written above.
                              [SURVIVING LESSEE], as
                              Surviving Lessee


                              By: ____________________________
                                 Name:
                                            Title:


                              SMITH'S FOOD & DRUG CENTERS, INC., as Lessee


                              By:____________________________
                                       Name:
                                       Title:


Acknowledged and Agreed:


PMCC LEASING CORPORATION, as
Owner Participant


By:_____________________________
Name:
Title:


PHILIP MORRIS CAPITAL
CORPORATION, as Owner
Participant Parent


By:____________________________
Name:
Title:


STATE STREET BANK AND TRUST COMPANY
OF CALIFORNIA, NATIONAL ASSOCIATION,
as Owner Trustee


By:_____________________________
Name:
Title:


CALIFORNIA-RELCO LIMITED
PARTNERSHIP, as
Remainderman Participant,


By:_____________________________
Name:
Title:


CALIFORNIA-RELCO LIMITED
PARTNERSHIP TRUST, as
Remainderman,


By:_____________________________
Name:
Title:


WILMINGTON TRUST COMPANY, as
Indenture Trustee


By:_____________________________
Name:
Title:


WILMINGTON TRUST COMPANY, as Pass
Through Trustee


By:_____________________________
Name:
Title:


WILMINGTON TRUST COMPANY, as
Remainderman Trustee


By:_____________________________
Name:
Title:


BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION, as
Initial Noteholder


By:_____________________________
Name:
Title:



                                                 EXHIBIT N TO THE
                                          PARTICIPATION AGREEMENT




                                  FORM OF
                     OWNER PARTICIPANT PARENT GUARANTY



          OWNER PARTICIPANT PARENT GUARANTY (this "Guaranty") dated as of December __, 1993, by PHILIP MORRIS CAPITAL CORPORATION, a corporation organized under the laws of Delaware (together with its successors and assigns, the "Guarantor"), for the benefit of the other entities named in the second recital below (together with their respective successors and assigns, the "Beneficiaries").

          WHEREAS, PMCC Leasing Corporation, a Delaware corporation ("PMCC"), is a direct wholly-owned subsidiary of the Guarantor;

          WHEREAS, PMCC, as Owner Participant, has entered into a Participation Agreement, dated as of December 21, 1993 (as amended, supplemented or otherwise modified from time to time, the "Participation Agreement"), with Smith's Food & Drug Centers, Inc., as Lessee, the Guarantor, California-Relco Limited Partnership Trust, as Remainderman, California-Relco Limited Partnership, as Remainderman Participant, State Street Bank and Trust Company of California, National Association, not in its individual capacity except as expressly stated in the Participation Agreement, but solely as Owner Trustee, Wilmington Trust Company, not in its individual capacity except as expressly stated in the Participation Agreement, but solely as Remainderman Trustee, Wilmington Trust Company, not in its individual capacity except as expressly stated in the Participation Agreement, but solely as Indenture Trustee, Bank of America National Trust and Savings Association, as Initial Noteholder, and Wilmington Trust Company, not in its individual capacity except as expressly stated in the Participation Agreement, but solely as Pass Through Trustee;

          WHEREAS, it is a condition of the Participation Agreement that the Guarantor enter into this Guaranty and to induce the Beneficiaries to enter into the Participation Agreement, the Guarantor is executing and delivering this Guaranty to the Beneficiaries;

          NOW, THEREFORE, for value received, the Guarantor hereby agrees with and for the benefit of each of the Beneficiaries as follows:


                           ARTICLE I

                         Defined Terms

          SECTION 1.01. Definitions. For purposes of this Guaranty, capitalized terms used but not defined herein shall have the meanings assigned to them in Appendix A to the Participation Agreement. Any term defined by reference to an agreement, instrument or other document shall have the meaning so assigned to it whether or not such document is in effect.


                           ARTICLE II

                           Guarantee

          SECTION 2.01. Guarantee of Obligations under Transaction Documents. The Guarantor irrevocably and unconditionally guarantees to each of the Beneficiaries the due (whether at the stated maturity, by acceleration or otherwise), complete and punctual performance and observance of all payment obligations of PMCC under the Transaction Documents to which it is or becomes a party (the "OP Transaction Documents") and the faithful and timely performance of, and compliance with, all other covenants and agreements of PMCC under the OP Transaction Documents, strictly in accordance with the terms thereof and agrees to pay on demand any and all expenses (including reasonable attorneys' fees and disbursements) that may be paid or incurred by any Beneficiary in enforcing any rights with respect to, or collecting, any or all payments due pursuant to the terms of the OP Transaction Documents and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guaranty (all such payment obligations and other covenants and agreements being referred to herein as the "Obligations"). In case PMCC shall fail to perform or observe any Obligation, the Guarantor will forthwith perform and observe such Obligation or cause the same forthwith to be performed or observed, and, in case PMCC shall fail to pay or perform duly, completely and punctually any Obligation when and as the same shall be due (whether at the stated maturity, by acceleration or otherwise) and payable, or required to be performed, as the case may be, in accordance with the terms of the requisite OP Transaction Document, the Guarantor will immediately pay or perform, as the case may be, the same to the Beneficiary entitled thereto pursuant to such OP Transaction Document, regardless of whether or not any of the Noteholders, the Indenture Trustee, the Owner Trustee, the Remainderman, the Remainderman Participant, the Remainderman Trustee, the Pass Through Trustee, the Initial Noteholder, the Owner Participant or anyone on behalf of any of them shall have instituted any suit, action or proceeding or exhausted its remedies or taken any steps to enforce any rights against PMCC or any other Person or entity to compel any such performance or to collect all or any part of such amount pursuant to the provisions of the OP Transaction Documents or at law or in equity, or otherwise, and regardless of any other condition or contingency.

          SECTION 2.02. Unconditional Obligations. This Guaranty is a primary obligation of the Guarantor and is an unconditional, absolute, present and continuing obligation and guarantee of payment and performance (and not merely of collection) and the validity and enforceability of this Guaranty shall be absolute and unconditional irrespective of, and shall not be impaired, affected or in any way conditioned or contingent upon (a) the making of demand, the institution of suit or the taking of any other action to enforce performance or observance of the Obligations, (b) the validity, regularity or enforceability of any OP Transaction Document or any of the Obligations or any collateral security, other guarantee, if any, or credit support therefor or right of offset with respect thereto at any time or from time to time held by any Beneficiary, (c) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by PMCC or the Guarantor against any Beneficiary, (d) any attempt to collect from PMCC or any other entity or to perfect or enforce any security or upon any other condition or contingency or (e) upon any other action, occurrence or circumstance whatsoever. The Guarantor waives any requirement that the Indenture Trustee, the Owner Trustee, the Pass Through Trustee, the Remainderman, the Remainderman Participant, the Remainderman Trustee, the Initial Noteholder, the Owner Participant or anyone on behalf of any of them shall have instituted any suit, action or proceeding or exhausted its remedies or taken any steps to enforce any rights against the Lessee or any other Person or entity to compel any such performance or to collect all or any part of such amount pursuant to the provisions of the Transaction Documents to which the Lessee is a party or at law or in equity, or otherwise, and regardless of any other condition or contingency.

          SECTION 2.03. Waiver by Guarantor. The Guarantor hereby irrevocably waives any claim that it may have against PMCC or any of its Affiliates by reason of any payment to any other Person pursuant to or in respect of this Guaranty, including any claims by way of subrogation, contribution, reimbursement, indemnity or otherwise.

          SECTION 2.04. Amendments, etc., with Respect to the Obligations. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, (a) any demand for payment or performance of any of the Obligations made by any Beneficiary may be rescinded by such party and any of the Obligations continue, (b) the Obligations, or the liability of any other party upon or for any part thereof, and any collateral security or guarantee therefor or right of offset with respect thereto, may be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Beneficiary, (c) any OP Transaction Document, or any collateral security document or other guarantee or document executed and delivered in connection therewith or related thereto, may be amended, modified, supplemented or terminated, in accordance with its terms, as the parties thereto may deem advisable, and (d) any collateral security, guarantee or right to offset held by any Beneficiary for the payment or performance of the Obligations may be sold, exchanged, waived, surrendered or released.
No Beneficiary shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guaranty or any property subject thereto. For purposes hereof, "demand" shall include the commencement and continuance of any legal proceedings.

          SECTION 2.05. The Guarantor's Obligations Not Affected. The Guarantor expressly agrees that the duties and obligations of the Guarantor under this Guaranty shall remain in full force and effect, without the necessity of any reservation of rights against the Guarantor or notice to or further assent by the Guarantor at any time and from time to time, in whole or in part, and without regard to, and shall not be impaired, released discharged, terminated or affected by:

                    any extension, modification or renewal of, termination, addition or supplement to, or deletion from, any of the terms of or indulgence with respect to, or substitutions for, the Obligations or any part thereof or any agreement relating thereto at any time;

                    any failure, refusal or omission to enforce any right, power or remedy with respect to the Obligations or any part thereof or any agreement relating thereto;

                    any waiver of any right, power or remedy or of any default with respect to the Obligations or any part thereof or any agreement relating thereto;

                    any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other guarantees with respect to the Obligations or any part thereof, or any other obligation of any Person with respect to the Obligations or any part thereof;

                    the lack of genuineness, unenforceability or invalidity of the Obligations or any part thereof or the lack of genuineness, unenforceability or invalidity of any agreement relating thereto;

                    any change in the ownership of PMCC or the insolvency, bankruptcy or any other change in the legal status of PMCC or any rejection or modification of the obligations of PMCC or those of any Person under the OP Transaction Documents as a result of any bankruptcy, reorganization, insolvency or similar proceeding;

                    the change in or the imposition of any law, decree, regulation or other governmental act that does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Obligations;

                    the failure of PMCC or the Guarantor to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Obligations or this Guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Obligations or this Guaranty;

                    the existence of any claim, set-off or other rights that the Guarantor may have at any time against PMCC or any other Person in connection herewith or with an unrelated transaction;

                    any limitation of the remedies of any Beneficiaries against PMCC under any of the OP Transaction Documents or any limitation of the liability of PMCC under the terms of any OP Transaction Document, which may now or hereafter be imposed by any statute, regulation or Applicable Law;

                    any merger or consolidation of PMCC or the Guarantor into or with any other Person, or any sale, lease or transfer of any or all of the assets of PMCC or the Guarantor to any other Person;

                    any indebtedness of PMCC to any Person, including the Guarantor;

                    the failure to give the Guarantor any notice under the OP Transaction Documents;

                    the rights, powers or privileges any Beneficiary may now or hereafter have against any Person or collateral; or

                    any other action, omission, occurrence or circumstance, whatsoever which may in any manner or to any extent vary the risk as a discharge of the Guarantor as a matter of law.

          SECTION 2.06. Waiver by the Guarantor. The Guarantor unconditionally waives and releases, to the fullest extent permitted by Applicable Law, any and all (a) notice of the acceptance of this Guaranty and of any change in PMCC's financial condition, (b) notices of the creation, renewal, extension or accrual of any Obligation or any of the matters referred to in Section 2.05 hereof or any notice of or proof of reliance by any of the Beneficiaries upon this Guaranty or acceptance of this Guaranty (the Obligations, and any of them, shall conclusively be deemed to have been created, contracted, incurred or renewed, extended, amended or waived in reliance upon this Guaranty and all dealings between PMCC or the Guarantor and each Beneficiary shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty), (c) notices which may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve intact any rights of any of the Beneficiaries against the Guarantor, including, without limitation, any demand, presentment and protest, proof of notice of non-payment under any Transaction Document and notice of default or any failure on the part of PMCC to perform and comply with any Obligation, (d) the right to interpose all substantive and procedural defenses of the law of guaranty, indemnification and suretyship, except the defenses (i) of prior payment or prior performance by PMCC (of the obligations that the Guarantor is called upon to pay or perform under this Guaranty) or (ii) that there is no obligation on the part of PMCC with respect to the matter claimed to be in default; (e) all rights and remedies accorded by Applicable Law to guarantors, or sureties, including, without limitation, any extension of time conferred by any law now or hereafter in effect; (f) the right to trial by jury, in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to this Guaranty or the interpretation, breach or enforcement thereof; (g) the right to interpose any set-off or counterclaim of any nature or description in any action or proceeding arising hereunder or with respect hereto; (h) any right or claim of right to cause a marshalling of PMCC's assets or to cause any Beneficiary to proceed against PMCC or any collateral held by any Beneficiary at any time or in any particular order; (i) rights to the enforcement, assertion or exercise by any of the Beneficiaries of any right, power, privilege or remedy conferred herein or in any Transaction Document or otherwise, (j) requirements of promptness or diligence on the part of any of the Beneficiaries, (k) requirements on the part of any of the Beneficiaries to mitigate the damages resulting from any default hereunder or under any Transaction Document, (l) notices of the sale, transfer or other disposition of any right, title to or interest in any Transaction Document or (m) other circumstances whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or which might otherwise limit recourse against this Guarantor. No failure to exercise and no delay in exercising, on the part of any Beneficiary, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other power or right. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 2.07. Payments. The Guarantor hereby guarantees that all payments hereunder shall be made in United States dollars and shall be paid without regard to or deduction for any set-off, counterclaim, deduction or defense that the Guarantor may have or assert.

          SECTION 2.08. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Obligations is rescinded or must otherwise be restored or returned by any Beneficiary upon the bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, dissolution, liquidation, or the like, of PMCC or the Guarantor, or as a result of, the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to PMCC or the Guarantor or any substantial part of such Person's respective property, or otherwise, all as though such payment had not been made notwithstanding any termination of this Guaranty or any Transaction Document.


                                ARTICLE III

                 No Waiver; Cumulative Remedies

          SECTION 3.01. The failure or delay of any Beneficiary in exercising any right or remedy granted it hereunder shall not operate as a waiver of such right or remedy or be construed to be a waiver of any breach of any of the terms and conditions hereof or to be an acquiescence therein. Each and every right, power and remedy herein specifically given to each Beneficiary shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed as a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. A waiver by a Beneficiary of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Beneficiary or any other Beneficiary would otherwise have.


                           ARTICLE IV

                         Notices, etc.

          SECTION 4.01. All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof shall be in writing and shall be given in accordance with Section 13.1 of the Participation Agreement and, in the case of the Guarantor, shall be addressed to it at 800 Westchester Avenue, Rye Brook, New York 10573-1301, Attention: Senior Vice President-Lease Financing, telecopy number (914) 335-1287.


                           ARTICLE V

         Amendments and Waivers; Successors and Assigns

          SECTION 5.01. Neither this Guaranty nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the Guarantor and each Beneficiary. This Guaranty shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Beneficiaries and their respective successors and assigns. The Guarantor shall not assign any of its obligations hereunder without the express prior consent of each Beneficiary; provided, however, the Guarantor shall have the right to assign such obligations without such consent provided such assignment either occurs by operation of law or is to a Person who meets the requirements of Section 8.1(b) of the Participation Agreement.


                           ARTICLE VI

                 Severability of this Guaranty

          SECTION 6.01. Any provision of or obligation under this Guaranty that is determined by competent authority to be prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions or obligations hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision or obligation in any other jurisdiction. To the extent permitted by Applicable Law, the Guarantor hereby waives any provision of law that renders any provision or obligation hereof prohibited or unenforceable in any respect.



                          ARTICLE VII

                          Termination

          SECTION 7.01. Subject to the provisions of Section 2.08 hereof, this Guaranty and the Guarantor's duties and obligations hereunder shall remain in full force and effect and be binding in accordance with its terms, until the date on which all Obligations and the obligations of the Guarantor hereunder shall have been satisfied by payment and performance in full.


                          ARTICLE VIII

                         Miscellaneous

          SECTION 8.01. This Guaranty constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral between or among the Guarantor, PMCC and each Beneficiary with respect to the subject matter hereof. The headings of the various Articles and Sections of this Guaranty are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof. The obligations of the Guarantor hereunder may not be assigned without the written consent of each Beneficiary. THIS GUARANTY SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW DOCTRINE OF SUCH STATE.


                           ARTICLE IX

                          Jurisdiction

          SECTION 9.01. Any suit, action or proceeding, whether at law or in equity, including any declaratory judgment or similar suit or action, instituted by or against the Guarantor arising out of or relating in any way to this Guaranty may be brought and enforced in the courts of the State of New York or of the United States for the Southern District of New York, and the Guarantor irrevocably consents and submits to the jurisdiction of each such court in respect of any suit, action or proceeding. The Guarantor further irrevocably consents to the service of process in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to the Guarantor at its address as set forth in Section 4.01. The foregoing shall not limit the right of the Beneficiaries to serve process in any other manner permitted by law or to bring any action or proceeding, or to obtain execution of any judgment, in any other jurisdiction.

          SECTION 9.02. The Guarantor hereby irrevocably waives any option or objection that it may now or hereafter have to the laying of venue of any such action or proceeding arising under or relating to this Guaranty in any court located in the Borough of Manhattan, City and State of New York, and hereby further irrevocably waives any claim that a court located in the Borough of Manhattan, City and State of New York is not a convenient forum for any such action or proceeding.

          SECTION 9.03. The Guarantor hereby irrevocably waives, to the fullest extent permitted by applicable United States federal and state law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any action or proceeding relating in any way to this Guaranty in the courts of the State of New York, of the United States or of any other country or jurisdiction, and the Guarantor hereby waives any right it might otherwise have to raise or claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.


                           ARTICLE X

          SECTION 10.01. Survival. All warranties, representations and covenants made by the Guarantor herein or in any certificate or other instrument delivered by it or on its behalf under this Guaranty shall be considered to have been relied upon by the Beneficiaries and shall survive the execution and delivery of this Guaranty, regardless of any investigation made by the Beneficiaries on behalf of any of them. All statements in any such certificate or other instrument shall constitute warranties and representations by the Guarantor hereunder.

          IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed by its duly authorized representative as of the day and year first above written.


                         PHILIP MORRIS CAPITAL CORPORATION



                         By:____________________________
                            Name:
                            Title:




                                                 EXHIBIT O TO THE
                                          PARTICIPATION AGREEMENT


                            FORM OF
             OWNER PARTICIPANT'S TRANSFER AGREEMENT


          OWNER PARTICIPANT'S TRANSFER AGREEMENT dated as of _____________ (this "Agreement"), between PMCC LEASING CORPORATION, a Delaware corporation (the "Transferor"), and [NAME OF TRANSFEREE], a ______________ corporation (the "Transferee").

          WHEREAS, pursuant to and in accordance with Article VIII of the Participation Agreement dated as of December 21, 1993 (as amended, modified and supplemented from time to time, the "Participation Agreement"), among Smith's Food & Drug Centers, Inc., as Lessee, the Transferor, Philip Morris Capital Corporation, as Owner Participant Parent, California-Relco Limited Partnership Trust, as Remainderman, California-Relco Limited Partnership, as Remainderman Participant, State Street Bank and Trust Company of California, National Association, not in its individual capacity except as expressly stated therein, but solely as Owner Trustee, Wilmington Trust Company, not in its individual capacity except as expressly stated therein, but solely as Remainderman Trustee, Wilmington Trust Company, not in its individual capacity except as expressly stated therein, but solely as Indenture Trustee, Bank of America National Trust and Savings Association, as Initial Noteholder, and Wilmington Trust Company, not in its individual capacity except as expressly stated therein, but solely as Pass Through Trustee, the Transferor desires to assign [a portion of] its interests as Owner Participant to the Transferee.

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

               Definitions. Unless the context otherwise requires, capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in Appendix A to the Participation Agreement.

               Assignment. The Transferor does hereby sell, assign, convey, transfer and set over unto the Transferee as of the date hereof, [_____%] of its present and future right, title and interest in, under and with respect to the Properties, the Trust Estate, the Participation Agreement, the Trust Agreement, the Tax Indemnification Agreement or any other contract, agreement, document or instrument relating to the Trust Estate by which Transferor is bound, each other Transaction Document and all proceeds of the foregoing, together with all other documents and instruments evidencing any of such right, title and interest, except such rights and benefits of the Transferor as have vested, arisen or accrued in favor of the Transferor prior to the Effective Date of this Agreement (as hereinafter defined) (including, without limitation, the right to receive any amounts due to or accrued for the account of the Transferor under the Transaction Documents prior to the Effective Date and the continuing right to receive any indemnity payment pursuant to any of the Transaction Documents with respect to events and matters occurring or arising prior to such Effective Date).

               Assumption. The Transferee hereby assumes, and covenants and agrees, for the benefit of the Transferor, the Owner Trustee, the Indenture Trustee, the Remainderman, the Remainderman Participant, the Remainderman Trustee, the Initial Noteholder, the Pass Through Trustee and the Lessee and their successors and assigns, to pay, perform and discharge, all of the duties, obligations and liabilities of the Owner Participant, whenever accrued, under the Transaction Documents, and all of the duties, obligations and liabilities of the Owner Participant, whenever accrued, under the Trust Estate. The Transferee hereby confirms that from and after any transfer is effected in accordance with Article VIII of the Participation Agreement it shall be deemed [the] [an] "Owner Participant" for all purposes of each Transaction Document and each other contract, agreement, document and instrument hereby assumed, and shall be deemed to have made [____% of] the Investment made by such Owner Participant and paid any additional equity investments paid by such Owner Participant pursuant to any of the Transaction Documents and, except as provided in the next sentence, each reference to such Owner Participant contained in the Transaction Documents shall, to the extent of such Owner Participant's interest transferred, be deemed a reference to the Transferee for all purposes, and such Transferee shall be bound by all the terms thereof as if therein named as the Owner Participant. After any such transfer is effected, the Transferor shall not be released from any obligation arising or accruing prior to such transfer, but shall not be liable for any obligation arising or accruing thereafter. The Transferor shall nevertheless be entitled to all benefits accrued and all rights vested prior to such transfer, including, without limitation, any right to indemnification under this Agreement or the Tax Indemnification Agreement.

               Release of Transferor. Upon the Effective Date of this Agreement, the Transferor shall have no further duties, obligations or liabilities under the Transaction Documents or under any other contract, agreement, document or other instrument relating to the Trust Estate to which the Transferor is a party or by which it is bound, [except to the extent of the ____% of the Owner Participant interest being retained by the Transferor].

               Appointment as Attorney-in-Fact. In furtherance of the assignment made herein, the Transferor hereby constitutes and appoints the Transferee, and its successors and assigns, the true and lawful attorneys of the Transferor, with full power of substitution, in the name of the Transferee or in the name of the Transferor but on behalf of and for the benefit of and at the expense of the Transferee, to collect for the account of the Transferee all items sold, transferred or assigned to the Transferee pursuant hereto; to institute and prosecute, in the name of the Transferor or otherwise, but at the expense of the Transferee, all proceedings that the Transferee may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the items sold, transferred or assigned; to defend and compromise at the expense of the Transferee any and all actions, suits or proceedings as to title to or interest in any of the property acquired by the Transferee; and to do all such acts and things in relation thereto at the expense of the Transferee as the Transferee shall reasonably deem advisable.

               Payments. The Transferor hereby covenants and agrees to pay over to the Transferee, if and when received following the Effective Date of this Agreement, any amounts (including any sums payable as interest in respect thereof) paid to or for the benefit of the Transferor that, under
Section 2 hereof, belong to the Transferee, and the Transferee hereby covenants and agrees to pay over to the Transferor, if and when received following the Effective Date of this Agreement, any amounts (including any sums payable as interest in respect thereof) paid to or for the benefit of the Transferee that, under Section 2 hereof, belong to the Transferor.

               Representations and Warranties. The Transferee represents and warrants that:

            it is a corporation duly organized, validly existing and in good standing under the laws of the State of _______________ and has all requisite power and authority to enter into and perform the obligations of the Owner Participant under the Participation Agreement and the other Transaction Documents to which the Owner Participant is a party and, upon giving effect to the transfer being effected hereby, the Transferee will not be in breach of any covenant, agreement or condition required to be performed or observed by the Owner Participant in the Participation Agreement and the other Transaction Documents to which the Owner Participant is a party;


            the Transferee is qualified to do business in the State of California and has not failed to qualify to do business or be in good standing where failure so to qualify or to be in good standing would materially and adversely affect the Transferee's ability to perform its obligations under the Participation Agreement or the other Transaction Documents to which the Owner Participant is or is to become a party;

            it shall be deemed a party to, and shall be bound by all of the provisions of, the Participation Agreement and the other Transaction Documents to which the Owner Participant is a party and shall be obligated to perform and observe each covenant, agreement and condition required to be performed or observed by the Owner Participant in the Participation Agreement and the other Transaction Documents to which the Owner Participant is a party;

            on and as of the date hereof, the representations and warranties of the Owner Participant contained in or made pursuant to the Participation Agreement and the other Transaction Documents are true and correct as to the Transferee;

            it is either (x) a Qualified Institution or (y) an Affiliate of the Owner Participant Parent under Section 8.1(b) of the Participation Agreement, and, to the best of its knowledge, each of the conditions set forth in Article VIII that relate to the Transferee have been satisfied;

             such transfer shall not violate any provision of, or create a relationship that would be in violation of, any Applicable Law; and

            this Agreement constitutes the legal, valid and binding obligation of the Transferee, enforceable against it in accordance with the terms hereof.

               Effective Date. This Agreement and the assignment and assumption effected hereby shall be effective on ________________ (the "Effective Date").

               GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW DOCTRINE OF SUCH STATE.

               Counterparts. This Agreement may be executed by the parties hereto on separate counterparts and on any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                              PMCC LEASING CORPORATION



                              By:
                                   Name:
                                   Title:


                              [TRANSFEREE]



                              By:
                                   Name:
                                   Title: